      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 1999

                                                    REGISTRATION NO. 333-[     ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                         DUKE REALTY INVESTMENTS, INC.
             (Exact name of Registrant as specified in its charter)

                INDIANA                                     6798                                   35-1740409
      (State or other jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
   of incorporation or organization)            Classification Code Number)                  Identification Number)

                       8888 KEYSTONE CROSSING, SUITE 1200
                          INDIANAPOLIS, INDIANA 46240
                                 (317) 808-6000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                               Thomas L. Hefner,
                     President and Chief Executive Officer
                         Duke Realty Investments, Inc.
                       8888 Keystone Crossing, Suite 1200
                          Indianapolis, Indiana 46240
                                 (317) 808-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

             John A. Healy                          William B. Fryer
          Robert E. King, Jr.                      John J. Kelley III
          Rogers & Wells LLP                         King & Spalding
            200 Park Avenue                       191 Peachtree Street
       New York, New York 10166                  Atlanta, Georgia 30303
            (212) 878-8000                           (404) 572-4600

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
                                                        AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED    BE REGISTERED          PER UNIT       OFFERING PRICE(1)         FEE(2)
Common Stock, par value $.01 per share                  27,260,637            $22.75           $620,179,492          $172,410
8.0% Series F Cumulative Redeemable Preference
  Shares, par value $.01 per share                      6,000,000             $25.00           $150,000,000          $41,700

(1) Pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the market value of the shares of common stock of Weeks Corporation and is based upon $22.75, the average of the high and low sales prices of the shares of common stock of Duke Realty Investments, Inc. on the New York Stock Exchange on April 27, 1999.

(2) Includes a fee of $157,432 which was previously paid.
                           --------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         DUKE REALTY INVESTMENTS, INC.

                             8888 Keystone Crossing
                                   Suite 1200
                          Indianapolis, Indiana 46240
                                 (317) 808-6000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To be held June 18, 1999
                            ------------------------

    The annual meeting of the shareholders of Duke Realty Investments, Inc. will be held at the Marriott North Hotel, 3645 River Crossing Parkway, Indianapolis, Indiana on June 18, 1999 at 10:00 a.m., local time. Your Board of Directors asks you to attend this meeting (in person or by proxy) for the following purposes:

    1. To consider and vote upon a proposal to approve the merger of Weeks Corporation, a Georgia corporation, with and into Duke and the Agreement and Plan of Merger by and between Weeks and Duke dated as of February 28, 1999 (a copy of which is attached as Annex A to the accompanying joint proxy statement and prospectus).

    2. To consider and vote upon an amendment to Duke's Articles of Incorporation in connection with the proposed merger which would increase the maximum size of Duke's Board of Directors from 15 to 23. This proposal is being presented separately from the merger proposal because it requires a greater number of votes for adoption.

    3. To consider and vote upon two additional amendments to Duke's Articles of Incorporation which would (1) change the existing requirement that 80% of the shares of CAPITAL STOCK of Duke approve certain amendments to Duke's Articles of Incorporation to require the approval of 80% of the COMMON SHARES of Duke and (2) change the existing requirement that 80% of the shares of capital stock approve any amendment to the provisions of the Articles of Incorporation relating to the number, classes, term of office and qualifications of directors, to require the approval of a majority of the common shares of Duke. This proposal is being presented separately from the merger proposal because it requires a greater number of votes for adoption.

    4. To elect three directors to serve until the earlier to occur of (1) the effective time of the merger, or (2) if the merger is not approved or completed, the ordinary expiration of their terms in 2002.

    5. To consider and approve the 1999 Directors' Stock Option and Dividend Increase Unit Plan of Duke.

    6. To consider and approve the 1999 Salary Replacement Stock Option and Dividend Increase Unit Plan of Duke.

    7. To consider and approve an amendment to Duke's 1996 Directors' Stock Payment Plan authorizing the issuance of an additional 100,000 shares of Duke common shares under that plan.

    8. To transact such other business as may properly come before the meeting and any adjournments of the meeting.

    Only holders of shares of Duke entitled to vote as of the close of business on May 3, 1999 are entitled to notice of and to vote at this meeting and any adjournments of this meeting. A list of shareholders entitled to vote as of the close of business on May 3, 1999 will be available at the annual meeting for examination by any shareholder, or the shareholder's attorney or agent.

    We invite you to attend the annual meeting because it is important that your shares be represented at the meeting. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card in the accompanying postage-paid envelope. If you attend the meeting, you may vote in person, which will revoke a signed proxy if you have already sent one in. You may also revoke your proxy at any time before the meeting either in writing or by notifying us.

                                          By the Order of the Board of
                                          Directors,

                                          Thomas L. Hefner
                                          Chairman, President, and Chief
                                          Executive Officer

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

      THE BOARD OF DIRECTORS HAS APPROVED THE MERGER OF WEEKS CORPORATION INTO DUKE REALTY INVESTMENTS, INC. AND RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF THE MERGER.

                               WEEKS CORPORATION
                                4497 Park Drive
                            Norcross, Georgia 30093

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            To be held June 18, 1999

                            ------------------------

    A special meeting of shareholders of Weeks Corporation will be held at the Atlanta Marriott, Gwinnett Place, 1775 Pleasant Hill Road, Duluth, Georgia on June 18, 1999 at 10:00 a.m., local time. Your Board of Directors asks you to attend this meeting (in person or by proxy) for the following purposes:

    1. To consider and vote upon a proposal to approve the merger of Weeks with and into Duke Realty Investments, Inc., an Indiana corporation, and the Agreement and Plan of Merger by and between Weeks and Duke dated as of February 28, 1999 (a copy of which is attached as Annex A to the accompanying joint proxy statement and prospectus).

    2. To transact such other business as may properly come before the meeting and any adjournments of the meeting.

    Shareholders of Weeks are not entitled to appraisal rights in connection with the merger.

    Only shareholders of record of common shares of Weeks as of the close of business on May 3, 1999 are entitled to notice of and to vote at the special meeting. A list of shareholders entitled to vote as of the close of business on May 3, 1999 will be available at the special meeting for examination by any shareholder, or the shareholder's attorney or agent.

    We invite you to attend the special meeting because it is important that your shares be represented at the meeting. Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card in the accompanying postage-paid envelope. If you attend the meeting, you may vote in person, which will revoke a signed proxy if you have already sent one in. You may also revoke your proxy at any time before the meeting either in writing or by notifying us.

                                          By Order of the Board of Directors,

                                          A. Ray Weeks, Jr.
                                          Chairman and Chief Executive Officer

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT
    THE BOARD OF DIRECTORS HAS APPROVED THE MERGER OF WEEKS CORPORATION INTO DUKE REALTY INVESTMENTS, INC. AND RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF THE MERGER.

                            ------------------------

                      JOINT PROXY STATEMENT AND PROSPECTUS

                           FOR THE ANNUAL MEETING OF

             THE SHAREHOLDERS OF DUKE REALTY INVESTMENTS, INC. AND

                     A SPECIAL MEETING OF THE SHAREHOLDERS

                              OF WEEKS CORPORATION

                            ------------------------

    The Board of Directors of Duke Realty Investments, Inc. and the Board of Directors of Weeks Corporation have approved a merger of Weeks into Duke and recommend that their shareholders vote in favor of the merger. The merger will be a tax-free transaction for the shareholders of Duke and Weeks, except in the case of cash paid to Weeks shareholders in lieu of Duke fractional shares.

    In the merger:

    - each outstanding Weeks common share will be converted into the right to receive 1.38 Duke common shares; and

    - each outstanding Weeks 8.0% Series A cumulative redeemable preferred share will be converted into the right to receive one preference share of Duke having substantially identical rights and preferences to one 8.0% Weeks Series A cumulative redeemable preferred share.

    The Duke common and preference shares to be issued in the merger have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

    This joint proxy statement and prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.

    See the risk factors beginning on page 14 of this joint proxy statement and prospectus for a discussion of risks that you should consider in evaluating the merger.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this joint proxy statement and prospectus. Any representation to the contrary is a criminal offense.

            Joint proxy statement and prospectus dated May   , 1999
                and first mailed to shareholders on May 11, 1999

This joint proxy statement and prospectus incorporates important business and financial information about Duke and Weeks that is not included in or delivered with this document, including the information described on page 94 under "Where You Can Find More Information." This information is available without charge to the Duke shareholders and the Weeks shareholders upon written or oral request to the following address or telephone numbers and will be sent by first class mail within one business day of receipt of such request:

Investor Relations                     Investor Relations
Duke Realty Investments, Inc.          Weeks Corporation
8888 Keystone Crossing, Suite 1200     4497 Park Drive
Indianapolis, Indiana 43240            Norcross, Georgia 30093
Tel: (317) 808-6005                    Tel: (770) 717-3221
Fax: (317) 808-6786                    Fax: (770) 717-2479

    To obtain timely delivery, the Duke shareholders and the Weeks shareholders must request the information no later than June 11, 1999.

                               TABLE OF CONTENTS

SUMMARY..........................................................................          1

  Questions and Answers About the Merger.........................................          1

  The Companies..................................................................          3

  The Shareholder Meetings.......................................................          4

  Recommendations to Shareholders................................................          5

  The Merger.....................................................................          6

  Amendments to Duke Charter and Duke Bylaws.....................................          8

  Voting Agreements..............................................................          9

  Selected Financial Data........................................................         10

  Duke-Weeks Pro Forma Summary Financial Data....................................         12

  Comparative Market and Per Share Data..........................................         13

RISK FACTORS.....................................................................         14

  Risk Factors Relating to the Merger............................................         14

  Risk Factors Relating to the Ownership of Real Estate Securities...............         16

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS........................         19

ABOUT THIS JOINT PROXY STATEMENT AND PROSPECTUS..................................         19

THE COMPANIES....................................................................         20

  Duke...........................................................................         20

  Weeks..........................................................................         20

  The Combined Company...........................................................         21

THE MEETINGS.....................................................................         24

  Times and Places; Purposes.....................................................         24

  Duke...........................................................................         24

  Other matters..................................................................         26

  Weeks..........................................................................         26

  Other Matters..................................................................         27

THE MERGER AND THE MERGER PROPOSAL...............................................         28

  The Merger Proposal............................................................         28

  Duke's Board Recommendation....................................................         28

  Weeks' Board Recommendation....................................................         29

  Effect of the Merger...........................................................         29

  Background of the Merger.......................................................         29

  Reasons for the Merger; Recommendation of the Duke Board.......................         34

  Positive Factors Considered by the Duke Board..................................         34

  Negative Factors Considered by the Duke Board..................................         35

  Opinion of Duke's Financial Advisor............................................         35

  Reasons for the Merger; Recommendation of the Weeks Board......................         41

  Positive Factors Considered by the Weeks Board.................................         42

  Negative Factors Considered by the Weeks Board.................................         43

  Opinion of Weeks' Financial Advisor............................................         43

  Interests of Weeks Directors, Officers and Significant Shareholders............         49

  Service Companies Option.......................................................         51

  Voting Agreements..............................................................         51

  Material Federal Income Tax Consequences.......................................         51

  Accounting Treatment...........................................................         54

  Appraisal Rights...............................................................         54

THE MERGER AGREEMENT.............................................................         55

  General........................................................................         55

  Expenses of Solicitation.......................................................         55

  Effective Time of the Merger...................................................         56

  Exchange of Weeks Shares.......................................................         56

  Unclaimed Merger Consideration.................................................         57

  Record Dates; Distributions with Respect to Unexchanged Shares.................         57

  Conditions to the Merger.......................................................         57

  Representations and Warranties.................................................         58

  Covenants......................................................................         59

  No Solicitation of Transactions................................................         62

  Termination....................................................................         63

  Indemnification; Directors' and Officers' Insurance............................         64

  Amendment and Waiver...........................................................         64

COMPARISON OF SHAREHOLDER RIGHTS.................................................         65

  Authorized Capital.............................................................         65

  Voting.........................................................................         66

  Board of Directors.............................................................         66

  Removal of Directors...........................................................         66

  Special Meetings of the Shareholders...........................................         66

  Shareholder Action by Written Consent..........................................         67

  Appraisal Rights in Mergers and Reorganizations................................         67

  Power to Adopt, Amend or Repeal By-Laws........................................         67

  Amendment of Articles of Incorporation.........................................         67

  Anti-Takeover Statutes.........................................................         68

  Shareholder Rights Agreements..................................................         70

  Indiana Control Share Acquisition Statute......................................         71

  Additional Provisions of the IBCL..............................................         71

THE PROPOSAL TO INCREASE THE SIZE OF DUKE'S BOARD................................         72

THE PROPOSAL FOR ADDITIONAL AMENDMENTS TO DUKE'S ARTICLES........................         73

DESCRIPTION OF DUKE CAPITAL STOCK ISSUED BEFORE THE MERGER.......................         74

  Description of Common Shares...................................................         74

  Description of Preferred Shares................................................         75

  Description Of Depositary Shares...............................................         77

DESCRIPTION OF DUKE CAPITAL STOCK ISSUED IN CONNECTION WITH THE PROPOSED
  MERGER.........................................................................         78

  8.0% Series F Cumulative Redeemable Preferred Shares...........................         78

  8.625% Series H Cumulative Redeemable Preferred Shares.........................         82

THE DUKE DIRECTORS PROPOSAL......................................................         86

THE DUKE DIRECTORS' STOCK OPTION PROPOSAL........................................         88

  Material Features of the Directors' Plan.......................................         88

  Federal Income Tax Consequences of the Directors' Plan.........................         90

THE DUKE SALARY REPLACEMENT PROPOSAL.............................................         90

  Material Features of the Salary Replacement Plan...............................         90

  Federal Income Tax Consequences of the Salary Replacement Plan.................         91

THE DUKE DIRECTORS' STOCK PAYMENT PLAN PROPOSAL..................................         92

  Material Features of the Directors' Stock Payment Plan.........................         92

  Federal Income Tax Consequences................................................         92

DISCLOSURE OF NEW PLAN BENEFITS..................................................         93

LEGAL MATTERS....................................................................         94

INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS.......................................         94

WHERE YOU CAN FIND MORE INFORMATION..............................................         94

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS............................        F-1

  Agreement and Plan of Merger...................................................    Annex A

  Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated..................    Annex B

  Opinion of Goldman, Sachs & Co.................................................    Annex C

  Second Amended and Restated Articles of Incorporation..........................    Annex D

  Duke's Director and Executive Compensation Information.........................    Annex E

  Duke's 1999 Directors' Stock Option and Dividend Increase Unit Plan............    Annex F

  Duke's 1999 Salary Replacement Stock Option and Dividend Increase Unit Plan....    Annex G

  Duke's 1996 Directors' Stock Payment Plan and Amendment One to the 1996
    Directors' Stock Payment Plan................................................    Annex H

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS JOINT PROXY STATEMENT AND PROSPECTUS, INCLUDING THE ANNEXES TO IT, OR INCORPORATED IN THIS DOCUMENT BY REFERENCE. WE URGE YOU TO REVIEW THE ENTIRE JOINT PROXY STATEMENT AND PROSPECTUS, INCLUDING ITS ANNEXES.

QUESTIONS AND ANSWERS ABOUT THE MERGER

    Q: What are the benefits of the proposed merger?

    A: Duke and Weeks expect the combined company resulting from the merger to have the following characteristics, which are expected to create long-term shareholder value:

    - the combined company will be the largest mixed office/industrial REIT in the United States, based on the amount of rentable space it will own and its equity market capitalization;

    - the combined company expects to improve its valuation relative to other REITs in the public market because for each of Duke and Weeks the merger should result in greater liquidity in its publicly traded securities, increased research coverage, a more diversified credit profile and an enhanced institutional shareholder base;

    - the combined company will have an experienced management team able to leverage its skills over a broader base of assets and a large development pipeline; and

    - the combined company will have a more geographically diversified asset base than either Duke or Weeks alone, which should reduce cash flow sensitivity to local economic cycles and provide more consistent development opportunities.

    Q: What are the detriments of the proposed merger?

    A: Duke and Weeks expect the merger to have the following potential detriments to their shareholders:

    - the exchange ratio of Duke common shares for Weeks common shares is fixed at 1.38, which means that the Duke common shares that Weeks common shareholders will receive in the merger may have a greater or lesser value than the value contemplated at the time the merger agreement was signed because of fluctuations in the market price of Duke common shares;

    - substantial management time and effort will be required to consummate the merger and integrate the operations of the two companies; and

    - there is a risk that the benefits sought in the merger will not be obtained.

    Q: Will Duke shareholders receive any shares as a result of the merger?

    A: No. Duke shareholders will continue to hold the same number of Duke shares they currently own.

    Q: If I own preferred shares of Weeks, will any of the terms of my shares change as a result of the merger?

    A: No. Each preference share of Duke which you will receive in the merger will have terms substantially identical to the terms of your Weeks preferred shares, including the dividend rate. The fact that a preference share of Duke represents 1/1,000, of a preferred share of Duke does not mean that your rights and benefits as preferred shareholders of Weeks are being reduced in any way. The use of a preference share is simply a mechanism used to deliver shares in the merger having substantially identical terms to the Weeks preferred shares without issuing more preferred shares than are authorized under Duke's Articles of Incorporation.

    Q: What do I need to do now?

    A: After reading this joint proxy statement and prospectus, just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares can be voted at the June 18, 1999 Duke shareholder meeting, if you are a Duke shareholder, or at the June 18, 1999 Weeks shareholder meeting, if you are a Weeks shareholder.

    Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

    A: Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should contact your broker and ask what directions your broker will need from you. Your broker will not be able to vote your shares without instructions from you.

    Q: Can I change my vote after I have mailed my signed proxy card?

    A: Yes. You can change your vote at any time before your proxy is voted at the applicable shareholder meeting. You can do this in one of three ways. First, you can send a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy card, dated a later date than the first proxy card. Third, you can attend the appropriate meeting and vote in person. Your attendance at the shareholder meeting will not, however, by itself revoke your proxy. If you hold your shares in "street name" and have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

    Q: Should Weeks shareholders or Duke shareholders send in their stock certificates now?

    A: No. If you are a Weeks shareholder, after the merger is completed you will receive written instructions for exchanging your Weeks common and preferred shares for Duke common and preference shares, and any cash payments you may be entitled to receive. If you are a Duke shareholder, you should retain your certificates, as you will continue to hold the Duke shares you currently own.

    Q: What happens to my distributions prior to the closing of the merger and in the future?

    A: Both Weeks and Duke plan to continue to pay distributions on their common shares until the closing of the merger consistent with their current distribution policies. Both the Duke Board of Directors and the Weeks Board of Directors will continue to evaluate their respective financial condition and earnings level, which could result in a change in the future distribution level. After the merger, Duke-Weeks plans to increase its distributions to an annualized level of at least $1.48 per common share from Duke's current annualized distribution of $1.36 per common share. Based on the 1.38 exchange ratio, this would equal approximately $2.04 per existing Weeks common share. It is expected that the first distribution by the combined company will be paid in late August 1999. Duke-Weeks expects that it will pay distributions on its common shares at the end of May, August, November and February of each year, which is when Duke has traditionally paid distributions. Duke-Weeks intends to pay distributions in order to maintain its status as a real estate investment trust under the Internal Revenue Code of 1986.

    Q: What are the tax consequences of the merger?

    A: We have structured the merger so that Duke, Weeks and our respective shareholders will not recognize any gain or loss for federal income tax purposes in the merger, except in the case of cash to be received by Weeks shareholders in lieu of Duke fractional shares. As part of the closing, each company will receive legal opinions confirming these tax consequences.

    Q: What will the tax basis of Weeks' shareholders be in the Duke common shares they receive in the merger?

    A: Your tax basis in the Duke common and preference shares will equal your current tax basis in your Weeks common and preferred shares surrendered in the exchange, decreased by your tax basis attributable to fractional shares. See "The Merger and the Merger Proposal--Material Federal Income Tax Consequences" on page 51.

    Q: When do you expect the merger to be completed?

    A: We hope to complete the merger on June 30, 1999, or as quickly as possible thereafter.

    Q: Who can help answer my questions?

    A: If you are a Duke shareholder and you have more questions about the merger, you should contact:

        Investor Relations
       Duke Realty Investments, Inc.
       8888 Keystone Crossing
       Suite 1200
       Indianapolis, Indiana 43240
       Tel: (317) 808-6005
       Fax: (317) 808-6786

    If you are a Weeks shareholder and you have more questions about the merger, you should contact:

        Investor Relations
       Weeks Corporation
       4497 Park Drive
       Norcross, Georgia 30093
       Tel: (770) 717-3221
       Fax: (770) 717-2479

                                 THE COMPANIES

DUKE REALTY INVESTMENTS, INC.
8888 KEYSTONE CROSSING
SUITE 1200
INDIANAPOLIS, INDIANA 46240
(317) 808-6000

    Duke, which will be the surviving company in the merger, is a self-administered and self-managed real estate investment trust organized under Indiana law. Duke owns and leases industrial, office and retail properties throughout the Midwest, which it and its predecessors have been doing since 1972. Duke has the largest commercial real estate operations in Indianapolis and Cincinnati and is one of the largest real estate companies in the Midwest. As of December 31, 1998, Duke owned interests in a diversified portfolio of 493 rental properties comprising approximately 59.3 million square feet (including 40 buildings and three expansions comprising approximately 7.2 million square feet under development). Substantially all of these properties are located in Indianapolis, Indiana; Cincinnati, Cleveland, and Columbus, Ohio; St. Louis, Missouri; Minneapolis, Minnesota; Chicago, Illinois; and Nashville, Tennessee. Also, as of December 31, 1998, Duke owned or controlled approximately 2,800 acres of unencumbered land, which Duke believes could support the development of approximately 43 million square feet of properties. In addition to its rental operations, Duke, through its service operations, provides leasing, management, construction, development and other real estate services for approximately 6.9 million square feet of properties owned by third parties.

WEEKS CORPORATION
4497 PARK DRIVE
NORCROSS, GEORGIA 30093
(770) 923-4076

    Weeks is a self-administered and self-managed real estate investment trust that was organized in 1994 under Georgia law to continue and expand the fully integrated real estate business previously conducted by Weeks and its affiliates. Since 1965, Weeks, together with its affiliates and predecessors, has developed, owned, managed, constructed and acquired primarily institutional-quality industrial and suburban office properties in select suburban markets in the southeast United States and Texas. As of December 31, 1998, Weeks owned 371 properties, totaling approximately 31.6 million square feet, including 52 properties that were under development or in lease-up and excluding two properties that were under agreement to acquire. Weeks' properties are located in Atlanta, Georgia; Nashville, Tennessee; Raleigh-Durham-Chapel Hill, North Carolina; Miami, Orlando, Jacksonville, Ft. Lauderdale and Tampa, Florida; Dallas, Texas; and Spartanburg, South Carolina. In addition, as of December 31, 1998, Weeks owned or controlled approximately 1,900 net useable acres of undeveloped land, which Weeks believes could support the development of approximately 20 million square feet of properties.

THE COMBINED COMPANY

    Upon completion of the merger, the combined company is expected to have a total pro forma market capitalization of approximately $5.2 billion, based on the closing price of Duke's common shares on February 26, 1999 (the last full trading day before the merger was publicly announced) and the outstanding principal amount of indebtedness of the two companies on December 31, 1998. The combined company will own interests in 864 industrial, office and retail properties (including properties under development), based on the real estate assets held by Duke and Weeks as of December 31, 1998. The combined real estate assets, including assets held by unconsolidated subsidiaries and joint ventures, will consist of over 90 million square feet of industrial, office and retail properties serving approximately 5,000 tenants. Additionally, the combined company will own or control approximately 4,700 acres of undeveloped land with estimated future development potential of approximately 63 million square feet of industrial, office and retail properties. The name of the combined company for two years after the merger will be Duke-Weeks Realty Corporation. After that two-year period, the name will be changed to Duke Realty Corporation, unless the combined company's Board of Directors recommends against changing the name. The combined company will continue to be taxed as a real estate investment trust under the Internal Revenue Code of 1986.

                            THE SHAREHOLDER MEETINGS

THE DUKE ANNUAL MEETING (SEE PAGE 24).

    - Duke's annual meeting of shareholders is scheduled to be held at 10:00 a.m., local time, on June 18, 1999 at the Marriott North Hotel, 4645 River Crossing Parkway, Indianapolis, Indiana.

    - Duke's Board of Directors has fixed the close of business on May 3, 1999 as the record date for the determination of the Duke shareholders entitled to notice of and to vote at Duke's annual meeting of shareholders.

    - The affirmative vote of the holders of at least a majority of the issued and outstanding Duke common shares is required to approve the merger and the merger agreement. Approval of the merger will also constitute approval of amendments to Duke's Articles of Incorporation that will take effect at the effective time of the merger. Those amendments will change Duke's name to

      Duke-Weeks Realty Corporation for two years after the merger and then to Duke Realty Corporation following that two year period (unless the combined company's Board of Directors recommends against changing the name), and will increase the maximum number of common shares that Duke is authorized to issue from 150,000,000 to 250,000,000.

    - The affirmative vote of the holders of at least 80% of the issued and outstanding Duke common shares and preferred shares, voting together as a single class, is required to approve a proposed amendment to Duke's Articles of Incorporation which would increase the maximum size of Duke's Board of Directors from 15 to 23.

    - The affirmative vote of the holders of at least 80% of the issued and outstanding Duke common shares and preferred shares, voting together as a single class, and the affirmative vote of at least two-thirds of the issued and outstanding shares of each series of preferred shares is required to approve additional amendments to Duke's Articles of Incorporation which would (1) change the existing requirement that 80% of the shares of CAPITAL STOCK of Duke approve certain amendments to Duke's Articles of Incorporation to require the approval of 80% of the Duke COMMON SHARES and (2) change the existing requirement that 80% of the shares of capital stock approve any amendment to the provisions of the Articles of Incorporation relating to the number, classes, term of office and qualifications of directors to require the approval of a majority of the Duke common shares.

    - The affirmative vote of at least a majority of the common shares entitled to vote thereon present in person or by proxy at the annual meeting is required to approve the election of three directors to serve until the earlier of (1) the effective date of the merger or (2) if the merger is not approved, the expiration of their terms in 2002.

    - The affirmative vote of the holders of a majority of the votes cast by the holders of Duke common shares at the meeting is required to approve the 1999 Directors' Stock Option and Dividend Increase Unit Plan, the 1999 Salary Replacement Stock Option and Dividend Increase Unit Plan and the amendment to the 1996 Directors' Stock Payment Plan.

THE WEEKS SPECIAL MEETING (SEE PAGE 26).

    - The Weeks special meeting of shareholders is scheduled to be held at 10:00 a.m., local time, on June 18, 1999 at the Atlanta Marriott, Gwinnett Place at 1775 Pleasant Hill Road, Duluth, Georgia.

    - The Weeks Board of Directors has fixed the close of business on May 3, 1999 as the record date for the determination of holders of Weeks common shares entitled to notice of and to vote at the Weeks special meeting of shareholders.

    - The affirmative vote of at least a majority of the issued and outstanding Weeks common shares is required to approve the merger and the merger agreement.

                        RECOMMENDATIONS TO SHAREHOLDERS

    TO DUKE SHAREHOLDERS: THE DUKE BOARD BELIEVES THAT THE MERGER IS IN YOUR BEST INTEREST AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AND APPROVE AND ADOPT THE MERGER AGREEMENT, "FOR" THE PROPOSAL TO APPROVE THE PROPOSED AMENDMENT TO DUKE'S ARTICLES OF INCORPORATION WHICH WOULD INCREASE THE SIZE OF DUKE'S BOARD, "FOR" THE PROPOSAL TO APPROVE THE ADDITIONAL PROPOSED AMENDMENTS TO DUKE'S ARTICLES OF INCORPORATION, "FOR" THE ELECTION OF THE THREE NOMINATED DIRECTORS, "FOR" THE PROPOSAL TO APPROVE THE NEW DUKE STOCK OPTION PLANS AND "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT TO THE DUKE STOCK PAYMENT PLAN.

    TO WEEKS SHAREHOLDERS: THE WEEKS BOARD BELIEVES THAT THE MERGER IS IN YOUR BEST INTEREST AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

                                   THE MERGER

    WE ENCOURAGE YOU TO READ THE ENTIRE MERGER AGREEMENT WHICH IS ATTACHED AS ANNEX A TO THIS JOINT PROXY STATEMENT AND PROSPECTUS.

    MERGER CONSIDERATION. In the merger, each outstanding common share of Weeks will be converted into the right to receive 1.38 common shares of Duke; each outstanding 8.0% Series A cumulative redeemable preferred share of Weeks will be converted into the right to receive one preference share of Duke representing 1/1,000 of an 8.0% Series F cumulative redeemable preferred share of Duke having substantially identical rights and preferences; and each outstanding 8.625% Series D cumulative redeemable preferred share of Weeks will be converted into the right to receive one preference share of Duke representing 1/1,000 of an 8.625% Series H cumulative redeemable preferred share of Duke having substantially identical rights and preferences. As of the date of this joint proxy statement and prospectus, there were no 8.625% Series H cumulative redeemable preferred shares of Weeks outstanding.

    No fractional shares will be issued in the merger. Cash will be issued in lieu of fractional Duke common shares upon surrender of a Weeks share certificate and to satisfy any dividends or other cash distributions to which a shareholder is entitled, in each case without interest and less any required withholding taxes.

    At least one business day prior to the merger of Weeks into Duke, Weeks' principal operating subsidiary, Weeks Realty, L.P. (the "Weeks OP"), will be merged with and into Duke's principal operating subsidiary, Duke Realty Limited Partnership (the "Duke OP"). In the OP merger, each common unit of limited partnership interest in Weeks OP will be converted into 1.38 common units of limited partnership interest in Duke OP; each 8.0% Series A cumulative redeemable preferred unit in Weeks OP will be converted into one 8.0% Series F cumulative redeemable preferred unit in Duke OP; each 8.0% Series C cumulative redeemable preferred unit in Weeks OP will be converted into one 8.0% Series G cumulative redeemable preferred unit in Duke OP; and each 8.625% Series D cumulative redeemable preferred unit in Weeks OP will be converted into one 8.625% Series H cumulative redeemable preferred unit in Duke OP.

    OWNERSHIP OF DUKE-WEEKS AFTER THE MERGER.  Duke will issue approximately
27.3 million common shares to Weeks common shareholders in the merger. Duke OP will issue approximately 10.1 million units of common limited partnership interest to the limited partners of Weeks OP in the OP merger. Each Duke OP common unit will be exchangeable by the holders of the units for one Duke common share or, if Duke elects under certain circumstances, the cash value of one Duke common share. The common shares that Duke will issue in the merger, plus the common shares Duke will reserve for issuance upon exchange of the Duke common OP units issued in the OP merger, will represent 27.7% of the Duke-Weeks common shares that will be outstanding after the merger or potentially issuable upon exchange of outstanding Duke-Weeks common OP units. This information is based on the number of shares of Duke and Weeks and the number of common units of Duke OP and Weeks OP outstanding on March 1, 1999 and does not take into account shares issuable upon the exercise of outstanding stock options and warrants.

    EFFECTIVE TIME OF THE MERGER. We currently expect the merger to become effective on June 30, 1999, or as soon as practicable thereafter, if the conditions to the merger are satisfied or waived.

    CONDITIONS TO THE MERGER (SEE PAGE 57). The completion of the merger depends upon meeting or waiving a number of conditions, including:

    - approval of the merger by the shareholders of Duke and Weeks;

    - approval for listing on the New York Stock Exchange of Duke common shares and Duke preference shares issuable in the merger;

    - receipt of satisfactory legal opinions regarding Weeks' and Duke's respective real estate investment trust status for federal income tax purposes and the treatment of the merger as a tax-free reorganization for federal income tax purposes;

    - no material adverse changes from the period between the execution of the merger agreement and the closing date of the merger; and

    - continued accuracy of the respective representations and warranties made by Duke and Weeks in the merger agreement.

    OFFICERS AND DIRECTORS OF DUKE-WEEKS AFTER THE MERGER (SEE PAGE 22). If Duke obtains the requisite vote of its shareholders to increase the maximum size of Duke's Board of Directors to 23, then the Board of Directors of Duke-Weeks immediately following the merger will consist of 11 of the 12 current members of Duke's Board and 10 of the 11 current members of Weeks' Board.

    If Duke does not obtain the requisite vote of its shareholders to increase the size of its Board, then the Board of Directors of Duke-Weeks immediately following the merger will consist of 15 members, of which eight currently are members of Duke's Board and seven currently are members of Weeks' Board.

    Following the merger, Thomas L. Hefner, Duke's current chief executive officer, will be the chief executive officer of Duke-Weeks and A. Ray Weeks, Jr., Weeks' current chief executive officer, will be the president and chief operating officer of Duke-Weeks. See page 23 for a list of the other members of the senior management of Duke-Weeks.

    INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 49). When considering the Weeks Board's recommendation that Weeks' shareholders vote in favor of the merger, you should be aware that a number of Weeks' officers have stock options, employment and other agreements, retention incentives and other benefits plans, and that Weeks' directors that become Duke-Weeks directors pursuant to the merger will have rights to stock grants and stock options under Duke plans, in each case, that provide them with interests in the merger that are different from, or in addition to, yours.

    TERMINATION (SEE PAGE 63). Duke and Weeks can jointly agree to terminate the merger agreement at any time, even if the shareholders of both companies have approved the merger. Also, either Duke or Weeks can decide, without the consent of the other, to terminate the merger agreement if:

    - any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the merger or the OP merger has become final and nonappealable;

    - the required approval of the shareholders of either party has not been obtained at the applicable shareholders meeting;

    - the merger has not been consummated by December 31, 1999; or

    - the other party materially breaches the merger agreement.

    Weeks also may unilaterally terminate the merger agreement if:

    - the Board of Directors of Weeks withdraws or modifies its approval or recommendation of the merger or the OP merger in connection with a superior competing transaction (but this termination right can be exercised by Weeks only before its shareholders meeting and not less than 30 days after its Board takes one of these actions); or

    - (1) the Board of Directors of Duke withdraws or modifies its approval or recommendation of the merger or the OP merger in connection with a superior competing transaction, (2) Duke or Duke OP enters into any agreement with respect to any competing transaction, or (3) the Board of Directors of Duke resolves to do any of those things.

    Duke also may unilaterally terminate the merger agreement if:

    - the Board of Directors of Duke withdraws or modifies its approval or recommendation of the merger or the OP merger in connection with a superior competing transaction (but this termination right can be exercised by Duke only before its shareholders meeting and not less than 30 days after its Board takes one of these actions); or

    - (1) the Board of Directors of Weeks withdraws or modifies its approval or recommendation of the merger or the OP merger in connection with any superior competing transaction, (2) Weeks or Weeks OP enters into any agreement with respect to any competing transaction, or (3) the Board of Directors of Weeks resolves to do any of those things.

    TERMINATION FEES (SEE PAGE 65). Either Duke or Weeks may become liable to the other for payment of a $50 million termination fee or expenses of up to $5 million if the merger agreement is terminated.

    OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 36 AND 44). On February 28, 1999, Merrill Lynch, Pierce, Fenner & Smith Incorporated delivered its written opinion to the Duke Board of Directors stating that, as of that date, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Duke. The opinion of Merrill Lynch does not constitute a recommendation as to how any Duke shareholder should vote with respect to the merger. On February 28, 1999, Goldman, Sachs & Co. delivered its oral opinion to the Board of Directors of Weeks that, as of that date, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of the outstanding Weeks common shares. Goldman Sachs confirmed its oral opinion by delivery of its written opinion dated February 28, 1999. The opinion of Goldman Sachs does not constitute a recommendation as to how any Weeks shareholder should vote with respect to the merger. These opinions, which are based upon and subject to various qualifications and assumptions, are attached as Annexes B and C to this joint proxy statement and prospectus. We encourage you to read these opinions in their entirety. The analyses performed by Merrill Lynch and Goldman Sachs are summarized in this joint proxy statement and prospectus under the captions "The Merger and the Merger Proposal--Opinion of Duke's Financial Advisor" and "--Opinion of Weeks' Financial Advisor."

    APPRAISAL RIGHTS. No dissenters' or appraisal rights are available with respect to the merger.

    REGULATORY APPROVALS. The parties are not aware of any federal or state regulatory approvals which must be obtained in connection with the merger and related transactions.

                   AMENDMENTS TO DUKE CHARTER AND DUKE BYLAWS

    The merger agreement provides that, as part of the merger, Duke's Articles of Incorporation will be amended to change Duke's name to Duke-Weeks Realty Corporation for a two-year period following the effective time of the merger and then to Duke Realty Corporation following that two year period (unless the combined company's Board of Directors recommends against changing the name) and to increase the common shares that Duke is authorized to issue from 150,000,000 to 250,000,000. In addition, Duke's Board recommends that its shareholders vote to approve additional amendments to Duke's Articles of Incorporation (the "additional charter amendments"), including the following:

    - increase the maximum number of directors from 15 to 23;

    - change the existing requirement that 80% of the shares of CAPITAL STOCK of Duke approve certain amendments to Duke's Articles of Incorporation to require the approval of 80% of the COMMON SHARES; and

    - change the existing requirement that 80% of the shares of capital stock of Duke approve the number, classes, term of office and qualifications of directors, to require the approval of a majority of the common shares of Duke.

    Approval of the additional charter amendments is not a condition to the merger.

    At the effective time of the merger, if the first additional charter amendment described above is approved, Duke's Bylaws will be amended to increase the size of Duke's Board to 23. If this additional charter amendment is not approved, the size of Duke's Board will remain at 15.

                               VOTING AGREEMENTS

    At the same time the merger agreement was signed,

    - holders of approximately 2% of the outstanding Weeks common shares and holders of approximately 56% of the outstanding common limited partnership interests in Weeks OP (other than those held indirectly by Weeks, which are not entitled to vote) entered into voting agreements with Duke and Duke OP in which the holders granted Duke irrevocable proxies to vote their shares and partnership interests in favor of the merger, the merger agreement and the other transactions contemplated thereby and against any competing proposal; and

    - holders of approximately 5% of the outstanding Duke common shares and holders of approximately 95% of the outstanding common limited partnership interests in Duke OP entered into voting agreements with Weeks and Weeks OP in which the holders granted Weeks irrevocable proxies to vote their shares and partnership interests in favor of the merger, the merger agreement and the other transactions contemplated thereby and against any competing proposal.

    As a result of these arrangements, the approvals by the partners of Duke OP and Weeks OP that are required for the OP merger have already been obtained.

                            SELECTED FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL DATA OF DUKE

    We are providing the following financial information of Duke to aid you in your analysis of the financial aspects of the merger. We derived this information from audited consolidated financial statements for the years ended December 31, 1994 through 1998. The amounts are stated in thousands, except for the per share data. Information with respect to per share data for all five years reflects the two-for-one stock split effected in August 1997. Funds from Operations presented below is defined by the National Association of Real Estate Investment Trusts as net income or loss excluding gains or losses from debt restructuring and sales of property plus depreciation and amortization, and after adjustments for minority interests and unconsolidated companies (adjustments for minority interests and unconsolidated companies are calculated to reflect Funds from Operations on the same basis). Funds from Operations does not represent cash flow from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of operating performance, and is not indicative of cash available to fund all cash flow needs. This information is only a summary and you should read it together with Duke's historical consolidated financial statements, and related notes, contained in the annual reports and other information that Duke files with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 94.

                                                                    YEAR ENDED DECEMBER 31,
                                              -------------------------------------------------------------------
                                                  1998          1997          1996          1995         1994
                                              ------------  ------------  ------------  ------------  -----------
OPERATING DATA:
Revenues:
  Rental Operations.........................  $    348,625  $    229,702  $    162,160  $    113,641  $    89,299
  Service Operations........................        24,716        22,378        19,929        17,777       18,473
                                              ------------  ------------  ------------  ------------  -----------
Total Revenues..............................  $    373,341  $    252,080  $    182,089  $    131,418  $   107,772
                                              ------------  ------------  ------------  ------------  -----------
                                              ------------  ------------  ------------  ------------  -----------
Net Income Available for Common Shares......  $     90,871  $     65,999  $     50,872  $     35,019  $    26,216
                                              ------------  ------------  ------------  ------------  -----------
                                              ------------  ------------  ------------  ------------  -----------
Per Share Data:
  Net Income per Common Share
    Basic...................................  $       1.13  $        .99  $        .91  $        .77  $       .77
    Diluted.................................          1.12           .98           .90           .77          .77
  Dividends Paid per Common Share...........          1.28          1.10          1.00           .96          .92
  Weighted Average Common Shares
    Outstanding.............................        80,704        66,427        56,134        45,358       34,278
  Weighted Average Common and Dilutive
    Potential Common Shares.................        92,468        74,993        64,398        53,802       43,002
BALANCE SHEET DATA (at December 31):
Total Assets................................  $  2,853,653  $  2,176,214  $  1,361,142  $  1,045,588  $   774,901
Total Debt..................................     1,007,317       720,119       525,815       454,820      298,640
Total Preferred Equity......................       347,798       218,338        72,288            --           --
Total Shareholders' Equity..................     1,570,112     1,234,681       754,932       534,789      445,384
Total Common Shares Outstanding.............        86,053        76,065        58,972        48,304       40,782
OTHER DATA:
Funds from Operations.......................  $    154,074  $    107,256  $     76,079  $     54,746  $    38,198
Cash Flow Provided by (Used by):
  Operating Activities......................  $    221,188  $    159,195  $     95,135  $     78,620  $    51,873
  Investing Activities......................      (703,814)     (597,324)     (276,748)     (289,569)    (116,238)
  Financing Activities......................       479,223       443,148       181,220       176,243       94,733

SELECTED HISTORICAL FINANCIAL DATA OF WEEKS

    We are providing the following financial information of Weeks and its predecessor entity, Weeks Group, to aid you in your analysis of the financial aspects of the merger. We derived this information from audited consolidated financial statements for the years ended December 31, 1994 through 1998. Weeks completed its initial public offering and related formation transactions on August 24, 1994. The amounts are stated in thousands, except for the per share data. This information is only a summary and you should read it together with Weeks' historical consolidated financial statements, and related notes, contained in the annual reports and other information that Weeks files with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 94.

                                                              YEAR ENDED DECEMBER 31,                     WEEKS GROUP
                                                ---------------------------------------------------  ----------------------
                                                                                                     AUG. 24 TO  JAN. 1 TO
                                                                                                      DEC. 31,    AUG. 23,
                                                    1998         1997         1996         1995         1994        1994
                                                ------------  -----------  -----------  -----------  ----------  ----------
OPERATING DATA:
Revenues:
  Rental Operations and Other.................  $    150,974  $    92,020  $    53,883  $    35,271  $    9,312  $   12,525
  Service Operations..........................            --           --           --           --          --       4,013
                                                ------------  -----------  -----------  -----------  ----------  ----------
Total Revenues................................  $    150,974  $    92,020  $    53,883  $    35,271  $    9,312  $   16,538
                                                ------------  -----------  -----------  -----------  ----------  ----------
                                                ------------  -----------  -----------  -----------  ----------  ----------
Net Income Available for Common Shares........  $     22,874  $    20,255  $    12,745  $     8,426  $      798  $      516
                                                ------------  -----------  -----------  -----------  ----------  ----------
                                                ------------  -----------  -----------  -----------  ----------  ----------
Per Share Data:
Net Income per Common Share
  Basic.......................................  $       1.19  $      1.24  $      1.11  $      1.03  $      .10         N/A
  Diluted.....................................          1.18         1.23         1.10         1.03         .10         N/A
Dividends Paid per Common Share...............          1.90         1.76         1.63         1.53        0.53         N/A
  Weighted Average Common Shares
    Outstanding...............................        19,256       16,357       11,512        8,171       7,675         N/A
  Weighted Average Common and Dilutive
    Potential Common Shares...................        26,299       21,580       14,386       10,832      10,286         N/A
BALANCE SHEET DATA (at December 31):
Total Assets..................................  $  1,447,592  $   852,361  $   591,849  $   320,441  $  176,674         N/A
Total Debt....................................       654,424      275,515      296,975      147,305      71,961         N/A
Total Preferred Equity........................       150,000      150,000           --           --          --         N/A
Total Shareholders' Equity....................       514,912      459,048      213,711      132,949      73,470         N/A
Total Common Shares Outstanding...............        19,674       17,704       14,049       11,156       7,675         N/A
OTHER DATA:
Funds from Operations.........................  $     51,532  $    38,517  $    23,640  $    14,662  $    4,359         N/A
Cash Flow Provided by (Used by):
  Operating Activities........................  $     77,821  $    49,097  $    28,031  $    18,678  $    3,954  $    2,769
  Investing Activities........................      (454,721)    (173,574)    (120,323)    (117,127)    (38,148)    (14,953)
  Financing Activities........................       372,982      129,638       91,570       93,097      40,352      12,229

                  DUKE-WEEKS PRO FORMA SUMMARY FINANCIAL DATA

    We expect that the merger will be accounted for as a purchase. For a more detailed description of purchase accounting, see "The Merger and the Merger Proposal--Accounting Treatment" on page 54.

    We have presented below unaudited pro forma financial information that reflects the purchase method of accounting and is intended to give you a better picture of what our businesses might have looked like had the merger occurred on January 1, 1998, with respect to operating data, and December 31, 1998, with respect to balance sheet data. The pro forma financial information does not purport to represent what the combined company's results of operations would have been for the year ended December 31, 1998 if the merger had in fact occurred on January 1, 1998. The amounts are stated in thousands, except for the per share data. We prepared the pro forma condensed consolidated balance sheet by making adjustments to reflect the assets and liabilities acquired at their fair value and made other merger-related adjustments. We prepared the pro forma condensed consolidated statements of operations by combining the historical amount of earnings of each company. We then adjusted the combined amount to reflect differences in the operating results that would have resulted if the merger had occurred on January 1, 1998. The companies may have performed differently if they had been combined. You should not rely on the pro forma financial information as being indicative of the historical results that we would have had or the future results that we will experience after the merger.

    The information is only a summary and you should read it together with Duke's and Weeks' historical financial statements incorporated in this joint proxy statement and prospectus, and the Duke-Weeks pro forma condensed consolidated financial statements included in this joint proxy statement and prospectus beginning on page F-1.

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1998
                                                                             -----------------
OPERATING DATA:
  Rental and Other Revenues................................................    $     502,030
  Services Revenues........................................................           24,716
                                                                             -----------------
      Total Revenues.......................................................    $     526,746
                                                                             -----------------
                                                                             -----------------
  Rental Expenses:
    Operating Expenses.....................................................    $     128,993
    Interest Expense.......................................................           87,945
    Depreciation and Amortization..........................................          109,101
                                                                             -----------------
      Total Rental Expenses................................................    $     326,039
                                                                             -----------------
                                                                             -----------------

Net Income from Continuing Operations Available for Common Shareholders....    $     116,675
                                                                             -----------------
                                                                             -----------------
PER SHARE DATA:
  Basic Net Income from Continuing Operations Per Share....................    $        1.09
  Diluted Net Income from Continuing Operations Per Share..................             1.07

  Basic Weighted Average Shares Outstanding................................          107,277
  Diluted Weighted Average Shares Outstanding..............................          128,761

BALANCE SHEET DATA (at December 31):
  Real Estate Investments, Net.............................................    $   4,409,626
  Total Assets.............................................................        4,641,821
  Total Debt...............................................................        1,684,391
  Total Liabilities........................................................        2,326,033
  Total Shareholders' Equity...............................................        2,315,788
  Total Shares Outstanding.................................................          113,298

                     COMPARATIVE MARKET AND PER SHARE DATA

    We have summarized below the per share information for our respective companies on an historical basis, combined pro forma basis and combined equivalent pro forma basis. The combined pro forma summary amounts are based on the purchase method of accounting. The Weeks per share combined pro forma equivalents are calculated by multiplying the combined pro forma per share amounts by 1.38. Weeks shareholders will receive 1.38 Duke common shares in exchange for each Weeks common share. The following information should be read together with the historical and pro forma financial statements included or incorporated by reference in this joint proxy statement and prospectus.

    On February 26, 1999, the last trading day prior to the announcement of the signing of the merger agreement, the closing price of a Duke common share was $21.8125. On the same day, the closing price of a Weeks common share was $27.00. The equivalent per share value of a Weeks common share on that date, applying the exchange ratio per share, was $30.10125.

                                                                                  YEAR ENDED
                                                                              DECEMBER 31, 1998
                                                                             --------------------
                                                                               DUKE       WEEKS
                                                                             ---------  ---------
Net Income per Share from Continuing Operations Attributable to Common
  Shares:
  Basic:
    Historical.............................................................  $    1.13  $    1.20
    Combined Pro Forma.....................................................  $    1.09  $     N/A
    1.38 Duke-Weeks Pro Forma Equivalents..................................        N/A  $    1.50
  Diluted:
    Historical.............................................................  $    1.12  $    1.19
    Combined Pro Forma.....................................................  $    1.07        N/A
    1.38 Duke-Weeks Pro Forma Equivalents..................................        N/A  $    1.48
  Distributions Per Common Share:
    Historical.............................................................  $    1.28  $    1.86
  Book Value Per Common Share (at end of period):
    Historical.............................................................  $   14.06  $   18.55
    Combined Pro Forma.....................................................  $   15.50        N/A
    1.38 Duke-Weeks Pro Forma Equivalents..................................        N/A  $   21.39

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW IN EVALUATING THE MERGER. THE FOLLOWING LIST SUMMARIZES ALL MATERIAL RISKS RELATED TO THE MERGER. THIS JOINT PROXY STATEMENT AND PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE OPERATIONS OF DUKE, WEEKS AND THE COMBINED COMPANY. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. SEE "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS" (PAGE 19).

                      RISK FACTORS RELATING TO THE MERGER

FIXED MERGER CONSIDERATION MAY NOT REFLECT CHANGES IN SHARE VALUE.

    The value of Duke common shares and Weeks common shares at the effective time of the merger may be different from the price and value of these securities on the date the merger consideration was determined. This difference could be caused by changes in the operations and prospects of Duke or Weeks, general market and economic conditions or other factors which are beyond the control of either party.

THE FAIRNESS OPINIONS OBTAINED BY DUKE AND WEEKS WILL NOT REFLECT CHANGES IN THE RELATIVE VALUES OF THE COMPANIES SINCE THE MERGER AGREEMENT WAS SIGNED.

    Duke does not intend to obtain an updated fairness opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Weeks does not intend to obtain an updated fairness opinion of Goldman, Sachs & Co. Changes in the operations and prospects of Duke or Weeks, general market and economic conditions and other factors which are beyond the control of Duke or Weeks, on which the opinions of Merrill Lynch and Goldman Sachs are based, may have altered the relative value of the companies. Therefore, the opinions of Merrill Lynch and Goldman Sachs do not address the fairness of the merger consideration at the time the merger will be completed.

THE MERGER WILL EXPOSE THE COMBINED COMPANY TO THE GENERAL ECONOMIC CONDITIONS OF SEVERAL NEW MARKETS IN WHICH EITHER DUKE OR WEEKS WERE NOT PREVIOUSLY INVOLVED.

    The combined company's operating performance could be adversely affected if conditions, such as an oversupply of space or a reduction in demand for industrial, office or retail properties, in the combined company's larger markets, principally the Atlanta, Cincinnati, Indianapolis and St. Louis markets, become less favorable relative to other geographic areas. Any material oversupply of space or material reduction of demand for space could adversely affect the combined company's operating income and the value of the combined company's shares.

THE EXPECTATION THAT THE MERGER WILL RESULT IN AN EFFICIENT INTEGRATION OF THE COMPANIES MAY NOT BE REALIZED.

    Weeks and Duke have entered into the merger agreement with the expectation that the merger will create a combined company which will be able to operate efficiently in Midwestern and Sunbelt markets. Achieving this anticipated result will depend in part on the efficient integration of the businesses of Weeks and Duke, each of which is a large organization. There can be no assurance that an efficient integration will occur. For a discussion of other factors and assumptions related to the anticipated benefits of the merger, see "The Merger and the Merger Proposal--Reasons for the Merger; Recommendation of the Duke Board" and "--Reasons for the Merger; Recommendation of the Weeks Board."

THE COMPANIES HAVE EXPENDED RESOURCES AND CAPITAL IN THE PURSUIT OF THIS MERGER, AND IF THE MERGER FAILS TO OCCUR, THE COMPANIES WILL NOT BENEFIT FROM THESE EXPENDITURES AND MAY INCUR ADDITIONAL PAYMENTS.

    The merger may not be completed. If the merger is not completed, Duke and Weeks will have incurred substantial expenses for which no ultimate benefit will have been received by either company. Additionally, if the merger agreement is terminated, Duke may be required to pay Weeks a $50 million termination fee or reimburse up to $5 million of termination expenses or Weeks may be required to pay

Duke a $50 million termination fee or reimburse up to $5 million of termination expenses. See "The Merger Agreement--Termination."

THE DIRECTORS AND OFFICERS OF WEEKS MAY HAVE INTERESTS IN THE COMPLETION OF THE MERGER THAT ARE DIFFERENT FROM THE INTEREST OF WEEKS SHAREHOLDERS.

    The following officers of Weeks have entered into change of control agreements with Weeks which entitle the officers rights to receive, upon a change of control, severance payments upon involuntary termination of their employment: A. Ray Weeks, Jr., Thomas D. Senkbeil, Forrest W. Robinson, David P. Stockert, John W. Nelley, Jr., Robert G. Cutlip, Clyde H. Duckett, Mark W. Flowers, Charles D. Graham, Eben Hardie III and Jeffrey D. Turner. In addition, the change of control agreements entered into with each of Messrs. Weeks, Senkbeil, Robinson, Stockert and Nelley entitle these officers to receive the severance benefit if they voluntarily terminate their employment before the first anniversary of the change of control. Each of these officers has agreed with Duke to waive their right to the severance benefit if they voluntarily terminate their employment after the merger, except that Mr. Stockert will be entitled to receive the severance benefit provided for in his change of control agreement if he voluntarily terminates his employment during the four month period beginning on the first anniversary of the effective time of the merger. In order to induce Mr. Robinson to modify his rights under his change of control agreement, Duke agreed to provide him with a $250,000 unsecured loan payable in equal annual installments over a five year term in order to facilitate his relocation to Florida. The terms of the loan provide that (1) annual payments of principal will be forgiven so long as Mr. Robinson is still employed by Duke-Weeks and (2) the principal and interest will be forgiven in full if (A) Mr. Robinson is terminated other than for cause by Duke-Weeks, (B) Mr. Robinson terminates his own employment for good reason within the 12 month period following the effective time of the merger, or (C) Duke changes the terms of the agreement made with Mr. Robinson regarding modification of his rights under his change of control agreement without his prior consent before the first anniversary of the merger.

    At the time of the execution and delivery of the merger agreement, a company owned by Thomas L. Hefner, Darrell E. Zink, Jr., A. Ray Weeks, Jr. and Thomas D. Senkbeil was granted options to purchase interests in three service companies owned by certain current and former Weeks officers, including A. Ray Weeks, Jr., Thomas D. Senkbeil and Forrest W. Robinson. If the company exercises these options, the aggregate payment received by these current and former Weeks officers would be approximately $130,000.

    Weeks directors who become directors of Duke-Weeks will be compensated for their services as directors and granted stock options annually during their tenure as directors. Non-employee directors of Duke-Weeks are entitled to receive 300 common shares of Duke pursuant to Duke's 1996 Directors' Stock Payment Plan for each full calendar quarter of service as a Director (or a pro-rata amount for less than a full calendar quarter of service). In addition, if Duke's 1999 Directors' Stock Option and Dividend Increase Unit Plan is approved by the shareholders of Duke, directors of Duke-Weeks who are not entitled to receive grants of options under any other Duke sponsored plan for any given year will be granted options to purchase 2,500 common shares of Duke for that year. Weeks directors who become Duke-Weeks directors will first receive such stock option grants at the first quarterly meeting of Duke-Weeks' compensation committee for the year 2000. These persons will receive benefits that will not be shared by other shareholders of Weeks generally.

THE RIGHTS OF DUKE SHAREHOLDERS DIFFER FROM THOSE OF WEEKS.

    The rights of shareholders of Weeks currently are governed by Georgia law applicable to corporations formed under the laws of that state and by Weeks' articles of incorporation and bylaws. Upon completion of the merger, shareholders of Weeks will become shareholders of Duke-Weeks and their rights will be governed by Indiana law applicable to corporations formed under the laws of that state and by Duke's charter and by-laws. The rights of shareholders of Weeks differ materially from the rights of shareholders of Duke and the rights of the former Weeks shareholders in Duke may be less favorable than their former rights as shareholders of Weeks. See "Comparison of Shareholder Rights."

        RISK FACTORS RELATING TO THE OWNERSHIP OF REAL ESTATE SECURITIES

THE COMBINED COMPANY'S REAL ESTATE INVESTMENTS ARE SUBJECT TO RISKS PARTICULAR TO REAL ESTATE INVESTMENTS.

    Real property investments are subject to varying degrees of risk. Real estate values are affected by a number of factors, including:

    - changes in general economic conditions;

    - local conditions, such as an oversupply of space or a reduction in demand for real estate in an area;

    - competition from other available space;

    - the ability of the owner to provide adequate maintenance and insurance;

    - the ability of the owner to control variable operating costs;

    - government regulations;

    - interest rate levels;

    - the availability of financing; and

    - potential liability under, and changes in, environmental, zoning, and other laws.

THE COMBINED COMPANY'S REAL ESTATE DEVELOPMENT ACTIVITIES ARE SUBJECT TO RISKS PARTICULAR TO DEVELOPMENT.

    The combined company intends to continue to pursue development activities as opportunities arise. These development activities generally require various government and other approvals. The combined company may not receive the necessary approvals.

    The combined company will be subject to risks associated with any development activities. These risks include:

    - development opportunities explored by the combined company may be abandoned;

    - construction costs of a project may exceed original estimates, possibly making the project less profitable than originally estimated;

    - the time required to complete construction of a project or to lease out the completed project may be greater than originally anticipated, thereby adversely affecting the combined company's cash flow and liquidity; and

    - occupancy rates and rents of a completed project may not be sufficient to make the project profitable.

    In the case of an unsuccessful development project, the combined company could lose its investment in the project.

THE COMBINED COMPANY IS EXPOSED TO THE RISKS OF DEFAULTS BY TENANTS.

    The combined company's income and distributable cash flow would be adversely affected if a significant number of the combined company's tenants were unable to meet their obligations to the combined company, especially if the combined company were unable to lease to another party, on economically favorable terms, a significant amount of space vacated by tenants in its properties. In the event of default by a significant number of tenants, the combined company may experience delays in collecting rent and incur substantial costs in enforcing its rights as landlord.

REAL ESTATE INVESTMENTS ARE RELATIVELY ILLIQUID GENERALLY, AND DUKE HAS AGREED TO ASSUME ADDITIONAL RESTRICTIONS ON PROPERTY SALES IN THE MERGER AGREEMENT.

    Equity real estate investments are relatively illiquid and therefore may tend to limit the ability of the combined company to react promptly to changes in economic or other conditions. In addition, significant expenditures associated with equity real estate investments, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments. Like other companies qualifying as real estate investment trusts under the Internal Revenue Code of 1986, the combined company will be subject to a 100% penalty tax on gain recognized from the sale of property held for sale to customers in the ordinary course of business or other "dealer" property. To ensure that real property sales are not viewed as "dealer" property, the combined company may comply with certain safe harbor rules relating to the number of properties sold in a year, their tax bases and the cost of improvements made to these properties.

    In the merger agreement, Duke agreed to assume four agreements of Weeks which restricted Weeks' ability to sell certain of its properties. Duke is also currently party to four agreements which restrict Duke's ability to sell certain of its properties. Duke also agreed that until the tenth anniversary of the effective time of the merger, any proposed sale or a series of related sales by the combined company of assets which were previously owned by Weeks and have a value of more than $50 million must first be approved by the asset committee of the combined company's Board of Directors. Compliance with the foregoing safe harbor rules and these agreements may restrict the combined company's ability to sell assets at any time to change its asset base.

THE COMBINED COMPANY IS EXPOSED TO POTENTIAL ENVIRONMENTAL LIABILITY.

    Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of hazardous or toxic substances at, on, under or in its property. The costs of removal or remediation of hazardous or toxic substances could be substantial. Environmental laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release or presence of hazardous substances. The presence of hazardous substances on the combined company's properties may adversely affect its ability to sell those properties or to borrow using those properties as collateral and may also have an adverse effect on the combined company's ability to pay distributions to its shareholders.

THE COMBINED COMPANY COULD INCREASE ITS LEVEL OF DEBT IN SUCH A MANNER THAT COULD JEOPARDIZE CASH DISTRIBUTIONS TO SHAREHOLDERS.

    Each of Duke and Weeks currently has a policy of incurring debt only if, upon such incurrence, the combined company's debt-to-total market capitalization ratio, as adjusted, would equal 50% or less. The combined company's Board of Directors could alter or eliminate this policy without shareholder approval and would do so if, for example, it were necessary in order for the combined company to continue to qualify as a real estate investment trust under the Internal Revenue Code of 1986. If this policy were changed, the combined company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the cash available for distribution to shareholders. The combined company's pro forma debt-to-total market capitalization ratio at December 31, 1998 was approximately 31%.

THE FAILURE OF THE COMBINED COMPANY TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST COULD ADVERSELY AFFECT SHAREHOLDERS.

    Duke has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986 commencing with its taxable year ended December 31, 1986. The combined company will inherit this tax status. To maintain real estate investment trust status, the combined company must meet a number of highly technical requirements on a continuing basis. These requirements seek to ensure, among other things, that the gross income and investments of a real estate investment trust are largely real estate related, that a real estate investment trust distributes substantially all its ordinary taxable income to shareholders on a current basis and that the real estate investment trust's share ownership is not overly concentrated in the hands of individuals (including certain entities treated as individuals). Due to the complex nature of these rules, the limited available guidance concerning interpretation of the rules, the importance of ongoing factual determinations and the possibility of adverse changes in the law, administrative interpretations of the law and developments at the combined company, no assurance can be given that the combined company will qualify as a real estate investment trust for any particular year.

    If the combined company fails to qualify as a real estate investment trust, it will be taxed as a regular corporation, and distributions to shareholders will not be deductible in computing the combined company's taxable income. The resulting corporate tax liabilities could materially reduce the funds available for distribution to the combined company's shareholders or for reinvestment. In the absence of real estate investment trust status, distributions to shareholders would no longer be required. Moreover, the combined company might not be able to elect to be treated as a real estate investment trust for the four taxable years after the year during which the combined company ceased to qualify as a real estate investment trust. In addition, if the combined company later requalified as a real estate investment trust, it might be required to pay a full corporate-level tax on any unrealized gain in its assets as of the date of requalification and to make distributions to shareholders equal to any earnings accumulated during the period of non-real estate investment trust status, all of which would materially reduce the funds available for distribution to the combined company's shareholders or for reinvestment.

REAL ESTATE INVESTMENT TRUST DISTRIBUTION REQUIREMENTS LIMIT THE AMOUNT OF CASH THE COMBINED COMPANY WILL HAVE AVAILABLE FOR OTHER BUSINESS PURPOSES, INCLUDING AMOUNTS TO FUND THE COMBINED COMPANY'S FUTURE GROWTH.

    To maintain its qualification as a real estate investment trust under the Internal Revenue Code of 1986, the combined company must annually distribute to the combined company's shareholders at least 95% of its ordinary taxable income, excluding net capital gains. This requirement limits the combined company's ability to accumulate capital for use for other business purposes. If the combined company does not have sufficient cash or other liquid assets to meet the distribution requirements, the combined company may have to borrow funds or sell properties on adverse terms in order to meet the distribution requirements. If the combined company fails to make a required distribution, it would cease to qualify as a real estate investment trust.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    The following statements are or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended:

    (1) statements, including, without limitation, possible or assumed future results of operations of Duke, Weeks and the combined company contained in "Summary," "The Merger and the Merger Proposal--Background of the Merger," "The Merger and the Merger Proposal--Reasons for the Merger--Recommendations of the Duke Board," "The Merger and the Merger Proposal-- Opinion of Duke's Financial Advisor," "The Merger and the Merger Proposal--Reasons for the Merger--Recommendations of the Weeks Board" and "The Merger and the Merger Proposal-- Opinion of Weeks' Financial Advisor," including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to therein, and any such statements incorporated by reference from documents filed with the Securities and Exchange Commission by Duke and Weeks, including any statements contained herein or therein regarding the development or possible or assumed future results of operations of Duke's, Weeks' and the combined company's businesses, the markets for Duke's, Weeks' and the combined company's services and products, anticipated capital expenditures, competition or the effects of the merger of Weeks with and into Duke;

    (2) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions; and

    (3) other statements contained or incorporated by reference herein regarding matters that are not historical facts.

    Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. Duke's and Weeks' shareholders are cautioned not to place undue reliance on those statements, which speak only as of the date of this joint proxy statement and prospectus.

    Among the factors that could cause actual results to differ materially are: general economic conditions, competition and the supply of and demand for industrial, office and retail properties in the combined company's markets, interest rate levels, the availability of financing, potential environmental liability and other risks associated with the ownership, development and acquisition of industrial, office and retail properties, including risks that tenants will not take or remain in occupancy or pay rent, or that construction or operating costs may be greater than anticipated, inflationary trends, and other risks detailed from time to time in the reports filed with the Securities and Exchange Commission by Duke and Weeks.

    Except for their ongoing obligations to disclose material information as required by the federal securities laws, neither Duke nor Weeks undertakes any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                ABOUT THIS JOINT PROXY STATEMENT AND PROSPECTUS

    This joint proxy statement and prospectus is part of a registration statement that Duke filed with the Securities and Exchange Commission relating to the Duke common shares and preference shares being issued in the merger. This joint proxy statement and prospectus provides you with a general description of the securities Duke will offer. You should read this joint proxy statement and prospectus together with the additional information described under the heading "Where You Can Find More Information."

                                 THE COMPANIES

DUKE

    Duke is a self-administered and self-managed REIT organized under Indiana law. Duke owns and leases industrial, office and retail properties throughout the Midwest which it and its predecessors have been doing since 1972. As of December 31, 1998, Duke owned interests in a diversified portfolio of 493 rental properties comprising approximately 59.3 million square feet (including 40 buildings and three expansions comprising approximately 7.2 million square feet under development). Substantially all of these properties are located in Indianapolis, Indiana; Cincinnati, Cleveland, and Columbus, Ohio; St. Louis, Missouri; Minneapolis, Minnesota; Chicago, Illinois; and Nashville, Tennessee. Also, as of December 31, 1998, Duke owned or controlled approximately 2,800 acres of unencumbered land, which Duke believes could support the development of approximately 43 million square feet of properties. In addition to its rental operations, Duke, through its service operations provides leasing, management, construction, development and other real estate services for approximately 6.9 million square feet of properties owned by third parties. Duke's rental operations are conducted through Duke Realty Limited Partnership. In addition, Duke conducts its service operations through Duke Realty Services Limited Partnership and Duke Construction Limited Partnership, in which the company's wholly-owned subsidiary, Duke Services, Inc., is the sole general partner. Duke has the largest commercial real estate operations in Indianapolis and Cincinnati and is one of the largest real estate companies in the Midwest.

    Duke's headquarters and executive offices are located in Indianapolis, Indiana. In addition, Duke has seven regional offices located in Cincinnati, Ohio; Columbus, Ohio; Cleveland, Ohio; Chicago, Illinois; Nashville, Tennessee; St. Louis, Missouri and Minneapolis, Minnesota. Duke had 748 employees as of December 31, 1998.

    As a fully integrated commercial real estate firm, Duke believes that its in-house leasing, management, development and construction services and Duke's significant base of commercially zoned and unencumbered land in existing business parks should give Duke a competitive advantage in its future development activities.

    Duke has sought to develop and acquire Class A commercial properties located in markets with high growth potential for Fortune 500 companies and other quality regional and local firms. Duke's industrial and suburban office development has focused on business parks and mixed-use developments suitable for development of multiple projects on a single site where Duke can create and control the business environment. These business parks and mixed-use developments generally include restaurants and other amenities which Duke believes create an atmosphere that is particularly efficient and desirable. Duke's retail development has focused on community, power and neighborhood centers in its existing markets. As a fully integrated real estate company, Duke has been able to arrange for or provide to its industrial, office and retail tenants not only well located and well maintained facilities, but also additional services such as build-to-suit construction, tenant finish construction, expansion flexibility and advertising and marketing services.

WEEKS

    Weeks is a self-administered and self-managed REIT that was organized in 1994 under Georgia law to continue and expand the fully integrated real estate business previously conducted by Weeks and its affiliates. Since 1965, Weeks, together with its affiliates and predecessors, has developed, owned, managed, constructed and acquired primarily institutional-quality industrial and suburban office properties in select suburban markets in the southeast United States and Texas. As of December 31, 1998, Weeks owned 371 properties totaling approximately 31.6 million square feet, including 52 properties that were under development or in lease-up and excluding two properties that were under agreement to acquire. Weeks' properties are located in Atlanta, Georgia; Nashville, Tennessee; Raleigh-Durham-Chapel Hill, North

Carolina; Miami, Orlando, Jacksonville, Ft. Landerdale and Tampa, Florida; Dallas, Texas; and Spartanburg, South Carolina.

    At December 31, 1998, Weeks also owned or controlled (through agreements to acquire, options and marketing and development agreements) approximately 1,900 net usable acres of undeveloped land located primarily in existing business parks with zoning and infrastructure in place. Weeks believes the development potential of this land could ultimately total approximately 20 million square feet (based upon Weeks' estimate of the appropriate density and anticipated building types that may be developed, net of land necessary to provide for adequate infrastructure).

    Weeks conducts its third-party service business through two companies: Weeks Realty Services, Inc., which conducts third-party landscape, property management and leasing services, and Weeks Construction Services, Inc., which conducts third-party construction services. Weeks holds 100% of the nonvoting and 1% of the voting common shares of these subsidiaries. The remaining voting common shares are held by three executive officers of Weeks. The ownership of the common shares of these companies entitles Weeks to substantially all (99%) of the economic benefits from the results of their operations. As described under "The Merger and the Merger Proposal--Service Companies Option," three executive officers of Weeks have granted an option to purchase all of their shares in these two companies to a newly formed corporation owned by Messrs. Hefner, Zink, Weeks and Senkbeil.

    Weeks owns, develops and operates primarily industrial and suburban office properties, most of which are located in landscaped business park settings. Weeks' business strategy emphasizes high quality properties and tenant service. Weeks' approximately 575 employees have experience and are engaged in virtually every aspect of the real estate business, including development, construction, engineering, design, landscape, leasing, marketing and property management. Weeks' strategy for growth includes intensive management of its properties, developing and acquiring additional properties that are consistent with its existing portfolio, and owning and controlling undeveloped land sufficient to develop new and existing business parks and to meet the expansion and relocation needs of its tenants. Weeks concentrates its activities in a limited number of Sunbelt cities where it believes it can sustain a significant market presence.

THE COMBINED COMPANY

    Upon completion of the merger, Duke-Weeks is expected to have a total pro forma market capitalization of approximately $5.2 billion, based on the closing price of Duke shares on February 26, 1999 (the last full trading day before the merger was announced) and the outstanding principal amount of indebtedness of the two companies on December 31, 1998. The combined company will own interests in 864 industrial, office and retail properties (including properties under development), based on the real estate assets held by Duke and Weeks as of December 31, 1998. The combined real estate assets, including assets held by unconsolidated subsidiaries and joint ventures, will consist of over 90 million square feet of operating industrial, office and retail properties. Additionally, the combined company will own or control approximately 4,700 acres of undeveloped land with an estimated future development potential of approximately 63 million square feet of industrial, office and retail properties. The name of the combined company for two years after the merger will be Duke-Weeks Realty Corporation and then Duke Realty Corporation after that two year period, unless the combined company's Board of Directors recommends against changing the name. The combined company intends to continue to be taxed as a real estate investment trust under the Internal Revenue Code of 1986.

    Duke and Weeks expect the combined company to have the following important characteristics, which are intended to create long-term shareholder value:

    - the combined company will be the largest mixed office/industrial REIT in the United States based on the amount of rentable space it will own and equity market capitalization;

    - the combined company expects to improve its valuation relative to other REITS in the public market because of greater liquidity of its publicly traded securities, increased research coverage, a more diversified credit profile and an enhanced institutional shareholder base;

    - the combined company will have a strong combined management team benefiting from the combined years of experience in the industrial/office real estate industry of Duke and Weeks and will be able to leverage its skills over a broader base of assets and a large development pipeline; and

    - the combined company will have a more geographically diversified asset base which should reduce cash flow sensitivity to local economic cycles and provide more consistent development opportunities.

    Duke-Weeks' business objective is to increase its funds from operations by:

    - maintaining and increasing property occupancy and rental rates through the aggressive leasing and management of its portfolio of existing properties;

    - expanding existing properties;

    - developing and acquiring new properties; and

    - providing a full line of real estate services to its tenants and to third-parties.

    Duke-Weeks expects to utilize its approximately 4,700 acres of undeveloped land and its many business relationships with nearly 5,000 commercial tenants to expand its build-to-suit business (development projects substantially pre-leased to a single tenant) and to pursue other development and acquisition opportunities in its primary markets and elsewhere.

    Duke-Weeks seeks to maintain a well-balanced, conservative and flexible capital structure by:

    - currently targeting a ratio of long-term debt to total market capitalization in the range of 25% to 40%;

    - extending and sequencing the maturity dates of its debt;

    - borrowing primarily at fixed rates;

    - generally pursuing current and future long-term debt financings and refinancings on an unsecured basis; and

    - maintaining conservative debt service and fixed charge coverage ratios.

    Management believes that these strategies should enable Duke-Weeks to access the debt and equity capital markets for its long-term capital requirements such as debt refinancings and financing development and acquisitions of additional rental properties.

    BOARD OF DIRECTORS AND MANAGEMENT OF DUKE-WEEKS AFTER THE MERGER. If Duke obtains the requisite vote of its shareholders to amend its Articles of Incorporation to increase the maximum size of Duke's Board to 23, then the Board of Directors of Duke-Weeks immediately following the merger will consist of 11 of the 12 current members of Duke's Board (Ms. Cuneo and Messrs. Baur, Button, Feinsand, Hefner, Lytle, Peterson, Rogers, Staton, Strauss and Zink) and 10 of the 11 current members of Weeks' Board (Messrs. Branch, Busbee, Cavanaugh, Codina, Eitel, McCoy, Nelley, Robinson, Senkbeil and Weeks).

    If Duke does not obtain the requisite vote of its shareholders to increase the maximum size of its Board to 23, the Board of Directors of Duke-Weeks immediately following the merger will consist of 15 members of which eight are current members of Duke's Board (Ms. Cuneo and Messrs. Button, Feinsand, Hefner, Lytle, Rogers, Strauss and Zink) and seven are current members of Weeks' Board (Messrs. Branch, Cavanaugh, Eitel, McCoy, Nelley, Senkbeil and Weeks).

    Following the merger, the senior management of Duke-Weeks will include the following:

Thomas L. Hefner      Chief Executive Officer
A. Ray Weeks, Jr.     President and Chief Operating Officer
Gary A. Burk          Executive Vice President--Construction
Robert M. Chapman     Executive Vice President--Atlanta Region
Robert G. Cutlip      Executive Vice President--Carolina Region
Richard W. Horn       Executive Vice President--Midwest Office
William E. Linville,  Executive Vice President--Midwest Industrial
  III
Dennis D. Oklak       Executive Vice President and Chief Administrative Officer
Forrest W. Robinson   Executive Vice President--Florida Region
Thomas D. Senkbeil    Executive Vice President and Chief Investment Officer
David P. Stockert     Executive Vice President--Strategic Planning and Capital Markets
Darell E. Zink, Jr.   Executive Vice President and Chief Financial Officer
John W. Nelley, Jr.   Managing Director--Nashville
Edward T. Baur        Vice President--St. Louis

                                  THE MEETINGS

    This joint proxy statement and prospectus is furnished in connection with the solicitation of proxies (1) from the holders of Duke common shares and Duke preferred shares by the Duke Board for use at the Duke meeting and (2) from the holders of Weeks common shares by the Weeks Board for use at the Weeks meeting. This joint proxy statement and prospectus and accompanying forms of proxy are first being mailed to the respective shareholders of Duke and Weeks on or about May 11, 1999.

TIMES AND PLACES; PURPOSES

    The Duke meeting will be held at the Marriott North Hotel, 3645 River Crossing Parkway, Indianapolis, Indiana, at 10:00 a.m., local time, on June 18, 1999. At the Duke meeting, the shareholders of Duke will be asked:

        1. To consider and approve the merger proposal (See page 28);

        2. To consider and approve an amendment to Duke's Articles of Incorporation to expand the maximum number of directors on the Duke Board from 15 directors to 23 directors (See page 72);

        3. To consider and approve two additional amendments to Duke's Articles of Incorporation (See page 73);

        4. To consider and approve the proposal to elect three directors to Duke's Board of Directors (See page 83);

        5. To consider and approve the Directors' Stock Option and Dividend Increase Unit Plan (See page 85);

        6. To consider and approve the Salary Replacement and Dividend Increase Unit Plan (See page 87);

        7. To consider and approve an amendment to the Directors' Stock Payment Plan (See page 92); and

        8. To transact such other business as may properly come before the meeting and any adjournments of the meeting.

    The Weeks meeting will be held at the Atlanta Marriott, Gwinnett Place, 1775 Pleasant Hill Road, Duluth, Georgia, at 10:00 a.m., local time, on June 18, 1999. At the Weeks meeting, the shareholders of Weeks will be asked:

        1. To consider and approve the merger proposal (See page 28); and

        2. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

DUKE

    VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL. The Duke Board has fixed the close of business on May 3, 1999, as the record date for the determination of the Duke shareholders entitled to notice of and to vote at the Duke meeting. On April 27, 1999, there were 86,751,130 Duke common shares and 15,400,000 Duke depositary shares, each representing 1/10 of a Duke preferred share, outstanding, which were held by approximately 8,868 and 94 record holders, respectively. As of April 27, 1999, Duke's directors and executive officers beneficially owned an aggregate of 4,373,168 Duke common shares (excluding shares subject to options), or approximately 5% of the outstanding Duke common shares entitled to vote on the merger proposal, which requires the affirmative vote of a majority of Duke's outstanding common shares. Directors and executive officers of Duke and entities which they control have agreed to vote all of their common shares, representing approximately 5% of Duke's outstanding common shares, in favor of the merger and the merger agreement and against any competing transaction. See "The Merger and the Merger Proposal--Voting Agreements."

    The presence, either in person or by proxy, of the holders of a majority of the outstanding Duke common shares is necessary to constitute a quorum at the Duke meeting. Assuming the existence of a quorum, the affirmative vote of the holders of at least a majority of the issued and outstanding Duke common shares is required to approve the merger proposal, which includes amendments to Duke's Articles of Incorporation that would change Duke's name to Duke-Weeks Realty Corporation for two years after the merger and then to Duke Realty Corporation following that two year period (unless the combined company's Board of Directors recommends against changing the name), and would increase the maximum number of common shares that Duke is authorized to issue from 150,000,000 to 250,000,000. Approval of the 1999 Directors' Stock Option and Dividend Increase Unit Plan, the 1999 Salary Replacement Stock Option and Dividend Increase Unit Plan and the amendment to the 1996 Directors' Stock Payment Plan requires the affirmative vote of at least a majority of the votes cast by the holders of common shares at the meeting. Approval of the additional charter amendments, including the charter amendment to increase the size of Duke's Board, requires the affirmative vote of at least 80% of the outstanding Duke common and preferred shares, voting together as a single class, and, in the case of the additional charter amendments which would (1) change the existing requirement that 80% of the shares of CAPITAL STOCK of Duke approve certain amendments to Duke's Articles of Incorporation to require the approval of 80% of the Duke COMMON SHARES and (2) change the existing requirement that 80% of the shares of capital stock approve any amendment to the provisions of the Articles of Incorporation relating to the number, classes, term of office and qualifications of directors, to require the approval of a majority of the Duke common shares, also requires the affirmative vote of at least two-thirds of the shares of each series of preferred shares outstanding. The election of three directors to Duke's Board requires the affirmative vote of at least a majority of the Duke common shares present in person or by proxy at the meeting. Holders of record of Duke common shares and preferred shares on the Duke record date are entitled to one vote per Duke common share at the Duke meeting. Holders of record of Duke depositary shares, each representing 1/10 of one Duke preferred share on the Duke record date are entitled to one vote per Duke depositary share at the Duke meeting.

    If a shareholder attends the Duke meeting, he or she may vote by ballot. However, since many shareholders may be unable to attend the Duke meeting, those shareholders can ensure that their shares are voted at the meeting by signing and dating the enclosed proxy and returning it in the envelope provided. When a proxy card is returned properly signed and dated, the Duke shares represented by that proxy card will be voted in accordance with the instructions on the proxy card. For approval of the merger and the additional charter amendments, if a shareholder does not return a signed proxy card, their Duke shares will not be voted and thus will have the effect of a vote "against" the proposals. Similarly, a broker non-vote or an abstention will have the effect of a vote "against" the proposals. For the election of the nominees to the Duke Board of Directors and approval of the 1999 Directors' Stock Option and Dividend Increase Unit Plan, the 1999 Salary Replacement Stock Option and Dividend Increase Unit Plan and the amendment to the 1996 Directors' Stock Payment Plan, broker non-votes and abstentions will not be counted as a vote for or against those proposals. Shareholders are urged to mark the box on the proxy card to indicate how their Duke shares are to be voted. If a shareholder returns a signed proxy card, but does not indicate how their Duke shares are to be voted, the Duke shares represented by the proxy card will be voted "FOR" the proposals. The proxy card also confers discretionary authority on the individuals appointed by the Duke Board and named on the proxy card to vote the Duke shares represented thereby on any other matter that is properly presented for action at the Duke meeting. Such discretionary authority will not be used to vote for adjournment of the Duke meeting to permit further solicitation of proxies if the shareholder votes against any proposal.

    Any Duke shareholder who executes and returns a proxy card may revoke the proxy at any time before it is voted by:

        (1) notifying in writing the Assistant Secretary of Duke at 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240-2438;

        (2) granting a subsequent proxy; or

        (3) appearing in person and voting at the Duke meeting.

    Attendance at the Duke meeting will not in and of itself constitute revocation of a proxy.

    Duke has not yet selected its independent auditors for the fiscal year ending December 31, 1999. However, representatives of KPMG LLP, its independent auditors for the fiscal year ending December 31, 1998, are expected to be present at the annual meeting of shareholders of Duke with the opportunity to make a statement if they desire to do so, and will be available to respond to questions.

    SOLICITATION OF PROXIES. Duke will bear its own costs of solicitation of proxies, except that the cost of preparing, printing and mailing this joint proxy statement and prospectus will be borne equally by Duke and Weeks. Brokerage houses, fiduciaries, nominees and others will, upon request, be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of Duke common and preferred shares held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from Duke shareholders by directors, officers and employees of Duke in person or by telephone, telegraph, facsimile or other appropriate means of communication. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to these directors, officers and employees of Duke in connection with the solicitation. In addition, Innisfree M&A Incorporated, a proxy solicitation firm, has been engaged by Duke to act as proxy solicitor and will receive fees estimated at $15,000, plus reimbursement of out-of-pocket expenses. Any questions or requests for assistance regarding this joint proxy statement and prospectus and related proxy materials may be directed to the Investor Relations Department of Duke by telephone at (317) 808-6005.

OTHER MATTERS

    Duke is not aware of any business or matter other than those indicated above which may be properly presented at the Duke meeting. If, however, any other matter properly comes before the Duke meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

    Any proposal by a shareholder intended to be presented at the 2000 annual meeting of shareholders must have been received by Duke at its principal executive offices located at 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240-2438 not later than November 22, 1999 for inclusion in Duke's proxy statement and form of proxy relating to Duke's 2000 annual meeting of shareholders. Duke's Board will review any shareholder proposals that are filed as required, and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2000 annual meeting. In addition, Duke's By-laws provide that any shareholder wishing to nominate a candidate for director or to propose other business at the 2000 annual meeting must give Duke written notice at its principal executive offices no earlier than January 27, 2000 and no later than February 25, 2000, and the notice must provide certain other information as described in the By-laws. Copies of Duke's By-laws are available to shareholders free of charge upon request to Duke's Investor Relations Department. Duke retains discretion to vote proxies on matters of which it is not properly notified.

WEEKS

    VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL. The Weeks Board has fixed the close of business on May 3, 1999 as the record date for the determination of holders of Weeks common shares entitled to notice of and to vote at the Weeks meeting. On April 27, 1999 there were 19,754,085 Weeks common shares outstanding, which were held by approximately 190 record holders. As of April 27, 1999, Directors and executive officers of Weeks beneficially owned an aggregate of 799,658 Weeks common shares (excluding shares subject to options) or approximately 4% of the outstanding Weeks common shares. Certain directors and executive officers of Weeks and entities controlled by them have agreed to vote all of their Weeks common shares, representing approximately 2% of Weeks' outstanding common shares, in favor of the merger and the merger agreement and against any competing transaction. See "The Merger and the Merger Proposal--Voting Agreements."

    The presence, either in person or by proxy, of the holders of a majority of the outstanding Weeks common shares is necessary to constitute a quorum at the Weeks meeting. Assuming the existence of a quorum, the affirmative vote of the holders of a majority of the outstanding Weeks common shares is required to approve the merger. Holders of record of Weeks common shares on the Weeks record date are entitled to one vote per Weeks common share at the Weeks meeting.

    If a Weeks shareholder attends the Weeks meeting, he or she may vote by ballot. However, since many shareholders may be unable to attend the Weeks meeting, those shareholders can ensure that their shares are voted at the meeting by signing and dating the enclosed proxy and returning it in the envelope provided. When a proxy card is returned properly signed and dated, the Weeks common shares represented thereby will be voted in accordance with the instructions on the proxy card. If a Weeks shareholder does not return a signed proxy card, their Weeks common shares will not be voted and thus will have the effect of a vote "against" the merger and the merger agreement. Similarly, a broker non-vote or an abstention will have the effect of a vote "against" the merger and the merger agreement. Weeks shareholders are urged to mark the box on the proxy card to indicate how their Weeks common shares are to be voted. If a Weeks shareholder returns a signed proxy card, but does not indicate how their Weeks common shares are to be voted, the Weeks common shares represented by the proxy card will be voted "FOR" the proposal. The proxy card also confers discretionary authority on the individuals appointed by the Weeks Board and named on the proxy card to vote the Weeks common shares represented thereby on any other matter that is properly presented for action at the Weeks meeting. Such discretionary authority will not be used to vote for adjournment of the Weeks meeting to permit further solicitation of proxies if the shareholder votes against any proposal.

    Any Weeks shareholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by:

        (1) notifying in writing the Secretary of Weeks at 4497 Park Drive, Norcross, Georgia 30093;

        (2) granting a subsequent proxy; or

        (3) appearing in person and voting at the Weeks meeting.

    Attendance at the Weeks meeting will not in and of itself constitute revocation of a proxy.

    SOLICITATION OF PROXIES. Weeks will bear its own costs of solicitation of proxies, except that the cost of preparing, printing and mailing this joint proxy statement and prospectus will be borne equally by Duke and Weeks. Brokerage houses, fiduciaries, nominees and others will, upon request, be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of Weeks common shares held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from Weeks shareholders by directors, officers and employees of Weeks in person or by telephone, telegraph, facsimile or other appropriate means of communication. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to these directors, officers and employees of Weeks in connection with the solicitation. In addition, Innisfree M&A Incorporated, a proxy solicitation firm, has been engaged by Weeks to act as proxy solicitor and will receive fees estimated at $5,000, plus reimbursement of out-of-pocket expenses. Any questions or requests for assistance regarding this joint proxy statement and prospectus and related proxy materials may be directed to the Vice President-Investor Relations of Weeks by telephone at (770) 717-3221.

OTHER MATTERS

    Weeks is not aware of any business or matter other than the proposal to approve the merger which may be properly presented at the Weeks meeting. If, however, any other matter properly comes before the Weeks meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

                       THE MERGER AND THE MERGER PROPOSAL

THE MERGER PROPOSAL

    The shareholders of Duke and Weeks are being asked to approve a merger of Weeks with and into Duke and the merger agreement between Duke and Weeks pursuant to which the merger will occur. Approval of the merger will also constitute approval of amendments to Duke's Article of Incorporation that will take effect at the effective time of the merger and will change Duke's name to Duke-Weeks Realty Corporation for a period of two years following the effective date of the merger and increase the maximum number of common shares that Duke is authorized to issue from 150,000,000 to 250,000,000. Approval of the merger will also constitute approval of an additional amendment to Duke's Articles of Incorporation that would take effect two years after the effective time of the merger and at such time would change the combined company's name to Duke Realty Corporation, unless the combined company's Board of Directors recommends against changing the name. The Board of Directors of Duke and the Board of Directors of Weeks have approved the merger of Weeks into Duke and recommend that their shareholders vote in favor of the merger.

    Pursuant to the merger agreement, at the effective time of the merger:

    - Weeks will be merged with and into Duke, with Duke being the surviving entity;

    - each issued and outstanding Weeks common share will be converted into the right to receive 1.38 Duke common shares;

    - each issued and outstanding Weeks 8.0% Series A cumulative redeemable preferred share will be converted into the right to receive one preference share representing 1/1,000 of an 8.0% Duke Series F cumulative redeemable preferred share having substantially identical rights and preferences;

    - each issued and outstanding Weeks 8.625% Series D cumulative redeemable preferred share will be converted into the right to receive one preference share representing 1/1,000 of an 8.625% Duke Series H cumulative redeemable preferred share having substantially identical rights and preferences; and

    - the surviving company will be named Duke-Weeks Realty Corporation.

    Duke will issue approximately 27.3 million common shares to Weeks common shareholders in the merger. Duke OP will issue approximately 10.1 million common units of limited partnership interests to limited partners of Weeks OP in the OP merger. Each Duke OP common unit will be exchangeable by the holders of the units for one Duke common share or, if Duke elects, the cash value of one Duke common share. The common shares that Duke will issue in the merger, plus the common shares Duke will reserve for issuance upon exchange of the Duke OP common units issued in the OP merger, will represent 27.7% of the outstanding Duke-Weeks common shares which will be outstanding after the merger or potentially issuable upon exchange of outstanding Duke-Weeks OP common units. This information is based on the number of common shares of Duke and Weeks and the number of common units of Duke OP and Weeks OP outstanding on March 1, 1999 and does not take into account shares issuable upon the exercise of outstanding stock options and warrants.

    The merger cannot be completed unless the majority of the outstanding common shares of each company approve it. Your vote is very important.

DUKE'S BOARD RECOMMENDATION

    The members of Duke's Board of Directors have unanimously approved and declare advisable and recommend that the Duke shareholders vote "FOR" the merger of Weeks with and into Duke. The affirmative vote of the holders of at least a majority of the outstanding Duke common shares is required to approve the merger proposal.

WEEKS' BOARD RECOMMENDATION

    The members of Weeks' Board of Directors have unanimously approved and declare advisable and recommend that the Weeks shareholders vote "FOR" the merger of Weeks with and into Duke. The affirmative vote of the holders of at least a majority of the outstanding Weeks common shares is required to approve the merger proposal.

EFFECT OF THE MERGER

    As a result of the merger and without any action on the part of Weeks' shareholders, at the effective time of the merger, each Weeks common share and preferred share will cease to be outstanding, will be canceled and retired and will cease to exist. Each holder of a certificate representing Weeks common shares or Weeks preferred shares will thereafter cease to have any rights with respect to such shares, except the right to receive the applicable merger consideration upon the surrender of such certificate. Promptly after the effective time of the merger, Duke will deposit with an exchange agent, a bank or trust company, certificates representing the Duke shares to be issued in the merger. The exchange agent will mail a letter of transmittal and instructions to each holder of a certificate representing Weeks shares, as of the effective time, for use in effecting the surrender of their Weeks stock certificates in exchange for certificates representing Duke shares. See "The Merger Agreement--Exchange of Weeks Shares."

BACKGROUND OF THE MERGER

    Historically, Duke has grown through acquisitions of portfolios of properties and small real estate companies, as well as through the development of properties located in the Midwest. Beginning in 1998, and based on the belief that significant consolidation was likely in the U.S. REIT industry, Duke's management decided to explore opportunities for growth through strategic business combinations. As an initial step in this process, Duke's management sought to arrange meetings with the senior management of companies which Duke considered to be part of its peer group in an effort to learn about their management philosophies, their market positions and the quality and nature of their assets.

    Since its inception, Weeks' business objective has been to increase shareholder value by, among other things, increasing per share cash available for distribution. A key strategy used by Weeks to achieve this objective has been the acquisition and development of institutional-quality industrial and suburban office properties, including the strategic expansion into new geographic markets through the acquisition of property portfolios. In light of the consolidation trend developing in the REIT industry in 1997 and the increasing difficulty publicly held REITs encountered raising funds in the equity capital markets, beginning in late 1997, Weeks' management began exploring additional strategic alternatives to achieve its business objectives. As part of this process, Weeks consulted with Goldman Sachs, its historical financial advisor, regarding Weeks' existing business plan, general industry conditions, and possible strategic alternatives such as the acquisition of or merger with another publicly held REIT. No specific course of action or acquisition or merger candidates were discussed. In addition, at industry conferences and similar events during late 1997 and early 1998, A. Ray Weeks, Jr., Weeks' chief executive officer, met informally with the chief executive officers of several publicly held REITs, including Thomas L. Hefner, Duke's chief executive officer, to discuss industry trends, management philosophies and market conditions.

    At the regularly scheduled meeting of the Weeks Board on November 21, 1997, Mr. Weeks briefly outlined the ongoing discussions between management and Goldman Sachs, and the Weeks Board had a general discussion regarding the relative benefits and detriments of the strategic alternatives management had been analyzing, and the publicly held REITs that management considered to be in Weeks' peer group of companies.

    In January 1998, Mr. Hefner and Darell E. Zink, Jr., Duke's chief financial officer, met with Mr. Weeks, David P. Stockert, Weeks' chief financial officer, and Thomas D. Senkbeil, Weeks' chief investment officer, in Atlanta. During the meeting, the parties discussed the real estate industry generally and in their particular markets and their respective operating philosophies. There were no specific discussions regarding a combination of the two companies. There were similar meetings between Messrs. Hefner and Weeks in February, June and July of 1998. None of these meetings included any specific discussions regarding a combination of the two companies.

    In early February 1998, Weeks' management again consulted with Goldman Sachs regarding possible acquisition and merger candidates. At the regularly scheduled meeting of the Weeks Board on February 13, 1998, Mr. Weeks briefed the Weeks Board about the informal meetings between Weeks' management and the senior management of several publicly held REITs, including the meetings with Messrs. Hefner and Zink described above. In addition, the Weeks Board continued its discussion concerning strategic alternatives, including the possible candidates identified by Goldman Sachs. Following a lengthy discussion, the Weeks Board concluded that current market conditions did not support the implementation of any of the alternatives discussed, but recommended that management continue analyzing Weeks' strategic alternatives in light of its business objective of increasing shareholder value.

    Between February and November 1998, members of Weeks' senior management continued to meet informally with management of other publicly held REITs, including Duke, and to narrow the list of possible acquisition or merger candidates. None of these meetings involved any specific discussions or proposals regarding a possible acquisition or business combination.

    On July 23, 1998, Mr. Hefner briefed Duke's Board about the discussions that had taken place to date with Weeks and other companies.

    There were no further discussions between Duke and Weeks until September 15, 1998, when Mr. Zink had a breakfast meeting with Mr. Weeks before an industry conference. Messrs. Zink and Weeks discussed the management personnel of each of the companies and discussed the state of the REIT industry, which was becoming constrained in its ability to raise capital.

    On October 23, 1998, Duke's executive committee met to discuss strategic alternatives available to Duke, including the possibility of Duke's expanding its focus from the Midwest to new markets through a merger.

    On November 17, 1998, at the annual retreat of the Weeks Board, Goldman Sachs discussed the current REIT market environment, Weeks' market position relative to several publicly held REITs considered to be in Weeks' peer group, possible strategic alternatives and its recommended course of action. Among the alternatives discussed were a strategic sale of assets, a merger with another REIT, an acquisition of an existing REIT or continuation of Weeks' existing strategy. After a lengthy discussion, the Weeks Board concluded that none of the alternatives involving a sale or merger of the company or the acquisition of an existing REIT were feasible at that time on favorable terms. Accordingly, the Weeks Board determined that the course of action consistent with its business objective of increasing shareholder value would be to continue executing its existing strategy.

    On November 30, 1998, Mr. Weeks was contacted by and met with the chief executive officer of another publicly held REIT ("Company A") to discuss their respective companies, including their properties, markets and operating philosophies. During this meeting Mr. Weeks and Company A's chief executive officer discussed in general terms a possible combination of the two companies, but the discussion did not include any specific material terms of such a combination. Following the meetings with Duke and Company B described below, Mr. Weeks decided not to pursue further discussions with Company A.

    On December 9, 1998, Messrs. Hefner and Weeks met in Indianapolis to discuss the personnel of their respective organizations and the prospects of a business combination involving Duke and Weeks. Messrs. Hefner and Weeks continued these discussions in Atlanta on January 22, 1999.

    Shortly following Mr. Weeks' December 9 meeting with Mr. Hefner, Mr. Weeks was contacted by the chief executive officer of another publicly held REIT ("Company B"), at which time the chief executive officer expressed a desire to begin a dialogue with Weeks' management concerning a possible business combination. During this discussion, Mr. Weeks and Company B's chief executive officer talked briefly about a possible combination of the two companies, but the discussion did not include any specific terms of such a combination. Following this meeting, Mr. Weeks and Company B's chief executive officer agreed to continue discussing a possible business combination of the two companies.

    In early January 1999, Weeks' senior management met internally and with its legal advisors to discuss Mr. Weeks' meetings and discussions with management of Duke, Company A and Company B. Following these meetings, in a letter to each director dated January 7, 1999, Mr. Weeks informed the Weeks Board of the existence of these discussions and the meetings with the chief executive officers of Duke, Company A and Company B. During the Weeks Board's regularly scheduled conference call on January 13, 1999, Mr. Weeks described his discussions to date with Messrs. Hefner and Zink and the chief executive officers of Company A and Company B. Mr. Weeks reviewed management's views of the interest Duke, Company A and Company B had in pursuing discussions concerning a strategic merger with Weeks. The Weeks Board recommended that Weeks' management continue to pursue these discussions with Duke and Company B to determine if a business combination with either company was desirable, but not to hold exclusive discussions with either Duke or any other company, including Company B, in order to maximize the potential value to Weeks' shareholders.

    On January 15, 1999, Mr. Stockert met with the chief financial officer of Company B to discuss systems integration, operating strategies and the management of the two companies. On January 25 and 26, 1999, the chief executive officer and chief financial officer of Company B met with Weeks' senior management in Atlanta to discuss the integration of the two companies and to visit certain of Weeks' properties in Atlanta. The parties continued these discussions on February 7 and 8, 1999, when Messrs. Weeks, Senkbeil and Forrest
W. Robinson, Weeks' president and chief operating officer, met with Company B's senior management and visited certain of Company B's properties.

    At a meeting of Duke's Board held on January 27, 1999, Mr. Hefner briefed the Board on the discussions he had with Mr. Weeks and the challenges and opportunities associated with expanding Duke's focus beyond the Midwest.

    On February 3, 1999, Weeks entered into a confidentiality agreement with Duke, pursuant to which each company agreed to maintain the confidentiality of the non-public information provided to each other in connection with each company's due diligence and financial analysis of the other company.

    On February 4, 1999, members of Weeks' senior management met with members of Duke's executive committee at Duke's regional offices. Messrs. Zink, Stockert and Dennis D. Oklak, Duke's chief administrative officer, met to discuss integrating the systems of the companies and the likely accounting treatment of a combination of the companies. During the weeks of February 8 and February 15, representatives of Duke and Weeks visited most of the properties owned or being developed by the two companies.

    On February 5, 1999, Mr. Hefner met with Mr. Weeks and Mr. Senkbeil to discuss management assignments for the personnel of a combined company. Mr. Hefner continued these discussions with Mr. Weeks on February 9, 1999.

    On February 10, 1999, the Weeks Board held a special meeting, which was attended by lawyers from King & Spalding, Weeks' legal counsel. Mr. Weeks described his discussions to date with Duke and Company B, and the potential benefits to the Weeks' shareholders from a merger with either Duke or Company B. The Board then discussed with legal counsel the fiduciary duties of the Weeks Board to the

Weeks shareholders and the mechanics and processes involved in a potential merger transaction. Mr. Weeks then reviewed materials prepared by management and Goldman Sachs, which included an analysis of the relative market positions within the REIT industry of each of Weeks, Duke and Company B, an overview of each of Duke and Company B, and a summary of a combined company following a Weeks/ Duke and Weeks/Company B merger. Mr. Weeks also described the business, properties and operations of Duke and Company B, including specifically the quality of their respective properties, their market capitalization, their cost of capital and their management. The Weeks Board further discussed generally the perceived benefit to Weeks and its shareholders of a merger with Duke and a merger with Company B. Based upon the information provided to the Weeks Board and their discussions with management regarding the potential transactions, the Weeks Board determined that Weeks should evaluate further a potential business combination with Duke and authorized Weeks' senior management to continue the discussions with Duke regarding a possible transaction. The Weeks Board also authorized management to retain Goldman Sachs to act as Weeks' financial advisor in connection with its evaluation of a potential business combination with Duke. No formal action was taken at the meeting with respect to the merger.

    At a meeting of Duke's Board on February 11, 1999, Mr. Hefner briefed the Board on the discussions held to date with Weeks. At this meeting, the Duke Board authorized management to retain legal and financial advisors to assist management in evaluating a transaction between Duke and Weeks. Duke engaged Merrill Lynch Pierce, Fenner & Smith Incorporated to act as its financial advisor and Rogers & Wells LLP as its legal advisor in connection with its evaluation of a potential business combination with Weeks.

    On February 15, 1999, representatives of Duke and Weeks met in New York at the offices of Duke's legal counsel. Mr. Zink, Mr. Oklak and James R. Windmiller, Duke's Vice President--Taxation, were present from Duke. Mr. Weeks, Mr. Stockert and Elizabeth C. Belden, Weeks' general counsel, were present from Weeks. Representatives from Duke's and Weeks' outside legal counsel and financial advisors were also present. At this meeting, Weeks' representatives reviewed Weeks' property portfolio and described Weeks' joint venture arrangements. The parties discussed a schedule for completing legal and financial due diligence of the companies and also discussed potential legal structures for a combination of the two companies. Messrs. Zink and Weeks had a further meeting on the evening of February 15, 1999 at which they discussed the strategic vision of the combined company and how to integrate effectively the operations of the companies.

    A data room containing Weeks due diligence material was established at the offices of Weeks' legal counsel. Representatives of Duke and its legal counsel visited the data room during the week of February 15. A similar data room containing Duke due diligence material was established near Duke's headquarters in Indianapolis. Weeks and its legal counsel visited the data room during the week of February 15. There were also numerous telephone conversations during that week between the legal advisors for the two companies regarding due diligence and legal structure, as well as conversations between the companies' financial advisors regarding financial diligence and financial analyses of the companies.

    On February 18, 1999, drafts of a merger agreement and related documents were sent by Duke's counsel to Duke and Weeks and their respective legal and financial advisors. On February 19, 1999, representatives of Merrill Lynch and Goldman Sachs conducted due diligence meetings with the management of Duke and Weeks in Indianapolis and Atlanta.

    On February 22, 1999, Messrs. Zink and Oklak and representatives of Duke's legal counsel met in New York with Mr. Stockert, Ms. Belden and representatives of Weeks' legal counsel to discuss the draft merger agreement and due diligence issues that had arisen during the course of the parties' due diligence reviews.

    During the week of February 22, Duke and Weeks, in consultation with their legal and financial advisors, reviewed and commented on the merger agreement and finalized the terms of the merger. The principal issues discussed during these negotiations were the exchange ratio, covenants of Duke and Weeks with regard to the conduct of their business during the period between signing the merger agreement and closing the merger, the appropriate amounts of the termination fees and expenses and the circumstances under which they should be payable, the conditions under which a breach by either party of a representation or warranty would give the non-breaching party the right to terminate the merger agreement, the terms of Weeks' existing change of control agreements, the scope of the amendments which would be made to the operating partnership agreement of Duke OP and the effect of the merger on Weeks' outstanding stock options.

    On February 23, 1999, Duke's Board held a special telephonic meeting in which Duke's financial and legal advisors also participated. The Duke Board was informed of the status of negotiations with regard to the exchange ratio and the merger. At the conclusion of the meeting, the Board gave direction and authority to management regarding the terms of the merger and the approach management should take in its negotiations. Later that evening, the parties agreed upon a fixed exchange ratio of 1.38 Duke common shares for one common share of Weeks and agreed that there would be no adjustment to the exchange ratio for fluctuations in the trading prices of Duke or Weeks common shares.

    The Weeks Board held a special telephonic meeting on February 24, 1999, in which Weeks' financial and legal advisors participated. During the meeting the Weeks Board discussed with management and Weeks' financial and legal advisors the status of negotiations with respect to a business combination with Duke, including the exchange ratio of 1.38 Duke common shares for one common share of Weeks and the composition of senior management and the board of directors of the combined company. The Weeks Board authorized management to proceed with the negotiation of the terms of the merger agreement and related documents on these terms.

    On the morning of February 28, 1999, a special meeting of the Weeks Board was held at which members of management and representatives of Weeks' financial and legal advisors were present. Mr. Weeks made a presentation to the Weeks Board regarding the background and events leading up to the meeting with respect to the proposed merger with Duke. Mr. Weeks then set forth the reasons he believed a strategic merger with Duke would be beneficial to Weeks and its shareholders, which reasons are described under the heading "Reasons for the Merger--Recommendation of the Weeks Board" below. Legal counsel then described for the Weeks Board the due diligence investigation of Duke that had been conducted in connection with the proposed merger. Representatives of Goldman Sachs then made a presentation regarding the proposed merger with Duke. A summary of this presentation is described below under the heading "--Opinion of Weeks' Financial Advisor." Goldman Sachs delivered to the Weeks Board its opinion that as of that date, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of the outstanding Weeks common shares. Weeks' legal counsel then made a presentation to the Weeks Board in which it explained the material terms of the proposed merger agreement, including closing conditions, termination rights and related fees and expense reimbursement provisions, briefed the Weeks Board on certain legal issues raised by the proposed merger and advised the Weeks Board of its fiduciary duties in connection with the transaction. Following such presentations, and after extensive discussion of the advantages and potential risks of the proposed merger as described under the heading "Reasons for the Merger--Recommendation of the Weeks Board" below, the Weeks Board unanimously approved the merger, the merger agreement and the transactions contemplated thereby.

    Also on February 28, 1999, the Duke Board held a meeting to approve the merger agreement and the merger. Representatives of Merrill Lynch delivered their written opinion that as of that date, the exchange ratio in the merger agreement was fair, from a financial point of view, to Duke. Representatives of Duke's legal counsel discussed with the Board, among other things, their fiduciary duties and the terms of the merger. Duke's Board of Directors reviewed and discussed the information presented by management and Duke's legal and financial advisors, together with the opinion delivered by Merrill Lynch. At the conclusion of the discussion, Duke's Board of Directors unanimously approved the merger and the merger agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF THE DUKE BOARD

    Duke's Board of Directors unanimously approved the merger and the merger agreement at a meeting held on February 28, 1999. The Duke Board believes that the terms of the merger, the merger agreement and the other transactions contemplated thereby are advisable and in the best interests of Duke and its shareholders. Accordingly, the Duke Board recommends that its shareholders approve the merger, the merger agreement and the transactions contemplated thereby.

    In considering the recommendation of the Duke Board with respect to the merger, Duke shareholders should be aware that if the additional charter amendment to the Duke Articles of Incorporation to increase the size of the Duke Board is approved, 11 of the 12 members of the Duke Board will become directors of Duke-Weeks following consummation of the merger. If this amendment is not approved, but the merger is approved by the requisite vote of the Duke shareholders, then up to eight members of Duke's Board will become directors of Duke-Weeks following consummation of the merger. Therefore, Duke's directors have interests in the merger that are different than, or in addition to, the interests of the shareholders of Duke generally.

    In its deliberations with respect to the merger and the merger agreement, the Duke Board consulted with Duke's management and the financial and legal advisors to Duke. The factors considered by the Duke Board include those enumerated below. While all of these factors were considered by the Duke Board, the Board did not make determinations with respect to each factor. Rather, the Board made its judgment with respect to the merger and the merger agreement based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

POSITIVE FACTORS CONSIDERED BY THE DUKE BOARD

    In making its determination with respect to the merger, the Duke Board considered the following material positive factors:

    - The merger will combine the assets of Weeks and Duke, strengthening one of the largest real estate investment trusts in the Midwest and expanding Duke into desirable new markets in the southeast United States and Texas. Duke-Weeks is expected to have a pro forma total market capitalization of approximately $5.2 billion, based on the closing price of Duke's common shares on February 26, 1999 (the last full trading day before the merger was publicly announced) and the outstanding principal amount of indebtedness of the two companies on December 31, 1998.

    - The Duke Board believes that the combined company resulting from the merger will have a strong balance sheet. The pro forma ratio of total long-term debt to total long-term undepreciated book capitalization of the combined company as of December 31, 1998 is approximately 57%. In addition, the Duke Board believes that the merger will result in improved liquidity for Duke shareholders as a result of the increased total equity capitalization of the combined company and an increased trading volume of the securities of the combined company.

    - The merger will give Duke market presence and new platforms for growth in key markets. Weeks' assets are located in growth-oriented markets in the southeast United States and Texas. After the merger, the combined company will own assets totaling in excess of 30 million square feet in these key Sunbelt markets.

    - Duke management believes that the operating philosophies and systems of Duke and Weeks are sufficiently similar that the operations of the two companies can be combined without significant costs or disruption to operations.

    - The opinion of Merrill Lynch described below to the effect that, as of the date of such opinion, and based upon and subject to the matters stated in such opinion, the exchange ratio of 1.38 Duke common shares for each Weeks common share is fair, from a financial point of view, to Duke.

NEGATIVE FACTORS CONSIDERED BY THE DUKE BOARD

    The Duke Board also considered the matters described above under "Risk Factors" as well as the following potentially negative factors in its deliberations concerning the merger.

    - Because the exchange ratio of Duke common shares for Weeks common shares is fixed at 1.38, the common shares that Duke will be required to issue in the merger may have a greater value than the value contemplated at the time the merger was signed because of an increase in the market price of Duke common shares.

    - Duke shareholders will not maintain their current percentage ownership of Duke in the combined company.

    In view of the wide variety of factors considered by the Duke Board, the Duke Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. However, in the view of the Duke Board, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered by it in its deliberations relating to the merger.

OPINION OF DUKE'S FINANCIAL ADVISOR

    Merrill Lynch has acted as the financial advisor to the Duke Board in evaluating the merger between Duke and Weeks. On February 28, 1999, Merrill Lynch delivered its written opinion (the "Merrill Lynch Opinion") to the Duke Board stating that, as of February 28, 1999, based upon and subject to the assumptions made, matters considered and limits of review set forth therein, the exchange ratio of 1.38 Duke common shares for each Weeks common share was fair, from a financial point of view, to Duke.

    THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF REVIEW UNDERTAKEN, IS ATTACHED TO THIS JOINT PROXY STATEMENT AND PROSPECTUS AS ANNEX B. DUKE SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE DESCRIPTION OF THE MERRILL LYNCH OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERRILL LYNCH OPINION. THE MERRILL LYNCH OPINION IS ADDRESSED TO THE DUKE BOARD AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO DUKE OF THE EXCHANGE RATIO, DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY DUKE TO ENGAGE IN THE TRANSACTION AND DOES NOT CONSTITUTE, NOR SHOULD IT BE CONSTRUED AS, A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE DUKE ANNUAL MEETING. THE MERRILL LYNCH OPINION DOES NOT CONSTITUTE AN OPINION OR IMPLY ANY CONCLUSION OF MERRILL LYNCH AS TO THE LIKELY TRADING RANGE FOR THE DUKE COMMON SHARES, THE DUKE PREFERRED SHARES, THE WEEKS COMMON SHARES OR THE WEEKS PREFERRED SHARES FOLLOWING THE ANNOUNCEMENT OR CONSUMMATION OF THE MERGER. THE EXCHANGE RATIO WAS DETERMINED AS A RESULT OF NEGOTIATIONS BETWEEN DUKE AND WEEKS AND WAS APPROVED BY THE DUKE BOARD.

    In connection with the preparation of the Merrill Lynch Opinion, Merrill Lynch, among other things:

    - reviewed certain publicly available business and financial information relating to Duke and Weeks which Merrill Lynch deemed to be relevant;

    - reviewed certain information, including financial forecasts, relating to the business, earnings, funds from operations, adjusted funds from operations, cash flow, assets, liabilities and prospects of Duke and Weeks furnished to Merrill Lynch by Duke and Weeks, as well as the amount and timing of the savings and related synergies expected to result from the merger (the "Expected Synergies") furnished to Merrill Lynch by Duke and Weeks;

    - conducted discussions with members of management of Duke and Weeks concerning the matters described in the two clauses above, as well as their respective businesses and prospects before and after giving effect to the merger and the Expected Synergies;

    - reviewed the market prices and valuation multiples for the Duke common shares and the Weeks common shares and compared them with those of certain publicly traded companies that Merrill Lynch deemed relevant;

    - reviewed the results of operations of Duke and Weeks and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

    - compared the proposed financial terms of the merger with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant;

    - participated in certain discussions and negotiations among representatives of Duke and Weeks and their financial and legal advisors;

    - reviewed the potential pro forma impact of the merger on Duke;

    - reviewed a draft of the merger agreement, and assumed that the final form would not differ in any respect that is material to the Merrill Lynch Opinion; and

    - reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, real estate, market and monetary conditions.

    In preparing the Merrill Lynch Opinion, Merrill Lynch assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill Lynch by Duke or Weeks, Merrill Lynch assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of Duke's or Weeks' management as to the expected future financial performance of Duke or Weeks, as the case may be, and the Expected Synergies. Merrill Lynch expressed no view as to such projections or information or the assumptions on which they are based. Merrill Lynch did not assume any responsibility for making or obtaining any independent evaluation or appraisal of any of the assets or liabilities of Duke or Weeks. Merrill Lynch further assumed that the merger will qualify as a tax-free reorganization for United States federal and any applicable state income tax purposes. Merrill Lynch also assumed that the merger will not change the real estate investment trust status of the pro forma entity for federal income tax purposes.

    For purposes of rendering the Merrill Lynch Opinion, Merrill Lynch assumed in all respects material to its analysis that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement, and that all conditions to the consummation of the merger would be satisfied without waiver thereof. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements, or amendments or modifications, will be imposed that will have an adverse effect on the contemplated benefits of the merger. The Merrill Lynch Opinion is necessarily based upon market, real estate, economic and other conditions as they exist and can be evaluated on, and on the information made available to Merrill Lynch as of, February 26, 1999. Merrill Lynch assumed no responsibility to update or revise the Merrill Lynch Opinion based upon circumstances or events occurring after February 26, 1999.

    The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion.

THE SUMMARY OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

    VALUATION OF WEEKS.

    HISTORICAL TRADING PERFORMANCE AND CURRENT CAPITALIZATION. Merrill Lynch reviewed certain trading information for Weeks and, on the basis thereof, calculated its market value, market capitalization and trading multiples based on its stock price as of February 24, 1999 of $26.75. For this purpose, Merrill Lynch defined "total market capitalization" as the market value of Weeks' common equity (including operating partnership units as if converted into common equity), plus preferred shares at liquidation value as of December 31, 1998, plus total debt as of December 31, 1998. Merrill Lynch then calculated the market value of Weeks as a multiple of projected Funds from Operations ("FFO") and FFO less recurring capital expenditures ("AFFO") provided by Weeks' management. Weeks' projected FFO multiples for 1999 and 2000 were 8.9x and 8.1x, respectively, and the projected AFFO multiples for 1999 and 2000 were 9.9x and 9.1x, respectively.

    Merrill Lynch reviewed Duke's offer for Weeks and, on the basis thereof and using publicly available share price information for the Duke common shares as of February 24, 1999, calculated an aggregate net offer value (the "Net Offer Value") of $819.4 million. Based upon Weeks' actual preferred shares, debt and cash balances as of December 31, 1998, Merrill Lynch also calculated an aggregate transaction value (the "Transaction Value") of $1,719.0 million, which consisted of the Net Offer Value, plus Weeks' preferred shares at their liquidation value of $250.0 million and Weeks' debt of $651.2 million, less Weeks' cash balance of $1.5 million. Merrill Lynch also calculated Net Offer Value transaction multiples based on projections provided by Weeks' management of its projected FFO and AFFO of 10.0x and 11.2x, respectively, for 1999 and 9.2x and 10.3x, respectively, for 2000.

    ANALYSIS OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Using publicly available information and estimates of future financial results published by First Call, an industry service provider of earnings estimates based on an average of earnings estimates published by various investment banking firms ("First Call"), and taken from Merrill Lynch Equity Research, Merrill Lynch compared certain financial and operating information and ratios for Weeks with the corresponding financial and operating information for a group of publicly traded companies engaged primarily in the ownership, management, operation and acquisition of industrial and office properties which Merrill Lynch deemed to be reasonably comparable to Weeks. For the purpose of its analyses, the following companies were used as comparable companies to Weeks: AMB Property Corporation, Cabot Industrial Trust, CenterPoint Properties Trust, First Industrial Realty Trust, Inc., Liberty Property Trust and ProLogis Trust (collectively, the "Weeks Comparable Companies").

    Merrill Lynch's calculations resulted in the following relevant ranges for the Weeks Comparable Companies and for Weeks as of February 24, 1999:

                                                        TRADING VALUATION MULTIPLES
                                                 ------------------------------------------
                                                   WEEKS COMPARABLE COMPANIES
                                                 -------------------------------
                                                    LOW       MEAN       HIGH       WEEKS
                                                 ---------  ---------  ---------  ---------
Projected 1999 FFO.............................       8.0x       9.5x      11.0x       8.9x
Projected 2000 FFO.............................       7.5x       8.7x       9.9x       8.1x
Projected 1999 AFFO............................       9.3x      10.5x      11.8x       9.9x
Projected 2000 AFFO............................       8.6x       9.7x      10.8x       9.1x


                                                    LOW       MEAN       HIGH       WEEKS
                                                 ---------  ---------  ---------  ---------
Debt to total market capitalization............      20.8%      33.5%      42.4%      40.1%
Market Value to estimated net asset value......      91.0%     105.0%     125.0%      93.0%

    Based on projected 2000 FFO multiples, this analysis results in a per share valuation of between $24.75 and $32.67.

    None of the Weeks Comparable Companies is identical to Weeks. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Weeks Comparable Companies and other factors that could affect the public trading of the Weeks Comparable Companies, as well as that of Weeks. In addition, the multiples of market value to projected 1999 and 2000 FFO and AFFO for the Weeks Comparable Companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

    COMPARABLE TRANSACTIONS ANALYSIS. Merrill Lynch also compared certain financial ratios of the merger with those of other selected mergers and strategic transactions involving real estate investment trusts which Merrill Lynch deemed to be relevant. These transactions were ProLogis Trust's pending merger with Meridian Industrial Trust, Inc., Reckson Associates Realty Corp./Crescent Real Estate Equities Company's pending merger with Tower Realty Trust, Inc., Equity Office Properties Trust's merger with Beacon Properties Corporation and Highwoods Properties, Inc.'s merger with Crocker Realty Trust, Inc.

    Using publicly available information and estimates of financial results as published by First Call, Merrill Lynch calculated the premium of the implied offer value per share relative to the acquired company's stock price on the day before the announcement of the respective transaction, and as a multiple of the projected forward year FFO for the transaction. This analysis resulted in the following relevant ranges for the transactions found by Merrill Lynch to be comparable to the merger:

                                                           LOW        MEAN        HIGH
                                                        ---------     -----     ---------
Premium to market.....................................        7.3%       18.1%       28.3%

Multiple of projected FFO.............................       10.3x       12.8x       15.5x

    This analysis results in a per share valuation of between $31.11 and $33.52.

    DISCOUNTED CASH FLOW ANALYSIS--DISCOUNTED DIVIDEND METHOD. Merrill Lynch performed a discounted cash flow analysis (I.E., an analysis of the present value calculated as of December 31, 1998 of the projected levered cash flows for the periods using the discount rates indicated) of Weeks based upon projections provided by Weeks' management for the years 1999 through 2003, inclusive, using discount rates reflecting an equity cost of capital ranging from 13.0% to 17.0% and terminal value multiples for 2003 FFO ranging from 9.5x to 10.5x. Based upon Weeks' projections for the years 1999 through 2003, the range of present values per Weeks common share was $27.08 to $34.07.

    NET ASSET VALUATION ANALYSIS. Merrill Lynch performed a net asset valuation for Weeks based on an asset-by-asset real estate valuation of Weeks' properties, an estimation of the current value for Weeks' other assets and liabilities, and Weeks' debt balances as of December 31, 1998. The real estate valuation utilized property specific projections prepared by Weeks' management for 1999. For the operating portfolio of Weeks, the valuation utilized the direct capitalization method on projected 1999 property net operating income and capitalization rates of 9.0% and 10.0%. These calculations indicated a per share net asset valuation range for Weeks of $26.64 to $32.22.

    VALUATION OF DUKE.

    HISTORICAL TRADING PERFORMANCE AND CURRENT CAPITALIZATION. Merrill Lynch reviewed certain trading information for Duke and, on the basis thereof, calculated its market value, market capitalization and trading multiples based on its stock price as of February 24, 1999 of $22.00. For this purpose, Merrill Lynch defined "total market capitalization" as market value of Duke's common equity (including operating partnership units as if converted into common equity), plus preferred shares at liquidation value as of December 31, 1998, plus total debt as of December 31, 1998. Merrill Lynch then calculated the market value of Duke as a multiple of projected FFO and AFFO provided by Duke's management. Duke's projected FFO multiples for 1999 and 2000 were 10.6x and 9.5x, respectively, and the projected AFFO multiples for 1999 and 2000 were 12.7x and 10.5x, respectively.

    ANALYSIS OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Using publicly available information and estimates of future financial results published by First Call and taken from Merrill Lynch Equity Research, Merrill Lynch compared certain financial and operating information and ratios for Duke with the corresponding financial and operating information for a group of publicly traded companies engaged primarily in the ownership, management, operation and acquisition of industrial and office properties which Merrill Lynch deemed to be reasonably comparable to Duke. For the purpose of its analyses, the following companies were used as comparable companies to Duke: Spieker Properties, Inc., CenterPoint Properties Trust, ProLogis Trust, AMB Property Corporation, Liberty Property Trust and First Industrial Realty Trust, Inc. (collectively, the "Duke Comparable Companies").

    Merrill Lynch's calculations resulted in the following relevant ranges for the Duke Comparable Companies and for Duke as of February 24, 1999:

                                                          TRADING VALUATION MULTIPLES
                                                   ------------------------------------------
                                                      DUKE COMPARABLE COMPANIES
                                                   -------------------------------
                                                      LOW       MEAN       HIGH       DUKE
                                                   ---------  ---------  ---------  ---------
Projected 1999 FFO...............................       8.0x       9.7x      11.0x      10.6x
Projected 2000 FFO...............................       7.5x       8.9x      10.0x       9.5x
Projected 1999 AFFO..............................       9.3x      11.1x      12.3x      12.7x
Projected 2000 AFFO..............................       8.6x      10.2x      11.1x      10.5x


                                                      LOW       MEAN       HIGH       DUKE
                                                   ---------  ---------  ---------  ---------
Debt to total market capitalization..............      30.0%      36.1%      42.4%      25.6%
Market Value to estimated net asset value........      91.0%     105.0%     125.0%     102.0%

    Based on projected 2000 FFO multiples, this analysis results in a per share valuation of between $17.33 and $23.10.

    None of the Duke Comparable Companies is, of course, identical to Duke. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Duke Comparable Companies, and other factors that could affect the public trading of the Duke Comparable Companies, as well as that of Duke. In addition, the multiples of market value to projected 1999 and 2000 FFO and AFFO for the Duke Comparable Companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

    DISCOUNTED CASH FLOW ANALYSIS--DISCOUNTED DIVIDEND METHOD. Merrill Lynch performed a discounted cash flow analysis (I.E., analysis of the present value of the projected levered cash flows for the periods using the discount rates indicated) of Duke based upon projections provided by Duke's management for the years 1999 through 2003, inclusive, using discount rates reflecting an equity cost of capital ranging from 13.0% to 17.0% and terminal value multiples for 2003 FFO ranging from 10.3x to 11.3x. Based upon Duke's projections for the years 1999 through 2003, the range of present values per Duke common share was $19.70 to $24.62.

    NET ASSET VALUATION ANALYSIS. Merrill Lynch also performed a net asset valuation for Duke based on an asset-by-asset real estate valuation of Duke's properties, an estimation of the current values for Duke's other assets and liabilities, and an estimation of Duke's debt balances as of December 31, 1998. The real estate valuation utilized property specific projections prepared by Duke's management for 1999. For the operating portfolio of Duke, the valuation utilized the direct capitalization method on projected 1999 property net operating income and a range of capitalization rates of 8.8% to 10.5%. These calculations indicated a per share net asset valuation range for Duke of $19.66 to $23.05.

    PRO FORMA MERGER CONSEQUENCES.

    IMPLIED EXCHANGE RATIO ANALYSIS--COMPARATIVE VALUATIONS. Merrill Lynch utilized the results of three valuation methodologies: public comparables analysis; discounted cash flow analysis--discounted dividend method; and net asset value analysis, in order to calculate a range of implied exchange ratios for each method, as compared to the 1.38x exchange ratio in the merger. This analysis yielded the following ranges:

                                                                       IMPLIED EXCHANGE RATIOS
                                                                   -------------------------------
                                                                      LOW       MEAN       HIGH
                                                                   ---------  ---------  ---------

Public Comparables...............................................     1.400x     1.414x     1.428x

Discounted Cash Flow Analysis--Discounted Dividend Method........     1.375x     1.379x     1.384x

Net Asset Value..................................................     1.355x     1.378x     1.400x

    PRO FORMA COMBINATION ANALYSIS. Merrill Lynch analyzed the pro forma effects resulting from the merger, including the potential impact on Duke's projected stand-alone FFO per share and the anticipated accretion (I.E., the incremental increase) to Duke's FFO per share resulting from the merger. Merrill Lynch observed that, after giving effect to the Expected Synergies, the merger would be accretive to Duke's projected FFO per share in each of the years 1999 through 2003, inclusive.

    Merrill Lynch also observed that the projected annual dividend per Duke common share pro forma for the merger were $1.43, $1.60, $1.77, $1.94 and $2.06 per Duke common share in 1999, 2000, 2001, 2002 and 2003, implying no reduction in Duke's current indicated dividend rate.

    PRO FORMA CONTRIBUTION ANALYSIS. Weeks' current shareholders will have an aggregate ownership interest in Duke of approximately 25.9% (on a fully diluted basis, assuming the conversion of all OP units and convertible preferred shares) after the completion of the merger. On a pro forma basis, after giving effect to the merger and the Expected Synergies and assuming the accuracy of the estimates provided by the management of Duke and Weeks, the following will be contributed to the combined operations of Duke-Weeks:

                                                     1998(%)                               1999(EST.)(%)               2000(EST.)(%)
                                     ---------------------------------------  ---------------------------------------  -----------
                                                                 EXPECTED                                 EXPECTED
                                        WEEKS        DUKE        SYNERGIES       WEEKS        DUKE        SYNERGIES       WEEKS
                                     -----------     -----     -------------  -----------     -----     -------------  -----------

EBITDA (equity adjusted)...........        27.5         72.5            --          27.1         72.8           0.2          25.3

FFO................................        31.3         68.7            --          26.8         73.0           0.1          25.6

AFFO...............................        31.5         68.5            --          28.2         71.6           0.2          25.4

                                                                              2001(EST.)(%)
                                                                 ---------------------------------------
                                                    EXPECTED                                 EXPECTED
                                        DUKE        SYNERGIES       WEEKS        DUKE        SYNERGIES
                                        -----     -------------  -----------     -----     -------------
EBITDA (equity adjusted)...........        74.1           0.7          25.4         73.8           0.8
FFO................................        73.7           0.7          24.9         74.3           0.8
AFFO...............................        73.9           0.7          24.0         75.1           0.9

    On the basis of this analysis, Weeks' contribution to the combined operations with respect to pro forma EBITDA, FFO and AFFO are greater for 1998 and 1999 on a percentage basis than the aggregate ownership interest that Weeks shareholders would receive in Duke pursuant to the merger.

    The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying the Merrill Lynch Opinion. The process of preparing a fairness opinion necessarily requires a broad range of subjective judgment with respect to appropriate comparable companies and transactions, appropriate multiples of various selected financial data, appropriate discount rates and other financial and other facts. Accordingly, any analysis is not mathematical; rather it involves complex considerations and judgments. In its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Duke's, Weeks', and Merrill Lynch's control. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

    The Duke Board selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the merger and because it is familiar with Duke and its business. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

    Pursuant to a letter agreement dated February 24, 1999, Duke agreed to pay Merrill Lynch a fee equal to 0.35% of the purchase price (as defined in the letter agreement) upon consummation of the merger. Duke also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel, subject to certain limitations, and to indemnify Merrill Lynch and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under such letter agreement, including certain liabilities under the federal securities law.

    Merrill Lynch has, in the past, provided financial advisory and financing services to Duke and may continue to do so and has received, and may receive, fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch may actively trade in the securities of Duke for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

REASONS FOR THE MERGER; RECOMMENDATION OF THE WEEKS BOARD

    The Weeks Board of Directors unanimously approved the merger and the merger agreement at a meeting held on February 28, 1999. The Weeks Board believes that the terms of the merger, the merger agreement and the other transactions contemplated thereby are advisable and in the best interests of Weeks and its shareholders. Accordingly, the Weeks Board recommends that its shareholders approve the merger, the merger agreement and the transactions contemplated thereby.

    In considering the recommendation of the Weeks Board with respect to the merger, Weeks' shareholders should be aware that if the additional charter amendment to the Duke Articles of Incorporation increasing the size of the Duke Board is approved, ten of the 11 members of the Weeks Board will become directors of Duke-Weeks following consummation of the merger. If this amendment is not approved, but the merger is approved by the requisite vote of the Duke shareholders, then up to seven members of the Weeks Board will become directors of Duke-Weeks following consummation of the merger. Also, Weeks directors who become Duke-Weeks directors will be eligible to receive stock grants and stock options under certain Duke plans. Therefore, the Weeks directors have interests in the merger that are different than, or in addition to, the interests of the shareholders of Weeks generally.

    In its deliberations with respect to the merger and the merger agreement, the Weeks Board consulted with Weeks' management and the financial and legal advisors to Weeks. The factors considered by the Weeks Board include those enumerated below. While all of these factors were considered by the Weeks Board, the Board did not make determinations with respect to each such factor. Rather, the Board made its judgment with respect to the merger and the merger agreement based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

POSITIVE FACTORS CONSIDERED BY THE WEEKS BOARD

    In making its determination with respect to the merger, the Weeks Board considered the following material positive factors:

    - Each Weeks common share will be exchanged for 1.38 Duke common shares. Consequently, based on the closing price of Duke common shares on February 26, 1999 (the last full trading day before the merger was publicly announced), each Weeks common share would be exchanged for Duke common shares in the merger having a value of approximately $30.10 (based on the February 26, 1999 closing price of Duke common shares of $21.81), representing an 11.47% premium over the closing price of $27.00 for Weeks common shares on February 26, 1998.

    - The geographic diversification and increased tenant base of the combined company will reduce the dependence on any single market or region or on any single tenant. Recessions often affect economies of different regions and different industries at different times. With a substantial number of properties in both the southeastern and midwestern United States and with approximately 5,000 tenants, there should be a reduction in the risk that a regional economic downturn could affect a large number of the combined company's properties simultaneously. The Weeks Board believes the geographic diversification and larger tenant base resulting from the merger may smooth the combined company's performance through these economic cycles.

    - Based on the closing price of Duke's common shares on February 26, 1999, Duke-Weeks would have a total market capitalization of approximately $5.2 billion. By virtue of its larger size, the Weeks Board believes that Duke-Weeks also will have improved access to capital markets, which should make additional debt or other financing available upon more attractive terms. The Weeks Board also viewed as favorable its belief, based in part on discussions with financial advisors, that the increased market capitalization would provide Weeks shareholders with enhanced liquidity following consummation of the merger.

    - The Weeks Board viewed as favorable the fact that the merger will be consummated on a tax-free basis.

    - The Weeks Board believes Duke and Weeks have complementary product focus and operating strategies, which should result in a more effective integration of the two companies.

    - The Weeks Board believes the merger may generate additional efficiencies through economies of scale and anticipated reductions in expense.

    - The opinion, analyses and presentations of Goldman Sachs described under "--Opinion of Weeks' Financial Advisor" below, including the opinion of Goldman Sachs to the effect that, as of the date of such opinion, and based upon and subject to certain matters stated therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of outstanding Weeks common shares.

    - Weeks' other strategic alternatives, including the prospects of positioning Weeks for the future and enhancing long-term shareholder value by remaining an independent company or by effecting a strategic business combination with another company were not as attractive as the current merger with Duke.

NEGATIVE FACTORS CONSIDERED BY THE WEEKS BOARD

    The Weeks Board of Directors also considered the following potentially negative factors in its deliberations concerning the Merger:

    - The exchange ratio is fixed and not subject to adjustment, and thus, a decrease in the trading price of Duke common shares prior to the effective time of the merger will reduce the aggregate consideration paid to the Weeks common shareholders.

    - The risk that the anticipated benefits of the merger to Weeks shareholders may not be realized as a result of possible changes in the real estate market in general, the inability to achieve the anticipated reductions in expenses or other potential difficulties in integrating the two companies and their respective operations. In addition, the Board considered the effect of the public announcement of the merger on Weeks' ability to retain employees and on the trading price of Weeks' common shares.

    - The significant costs involved in connection with consummating the merger, the substantial management time and effort required to effectuate the merger and integrate the businesses of Weeks and Duke and the related disruption to Weeks' operations.

    - The risk that the merger might not be completed based upon the failure to satisfy certain covenants or closing conditions.

    The Weeks Board also considered certain matters described above under "Risk Factors," including the potential benefits to certain directors and officers discussed in "Risk Factors--The Directors and Officers of Weeks May Have Interests in the Completion of the Merger that are Different From the Interests of Weeks' Shareholders."

    In view of the wide variety of factors considered by the Weeks Board, the Weeks Board did not quantify or otherwise attempt to assign relative weights to the specific factors that it considered in making its determination. In the view of the Weeks Board, however, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered in its deliberations relating to the merger.

OPINION OF WEEKS' FINANCIAL ADVISOR

    On February 28, 1999, Goldman Sachs delivered its oral opinion to the board of directors of Weeks that, as of that date, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of the outstanding Weeks common shares. Goldman Sachs confirmed its oral opinion by delivery of its written opinion dated February 28, 1999.

    THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED FEBRUARY 28, 1999, WHICH IDENTIFIES ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS

ANNEX C TO THIS JOINT PROXY STATEMENT AND PROSPECTUS. SHAREHOLDERS OF WEEKS ARE ENCOURAGED TO, AND SHOULD, READ THE OPINION IN ITS ENTIRETY.

    In connection with its opinion, Goldman Sachs reviewed, among other things,

    - the merger agreement;

    - Annual Reports to Shareholders and Annual Reports on Form 10-K of Weeks for the four years ended December 31, 1997;

    - Annual Reports to Shareholders and Annual Reports on Form 10-K of Duke for the five years ended December 31, 1997;

    - certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Weeks and certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Duke;

    - certain other communications from Weeks and Duke to their respective shareholders; and

    - certain internal financial analyses and forecasts for Weeks and Duke prepared by their respective managements, including certain cost savings and operating synergies projected by the management of Weeks to result from the merger.

    Goldman Sachs also held discussions with members of the senior managements of Weeks and Duke regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs:

    - reviewed the reported price and trading activity for the Weeks common shares and the Duke common shares;

    - compared certain financial and stock market information for Weeks and Duke with similar information for certain other companies the securities of which are publicly traded;

    - reviewed the financial terms of certain recent business combinations in the real estate industry specifically and in other industries generally; and

    - performed such other studies and analyses as it considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Weeks or Duke or any of their respective subsidiaries and was not furnished with any such evaluation or appraisal. The advisory services and opinion of Goldman Sachs referred to herein were provided for the information and assistance of the board of directors of Weeks in connection with its consideration of the transaction contemplated by the merger agreement and such opinion does not constitute a recommendation as to how any holder of the outstanding shares of Weeks common shares should vote with respect to the such transaction.

    The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its oral opinion to Weeks' board of directors on February 28, 1999. Goldman Sachs utilized substantially the same type of financial analyses in connection with providing its written opinion attached as Annex C.

    THE FOLLOWING SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

    (I) HISTORICAL EXCHANGE RATIO ANALYSIS. Goldman Sachs reviewed the historical trading prices for the Weeks common shares and the Duke common shares and calculated implied exchange ratios based on a comparison of historical average closing prices for Weeks common shares and Duke common shares for the periods set forth below to the exchange ratio in the merger of 1.38x.

PERIOD                                                                        IMPLIED EXCHANGE RATIO
----------------------------------------------------------------------------  -----------------------

15 trading days ended February 26, 1999.....................................             1.19x

30 trading days ended February 26, 1999.....................................             1.19x

60 trading days ended February 26, 1999.....................................             1.21x

90 trading days ended February 26, 1999.....................................             1.22x

180 trading days ended February 26, 1999....................................             1.28x

    (II) SELECTED COMPANIES ANALYSIS. Goldman Sachs reviewed and compared certain financial information relating to Weeks and Duke to corresponding financial information, ratios and public market multiples for the following fifteen publicly traded industrial/office real estate companies:

    - Cousins Properties, Inc.

    - CenterPoint Properties Trust

    - Spieker Properties, Inc.

    - ProLogis Trust

    - AMB Property Corporation

    - Reckson Associates Realty Corp.

    - Cabot Industrial Trust

    - Arden Realty, Inc.

    - Mack Cali Realty Corporation

    - Liberty Property Trust

    - First Industrial Realty Trust, Inc.

    - CarrAmerica Realty Corporation

    - Brandywine Realty Trust

    - Prentiss Properties Trust

    - Highwoods Properties, Inc.

    Goldman Sachs also calculated and compared various financial multiples and ratios based on information it obtained from SEC filings and Institutional Brokers Estimate System estimates. The multiples and ratios for Weeks were calculated using a price of $27.00 per share, the closing price of Weeks common shares on the NYSE on February 25, 1999. The multiples for Duke were calculated using a price of $21.88 per share, the closing price of Duke common shares on the NYSE on February 25, 1999. The multiples and ratios for Weeks and Duke were based on information provided by their respective managements and Institutional Brokers Estimate System estimates. The multiples for each of the selected companies were based on the most recent publicly available information. Goldman Sachs' analyses of the selected companies compared the following to the results for Weeks and Duke:

    - total market capitalization;

    - net debt as a percentage of total market capitalization;

    - the estimated calendar year price/Funds from Operations multiples for estimated calendar years 1999 and 2000 prepared by Institutional Brokers Estimate System;

    - estimated 1998/1999 Funds from Operations growth rate based on median Institutional Brokers Estimate System estimates;

    - the ratio of estimated calendar year price/Funds from Operations multiple for estimated calendar year 1999 to estimated 1998/1999 Funds from Operations growth rate;

    - closing price on February 25, 1999 as a percentage of fifty-two week high share price; and

    - annual dividend yield, based on most recent reported dividend.

    The results of these analyses are summarized as follows:

                                                                 SELECTED COMPANIES*
                                                           --------------------------------
                                                                   RANGE           MEDIAN      WEEKS**        DUKE**
                                                           ---------------------  ---------  ------------  ------------
                                                                                 ($ IN THOUSANDS)

Levered Market Cap.......................................     $1,008.7-$4,807.5    $2,761.7  $  1,633.4    $  3,632.2

Net Debt/Total Cap.......................................        20.5%-54.6%           37.6%       40.0%         28.5%

1999E FFO Multiple***....................................         6.6x-11.8x            9.1x        9.0x         10.4x

2000E FFO Multiple***....................................         6.1x-10.2x            8.2x        8.2x          9.4x

1998-99E FFO Growth Rate***..............................         7.3%-14.0%           10.7x       12.4%         11.1%

1999E FFO Multiple to Growth Rate***.....................          0.5-1.1              0.9         0.73          0.94

% of 52-Week High........................................        66.1%-87.7%           77.9%       80.6%         87.5%

Annual Dividend Yield....................................         5.7%-9.2%             7.3%        7.5%          6.2%

------------------------

      * Excluding Weeks, but including Duke.

     ** Based on information provided by the respective managements of Weeks and Duke as of December 31, 1998.

    *** Based on Institutional Brokers Estimate System estimates.

    (III) SELECTED TRANSACTIONS ANALYSIS. Goldman Sachs analyzed certain information relating to twenty-six selected transactions in the public real estate investment trust industry since 1995. Goldman Sachs compared:

    - the premium or discount of the implied offer price to the target stock price on the trading day before the particular selected transaction was announced;

    - the premium or discount over the target's 60 trading day average before the particular selected transaction was announced; and

    - the transaction Funds from Operations multiple as a percentage of the acquiring company's Funds from Operations multiple for the particular selected transaction.

    The results of these analyses are summarized as follows:

                                                                            SELECTED TRANSACTIONS
                                                                 -------------------------------------------    PROPOSED
                                                                       RANGE          MEDIAN        MEAN       TRANSACTION
                                                                 -----------------  -----------     -----     -------------
Premium Paid...................................................      -0.9% to 28.4%        9.4%         9.8%         11.5%*

Premium Paid Based on 60-day Trading Average of Target.........      -6.5% to 33.6%       12.4%        10.6%          9.5%**

Transaction FFO Multiple as % of Acquiror Multiple***..........     73.5% to 109.8%       97.9%        96.7%         96.8%****

------------------------

      * Based on the closing prices for Weeks and Duke on February 26, 1999.

     ** Based on the sixty-day trading day average of Weeks for the period ending February 26, 1999 and the closing price of Duke on February 26, 1999.

    *** Based on next twelve months (quarterly basis) First Call estimates.

   **** Based on consensus estimates for 1999 for Weeks and Duke.

    (IV) CONTRIBUTION ANALYSIS. Goldman Sachs reviewed certain historical and estimated future operating and financial information for Weeks, Duke and the combined company resulting from the merger based on Weeks' and Duke's managements' consensus financial forecasts for each of Weeks, Duke and the combined entity. The analysis indicated that the Weeks shareholders would receive 25.9% of the outstanding common equity of the combined company after the merger (on a fully diluted basis, assuming the conversion of all OP units and convertible preferred stock). Goldman Sachs also analyzed:

    - earnings before interest, income taxes, depreciation and amortization based on actual 1998 and estimated years 1999 and 2000 adjusted to eliminate the effect of leverage;

    - Funds from Operations based on actual 1998 and estimated years 1999 and 2000; and

    - funds available for distribution based on actual 1998 and estimated years 1999 and 2000.

    These analyses indicated the following contributions by Weeks and Duke to the combined company for the following periods and implied exchange ratios based on such contributions:

                                                                                   1999 ESTIMATED            2000 ESTIMATED
                                                          1998 ACTUAL
                                                    ------------------------  ------------------------  ------------------------
                                                       WEEKS        DUKE         WEEKS        DUKE         WEEKS        DUKE
                                                    -----------     -----     -----------     -----     -----------     -----

EBITDA............................................        31.3%        68.7%        30.1%        69.9%        28.4%        71.6%

Funds from Operations.............................        28.6%        71.4%        26.7%        73.3%        25.8%        74.2%

Funds Available for Distribution..................        28.4%        71.6%        28.0%        72.0%        25.5%        74.5%

    (V) PRO FORMA MERGER ANALYSES. Goldman Sachs prepared pro forma analyses of the financial impact of the transaction using (a) management estimates for Weeks and Duke and (b) the estimates of the Goldman Sachs research department for street consensus estimates. For each of the estimated years 1999 and 2000, Goldman Sachs compared the Funds from Operations of Duke common shares, on a stand-alone basis, to the Funds from Operations of the common shares of the combined company on a pro forma basis. Goldman Sachs performed this analysis based on the closing price for Duke and Weeks on February 26, 1999 and assuming a 1.38 exchange ratio on Duke's closing price of February 26, 1999. Based on such analyses and assuming transaction costs for the street consensus estimates analysis and transaction costs, additional interest savings, general and administrative synergies, and interest expenses that might result from the merger for the management estimates analysis, the proposed transaction would be accretive to Duke Funds from Operations in both of the above scenarios.

    (VI) NET ASSET VALUE ANALYSIS. Goldman Sachs estimated the net asset value per share for Weeks' common shares as of year-end 1999 by subtracting outstanding debt and other liabilities from gross value, where gross value was based on Weeks' projected core portfolio net operating income of $122.7 million at capitalization rates ranging from 8.75% to 9.25% plus the estimated year-end 1999 value of other assets.

    These analyses indicated the following estimated net asset values of Weeks' common shares:

                                                             ESTIMATED NET ASSET VALUE OF
               CAPITALIZATION RATE                          WEEKS COMMON SHARES AT 12/31/99
-------------------------------------------------  -------------------------------------------------

                      8.75%                                             $31.35

                      9.00%                                             $29.81

                      9.25%                                             $28.36

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Weeks or Duke or the contemplated transaction.

    The analyses were prepared for purposes of providing an opinion to the Weeks Board of Directors as to the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of the outstanding Weeks common shares. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Weeks, Duke, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

    As described above, Goldman Sachs' opinion to the Board of Directors of Weeks was one of many factors taken into consideration by the Weeks Board of Directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Weeks, having provided certain investment banking services to Weeks from time to time, including having acted as:

    - lead-managing underwriter of a public offering of 2.25 million Weeks common shares in November 1996;

    - lead-managing underwriter of a public offering of 3.2 million Weeks common shares in May 1997;

    - lead-managing underwriter of a public offering of $150 million Series A Cumulative Redeemable Preferred shares of Weeks in October 1997;

    - lead-managing underwriter of a public offering of $100 million 6.875% Notes due 2005 of Weeks in March 1998;

    - lead-managing underwriter of a public offering of $100 million 7.375% Notes due 2007 of Weeks in July 1998; and

    - its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement.

    Goldman Sachs has also provided certain investment banking services to Duke from time to time, including having acted as:

    - lead-managing underwriter of a public offering of $100 million Puttable Reset Securities PURS(SM) due 2016 of Duke in March 1998; and

    - sole underwriter of a public offering of 1.5 million shares of Duke common shares in November 1998.

    Goldman Sachs may also provide investment banking services to Duke in the future. Weeks selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

    Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Weeks and/or Duke for its own account and for the account of customers.

    Pursuant to a letter agreement dated February 23, 1999, Weeks engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of, or merger involving, all or a portion of the common shares or assets of Weeks. Pursuant to the terms of this letter, Weeks has agreed to pay Goldman Sachs a transaction fee of 0.35% of the aggregate consideration paid in the merger.

    Weeks has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

INTERESTS OF WEEKS DIRECTORS, OFFICERS AND SIGNIFICANT SHAREHOLDERS

    The merger will qualify as a change of control for purposes of existing change of control agreements between Weeks and certain members of its management. Under these agreements, which will be assumed by Duke in the merger, 11 Weeks officers are entitled to receive severance payments based upon a multiple of such officer's then current compensation upon the occurrence of certain events, including the following: (1) if the officer's employment is terminated without cause within 24 months following a change of control or (2) if the officer voluntarily terminates his employment for good reason within the 12 month period ending on the second anniversary of the change of control. In addition, the change of control agreements entered into with each of Messrs. Weeks, Senkbeil, Robinson, Stockert and Nelley, entitle these officers to receive the severance benefit if they voluntarily terminate their employment before the first anniversary of the change of control. In connection with the merger, these officers have agreed in side letter agreements with Duke to waive their right to this severance benefit if they voluntarily terminate their employment, except that Mr. Stockert will be entitled to receive the severance benefit he is entitled to under his change of control agreement if he voluntarily terminates his employment during the four month period beginning on the first anniversary of the effective time of the merger. Duke also agreed to extend the period for which Messrs. Weeks, Senkbeil, Robinson, Stockert and Nelley may receive severance for termination by Duke-Weeks other than for cause or voluntary termination of their employment for good reason from a 12 month period ending on the second anniversary of the effective date of the merger to a 24 month period ending on the third anniversary of the effective date of the merger.

    In order to induce Mr. Robinson to waive his rights under his change of control agreement, Duke agreed to provide him with a $250,000 unsecured loan which will be payable in equal installments over a five year period to facilitate his relocation to Florida. The terms of the loan provide that (1) the annual payment of principal will be forgiven if Mr. Robinson is employed by Duke-Weeks or an affiliate of Duke-Weeks at the due date of such payment; and
(2) the principal and interest will be forgiven in full if (x) Duke-Weeks terminates his employment other than for cause, (y) Mr. Robinson voluntarily terminates his own employment for good reason within the 12 month period following the effective time of the merger, or (z) Duke changes the terms of the agreement made with Mr. Robinson regarding modifications to his rights under his change of control agreement without his prior consent before the first anniversary of the merger.

    The following table summarizes the maximum cash severance payments to which officers of Weeks would be entitled under their change of control agreements, without giving effect to provisions of the agreements entitling the officers to additional amounts to pay taxes on their severance payments:

NAME                                                                        AMOUNT OF PAYMENT
--------------------------------------------------------------------------  ------------------
A. Ray Weeks, Jr..........................................................     $  1,280,000
Thomas D. Senkbeil........................................................        1,067,500
Forrest W. Robinson.......................................................          994,167
David P. Stockert.........................................................          930,000
John W. Nelley, Jr........................................................          771,250
Robert G. Cutlip..........................................................          613,333
Clyde H. Duckett..........................................................          558,133
Mark W. Flowers...........................................................          357,333
Charles D. Graham.........................................................          311,250
Eben Hardie III...........................................................          367,500
Jeffrey D. Turner.........................................................          382,500
    Total.................................................................     $  7,632,966
                                                                            ------------------
                                                                            ------------------

    All of the Weeks outstanding stock options, including the 915,600 held by directors and executive officers of Weeks will be converted into options to purchase Duke common shares and will (1) maintain their current vesting schedules and (2) have an exercise price adjusted for the merger exchange ratio. The 32,309 shares of unvested Weeks restricted stock will become 44,586 shares of Duke restricted stock, based on the merger exchange ratio, and will become subject to forfeiture to the same extent as shares of Weeks restricted stock are currently subject to forfeiture.

    If the merger is approved, the Weeks directors that become non-employee Duke-Weeks directors, will be eligible to receive 300 common shares of Duke pursuant to the 1996 Duke Directors' Stock Payment Plan for each fiscal quarter of service as a director (or a pro-rata amount for less than a full fiscal quarter), the first distribution of such shares to occur at the end of the first fiscal quarter in which the former Weeks director serves as a Duke-Weeks director. In addition, if the 1999 Duke Directors' Stock Option and Dividend Increase Unit Plan is approved by the shareholders of Duke, Weeks' directors that become Duke-Weeks directors and are ineligible to receive stock option grants under any other Duke plan for a given calendar year, will be granted options to purchase 2,500 common shares of Duke for such calendar year, the initial grant of such options for the former Weeks directors to occur at the first quarterly meeting of Duke's compensation committee for the year 2000.

    Following the execution of the merger agreement, Weeks reached an agreement in principle, subject to final documentation, with Harold S. Lichtin, who currently serves on the Weeks Board, regarding Mr. Lichtin's relationship with Duke-Weeks following the merger. This agreement in principle contains the following material terms:

    - Mr. Lichtin will resign from the Weeks Board on the effective date of the merger and will not serve on the Board of Directors of the combined company;

    - Mr. Lichtin's employment under the Consulting Agreement dated December 30, 1997, between Mr. Lichtin and Weeks will terminate on the effective date of the merger, and Mr. Lichtin will not be entitled to receive any additional compensation or benefits pursuant to the Consulting Agreement following the merger;

    - The restriction on transferability of Weeks OP common units and Weeks common shares held by Mr. Lichtin and his affiliates and on exercise of the right to exchange such units for Weeks common shares will terminate on the effective date of the merger. Restrictions relating to Weeks OP common units to be issued to Mr. Lichtin and his affiliates in connection with future contributions of additional properties will remain subject to the restrictions provided for in the existing documents governing such contributions;

    - Mr. Lichtin will be released from certain provisions of his Noncompetition Agreement with Weeks, and will be permitted to engage in competing businesses in Weeks' markets following the effective date of the merger; PROVIDED, that Mr. Lichtin will be prohibited from soliciting existing employees and customers of Weeks until December 31, 2000; and

    - Weeks has agreed to release its security interest in certain Weeks OP common partnership units held by Mr. Lichtin and his affiliates securing their indemnification obligations under the Weeks OP partnership agreement. Notwithstanding this release, Mr. Lichtin and his affiliates remain liable for such obligations until the end of the applicable survival period provided for under the Weeks OP partnership agreement.

SERVICE COMPANIES OPTION

    A. Ray Weeks, Jr., Thomas D. Senkbeil and Forrest W. Robinson are the holders of common shares of Weeks' third-party service subsidiaries, Weeks Construction Services and Weeks Realty Services, representing 99% of the voting power and 1% of the economic interests in those companies. Contemporaneously with the execution and delivery of the merger agreement, MWSB, Inc., a newly formed corporation owned by Messrs. Hefner, Zink, Weeks and Senkbeil, entered into an option agreement with each of Messrs. Weeks, Senkbeil and Robinson which grants MWSB, Inc. an option to purchase all their shares in Weeks Construction Services and Weeks Realty Services at any time after the effective date of the merger. The total exercise price for the option to purchase both Weeks services entities is $110,000 (as adjusted for any additional capital contributed to the service entities prior to the exercise of such option).

    In addition, prior to the effective time of the merger, MWSB, Inc. will also enter into an agreement which grants MWSB, Inc. an option to purchase common shares of Weeks HVAC, Inc., from Messrs. Weeks, Senkbeil, Robinson, Duckett, Cutlip, Flowers and Simpson for an aggregate exercise price of $20,000. Weeks HVAC, Inc. provides HVAC services for tenants in Weeks' existing properties and for third parties. The shares of Weeks HVAC, Inc. that are subject to the option represent 100% of Weeks HVAC Inc.'s voting power and 100% of its economic interests.

VOTING AGREEMENTS

    Contemporaneously with the execution and delivery of the merger agreement,
(1) holders of approximately 2% of Weeks' outstanding common shares and holders of approximately 56% of the outstanding limited partnership interests in Weeks OP (other than those held indirectly by Weeks, which are not entitled to vote) entered into voting agreements with Duke and Duke OP pursuant to which, among other things, those holders have granted to Duke irrevocable proxies to vote their shares and partnership interests in favor of the merger and the merger agreement and the other transactions contemplated thereby and against any competing proposal, and (2) holders of approximately 5% of Duke's outstanding common shares and holders of approximately 95% of the outstanding limited partnership interests in Duke OP entered into voting agreements with Weeks and Weeks OP, pursuant to which, among other things, those holders have granted to Weeks irrevocable proxies to vote their shares and partnership interests in favor of the merger agreement and the other transactions contemplated thereby and against any competing proposal.

    The voting agreements terminate upon the termination of the merger agreement or the consummation of the transactions contemplated thereby.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax consequences relating to the merger of Weeks into Duke. This discussion is not exhaustive of all possible tax considerations and does not include a detailed discussion of any state, local or foreign tax considerations. In addition, the following discussion is intended to address only those federal income tax considerations that are generally applicable to all U.S. shareholders and does not discuss all of the aspects of federal income taxation that may be relevant to particular U.S. shareholders in light of their specific circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

    The statements and opinions in this discussion are based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and its legislative history, existing, temporary and currently proposed Treasury Regulations under the Code, existing administrative rulings and practices of the Internal Revenue Service and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this joint proxy statement and prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes. In addition, Duke has not requested and does not plan to request any rulings from the Internal Revenue Service concerning the tax treatment of the merger. Accordingly, no assurance can be given that the statements set forth in this section (which do not bind the Internal Revenue Service or the courts) will not be challenged by the Internal Revenue Service or sustained by the courts if so challenged.

    THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. EACH HOLDER OF DUKE OR WEEKS SHARES IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES THAT MAY BE APPLICABLE TO SUCH HOLDER.

    TAX CONSEQUENCES OF THE MERGER. The merger is intended to qualify as a reorganization under Section 368(a) of the Code. Rogers & Wells LLP, counsel to Duke, and King & Spalding, counsel to Weeks, as a condition to the merger, will deliver opinions to Duke and Weeks, respectively, that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Code, based on certain factual assumptions and representations made by Duke and Weeks.

    If the merger qualifies as a reorganization under Section 368(a) of the Code, a Weeks shareholder who receives solely Duke common shares in exchange for Weeks common shares will not recognize any gain or loss on the exchange. Similarly, a Weeks shareholder who receives solely Duke preference shares in exchange for Weeks preferred shares will not recognize any gain or loss on the exchange. However, if a Weeks shareholder receives Duke common shares and cash in lieu of a fractional share of Duke common shares, such Weeks shareholder will recognize taxable gain or loss in an amount equal to the difference between such cash and the tax basis allocated to such Weeks shareholder's fractional share interest in Duke common shares. Such gain or loss will constitute capital gain or loss if the shareholder's Weeks common shares were held as a capital asset. A Weeks shareholder will have an aggregate tax basis in the Duke shares received in the merger equal to his aggregate tax basis in the Weeks shares (reduced by the amount of any tax basis allocable to a fractional share interest for which cash is received) that were exchanged for those Duke shares. A Weeks shareholder's holding period for Duke shares received in the merger will include his holding period for the Weeks shares that were exchanged for those Duke shares, if the Weeks shares are held as a capital asset by the Weeks shareholder at the effective time of the merger. If a Weeks shareholder holds multiple blocks of Weeks shares that have different holdings periods and/or different tax bases, the Duke shares received for each block of Weeks shares will have a separate tax basis and holding period that is determined by reference to the specific tax basis and holding period of the specific Weeks shares exchanged for those Duke shares.

    No gain or loss will be recognized by Duke or Weeks as a result of the merger so long as the merger qualifies as a reorganization under Section 368(a) of the Code.

    PRE-MERGER DISTRIBUTIONS. The merger agreement provides that Weeks will distribute to its shareholders immediately prior to the merger the minimum amount necessary for Weeks to satisfy the REIT distribution requirements under
Section 857(a)(1) of the Code for Weeks' short taxable year ending at the effective time. The merger agreement also provides that, should such distribution by Weeks occur, Duke will distribute to its shareholders an amount per share equal to the amount per share of any such dividend paid by Weeks, adjusted to reflect the exchange ratio of Weeks shares for Duke shares in the merger. Any such distributions by Weeks and Duke are referred to in this discussion as "pre-merger distributions." Except as described below with respect to pre-merger distributions that may be designated as capital gain dividends, (1) pre-merger distributions paid to Weeks' taxable U.S. shareholders out of Weeks' current or accumulated earnings and profits would be taken into account by those shareholders as ordinary income and would not be eligible for the dividends received deduction generally available for corporations, and (2) any pre-merger distributions paid to Duke's taxable U.S. shareholders out of Duke's current or accumulated earnings and profits would be taken into account by those shareholders as ordinary income and would not be eligible for the dividends received deduction generally available for corporations. Any pre-merger distributions in excess of current and accumulated earnings and profits of either Weeks (in the case of any Weeks pre-merger distribution) or Duke (in the case of any Duke pre-merger distribution) would not be taxable to shareholders to the extent the distribution does not exceed the adjusted basis of the shareholder's shares with respect to which the distribution is made, but rather would reduce the adjusted basis of those shares. To the extent any such pre-merger distribution in excess of earnings and profits exceeded the adjusted basis of a shareholder's shares, the distribution would be included in the shareholder's income as capital gain (such capital gain will be long-term capital gain if the shares have been held for more than one year or short-term capital gain if the shares have been held for one year or less), assuming the shareholder holds the shares as a capital asset at the time of the merger. Any pre-merger distributions designated as capital gain dividends will be taxed as capital gain (to the extent they do not exceed the payor's actual net capital gain for the taxable year), provided that corporate shareholders may be required to treat up to 20% of certain capital gain distributions as ordinary income.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. The cash payments, if any, due a holder upon the exchange of Weeks common shares pursuant to the merger, other than exempt persons or entities, will be subject to "backup withholding" for federal income tax purposes unless specific requirements are met. Duke or a third-party paying agent, as the case may be, must withhold 31% of the cash payments to the holder, unless the holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(2) provides a taxpayer identification number, certifies as to no loss of exemption and otherwise complies with the applicable requirements of the backup withholding rules. Any amount paid as backup withholding will be credited against the holder's federal income tax liability.

    Holders who receive Duke shares must also comply with the information reporting requirements of the Treasury Regulations under Section 368 of the Code. In general, these Treasury Regulations require any taxpayer who receives shares, securities or other property, including cash, in a tax-free exchange in connection with a corporate reorganization to include with his or her income tax return a complete statement of facts pertaining to the nonrecognition of gain or loss including (1) the cost or other basis of the shares or securities transferred in the exchange, and (2) the amount of shares, securities or other property received in the exchange. In addition, the statement must include the fair market value, at the date of the exchange, of each type of shares, securities or other property received by the taxpayer and taxpayers are required to keep permanent records showing the cost or other basis of any property involved in such an exchange. All Duke and Weeks shareholders are urged to consult their own tax advisors to determine the specific information that they may need to file pursuant to the Treasury Regulations under Section 368 of the Code.

    CONSEQUENCES OF THE MERGER ON DUKE'S QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST. In the opinion of Rogers & Wells LLP, Duke was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Code commencing with its taxable year ended December 31, 1993, and Duke's current and proposed method of operation, taking into account the effects of the merger, will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code. The opinion of Rogers & Wells LLP is based on (1) certain factual representations of Duke and Weeks, (2) the assumption that Duke was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Code for all of its taxable years ending prior to December 31, 1993, and (3) the opinion of King & Spalding that Weeks was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Code commencing with its taxable year ended December 31, 1994, and the current organization and method of operation of Weeks will allow it to continue to qualify as a real estate investment trust through the effective time. Although Duke intends to operate in a manner which will permit it to continue to satisfy the requirements for qualification and taxation as a real estate investment trust under the Code, no assurance can be given that these requirements will be met.

    The continued qualification of Duke-Weeks as a REIT will also depend upon the continued classification of Duke OP as a partnership for federal income tax purposes and not as an association taxable as a corporation or a "publicly traded partnership" taxable as a corporation. A publicly traded partnership will not be treated as a corporation as long as 90% or more of its gross income is "qualifying income" within the meaning of the Code. Qualifying income is generally defined to include, among other items, interest, real property rents and gain from the disposition of real property. In the opinion of Rogers & Wells LLP, Duke OP, commencing with its first taxable year ended December 31, 1993, has been properly classified as a partnership for federal income tax purposes and not as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation, and Duke OP's proposed method of operation, taking into account the effects of the merger, will enable it to continue to be treated as a partnership for federal income tax purposes. The opinion of Rogers & Wells LLP is based on (1) certain factual representations of Duke and Weeks including representations regarding the sources of income of Duke OP and Weeks OP, and (2) the opinion of King & Spalding that Weeks OP, commencing with its taxable year ended December 31, 1994 and through the effective time, has been properly classified as a partnership for federal income tax purposes and not as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation.

    In order to qualify as a REIT, the combined company may not own (1) the debt or equity securities of a single issuer (other than a mortgage loan which qualifies as a real estate asset, an interest in a partnership or shares of a "qualified REIT subsidiary" or another REIT) with a value in excess of 5% of the value of the combined company's total assets, and (2) more than 10% of any single issuer's outstanding voting securities (other than an interest in a partnership or shares of a "qualified REIT subsidiary" or another REIT). Following the merger, Duke OP will directly own (x) approximately 95.9% of the non-voting common stock and 100% of the non-voting preferred stock of Duke Realty Construction, Inc., (y) 100% of the non-voting stock and 1% of the voting stock of Weeks Construction Services and (z) 100% of the non-voting stock and 1% of the voting stock of Weeks Realty Services (collectively referred to herein as the "Service Companies"). By virtue of its ownership interest in Duke OP, the combined company will be considered to own its pro rata share of the assets of Duke OP, including the debt or equity securities of the Service Companies. Duke OP will not own more than 10% of the voting securities of any of the Service Companies and, therefore, the combined company will not own more than 10% of the voting securities of any of the Service Companies. In addition, Duke's and Weeks' senior management believe that the combined company's pro rata share of the value of the debt or equity securities of each of the Service Companies will not exceed 5% of the total value of the combined company's assets after the merger. Management's belief is based in part upon its analysis of the anticipated operating cash flows of the Service Companies. There can be no assurance, however, that the IRS will not contend that the value of the securities of a particular Service Company exceeds the 5% value limitation. Rogers & Wells LLP, in rendering its opinion regarding the qualification of Duke-Weeks as a REIT, will rely on the conclusions of Duke-Weeks and its senior management as to the value of the securities of the Service Companies.

ACCOUNTING TREATMENT

    Duke will account for the merger as a purchase in accordance with Accounting Principals Board Opinion No. 16. Accordingly, Duke will record the assets and liabilities acquired from Weeks at Duke's cost, the consideration paid to Weeks shareholders in the merger.

APPRAISAL RIGHTS

    Because the Weeks common shares and the Duke common shares are listed on the New York Stock Exchange and the preference shares of Duke into which the Weeks preferred shares will be converted will also be listed on the New York Stock Exchange, neither Weeks shareholders nor Duke shareholders have appraisal rights under Georgia or Indiana law.

                              THE MERGER AGREEMENT

    WE ENCOURAGE YOU TO READ THE ENTIRE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A TO THIS JOINT PROXY STATEMENT AND PROSPECTUS.

GENERAL

    The merger agreement provides for the merger of Weeks with and into Duke.

    In the merger, the holders of Weeks common shares will receive for each Weeks common share the right to receive 1.38 Duke common shares. Holders of Weeks 8.0% Series A cumulative redeemable preferred shares, par value $.01 per share, will be converted into the right to receive one preference share of Duke representing 1/1,000 of an 8.0% Series F cumulative redeemable preferred share of Duke. Holders of Weeks 8.625% Series D cumulative redeemable preferred shares, par value $.01 per share, will be converted into the right to receive one preference share of Duke representing 1/1,000 of an 8.625% Series H cumulative redeemable preferred share of Duke. The Duke preference shares to be issued in the merger will have rights and preferences substantially identical to the rights and preferences of the Weeks Series A preferred shares and Weeks Series D preferred shares.

    Concurrently with the execution of the merger agreement, Duke OP, Duke's principal operating partnership subsidiary, entered into a merger agreement with Weeks OP, Weeks' principal operating partnership subsidiary. In the operating partnership merger or "OP" merger, the holders of common units of limited partnership interest in Weeks OP will be converted into 1.38 common units of limited partnership interest in Duke OP, each 8.0% Series A cumulative redeemable preferred partnership unit in Weeks OP will be converted into one 8.0% Series F cumulative redeemable preferred unit in Duke OP, each 8.0% Series C cumulative redeemable preferred partnership unit in Weeks OP will be converted into one 8.0% Series G cumulative redeemable preferred unit in Duke OP and each 8.625% Series D cumulative redeemable preferred partnership unit in Weeks OP will be converted into one 8.625% Series H cumulative redeemable preferred unit in Duke OP. In the OP merger, all Weeks OP units will cease to be outstanding and will automatically be cancelled and retired and all rights with respect to the Weeks OP units will cease to exist.

    No certificates or script representing fractional shares of Duke common shares will be issued upon surrender for exchange of Weeks certificates. Cash will be issued in lieu of fractional shares of Duke common shares upon surrender of such certificate, and any dividends or other distributions to which such holder is entitled, in each case without interest and less any required withholding taxes.

    The merger of Duke and Weeks is intended to qualify as a tax-free reorganization for federal income tax purposes, and the OP merger transaction is intended to qualify as a tax-deferred exchange for Weeks and the other holders of Weeks OP units. The discussion in this joint proxy statement and prospectus of the merger agreement and the description of the material terms of the merger agreement are qualified in their entirety by reference to the merger agreement, a copy of which is attached to this joint proxy statement and prospectus as Annex A and is incorporated herein by reference.

EXPENSES OF SOLICITATION

    All fees and expenses, including financial advisory and other professional services fees, incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the expenses, except for fees and expenses incurred in connection with filing, printing and distributing this joint proxy statement and prospectus, which will be shared equally by Duke and Weeks. The costs of solicitation of proxies from Duke shareholders will be borne by Duke. The costs of solicitation of proxies from Weeks shareholders will be borne by Weeks. Duke and Weeks will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this joint proxy statement and prospectus and other proxy materials to, and obtaining instructions relating to such material from, Duke and Weeks shareholders. Duke shareholder proxies may be solicited by directors or officers of Duke in person, by telephone, telegraph, facsimile or other appropriate means of communication. Weeks shareholder proxies may be solicited by directors or officers of Weeks in person, by telephone, telegraph, facsimile or other appropriate means of communication. In addition, Duke will retain Innisfree M&A Incorporated to assist in the solicitation of proxies and expects that the estimated fees for services to Duke will not exceed $15,000 in the aggregate plus expenses. Weeks will retain Innisfree M&A Incorporated to assist in the solicitation of proxies and expects that the estimated fees for these services will not exceed $5,000 in the aggregate plus expenses.

    Duke and Weeks will also reimburse custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of its shares in accordance with regulations of the SEC and the NYSE.

EFFECTIVE TIME OF THE MERGER

    Subject to the satisfaction, or waiver, of the conditions to the obligations of Duke and Weeks to complete the merger, the merger will be completed as soon as practicable following the approval by the shareholders of Duke and Weeks of the merger and the merger agreement at their respective meetings, but no sooner than one business day after the completion of the OP merger.

EXCHANGE OF WEEKS SHARES

    As of the effective time of the merger, Duke will deposit certificates representing the Duke common shares, Duke Series F preference shares and Duke Series H preference shares, if any, to be issued in exchange for outstanding Weeks common shares, Weeks Series A preferred shares and any Weeks Series D preferred shares with an exchange agent designated by Duke and reasonably acceptable to Weeks. Duke will also deposit cash with the exchange agent to be paid in lieu of the issuance of fractional Duke common shares. The deposit of the certificates and cash in lieu of fractional shares will be for the benefit of the holders of Weeks common shares, Weeks Series A preferred shares and Weeks Series D preferred shares, as applicable, for exchange in accordance with the merger agreement.

    As soon as reasonably practicable after the effective time, the exchange agent will mail to each holder of record of a Weeks stock certificate or certificates whose shares were converted into the right to receive Duke shares in the merger and which, prior to the effective time, represented outstanding shares of Weeks common shares, Weeks Series A preferred shares or Weeks Series D preferred shares, a letter of transmittal which will specify that delivery will be effected and risk of loss and title to the certificates will pass only upon delivery of the Weeks certificates to the exchange agent; and instructions for surrendering the Weeks certificates in exchange for certificates representing Duke common or preference shares.

    Upon surrender of a Weeks certificate for cancellation to the exchange agent, together with the letter of transmittal, duly executed, and any other documents reasonably required by the exchange agent, the holder of a Weeks certificate formerly representing shares of Weeks common or preferred shares will be entitled to receive in exchange a certificate representing that number of Duke common or preference shares which such holder has the right to receive pursuant to the merger agreement, and any unpaid Duke distributions with a record date after the time that the merger becomes effective that the holder has the right to receive. The surrendered Weeks certificates will be cancelled.

    In the event that the ownership of Weeks common or preferred shares is transferred and the transfer is not registered in Weeks' transfer records, a certificate representing the appropriate number of Duke common or preference shares may be made to a person other than the person in whose name the surrendered certificate is registered if the certificate is properly endorsed or is in proper form for transfer and is accompanied by all documents required to evidence and effect a transfer and by evidence that any applicable stock transfer taxes have been paid. After the effective time, each Weeks certificate will

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represent only the right to receive, upon surrender, Duke common or preference shares without interest, and dividends or other distributions to which the holder is entitled.

    The exchange agent will not be entitled to vote or exercise any rights of ownership with respect to Duke common or preference shares it holds, except that it will receive and hold all dividends or other distributions paid or distributed with respect to the Duke shares for the account of persons entitled to them.

UNCLAIMED MERGER CONSIDERATION

    Any merger consideration which is delivered to the exchange agent and is unclaimed for six months will be redelivered to Duke, and any holders of Weeks certificates will after that date only look to Duke for the merger consideration, subject to applicable abandoned property or similar laws.

RECORD DATES; DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

    The merger agreement provides that Weeks may declare a dividend to the holders of Weeks common shares, the record date for which will be the close of business on the last business day prior to the effective time. If Weeks declares a final dividend, it will notify Duke at least 10 days prior to the date of the Weeks meeting, and Duke will declare a dividend to holders of Duke common shares of record at the close of business on the last business day prior to the effective time.

CONDITIONS TO THE MERGER

    The respective obligations of Duke and Weeks to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions at or prior to the effective time of the merger:

    - Each party will have performed in all material respects its obligations contained in the merger agreement required to be performed on or prior to the closing of the merger and the representations and warranties of each party shall be true and correct in all material respects on and as of the date made and the date of the closing of the merger, in each case as evidenced by certificates signed by each party's chief executive officer and chief financial officer;

    - The shareholders of Duke and Weeks will have approved the merger and the other matters contemplated by the merger agreement;

    - The registration statement of which this joint proxy statement and prospectus forms a part which has become effective under the Securities Act of 1933, will not be the subject of any proceeding by the Securities and Exchange Commission seeking a stop order;

    - The New York Stock Exchange will have approved for listing the Duke common shares and Duke preference shares issued in the merger, and any shares issuable on conversion of Weeks OP units, in each case subject to official notice of issuance;

    - No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or the OP merger or any of the other transactions or agreements contemplated by the merger agreement will be in effect;

    - All consents and waivers from third parties necessary in connection with the consummation of the merger and the OP merger will have been obtained, other than such consents and waivers from third parties which, if not obtained, would not result, individually or in the aggregate in a material adverse effect for Duke or Weeks and their respective subsidiaries, taken as a whole;

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
    - If the additional amendment to Duke's Articles of Incorporation to increase the size of Duke's Board is not approved by the Duke shareholders, Duke will have received resignations from members of the Duke Board which are sufficient to permit the appointment of seven representatives of Weeks to the combined company's Board of Directors;

    - Weeks will have received a favorable opinion, dated as of the closing date of the merger, from Rogers & Wells LLP (subject to customary exceptions, assumptions and qualifications, and based on customary representations), regarding the qualification of Duke as a REIT under the Internal Revenue Code of 1986, as amended, the treatment of Duke OP as a partnership for federal income tax purposes and the continued qualification of Duke-Weeks as a REIT following the merger;

    - Duke will have received a favorable opinion, dated as of the closing date of the merger, from King & Spalding (subject to customary exceptions, assumptions and qualifications, and based on customary representations), regarding the qualification of Weeks as a REIT under the Internal Revenue Code of 1986, as amended, and the treatment of Weeks OP as a partnership for federal income tax purposes;

    - All waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 will have terminated or expired with regard to the merger and the OP merger;

    - Since the date of the merger agreement, there will have been no material adverse change in the business, properties, financial condition or results of operations of Weeks and its subsidiaries, taken as a whole. Duke will have received a certificate of the chief executive officer and chief financial officer of Weeks to the effect that there has been no such material adverse change;

    - Since the date of the merger agreement, there will have been no material adverse change in the business, properties, financial condition or results of operations of Duke and its subsidiaries, taken as a whole. Weeks will have received a certificate of the chief executive officer and chief financial officer of Duke to the effect that there has been no such material adverse change;

    - Duke will have received an opinion dated as of the closing date from Rogers & Wells LLP to the effect that the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986 as amended; and

    - Weeks will have received an opinion dated as of the closing date from King & Spalding to the effect that the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various customary representations and warranties relating to, among other things:

    - the due organization, power, authority and standing of Duke and Weeks and similar corporate matters;

    - the capital structure of Duke and Weeks;

    - the authorization of the merger agreement by each party, the absence of any violations caused by the merger, and the required consents and approvals in connection with the execution of the merger;

    - the availability and accuracy of the documents filed by Duke and Weeks with the Securities and Exchange Commission;

    - the accuracy of the information supplied by each party for inclusion in this joint proxy statement and prospectus;

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
    - the absence of changes or events since information was most recently filed by each party with the Securities and Exchange Commission;

    - the absence of undisclosed violations of or defaults under contracts and debt instruments of either party;

    - compliance with applicable laws;

    - the absence of litigation;

    - tax matters;

    - the absence of changes in benefit plans of each party and compliance with the Employee Retirement Income Security Act of 1974, as amended;

    - compliance with environmental laws and other environmental matters;

    - the receipt of fairness opinions from each party's financial advisor;

    - the vote required of each party's shareholders necessary to approve the merger;

    - the absence of broker's fees except for fees owed to Merrill Lynch & Co., which provided financial advisory services to Duke, and Goldman, Sachs & Co., which provided financial advisory services to Weeks;

    - the absence of a requirement for either party to register as an investment company under the Investment Company Act of 1940, as amended;

    - the approval of amendments to Weeks' Rights Agreement and the exemption of the transaction from the application of Georgia antitakeover laws;

    - the exemption of the transaction from the application of Indiana antitakeover laws;

    - the absence of loans or payments to employees, officers or directors of Duke and Weeks except as disclosed; and

    - year 2000 issues.

COVENANTS

    CONDUCT OF BUSINESS PRIOR TO MERGER. Except as specifically required by the terms of the merger agreement or with the written consent of the other party, Duke and Weeks have agreed that they will, prior to the effective time of the merger, carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice, and use commercially reasonable efforts to preserve intact their present business organizations, goodwill, ongoing businesses and status as REITs, in order that their businesses will not be impaired prior to the effective time.

    In addition, except as contemplated by the merger agreement, unless the other party has agreed in writing, Duke and Weeks have each agreed that they will not, and will not permit any of their respective subsidiaries to:

    - declare or pay any dividends or make other distributions in respect of any of their or their subsidiaries shares of capital stock or partnership interests except for:

        (1) the payment of regular quarterly dividends to Weeks and Duke shareholders and unitholders in Duke OP and Weeks OP;

        (2) the payment of any other distributions by any wholly owned Weeks or Duke subsidiaries, in each case with customary record and payment dates; and

        (3) other dividends necessary in order for Weeks and Duke to maintain their status as REITs.

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
    - split, combine or reclassify any capital stock or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests;

    - purchase, redeem or otherwise acquire any shares of capital stock, or any options, warrants or rights to acquire, or security convertible into, shares of capital stock of Weeks, Weeks OP, Duke or Duke OP, as applicable, except (1) pursuant to outstanding agreements, (2) in connection with the use of Duke or Weeks common shares to pay the exercise price or tax withholding obligation upon the exercise of a stock option issued under any of the stock plans as presently permitted under those plans, or (3) pursuant to Weeks' dividend reinvestment plan, Duke's dividend reinvestment plan and Duke's employee stock purchase plan, each as presently in effect;

    - issue, deliver, sell or grant any option or other right in respect of any shares of capital stock, any other voting or redeemable securities of Weeks or any Weeks subsidiary or Duke or any Duke subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, or convertible or redeemable securities, except to Weeks or a Weeks subsidiary or to Duke or a Duke subsidiary, except (1) as permitted or required under outstanding agreements and stock options, (2) with regard to Weeks' dividend reinvestment plan, Duke's dividend reinvestment plan and Duke's employee stock purchase plan, and (3) in the case of Duke, except for bona fide financing transactions involving not more than $150,000,000 in the aggregate;

    - amend their organizational documents, other than as contemplated by the merger agreement;

    - merge, consolidate or enter into any other business combination with any person;

    - (1) acquire or agree to acquire any business or any entity; (2) mortgage or otherwise encumber or subject to any lien or sell, lease or otherwise dispose of any of its material properties or assets or assign or encumber the right to receive income, dividends, distributions and the like or agree to do any of the foregoing; or (3) incur any indebtedness for borrowed money or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person;

    - in the case of Weeks, make any election relating to taxes, other than an election which is not reasonably expected to affect the amount or timing of items of income, gain, loss or deductions of greater than $10,000,000 on a cumulative basis or taxes in any year of greater than $1,000,000 (unless, after prior consultation with Duke, such action is required by law or necessary to preserve Weeks' status as a REIT or the status of Weeks OP or any other Weeks subsidiary as a partnership for federal tax purposes);

    - (1) change in any material manner any of its methods, principles or practices of accounting or (2) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except in the case of settlements or compromises relating to taxes on real property or sales taxes in an amount not to exceed, individually or in the aggregate, $5,000,000, except, in the case of clause (1), as may be required by the Securities and Exchange Commission, applicable law or Generally Accepted Accounting Principles;

    - adopt any new employee benefit or similar welfare plan, or amend any existing plan or rights, or enter into or amend any employment agreement or, except in the ordinary course consistent with past practice, grant any increase in the compensation of officers or employees;

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
    - in the case of Weeks, settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by the merger agreement; and

    - enter into or modify any agreement or arrangement with affiliates, officers or directors.

    OTHER AGREEMENTS.  Duke and Weeks also have agreed that:

    - each will use its commercially reasonable efforts to obtain all required consents to the transactions contemplated by the merger agreement;

    - upon and after the effective time, the combined company will provide benefits to former employees of Weeks and Weeks subsidiaries which are no less favorable in the aggregate to such employees than those provided to similarly situated employees of Duke and Duke OP;

    - as of the effective time, each outstanding Weeks stock option will be assumed by Duke and will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Weeks stock option, the same number of Duke common shares as the holder of such Weeks stock option would have been entitled to receive pursuant to the merger had the holder exercised the Weeks stock option in full immediately prior to the effective time, at a price per share equal to the aggregate exercise price for the shares subject to the Weeks stock option divided by the number of full Duke common shares deemed to be purchasable pursuant to the Weeks stock option. Prior to the effective time, Weeks will use its commercially reasonable efforts to obtain any necessary consents and will make any amendments to and take any actions in respect of any Weeks stock plans, Weeks stock options or restricted stock award to the extent consents or amendments are necessary to give effect to the foregoing;

    - at the effective time, Duke will assume the Weeks stock plans, and the compensation committee of the Board of Directors of Duke will administer the Weeks stock plans. At the effective time, the Weeks stock plans will be amended so that no further options shall be issued thereunder;

    - Weeks will either (1) redeem, effective immediately prior to the effective time, all the then outstanding "Rights" under its existing Rights Agreement for cash pursuant to and in compliance with the Rights Agreement or (2) take such other action to terminate the Rights Agreement as of that time, as Weeks and Duke may mutually agree. Weeks will not redeem the Rights issued under the Rights Agreement, or terminate the Rights Agreement, prior to the effective time (other than in accordance with the preceding sentence) unless required to do so by a court of competent jurisdiction;

    - each of Duke and Weeks will coordinate with the other regarding the declaration and payment of dividends and distributions in respect of Duke common shares, Weeks common shares, Duke OP common units and Weeks OP common units;

    - at the closing, Duke OP will amend the partnership agreement of Duke OP to provide that (1) any former limited partners of Weeks OP, as well as current or future limited partners of Duke OP will be permitted to elect to become liable to Duke OP to restore a negative capital account balance upon the liquidation of the partner's interest in Duke OP, up to an agreed upon dollar amount, (2) Duke OP will use commercially reasonable efforts during the 10 year period following the effective date of the OP merger to maintain an amount of "recourse" debt equal to or greater than the aggregate amount of Duke OP recourse debt as to which one or more current or future partners have agreed, or will agree in the future, to bear the economic risk of loss through deficit make-up obligations, indemnity agreements or otherwise (which will initially be limited to an aggregate of $100 million for former Weeks OP partners); (3) appropriate provisions be made to replicate the terms of the outstanding Series A, C and D classes of preferred units of Weeks OP; (4) approval of the Asset Committee of the Duke Board be required for a period of 10 years following the closing date of the OP merger, for any proposed sale (or series of related sales) of properties acquired from

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      Weeks OP in the OP merger which have an aggregate value in excess of $50 million, if such proposed sale is reasonably likely to result in adverse tax consequences to the former Weeks OP unitholders; (5) the "traditional method" of accounting be used for differences between the tax basis and fair market value of properties acquired from Weeks OP; (6) Duke and Duke OP will assume existing lock-up restrictions on the resale of certain properties acquired from Weeks OP; (7) Duke withdraw as general partner of Duke OP and be replaced by a wholly owned subsidiary of Duke; (8) Duke OP units may be freely pledged without general partner consent; and (9) uncertificated OP units may be issued; and

    - Weeks and Duke will establish an interim transactions committee which will review and jointly evaluate acquisition, budget and capital improvement activities of each of Weeks and Duke between the date of the merger agreement and the effective time.

NO SOLICITATION OF TRANSACTIONS

    In the merger agreement, each of Duke and Weeks has agreed that it will not directly or indirectly, through any representative, solicit, encourage or facilitate any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to (other than the transactions expressly provided for in the merger agreement):

    - any merger, consolidation, share exchange, business combination or similar transaction involving Duke (or any of its subsidiaries, including Duke OP) or Weeks (or any of its subsidiaries, including Weeks OP), as the case may be;

    - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Duke and its subsidiaries, taken as a whole, or Weeks and its subsidiaries, taken as a whole, as the case may be, in a single transaction or series of related transactions;

    - any tender offer or exchange offer for 20% or more of the outstanding equity securities of Duke (or any of its subsidiaries, including Duke OP) or Weeks (or any of its subsidiaries, including Weeks OP); or

    - any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries.

    Duke and Weeks also agreed to notify the other in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals of the types described above which it or any of its subsidiaries or any representative may receive and if the inquiry or proposal is in writing, each of Duke and Weeks is required to deliver to the other a copy of the inquiry or proposal.

    Notwithstanding the foregoing, however, each of Duke and Weeks may, to the extent required by the fiduciary obligations of either the Duke Board or the Weeks Board: (1) disclose to its shareholders any information required to be disclosed under applicable law; (2) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934 with respect to a competing transaction, (3) in response to an unsolicited request, participate in discussions or negotiations with or furnish information with respect to it pursuant to a confidentiality agreement in connection with a Superior Competing Transaction (as defined below), provided it has notified the other party of such unsolicited request in accordance with the terms of the merger agreement; and
(4) approve and recommend (and in connection therewith, withdraw or modify its approval of the merger) a Superior Competing Transaction or enter into an agreement with respect to a Superior Competing Transaction. A "Superior Competing Transaction" is defined in the merger agreement to mean a bona fide proposal for a competing transaction made by a third party which a majority of the directors of Duke or Weeks, as applicable, determines in good faith (after consultation with its financial advisor) to be more favorable to its shareholders than the proposed merger and OP merger.

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
TERMINATION

    The merger agreement may be terminated at any time prior to the filing of a certificate of merger for the OP merger with the Secretary of State of Indiana and the Secretary of State of Georgia, whether before or after any or all of the shareholder approvals are obtained:

        (1) by mutual written consent duly authorized by the Duke Board of Directors and Weeks Board of Directors;

        (2) by Duke, upon a breach of any representation, warranty, covenant or agreement on the part of Weeks or if any representation or warranty of Weeks shall have become untrue, in either case such that the conditions to the merger would be incapable of being satisfied by December 31, 1999 (as otherwise extended);

        (3) by Weeks, upon a breach of any representation, warranty, covenant or agreement on the part of Duke or if any representation or warranty of Duke shall have become untrue, in either case such that the conditions to the merger would be incapable of being satisfied by December 31, 1999 (as otherwise extended);

        (4) by either Duke or Weeks, if any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the merger or the OP merger has become final and nonappealable;

        (5) by either Duke or Weeks, if the merger has not been consummated before December 31, 1999; provided, however, that a party that has materially breached a representation, warranty or covenant of that party in the merger agreement will not be entitled to exercise its right to terminate under this provision;

        (6) by Duke or Weeks (unless Weeks is in breach of certain obligations under the merger agreement) if, upon a vote at a duly held Weeks shareholders meeting or any adjournment, the Weeks shareholders have not approved the merger;

        (7) by Weeks or Duke (unless Duke is in breach of certain obligations under the merger agreement) if, upon a vote at a duly held Duke shareholders meeting or any adjournment the Duke shareholders have not approved the merger;

        (8) by Weeks, prior to the Weeks shareholders meeting and not less than 30 days after the Weeks Board of Directors has withdrawn or modified in any manner adverse to Duke or Duke OP its approval or recommendation of the merger, the OP merger or the merger agreement or the OP merger agreement in connection with, or approved or recommended, a Superior Competing Transaction;

        (9) by Duke, prior to the Duke shareholders meeting and not less than 30 days after the Duke Board of Directors has withdrawn or modified in any manner adverse to Weeks or Weeks OP its approval or recommendation of the merger, the OP merger or the merger agreement or the OP merger agreement in connection with, or approved and recommended, a Superior Competing Transaction;

        (10) by Duke, if (i) prior to the Weeks shareholders meeting the Weeks Board of Directors or any committee has withdrawn or modified in any manner adverse to Duke its approval or recommendation of the merger, the OP merger or the merger agreement or the OP merger agreement in connection with, or approved or recommended, any Superior Competing Transaction, (ii) Weeks or Weeks OP has entered into any agreement with respect to any competing transaction, or (iii) the Weeks Board or any committee has resolved to do any of the above; or

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
        (11) by Weeks, if (i) prior to the Duke shareholders meeting the Duke Board of Directors or any committee has withdrawn or modified in any manner adverse to Weeks its approval or recommendation of the merger or the OP merger or the merger agreement or the OP Agreement in connection with, or approved or recommended, a Superior Competing Transaction, (ii) Duke or Duke OP shall have entered into any agreement with respect to any competing transaction, or (iii) the Duke Board of Directors or any committee shall have resolved to do any of the above.

    If the merger agreement is terminated under the circumstances described in paragraph 2 or 6 above, then Weeks will be obligated to reimburse Duke for expenses incurred by Duke in connection with the merger, up to a maximum amount of $5 million. If, within 12 months following any such termination, Weeks consummates a competing transaction or enters into a definitive agreement with regard to a competing transaction, then Weeks will also be obligated to pay Duke a termination fee of $50 million, less the amount of any termination expenses previously reimbursed. If the merger agreement is terminated under the circumstances described in paragraph 8 or 10 above, then Weeks is obligated to pay Duke a termination fee of $50 million less the amount of any termination expenses previously reimbursed.

    If the merger agreement is terminated under the circumstances described in paragraphs 3 or 7 above, then Duke will be obligated to reimburse Weeks for expenses incurred by Weeks in connection with the merger, up to a maximum amount of $5 million. If within 12 months following any such termination, Duke consummates a competing transaction or enters into a definitive agreement with regard to a competing transaction, then Duke will also be obligated to pay Weeks a termination fee of $50 million, less the amount of any termination expenses previously reimbursed. If the merger agreement is terminated under the circumstances described in paragraph 9 or 11 above, then Duke is obligated to pay Weeks a termination fee of $50 million less the amount of any termination expenses previously reimbursed.

    In the event of termination of the merger agreement by either party, the merger agreement will become void and have no effect except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

    Duke has agreed to indemnify and hold harmless each director and officer of Weeks and any subsidiary of Weeks in connection with any threatened or actual claim, action or investigation arising out of the fact that such person is or was a director or officer of Weeks or any Weeks subsidiary at or prior to the effective time, including all indemnified liabilities based on, or arising out of, or pertaining to the merger agreement, the merger, the OP merger or the transactions contemplated by the merger agreement or the OP merger agreement.

    In addition, Duke has agreed that at or prior to the effective time, Duke will purchase directors' and officers' liability insurance "tail" policy coverage for Weeks' directors and executive officers for a period of six years, which will provide the directors and officers with coverage on substantially similar terms as currently provided by Weeks to such directors and officers for claims based on activity prior to the effective time; provided, however, that Duke will have no obligation to pay more than $250,000 in premiums for the coverage.

AMENDMENT AND WAIVER

    The merger agreement may be amended by the parties in writing by action of their respective Boards at any time before or after any shareholder approvals, the Weeks OP approvals and the Duke OP approvals are obtained and prior to the filing of the articles of merger for the merger with the Secretary of State of Indiana and the Secretary of State of Georgia and a certificate of merger for the OP merger with the Secretary of State of Indiana and the Secretary of State of Georgia; provided however that, after any of the stockholder approvals, the Weeks OP approvals and the Duke OP approvals are obtained, amendments, modifications or supplements must not alter the amount or change the form of the consideration to be delivered to Weeks' or Duke's shareholders or alter or change any of the terms or conditions of the merger agreement if the alteration or change would adversely affect Weeks' shareholders or Duke's shareholders, or the Weeks limited partners or Duke limited partners.

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                        COMPARISON OF SHAREHOLDER RIGHTS

    The rights of Duke shareholders are currently governed by the Indiana Business Corporation Law (the "IBCL") and the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of Duke (the "Duke Charter" and the "Duke Bylaws," respectively). The rights of Weeks shareholders are currently governed by the Georgia Business Corporation Code (the "GBCC") and the Restated Articles of Incorporation and the Third Amended and Restated Bylaws of Weeks (the "Weeks Charter" and "Weeks Bylaws," respectively).

    The following discussions are not intended to be complete and are qualified by reference to the IBCL, the GBCC, the Duke Charter, the Duke Bylaws, the Weeks Charter and the Weeks Bylaws. Copies of the Duke Charter, the Duke Bylaws, the Weeks Charter and the Weeks Bylaws are incorporated by reference herein and will be sent to holders of Duke shares and Weeks shares upon request. See "Where You Can Find More Information."

    As part of the merger, Duke's name will be changed to Duke-Weeks Realty Corporation for two years after the merger and then to Duke Realty Corporation following that two year period, unless the combined company's Board of Directors recommends against changing the name, and the total number of authorized common shares will be increased to 250,000,000.

    In addition, at the Duke annual meeting, shareholders will be asked to approve the following additional amendments to the Duke Charter:

    - increasing the maximum number of directors from 15 to 23;

    - changing the existing requirement that 80% of the shares of CAPITAL STOCK of Duke approve certain amendments to Duke's Articles of Incorporation to require the approval of 80% of the COMMON SHARES of Duke; and

    - changing the existing requirement that 80% of the shares of capital stock approve any amendment to the provisions of the Articles of Incorporation relating to the number, classes, term of office and qualifications of directors to require the approval of a majority of the common shares of Duke.

AUTHORIZED CAPITAL

    Duke is currently authorized to issue 155,000,000 shares of capital stock, of which 150,000,000 are common shares and 5,000,000 are preferred shares. As a result of the merger, the number of authorized shares will be 255,000,000, of which 250,000,000 will be common shares and 5,000,000 will be preferred shares.

    The Duke Charter authorizes the Duke Board, without shareholder approval, to provide for the issuance of Duke preferred shares in one or more series and to fix the designations and the powers, preferences, conversion and other rights, voting rights, restrictions and limitations as to dividends, liquidation preference, qualifications and terms and conditions of redemption as the Duke Board may determine.

    Weeks is authorized to issue 100,000,000 common shares and 20,000,000 preferred shares.

    The Weeks Charter authorizes the Weeks Board, without shareholder approval, to provide for the issuance of Weeks preferred shares in one or more series and to fix the designations and the powers, preferences, conversion and other rights, voting rights, restrictions and limitations as to dividends, liquidation preference, qualifications and terms and conditions of redemption as the Weeks Board may determine.

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VOTING

    Each holder of Duke common shares is entitled to one vote per share and to the same and identical voting rights as other holders of Duke common shares. Holders of Duke common shares do not have cumulative voting rights. Except as may otherwise be provided in the Duke Charter, a designation of a series of Duke preferred shares or as otherwise expressly required by law, holders of Duke preferred shares do not have any voting rights.

    Each holder of Weeks common shares is entitled to one vote per share and to the same and identical voting rights as other holders of Weeks common shares. Holders of Weeks common shares do not have cumulative voting rights. Holders of Weeks preferred shares have such voting rights, if any, as established by the Weeks Board in the designation of a series of Weeks preferred shares or as otherwise expressly required by law.

BOARD OF DIRECTORS

    The Duke Charter and Duke Bylaws currently provide that the number of directors will be between five and 15. A proposed additional amendment to the Duke Charter, if approved, will increase the Board to no more than 23 directors. The directors are divided into three classes and hold office for staggered three year terms.

    The Weeks Bylaws currently provide that the number of directors will be eleven. The Weeks directors are divided into three classes and serve staggered three year terms pursuant to the Weeks Charter.

REMOVAL OF DIRECTORS

    Under the IBCL, directors may be removed in any manner provided in the articles of incorporation. In addition, directors may be removed by the shareholders and directors with or without cause unless the articles of incorporation specify otherwise. The Duke Charter provides that a director may be removed for cause by the affirmative vote of a majority of the shareholders at a meeting called expressly for such purpose.

    The GBCC provides that if the directors have staggered terms, directors may be removed only for cause, unless the articles of incorporation provide otherwise. The Weeks Charter has not modified this provision.

SPECIAL MEETINGS OF THE SHAREHOLDERS

    The IBCL provides that a special meeting of shareholders may be called by the Board of Directors or persons specifically authorized to do so by the articles of incorporation or bylaws and if no percentage of votes necessary to demand such a meeting is specified, the demand must be made by the holders of all of the votes entitled to be cast on the issue.

    Pursuant to the Duke Bylaws, a special meeting of the shareholders may be called at any time by the chairman of the Board of Directors, a majority of the Board of Directors, a majority of unaffiliated directors, the president of Duke or at the request of the owners of 10% of the outstanding common shares entitled to vote.

    Under the GBCC, a special meeting of shareholders may be called by the holders of 25% of shares entitled to vote, or such greater or lesser percentage as is provided in the articles of incorporation or bylaws.

    The Weeks Bylaws provide that special meetings of the shareholders may be called by the Board of Directors or by the chairman of the Board, and upon the written request of more than 50% of the outstanding shares entitled to vote.

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SHAREHOLDER ACTION BY WRITTEN CONSENT

    The IBCL permits shareholders to act without a meeting only by unanimous written consent.

    The Duke Charter prohibits shareholder action by written consent in lieu of a meeting.

    Under the GBCC, shareholders may act without a meeting if the action is taken by all the shareholders entitled to vote on the action or, if provided in the articles of incorporation, by the number of shares necessary to take the action at a meeting. The Weeks Charter has not modified the GBCC requirement that actions without a meeting be taken by all the shareholders.

APPRAISAL RIGHTS IN MERGERS AND REORGANIZATIONS

    The GBCC and the IBCL allow shareholders, under certain circumstances, to dissent from certain corporate transactions and to receive fair value for their shares in lieu of the consideration they would otherwise receive in the transaction.

    Under the IBCL, there are no dissenters' rights for shareholders of a company which has shares registered on a national securities exchange or traded through the NASDAQ National Market System.

    Under the GBCC, there are no dissenters' rights for shareholders of a company which has shares registered on a national securities exchange or are held of record by more than 2,000 shareholders, unless pursuant to a plan of merger the holders of shares are required under the plan of merger to accept for their shares anything except shares of the surviving corporation, which are registered on a national securities exchange as of the effective date of the merger or if the articles of incorporation or a resolution of the Board of Directors approving the transaction provides otherwise.

POWER TO ADOPT, AMEND OR REPEAL BY-LAWS

    The IBCL and the GBCC reserve the power to amend or repeal by-laws solely to the corporation's Board of Directors unless the articles of incorporation provide otherwise.

    The Duke Charter allows the shareholders or the directors to amend or repeal any provision of the bylaws by a majority vote.

    The Weeks Bylaws permit amendment by a majority of the Board, but any bylaws adopted by the Board of Directors may be amended or new bylaws adopted, by a majority shareholder vote. The Weeks Bylaws also permit shareholders to prescribe that any bylaw adopted by them may not be amended or repealed by the Board of Directors.

AMENDMENT OF ARTICLES OF INCORPORATION

    Under the IBCL, certain amendments to the Duke Charter are permitted without shareholder action; however, shareholders are entitled to vote on a proposed amendment if the amendment would (1) increase or decrease the aggregate number of authorized shares of the class; (2) effect an exchange or reclassification of all or part of the shares of the class into shares of another class; (3) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of the class; (4) change the designation, rights, preferences, or limitations of all or part of the shares of the class; (5) change the shares of all or part of the class into a different number of shares of the same class; (6) create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class (except for any series created by the Duke Board as permitted by the Duke Charter); (7) increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class; (8) limit or deny an existing preemptive right of all or part of the shares of the class; or (9) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of the class.

    Article XI of Duke's Charter provides that either the shareholders or the Board of Directors may amend or repeal certain provisions of the Duke Charter by a majority vote and other specified provisions may only be amended or repealed by an 80% vote of the issued and outstanding shares of capital stock.

    The GBCC provides for voting substantially similar to the voting provisions enumerated in the IBCL, but also requires a shareholder vote if a proposed amendment would cancel, redeem or repurchase all or part of the shares of the class.

    The affirmative vote of a majority of shareholders is required to amend the Weeks Charter.

ANTI-TAKEOVER STATUTES

    Chapter 43 of the IBCL generally prohibits a "resident domestic corporation" of Indiana, such as Duke, from engaging in any "Business Combination" (as defined below) with any "Interested Shareholder" (defined generally as any person that, individually or with or through any of its affiliates or associates, beneficially owns 10% or more of the outstanding voting securities of a corporation) for a period of five years after the date the person becomes an Interested Shareholder unless, before such person became an Interested Shareholder, the Board of Directors of the corporation approved either the business combination or the purchase of more than 10% of the corporation's voting securities by the Interested Shareholder. Chapter 43 also provides that a resident domestic corporation may not engage in a merger or other business combination with an Interested Shareholder at any time unless one of three conditions is satisfied: (1) the Board of Directors of the corporation had, before such person became an Interested Shareholder, approved either the business combination or the purchase of more than 10% of the corporation's voting securities by the Interested Shareholder; (2) certain "fair price" criteria are satisfied (including a requirement that the Interested Shareholder and its affiliates and associates have not purchased any additional shares after first acquiring 10% of the corporation's voting securities); or (3) five years have passed since the Interested Shareholder acquired more than 10% of the corporation's voting securities and the Business Combination is approved by a majority of the "disinterested" voting securities of the corporation.

    A "Business Combination" is defined in Chapter 43 of the IBCL as (1) any merger of a resident domestic corporation or any of its subsidiaries with (A) an Interested Shareholder or (B) any other corporation which is, or after a merger or consolidation would be, an affiliate or associate of an Interested Shareholder; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with an Interested Shareholder or any of its affiliates or associates of assets of a resident domestic corporation or any of its subsidiaries (A) having an aggregate market value equal to 10% or more of the aggregate market value of all assets, determined on a consolidated basis, of the resident domestic corporation, (B) having an aggregate market value equal to 10% or more of the aggregate market value of all the outstanding shares of the resident domestic corporation, or (C) representing 10% or more of the earning power or net income, determined on a consolidated basis, of the resident domestic corporation; (3) the issuance or transfer by a resident domestic corporation or any of its subsidiaries (in one transaction or a series of transactions) of any shares of the resident domestic corporation or any of its subsidiaries which has an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the resident domestic corporation to an Interested Shareholder or any of its affiliates or associates, except pursuant to the exercise of warrants or rights to purchase shares offered, or a dividend or distribution or made pro rata to all shareholders of the resident domestic corporation; (4) the adoption of a plan of liquidation or plan of dissolution of a resident domestic corporation proposed by, or pursuant to any agreement, arrangement or understanding with, an Interested Shareholder or any of its affiliates or associates; (5) any reclassification of securities including, without limitation, any share split, share dividend or other distribution of shares in respect of

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
shares, or any reverse share split), or recapitalization of a resident domestic corporation, or any merger or consolidation of a domestic corporation with any of its subsidiaries, or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder), proposed by, or pursuant to any agreement, arrangement or understanding with, an Interested Shareholder or any of its affiliates or associates, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of a resident domestic corporation or any of its subsidiaries which is directly or indirectly owned by the Interested Shareholder or any of its affiliates or associates (except as a result of immaterial changes due to fractional share adjustments); or (6) any receipt by an Interested Shareholder or any of its affiliates or associates, directly or indirectly (except proportionally as a shareholder of the resident domestic corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or tax advantages provided by or through a resident domestic corporation.

    The GBCC restricts certain business combinations with "interested shareholders" (as defined below) (the "Business Combination Statute") and contains fair price requirements applicable to certain mergers with certain interested shareholders (the "Fair Price Statute"). In accordance with the provisions of these statutes, a company must elect in its articles or bylaws to be covered by the restrictions imposed by these statutes. Weeks has not elected to be covered by such restrictions; however, Weeks, by action of the Board of Directors without shareholder approval, may in the future amend the Weeks Bylaws to make such an election. Furthermore, shareholders may amend or repeal the Weeks Bylaws or adopt new Weeks Bylaws (even though the Bylaws may also be amended or repealed by its Board of Directors) and may also expressly provide that any Bylaw so amended or repealed by them may not be amended or repealed by the Board of Directors.

    The Business Combination Statute regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia, as Weeks does, and where the acquiror became an interested shareholder of the corporation, unless either (1) the transaction resulting in such acquiror becoming an interested shareholder or the business combination received the approval of the corporation's board of directors prior to the date on which the acquiror became an interested shareholder, or (2) the acquiror became the owner of at least 90% of the outstanding voting shares of the corporation (excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons) in the same transaction in which the acquiror became an interested shareholder. For purposes of the Business Combination Statute and the Fair Price Statute, an "interested shareholder" generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The Business Combination Statute prohibits business combinations with an unapproved interested shareholder for a period of five years after the date on which such person became an interested shareholder. The Business Combination Statute is broad in its scope and is designed to inhibit unfriendly acquisitions.

    The Fair Price Statute prohibits certain business combinations between a Georgia corporation and an interested shareholder. The Fair Price Statute would permit the business combination to be effected if (1) certain "fair price" criteria are satisfied, (2) the business combination is unanimously approved by the continuing directors, (3) the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder, or (4) the interested shareholder has been such for at least three years and has not increased his ownership position in such three-year period by more than one percent in any twelve month period. The Fair Price Statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified "fair price" requirements.

    The Duke Charter contains a business combination provision ("Article IX") similar to the IBCL and the GBCC. However, Article IX defines a "business combination" differently than either the IBCL or the

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GBCC and, as a result, may afford protection to Duke's shareholders in certain situations in which Chapter 43 would not apply.

SHAREHOLDER RIGHTS AGREEMENTS

    Each of Duke and Weeks has a rights agreement pursuant to which common shareholders are granted rights to purchase fractional interests in preferred shares of the companies upon the occurrence of certain triggering events. The Weeks shareholder rights plan and rights agreement will be terminated immediately prior to the effective time of the merger pursuant to the terms of the merger agreement. Each Weeks shareholder entitled to receive Duke common shares pursuant to the merger will also receive associated rights to purchase fractional interests in Duke preferred shares pursuant to the terms of the Duke rights agreement, dated as of July 23, 1998.

    Under the Duke rights agreement, each common shareholder receives a dividend of one right (a "Right") for each outstanding Duke common share which entitles the holder to purchase 1/1,000 of a Series C Junior Preferred Share (a "Unit") of Duke at a purchase price of $95.00 per Unit, subject to adjustment to prevent dilution (the "Series C Purchase Price"). Generally, each Unit has substantially the same voting rights as one Duke common share. The Rights expire on July 23, 2008 unless redeemed earlier by Duke.

    Generally, the Rights become exercisable if:

    - any person or group becomes the beneficial owner of 15% or more of the outstanding common shares of Duke (such person being an "Acquiring Person" and the date of the announcement being the "Stock Acquisition Date");

    - a majority of the directors serving on the Duke Board immediately prior to the Stock Acquisition Date or the directors appointed by such directors (the "Continuing Directors") declare that a 10% common shareholder is a detriment to the interests of Duke (an "Adverse Person");

    - a person or group commences a tender offer that would result in a person acquiring 15% of the then outstanding common shares, unless the tender offer is for all outstanding shares and deemed fair by a majority of the Continuing Directors; or

    - it is publicly announced that a person or affiliated group has acquired 40% or more of the then outstanding common shares of Duke.

    Under certain circumstances, once the Rights are exercisable, each holder of a Right, except any Acquiring Person or Adverse Person, may receive, upon exercise, Units having a value equal to two times the Series C Purchase Price. Additionally, upon the acquisition or sale of Duke, each holder of a Right may receive, upon exercise, common stock of the Acquiring Person or Adverse Person having a value equal to two times the exercise price of the Right.

    At any time before the Rights are exercisable, a majority of the Continuing Directors of Duke may redeem the Rights at a price of $.0025 per Right, or exchange the Rights for Duke common shares at an exchange ratio determined pursuant to the Rights Agreement.

    The Rights may have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire Duke on terms not approved by a majority of the Continuing Directors, unless the offer is conditioned on a number of the Rights being acquired. However, the Rights should not interfere with any merger approved by a majority of the Continuing Directors because the Rights may be redeemed by Duke. Thus, the Rights are intended to encourage persons that seek to acquire control of Duke to initiate such an acquisition through negotiations with the Board of Directors. To the extent any potential acquirors are deterred by the Rights, the Rights may have the effect of preserving incumbent management in office.

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INDIANA CONTROL SHARE ACQUISITION STATUTE

    Indiana has a control share acquisition statute, which generally provides that any person or group of persons that acquires the power to vote more than specified levels (one-fifth, one-third or a majority) of the shares of certain domestic corporations in transactions not approved by the corporation's Board of Directors will not have the right to vote such shares unless granted voting rights by the holders of a majority of the votes entitled to be cast, excluding "Interested Shares." "Interested Shares" are those shares held by the acquiring person, officers of the corporation and employees of the corporation who are also directors of the corporation. If approval of voting power for the shares is obtained at one of the specified levels, additional shareholder approvals are required when a shareholder seeks to acquire the power to vote shares at the next level. In the absence of such approval, the additional shares acquired by the shareholder may not be voted. The Indiana control share acquisition statute is applicable only to an Indiana corporation that has (1) 100 or more shareholders; (2) its principal place of business, its principal office, or substantial assets within Indiana; and (3) either (A) more than 10% of its shareholders as residents of Indiana, (B) more than 10% of its shares owned by Indiana residents, or (C) 10,000 shareholders resident in Indiana. Duke-Weeks immediately after the merger will meet these requirements and, consequently, the control share acquisition statute will continue to provide additional deterrents to acquisitions of control of Duke-Weeks.

ADDITIONAL PROVISIONS OF THE IBCL

    The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, on communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interest of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effects such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control.

    In taking or declining to take any action or in making any recommendation to a corporation's shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors is conclusively presumed to be valid unless it can be demonstrated that the determination was not made in good faith.

    These provisions of the IBCL may give the Board of Directors of Duke-Weeks greater flexibility in responding to acquisition proposals, and accordingly, it may be more difficult for an acquiror to gain control of Duke-Weeks in a transaction not approved by the Board of Directors of Duke-Weeks.

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
               THE PROPOSAL TO INCREASE THE SIZE OF DUKE'S BOARD

    THE FOLLOWING DESCRIPTION, WHICH SUMMARIZES A PROPOSED CHANGE TO THE DUKE ARTICLES OF INCORPORATION, WHICH WOULD INCREASE THE SIZE OF THE DUKE BOARD IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FORM OF THE DUKE ARTICLES OF INCORPORATION, AMENDED AND RESTATED TO SHOW THE CHANGES IF THE PROPOSAL IS APPROVED ATTACHED AS ANNEX D HERETO.

    The Board of Directors of Duke has unanimously approved the following additional amendment to Duke's Articles of Incorporation because they believe the amendment will enable shareholders to realize the full benefits contemplated by the merger agreement and recommends that Duke's shareholders vote "FOR" the approval of the proposed amendment to the Duke Articles of Incorporation.

    The amendment would expand the maximum number of directors on the Duke Board from 15 directors to 23 directors. The purpose of this amendment is to expand the Board in order to include the members of the Weeks Board without having to require any members of the Duke Board to resign as directors.

    The proposed additional charter amendment requires the affirmative vote of at least 80% of the issued and outstanding common shares and preferred shares of Duke, voting together as a single class.

    At the effective time of the merger, if this additional charter amendment is approved, Duke's Bylaws will be amended to increase the size of Duke's Board to
23. If the additional charter amendment is not approved, the size of Duke's Board will remain at 15.

    Adoption of the additional charter amendment described above is not a condition to consummation of the merger.

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
           THE PROPOSAL FOR ADDITIONAL AMENDMENTS TO DUKE'S ARTICLES

    THE FOLLOWING DESCRIPTION, WHICH SUMMARIZES TWO ADDITIONAL PROPOSED CHANGES TO THE DUKE ARTICLES OF INCORPORATION, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FORM OF THE DUKE ARTICLES OF INCORPORATION, AMENDED AND RESTATED TO SHOW THE CHANGES IF THE PROPOSAL IS APPROVED ATTACHED AS ANNEX D HERETO.

    The Board of Directors of Duke has unanimously approved the following additional amendments to Duke's Articles of Incorporation and recommend that Duke's shareholders vote "FOR" the approval of the proposed amendments to the Duke Articles of Incorporation.

    - The first amendment would change the existing requirement that 80% of the outstanding shares of CAPITAL STOCK of Duke approve certain amendments to Duke's articles of incorporation to require the approval of 80% of the COMMON SHARES of Duke. The purpose of this amendment is to make Duke's Articles of Incorporation consistent with the terms of Duke's preferred shares which have no voting rights except as specified in the designating amendment creating a particular series of preferred shares. This amendment will also give Duke-Weeks more flexibility in setting the voting rights of preferred shares on a series by series basis.

    - The second amendment would change the existing requirement that 80% of the outstanding shares of capital stock of Duke approve any amendment to the provisions of the Articles of Incorporation relating to the number, classes, term of office and qualifications of directors to require the approval of a majority of the common shares of Duke. The purpose of this amendment is to give Duke what it believes is more customary flexibility to structure its Board of Directors and to ensure that the common shareholders who have the right to elect directors without any approval of the preferred shares, have the right to approve any changes to the structure of the Board without the approval of the preferred shares.

    The proposed additional charter amendments require the affirmative vote of at least 80% of the issued and outstanding common shares and preferred shares of Duke, voting together as a single class, and also the affirmative vote of at least two-thirds of the issued and outstanding shares of each series of preferred shares.

    Adoption of the additional charter amendments is not a condition to consummation of the merger.

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           DESCRIPTION OF DUKE CAPITAL STOCK ISSUED BEFORE THE MERGER

    Duke is authorized to issue 150,000,000 common shares, par value $.01 per share, and 5,000,000 preferred shares, par value $.01 per share. At April 27, 1999, the following Duke shares were outstanding: 86,751,130 common shares, 300,000 9.10% Series A Cumulative Redeemable Preferred Shares, 300,000 7.99% Series B Cumulative Step-Up Premium Rate(sm) Preferred Shares, 540,000 7.375% Series D Convertible Cumulative Redeemable Preferred Shares, and 400,000 8.25% Series E Cumulative Redeemable Preferred Shares.

DESCRIPTION OF COMMON SHARES

    The following description of Duke common shares sets forth certain general terms and is a summary of all material provisions of Duke common shares. The statements below describing Duke common shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Duke Charter and Duke Bylaws.

    GENERAL. All common shares issued will be duly authorized, fully paid, and non-assessable when issued. Duke shareholders will be entitled to receive dividends when, as and if declared by the Duke Board, out of funds legally available therefor. Payment and declaration of dividends on Duke common shares and purchases of common shares by Duke will be subject to certain restrictions if Duke fails to pay dividends on outstanding preferred shares. See "--Description of Preferred Shares." Duke intends to continue to pay quarterly dividends. Upon any liquidation, dissolution or winding up of Duke, holders of Duke common shares will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of Duke and the preferential amounts owing with respect to any outstanding preferred shares. Holders of Duke common shares have no preemptive rights, which means they have no right to acquire any additional shares of Duke common shares that may be issued by Duke at a subsequent date.

    Each outstanding Duke common share entitles the holder to one vote on all matters presented to Duke shareholders for a vote.

    Common shares currently outstanding are listed for trading on the New York Stock Exchange (the "NYSE"). The additional common shares to be issued in the merger have been approved for listing on the NYSE, subject to official notice of issuance.

    Holders of common shares have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of shareholders, the holders of a plurality of the common shares are able to elect all of the successors of the class of directors whose term expires at that meeting. Directors may be removed only for cause and only with the affirmative vote of the holders of a majority of the common shares entitled to vote in the election of directors.

    CERTAIN PROVISIONS AFFECTING CHANGE OF CONTROL. Pursuant to the IBCL, Duke cannot merge with or sell all or substantially all of the assets of Duke, except pursuant to a resolution approved by shareholders holding a majority of the shares voting on the resolution. Duke's Articles of Incorporation also contain provisions which may discourage certain types of transactions involving an actual or threatened change of control of Duke, including: (1) a requirement that, in the case of certain mergers, sales of assets, liquidations or dissolutions, or reclassifications or recapitalizations involving persons owning 10% or more of the capital stock of Duke, such transactions be approved by a vote of the holders of 80% of the issued and outstanding shares of capital stock of Duke (or 80% of the issued and outstanding common shares of Duke if certain additional charter amendments are approved at the Duke annual meeting) or three-fourths of the continuing directors, or provide for payment of a price to affected shareholders for their shares not less than as specified in the Articles of Incorporation; (2) a requirement that any amendment or alteration of certain provisions of the Articles of Incorporation affecting change of control be approved by the holders of 80% of the issued and outstanding capital stock of Duke (or 80% of the issued and outstanding

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common shares of Duke if certain additional charter amendments are approved at the Duke annual meeting); and (3) a staggered Board of Directors and a limitation on removal of directors to removal for cause as described above.

    The partnership agreement for Duke OP also contains provisions which could discourage transactions involving an actual or threatened change of control of Duke, including (1) a requirement that holders of at least 90% of the outstanding units of limited partnership interest, including units held by Duke, approve any voluntary sale, exchange or other disposition, including a merger or consolidation (other than a disposition occurring upon a financing or refinancing of the Duke OP), of all or substantially all of the assets of Duke OP in a single transaction or a series of related transactions; (2) a restriction against any assignment or transfer by Duke of its interest in Duke OP; and (3) a requirement that holders of more than 90% of the units approve any merger, consolidation or other combination of Duke with or into another entity, or sale of all or substantially all of Duke's assets, or any reclassification or recapitalization or change of outstanding common shares (other than certain changes in par value, stock splits, stock dividends or combinations) unless after the transaction substantially all of the assets of the surviving entity are contributed to Duke OP in exchange for units. On these matters, Duke's units will be voted at the discretion of the directors of Duke who are not officers or employees of Duke and do not hold units.

    OWNERSHIP LIMITS. For Duke to qualify as a REIT under the Code, no more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year. The common shares must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because Duke expects to continue to qualify as a REIT, the Articles of Incorporation of Duke contain restrictions on the acquisition of common shares intended to ensure compliance with these requirements.

    The Articles of Incorporation contain a restriction which authorizes, but does not require, the Board of Directors to refuse to give effect to a transfer of common shares which, in its opinion, might jeopardize the status of Duke as a REIT. This provision also renders null and void any purported acquisition of shares which would result in the disqualification of Duke as a REIT. The provision also gives the Board of Directors the authority to take such actions as it deems advisable to enforce the provision. Such actions might include, but are not limited to, refusing to give effect to, or seeking to enjoin, a transfer which might jeopardize Duke's status as a REIT. The provision also requires any shareholder to provide Duke such information regarding his direct and indirect ownership of common shares as Duke may reasonably require.

DESCRIPTION OF PREFERRED SHARES

    GENERAL. Subject to the limitations prescribed by the Duke Charter, the Duke Board is authorized to fix the number of shares constituting each series of preferred shares and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The following description of the preferred shares sets forth certain general terms and provisions which apply to those series of preferred shares which the Duke Board has designated through the date of this joint proxy statement and prospectus. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Duke Charter and Duke Bylaws and each amendment to the Duke Charter designating terms of a series of preferred shares. The preferred shares are fully paid and nonassessable by Duke and have no preemptive rights.

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
    RANK. Each series of preferred shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Duke, rank senior to all classes or series of common shares of Duke, and on a parity with all other series of preferred shares.

    DIVIDENDS. Holders of the preferred shares of each series will be entitled to receive, when, as and if declared by the Board of Directors of Duke, out of assets of Duke legally available for payment, cash dividends at such rates and on such dates as are set forth in the applicable designating amendment to the Duke Charter creating the series. Dividends on any series of the preferred shares may be cumulative or non-cumulative, as provided with regard to a particular series. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable designating amendment.

    Holders of the preferred shares will be entitled to receive dividends in preference to the holders of common shares. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to dividends with the preferred shares of such series, all dividends declared upon preferred shares of such series and any other series of preferred shares ranking on a parity as to dividends with such preferred shares shall be declared pro rata.

    REDEMPTION. If so provided with regard to a particular series, the preferred shares will be subject to mandatory redemption or redemption at the option of Duke, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the designating amendment to the Duke Charter creating the series. A particular series of preferred shares may provide that the shares may be redeemed only with the proceeds of an equity offering by Duke.

    No shares of any series of preferred shares shall be redeemed unless all outstanding preferred shares of such series are simultaneously redeemed, unless full cumulative dividends on all shares of any series of preferred shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period. However, the foregoing shall not prevent the purchase or acquisition of preferred shares of such series to preserve the REIT status of Duke or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of such series.

    If fewer than all of the outstanding preferred shares of any series are to be redeemed, the number of shares to be redeemed will be determined by Duke and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by Duke.

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Duke, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of capital shares of Duke ranking junior to the preferred shares in the distribution of assets upon any liquidation, dissolution or winding up of Duke, the holders of each series of preferred shares shall be entitled to receive out of assets of Duke legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share with regard to a particular series, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred shares does not have a cumulative dividend).

    VOTING RIGHTS. Holders of the preferred shares will have voting rights only to the extent permitted in the Duke Charter, and as set forth below or as otherwise from time to time required by law or as indicated in the Duke Charter amendment designating the series.

    Each outstanding series of preferred shares provides that whenever dividends on any shares of that series shall be in arrears for six or more consecutive quarterly periods, the holders of those preferred

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shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of Duke at a special meeting called by the holders of record of at least ten percent (10%) of any series of preferred shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (1) if such series of preferred shares has a cumulative dividend, all dividends accumulated on such shares of preferred shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (2) if such series of preferred shares does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of Duke will be increased by two directors.

    Unless provided otherwise for any series of preferred shares, so long as any preferred shares remain outstanding, Duke will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of preferred shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (each such series voting separately as a class), (1) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of preferred shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of Duke into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (2) amend, alter or repeal the provisions of the Duke Charter or the designating amendment for such series of preferred shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of preferred shares or the holders thereof.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of preferred shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

    CONVERSION RIGHTS. The terms and conditions, if any, upon which any series of preferred shares is convertible into common shares will be set forth in the Duke Charter amendment designating the series. Only the holders of the 7.375% Series D Convertible Cumulative Redeemable Preferred Shares had the right to convert to common shares.

DESCRIPTION OF DEPOSITARY SHARES

    Duke may issue depositary receipts for depositary shares (also referred to as "preference shares" when they relate to the 8.0% Series F Cumulative Redeemable Preferred Shares and the 8.625% Series H Cumulative Redeemable Preferred Shares to be issued to Weeks preferred shareholders in the merger), each of which will represent a fractional interest of a share of a particular series of preferred shares. Preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement among Duke, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred shares represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred shares represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

             DESCRIPTION OF DUKE CAPITAL STOCK ISSUED IN CONNECTION
                            WITH THE PROPOSED MERGER

    In connection with the proposed merger, Duke will issue to holders of Weeks Series A Cumulative Redeemable Preferred Shares one preference share representing 1/1,000 of an 8.0% Series F Cumulative Redeemable Preferred Share of Duke for each outstanding Series A Cumulative Redeemable Preferred Share of Weeks. Duke will issue to holders of Weeks Series Cumulative Redeemable D Preferred Shares (if any) one preference share representing 1/1,000 of an 8.625% Series H Cumulative Redeemable Preferred Share of Duke for each outstanding Series D Cumulative Redeemable Preferred Share of Weeks.

8.0% SERIES F CUMULATIVE REDEEMABLE PREFERRED SHARES

    Prior to the completion of the merger, Duke will adopt an amendment to its Articles of Incorporation specifying a series of preferred shares consisting of up to 7,400 shares, designated 8.0% Series F Cumulative Redeemable Preferred Shares (the "Series F Preferred Shares"). Preference shares representing interests in 6,000 Series F Preferred Shares will be issued in the merger. Preference shares representing interests in up to an additional 1,400 Series F Preferred Shares are issuable upon conversion of the Series G Preferred Units or the exercise of a warrant held by the holders of the Series G Preferred Units. The following summary of the material terms and provisions of the Series F Preferred Shares is qualified in its entirety by reference to the pertinent sections of the amendment designating the Series F Preferred Shares, which may be obtained from Duke.

    The transfer agent, registrar and dividends disbursing agent for the Series F Preferred Shares will be American Stock Transfer & Trust Company.

    Each preference share represents a 1/1,000 fractional interest in a Series F Preferred Share. The Series F Preferred Shares will be deposited with American Stock Transfer & Trust Company, as depositary, under a deposit agreement which Duke will enter into with the depositary. The depositary will issue preference receipts which will evidence the preference shares. Subject to the terms of the deposit agreement, each holder of a preference receipt evidencing a preference share will be entitled to all the rights and preferences of a 1/1,000 fractional interest in a Series F Preferred Share (including distribution, voting, redemption and liquidation rights and preferences).

    The preference shares have been approved for listing on the NYSE, subject to official notice of issuance. The Series F Preferred Shares will not be listed, and we do not expect that there will be any trading market for the Series F Preferred Shares except as represented by preference shares.

    RANKING. The Series F Preferred Shares will rank senior to Duke's common shares with respect to payment of distributions or amounts upon the liquidation, dissolution or winding up of Duke.

    While any Series F Preferred Shares are outstanding, Duke may not authorize, create or increase the authorized amount of any class of security that ranks senior to the Series F Preferred Shares with respect to the payment of dividends or amounts payable upon liquidation, dissolution or winding up, or any class of security convertible into shares of such a class, without the consent of the holders of two-thirds of the outstanding Series F Preferred Shares and Parity Shares (as defined below), voting as a single class. However, Duke may create additional classes of other stock, increase the authorized number of preferred shares or issue series of preferred shares ranking on a parity with the Series F Preferred Shares with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up ("Parity Shares") without the consent of any holder of Series F Preferred Shares. See "--Voting Rights" below.

    DIVIDENDS. Holders of the Series F Preferred Shares are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at the rate of 8.0% of the liquidation preference per annum (equivalent to $2.00 per preference share per

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annum). Dividends are cumulative from the date of original issue and are payable quarterly in arrears on the last calendar day (or, if such day is not a business day, the next business day) of each January, April, July and October (each, a "Quarterly Dividend Date"). Any dividends payable on the Series F Preferred Shares for any partial dividend period will be computed on a basis of the actual number of days in such period. Dividends are payable to holders of record as they appear in the records of Duke at the close of business on the applicable record date, which is the 15(th) day of the calendar month in which the Quarterly Dividend Date falls or such other date designated as such by the Board of Directors of Duke that is not more than 50 nor less than 10 days prior to such Quarterly Divided Date (each, a "Record Date"). Accrued and unpaid dividends for any past dividend periods may be declared and paid at any time and for such interim periods to holders of record on the applicable Record Date. Any dividend payment made on the Series F Preferred Shares is credited against the earliest accrued but unpaid dividend due with respect to the Series F Preferred shares that remains payable.

    No dividends may be authorized by the Board of Directors or paid or set aside for payment if any agreement of Duke prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting aside would constitute a breach thereof or a default thereunder, or if such authorization or payment is restricted or prohibited by law. Dividends on Series F Preferred Shares accrue whether or not Duke has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment or payments on the Series F Preferred shares that is in arrears. Holders of Series F Preferred Shares are not entitled to any dividends, whether payable in cash, property or shares of stock, in excess of the full cumulative dividends, as described herein, on the Series F Preferred Shares.

    If, for any taxable year, Duke elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of capital stock, then the portion of the Capital Gains Amount that will be allocable to holders of Series F Preferred Shares will be in the same proportion that the dividends paid or made available to the holders of Series F Preferred Shares for the year bears to the dividends.

    Except as provided in the next sentence, no dividends may be declared or paid on any Parity Shares unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for the payment thereof set aside for such payment on the Series F Preferred shares for all prior dividend periods. If accrued dividends on the Series F Preferred Shares for all prior dividend periods have not been paid in full, then any dividend declared on the Series F Preferred Shares and on any Parity Shares for any dividend period will be declared ratably in proportion to accrued and unpaid dividends on the Series F Preferred shares and such Parity Shares.

    Duke may not (1) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Shares (as defined below) or (2) redeem, purchase or otherwise acquire for consideration any Junior Shares through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of common shares made for purposes of any employee incentive or benefit plan of Duke or any subsidiary), unless (A) all cumulative dividends with respect to the Series F Preferred Shares and any Parity Shares at the time such dividends are payable have been paid or declared and funds have been set apart for payment of such dividends and (B) sufficient funds have been paid or declared and set apart for the payment of the dividend for the current dividend period with respect to the Series F Preferred Shares and any Parity Shares.

    As used herein, (1) the term "dividend" does not include dividends or other distributions payable solely in Fully Junior Shares (as defined below), or in options, warrants or rights to subscribe for or purchase any Fully Junior Shares, (2) the term "Junior Shares" means the common shares and any other class or series of shares of capital stock of Duke now or hereafter issued and outstanding that rank junior

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
to the Series F Preferred Shares as to the payment of dividends or in the distributions of assets or amounts upon liquidation, dissolution and winding up and (3) the term "Fully Junior Shares" means Junior Shares (including the common shares) that rank junior to the Series F Preferred Shares both as to the payment of dividends and distribution of assets upon liquidation, dissolution and winding up.

    LIQUIDATION RIGHTS. Upon any voluntary or involuntary liquidation, dissolution or winding up of Duke, the holders of Series F Preferred Shares will be entitled to receive out of assets of Duke legally available for distribution to shareholders a liquidation preference of $25,000 per share (equivalent to $25.00 per preference share), plus an amount per Series F Preferred Share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, and no more.

    Until the holders of Series F Preferred Shares and Parity Shares have been paid their liquidation preference in full, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of Duke. If upon any liquidation, dissolution or winding up of Duke, the assets of Duke, or proceeds thereof, distributable among the holders of the Series F Preferred Shares are insufficient to pay in full the amount payable upon liquidation with respect to the Series F Preferred Shares and any other Parity Shares, then such assets, or the proceeds thereof, will be distributed among the holders of Series F Preferred Shares and any such Parity Shares ratably in accordance with the respective amounts which would be payable on such Series F Preferred Shares and any other Parity Shares if all amounts payable thereon were paid in full Neither a consolidation nor a merger of Duke with another entity, a statutory share exchange by Duke or a sale, lease or transfer of all or substantially all of Duke's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of Duke.

    REDEMPTION. The Series F Preferred Shares are not redeemable by Duke prior to October 10, 2002. On and after October 10, 2002, Duke, at its option, upon publication in a newspaper of general circulation in New York, New York at least once a week for two successive weeks and written notice to the holders of Series F Preferred Shares, may redeem the Series F Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25,000 per share (equivalent to $25.00 per preference share), plus accumulated, accrued and unpaid dividends thereon to the date fixed for redemption, without interest. The redemption price of the Series F Preferred Shares (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of proceeds from the sale of other capital stock of Duke, which may include common shares, preferred shares, preference shares, depositary shares, interests, participations or other ownership interests in Duke however designated (other than debt securities convertible into or exchangeable for equity securities), and any rights, warrants or options to purchase any thereof. If fewer than all of the outstanding Series F Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by Duke and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares), by lot or by any other method determined by Duke in its sole discretion to be equitable.

    Unless full cumulative dividends on all Series F Preferred Shares and any Parity Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then-current dividend period, no Series F Preferred Shares or Parity Shares may be redeemed or purchased by Duke except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series F Preferred Shares or Parity Shares, as the case may be.

    Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date by the registrar to each holder of record of Series F Preferred Shares to be redeemed at the address shown on the stock transfer books of Duke. Each notice shall state: (1) the redemption date; (2) the number of Series F Preferred Shares to be redeemed; (3) the redemption price per share; (4) the place or places where certificates for Series F Preferred Shares are to be surrendered for payment of the

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
redemption price; and (5) that dividends on the Series F Preferred Shares will cease to accrue on such redemption date. If fewer than all Series F Preferred Shares are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Series F Preferred Shares to be redeemed for such holder. If notice of redemption of any Series F Preferred Shares has been given and if the funds necessary for such redemption have been set aside by Duke in trust for the benefit of the holders of Series F Preferred Shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on the Series F Preferred Shares, such Series F Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

    The holders of Series F Preferred Shares at the close of business on a Record Date are entitled to receive the dividends payable with respect to such Series F Preferred Shares on the corresponding Quarterly Dividend Date notwithstanding the redemption thereof between such Record Date and the corresponding Quarterly Dividend Date or Duke's default in the payment of the dividend due. Duke will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series F Preferred Shares which have been called for redemption, except as otherwise provided in the preceding sentence or to the extent that such unpaid dividends are included in the redemption price.

    The Series F Preferred Shares may not be redeemed except from proceeds from the sale of other capital stock of Duke. The Series F Preferred Shares have no stated maturity and are not subject to any sinking fund or mandatory redemption.

    VOTING RIGHTS. Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Series F Preferred Shares have no voting rights.

    If six consecutive quarterly dividends payable on the Series F Preferred shares or any Parity Shares are in arrears, whether or not declared, the number of directors then constituting the Board of Directors of Duke will be increased by two, and the holders of Series F Preferred Shares, voting together as a class with the holders of any other series of Parity Shares, will have the right to elect two additional directors to serve on Duke's Board of Directors at any annual meeting of shareholders or a properly called special meeting of the holders of the voting Parity Shares until all such dividends and dividends for the current quarterly period on the Series F Preferred shares and such other voting Parity Shares have been declared and paid or set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all directors so elected will terminate with the termination of such voting rights.

    The approval of two-thirds of the outstanding Series F Preferred Shares and all other Parity Shares, voting as a single class, is required in order to (1) amend the Articles of Incorporation to affect materially and adversely the rights, preferences or voting power of the holders of the Series F Preferred Shares or the Parity Shares (except that if such amendment would materially and adversely affect any right, preference, privilege or voting power of the Series F Preferred Shares or another series of Parity Shares that is not enjoyed by the other, then the approval of two-thirds of the holders of all series similarly affected shall be required); (2) enter into a share exchange that affects the Series F Preferred Shares, or consolidate Duke with or merge Duke with another entity, unless in each such case each Series F Preferred Share remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof identical to that of the Series F Preferred Shares (except for changes that do not materially and adversely affect the holders of Series F Preferred Shares); or (3) authorize, reclassify, create or increase the authorized or issued amount of any shares of any class, or any security convertible into shares of any class, having rights senior to the Series F Preferred Shares with respect to the payment of dividends or the distribution of assets or amounts upon liquidation, dissolution or winding up of Duke.

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    Except as provided above and as required by applicable law, the holders of
Series F Preferred Shares are not entitled to vote on any merger or consolidation involving Duke, on any share exchange or on a sale of all or substantially all of the assets of Duke.

8.625% SERIES H CUMULATIVE REDEEMABLE PREFERRED SHARES

    Prior to the completion of the merger, Duke will adopt an amendment to its Charter specifying a series of preferred shares (the "Series H Preferred Shares") consisting of up to 2,600 shares, designated 8.625% Series H Cumulative Redeemable Preferred Shares. The following summary of the material terms and provisions of the Series H Preferred Shares is qualified in its entirety by reference to the pertinent sections of the amendment designating the Series H Preferred Shares, which may be obtained from Duke.

    The transfer agent, registrar and dividends disbursing agent for the Series H Preferred Shares will be American Stock Transfer & Trust Company.

    Each preference share represents a 1/1,000 fractional interest in a Series H Preferred Share. The Series H Preferred Shares will be deposited with American Stock Transfer & Trust Company, as depositary, under a deposit agreement which Duke will enter into with the depositary. The depositary, will issue preference receipts which will evidence the preference shares. Subject to the terms of the deposit agreement, each holder of a preference receipt evidencing a preference share will be entitled to all the rights and preferences of a 1/1,000 fractional interest in a Series H Preferred Share (including distribution, voting, redemption and liquidation rights and preferences).

    RANKING. The Series H Preferred Shares will rank senior to Duke's common shares with respect to payment of distributions or amounts upon our liquidation, dissolution or winding up.

    While any Series H Preferred Shares are outstanding, Duke may not authorize, create or increase the authorized amount of any class of security that ranks senior to the Series H Preferred Shares with respect to the payment of dividends or amounts payable upon liquidation, dissolution or winding up, or any class of security convertible into shares of such a class, without the consent of the holders of two-thirds of the outstanding Series H Preferred Shares and Parity Shares (as defined below), voting as a single class. However, Duke may create additional classes of other stock, increase the authorized number of preferred shares or issue series of preferred shares ranking on a parity with the Series H Preferred Shares with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up ("Parity Shares") without the consent of any holder of Series H Preferred Shares. See "--Voting Rights" below.

    DIVIDENDS. Holders of the Series H Preferred Shares are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at the rate of 8.625% of the liquidation preference per annum (equivalent to $2.15625 per preference share) and are payable quarterly in arrears on the last calendar day (or, if such day is not a business day, the next business day) of each January, April, July and October (each, a "Quarterly Dividend Date"). Any dividends payable on the Series H Preferred Shares for any partial dividend period will be computed on a basis of the actual number of days in such period. Dividends are payable to holders of record as they appear in the records of Duke at the close of business on the applicable record date, which is the 15(th) day of the calendar month in which the Quarterly Dividend Date falls or such other date designated as such by the Board of Directors of Duke that is not more than 50 nor less than 10 days prior to such Quarterly Dividend Date (each, a "Record Date"). Accrued and unpaid dividends for any past dividend periods may be declared and paid at any time and for such interim periods to holders of record on the applicable Record Date. Any dividend payment made on the Series H Preferred Shares is credited against the earliest accrued but unpaid dividend due with respect to the Series H Preferred Shares that remains payable.

    No dividends may be authorized by the Board of Directors or paid or set aside for payment if any agreement of Duke prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting aside would constitute a breach thereof or a default thereunder, or if such authorization or payment is restricted or prohibited by law. Dividends on Series H Preferred Shares accrue whether or not Duke has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment or payments on the Series H Preferred Shares that is in arrears. Holders of Series H Preferred Shares are not entitled to any dividends, whether payable in cash, property or shares of stock, in excess of the full cumulative dividends, as described herein, on the Series H Preferred Shares.

    If, for any taxable year, Duke elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of capital stock, then the portion of the Capital Gains Amount that will be allocable to holders of Series H Preferred Shares will be in the same portion that the dividends paid or made available to the holders of Series H Preferred Shares for the year bears to the dividends.

    Except as provided in the next sentence, no dividends may be declared or paid on any Parity Shares unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for the payment thereof set aside for such payment on the Series H Preferred Shares for all prior dividend periods. If accrued dividends on the Series H Preferred Shares for all prior dividends periods have not been paid in full, then any dividend declared on the Series H Preferred Shares and on any Parity Shares for any dividend period will be declared ratably in proportion to accrued and unpaid dividends on the Series H Preferred Shares and such Parity Shares.

    Duke may not (1) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Shares (as defined below) or (2) redeem, purchase or otherwise acquire for consideration any Junior Shares through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of common shares made for purposes of any employee incentive or benefit plan of Duke or any subsidiary), unless (A) all cumulative dividends with respect to the Series H Preferred Shares and any Parity Shares at the time such dividends are payable have been paid or declared and funds have been set apart for payment of such dividends and (B) the dividend for the current dividend period with respect to the Series H Preferred Shares and any Parity Shares.

    As used herein, (1) the term "dividend" does not include dividends or other distributions payable solely in Fully Junior Shares (as defined below), or in options, warrants or rights to subscribe for or purchase any Fully Junior Shares, (2) the term "Junior Shares" means the common shares and any other class or series of shares of capital stock of Duke now or hereafter issued and outstanding that ranks junior to the Series H Preferred Shares as to the payment of dividends or in the distributions of assets or amounts upon liquidation, dissolution and winding up, and (3) the term "Fully Junior Shares" means Junior Shares (including the common shares) that rank junior to the Series H Preferred Shares both as to the payment of dividends and distribution of assets upon liquidation, dissolution and winding up.

    LIQUIDATION RIGHTS. Upon any voluntary or involuntary liquidation, dissolution or winding up of Duke, the holders of Series H Preferred Shares will be entitled to receive out of assets of Duke legally available for distribution to shareholders a liquidation preference of $25,000 per share (equivalent to $25.00 per preference share), plus an amount per Series H Preferred Shares equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, and no more.

    Until the holders of Series H Preferred Shares and Parity Shares have been paid their liquidation preference in full, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of Duke. If upon any liquidation, dissolution or winding up of Duke, the assets of Duke, or proceeds thereof, distributable among the holders of the Series H Preferred Shares are insufficient to pay in full the amount payable upon liquidation with respect to the Series H Preferred

Shares and any other Parity Shares, then such assets, or the proceeds thereof, will be distributed among the holders of Series H Preferred Shares and any such Parity Shares ratably in accordance with the respective amounts which would be payable on such Series H Preferred Shares and any other Parity Shares if all amounts payable thereon were paid in full. Neither a consolidation nor a merger of Duke with another entity, a statutory share exchange by Duke or a sale, lease or transfer of all or substantially all of Duke's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of Duke.

    REDEMPTION. The Series H Preferred Shares are not redeemable by Duke prior to November 12, 2003. On and after November 12, 2003, Duke, at its option, upon publication in a newspaper of general circulation in New York, New York at least once a week for two successive weeks and written notice to the holders of Series H Preferred Shares, may redeem the Series H Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25,000 per share (equivalent to $25.00 per preference share), plus accumulated, accrued and unpaid dividends thereon to the date fixed for redemption, without interest. The redemption price of the Series H Preferred Shares (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of proceeds from the sale of other capital stock of Duke, which may include common shares, preferred shares, preference shares, depository shares, interests, participations or other ownership interests in Duke however designated (other than debt securities convertible into or exchangeable for equity securities), and any rights, warrants or options to purchase any thereof. If fewer than all of the outstanding Series H Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by Duke and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares), by lot or by any other method determined by Duke in its sole discretion to be equitable.

    Unless full cumulative dividends on all Series H Preferred Shares and any Parity Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then-current dividend period, no Series H Preferred Shares or Parity Shares may be redeemed or purchased by Duke except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series H Preferred Shares or Parity Shares may be redeemed or purchased by Duke except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series H Preferred Shares or Parity Shares, as the case may be.

    Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date by the registrar to each holder of record of Series H Preferred Shares to be redeemed at the address shown on the stock transfer books of Duke. Each notice shall state: (1) the redemption date; (2) the number of Series H Preferred Shares to be redeemed; (3) the redemption price per share; (4) the place or places where certificates for Series H Preferred Shares are to be surrendered for payment of the redemption price; and (5) that dividends on the Series H Preferred Shares will cease to accrue on such redemption date. If fewer than all Series H Preferred Shares are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Series H Preferred Shares to be redeemed from such holder. If notice of redemption of any Series H Preferred Shares has been given and if the funds necessary for such redemption have been set aside by Duke in trust for the benefit of the holders of Series H Preferred Shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on the Series H Preferred shares, such Series H Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

    The holders of Series H Preferred Shares at the close of business on a Record Date are entitled to receive the dividends payable with respect to such Series H Preferred Shares on the corresponding Quarterly Dividend Date notwithstanding the redemption thereof between such Record Date and the corresponding quarterly Dividend Date or Duke's default in the payment of the dividend due. Duke will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series H Preferred

Shares which have been called for redemption, except as otherwise provided in the preceding sentence or to the extent that such unpaid dividends are included in the redemption price.

    The Series H Preferred Shares may not be redeemed except from proceeds from the sale of other capital stock of Duke. The Series H Preferred Shares have no stated maturity and are not subject to any sinking fund or mandatory redemption.

    VOTING RIGHTS. Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Series H Preferred Shares have no voting rights.

    If six consecutive quarterly dividends payable on the Series H Preferred Shares or any Parity Shares are in arrears, whether or not declared, the number of directors then constituting the Board of Directors of Duke will be increased by two, and the holders of Series H Preferred Shares, voting together as a class with the holders of any other series of Parity Shares, will have the right to elect two additional directors to serve on Duke's Board of Directors at any annual meeting of shareholders or a properly called special meeting of the holders of the voting Parity Shares until all such dividends and dividends for the current quarterly period on the Series H Preferred Shares and such other voting Parity Shares have been declared and paid or set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all directors so elected will terminate with the termination of such voting rights.

    The approval of two-thirds of the outstanding Series H Preferred Shares and all other Parity Shares, voting as a single class, is required to order to (1) amend the Articles to affect materially and adversely the rights, preferences or voting power of the holders of the Series H Preferred Shares or the Parity Shares (except that if such amendment would materially and adversely affect any right, preference, privilege or voting power of the Series H Preferred Shares or another series of Parity Shares that is not enjoyed by the other, then the approval of two-thirds of the holders of all series similarly affected shall be required); (2) enter into a share exchange that affects the Series H Preferred Shares, or consolidate Duke with or merge Duke with another entity, unless in each such case each Series H Preferred Share remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof identical to that of the Series H Preferred Shares (except for changes that do not materially and adversely affect the holders of Series H Preferred Shares); or (3) authorize, reclassify, create or increase the authorized or issued amount of any shares of any class, or any security convertible into shares of any class, having rights senior to the Series H Preferred Shares with respect to the payment of dividends or the distribution of assets or amounts upon liquidation, dissolution or winding up of Duke.

    Except as provided above and is required by applicable law, the holders of Series H Preferred Shares are not entitled to vote on any merger or consolidation involving Duke, on any share exchange or on a sale of all or substantially all of the assets of Duke.

                          THE DUKE DIRECTORS PROPOSAL

    If the merger is approved by Duke's and Weeks' shareholders and is completed, the Board of Directors of the combined company will be composed of persons who presently are members of the Duke Board and the Weeks Board, as explained under "The Companies--The Combined Company" at pages 21-23. If that happens, the proposal described below will affect the composition of the Duke Board only through the effective time of the merger, at which time the new Board of the combined company will take office.

    The Board of Directors of Duke recommends that shareholders of Duke vote in favor of electing the following nominees to Duke's Board of Directors, to serve until the earlier to occur of (1) the effective time of the merger or (2) if the merger is not approved or completed, the expiration of their terms in 2002.

               NOMINEES FOR ELECTION AS DIRECTORS AT 1999 ANNUAL
                       MEETING FOR TERMS EXPIRING IN 2002

                                 NAME, AGE, PRINCIPAL OCCUPATION(S) AND                                    DIRECTOR
                                BUSINESS EXPERIENCE DURING PAST 5 YEARS                                      SINCE
--------------------------------------------------------------------------------------------------------  -----------
DIRECTORS WHOSE TERMS EXPIRE IN 1999

THOMAS L. HEFNER, Age 52................................................................................        1993
Chairman, President and Chief Executive Officer of Duke.

L. BEN LYTLE, Age 52....................................................................................        1996
Chairman, President and Chief Executive Officer of Anthem, Inc., a national insurance and financial services firm. Director of IPALCO Enterprises, Inc. and Central Newspapers, Inc.

EDWARD T. BAUR, Age 52..................................................................................        1997
Vice President and General Manager of Duke. Prior to joining Duke in 1997, Mr. Baur was the Chief
  Executive Officer of Baur Properties.

                              CONTINUING DIRECTORS

    The continuing directors listed in the table below will continue in office until expiration of their terms or the effective time of the merger (at which time some or all of them may become directors of the combined company as described under "The Companies--The Combined Company").

                                 NAME, AGE, PRINCIPAL OCCUPATION(S) AND                                    DIRECTOR
                                BUSINESS EXPERIENCE DURING PAST 5 YEARS                                      SINCE
--------------------------------------------------------------------------------------------------------  -----------
DIRECTORS WHOSE TERMS EXPIRE IN 2000

HOWARD L. FEINSAND, Age 51..............................................................................        1988
Founder and Principal, Choir Capital Ltd., since 1996. Managing Director, Citicorp North America, Inc.,
  1995-1996; Senior Vice President and Manager, GE Capital Aviation Services, Inc., an aircraft leasing company, 1994-1995. Director of Egan Systems, Inc.

JAMES E. ROGERS, Age 51.................................................................................        1994
Vice Chairman, President and Chief Executive Officer of Cinergy Corp., a regional utility holding company. Director of Cinergy Corp. and Fifth Third Bancorp.

DANIEL C. STATON, Age 46................................................................................        1993
President of Walnut Capital Partners, an investment and venture capital company, since 1997. Executive
  Vice President and Chief Operating Officer of Duke until May, 1997. Chairman of the Board of Directors of Storage Trust Realty, Inc.

                                 NAME, AGE, PRINCIPAL OCCUPATION(S) AND                                    DIRECTOR
                                BUSINESS EXPERIENCE DURING PAST 5 YEARS                                      SINCE
--------------------------------------------------------------------------------------------------------  -----------
JAY J. STRAUSS, Age 63..................................................................................        1985
Chairman and Chief Executive Officer of Regent Realty Group, Inc., a general real estate and mortgage banking firm.

DIRECTORS WHOSE TERMS EXPIRE IN 2001

GEOFFREY BUTTON, Age 50.................................................................................        1993
An independent real estate and financing consultant. Prior to 1996, was executive Director of Wyndham
  Investments Limited, a property holding company of Allied Domecq Pension Funds. Director of Sector
  Communications, Inc.

NGAIRE E. CUNEO, Age 48.................................................................................        1995
Executive Vice President, Corporate Development, Conseco, Inc., an owner, operator and provider of services to companies in the financial services industry. Director of Conseco, Inc. and Bankers Life
  Holding Corporation.

JOHN D. PETERSON, Age 65................................................................................        1986
Chairman of City Securities Corporation, a securities brokerage firm. Director of Lilly Industries, Inc.

DARELL E. ZINK, JR., Age 52.............................................................................        1993
Executive Vice President, Chief Financial Officer and Assistant Secretary of Duke. Director of People's
  Bank Corporation of Indianapolis.

    The Duke Directors Proposal requires the affirmative vote of at least a majority of the common shares of Duke entitled to vote thereon present in person or by proxy at the meeting.

    If the additional charter amendment to increase the size of the Board from 15 to 23 is not approved, the following Weeks directors will serve on the Duke-Weeks Board:

    BARRINGTON H. BRANCH. Director of Weeks since August 1994. He is currently President of The Branch-Shelton Company LLC, a private investment banking firm. From October 1991 to February 1997, Mr. Branch was President and Chief Executive Officer of DIHC Management Corporation, the wholly owned U.S. real estate investment subsidiary of Pensionefonds PGGM, the second largest private pension fund in The Netherlands.

    WILLIAM CAVANAUGH III. Director of Weeks since June 1997. Mr. Cavanaugh has been President and Chief Executive Officer of Carolina Power and Light Company ("CP&L") since October 1996. He joined CP&L in September 1992 and served as the company's President and Chief Operating Officer until October 1996, when he became Chief Executive Officer. He is a member of the board of directors of the Nuclear Energy Institute, the Association of Edison Illuminating Companies, Wachovia Bank of North Carolina, North Carolina Citizens for Business and Industry, and the Southeastern Electric Exchange.

    CHARLES R. EITEL. Director of Weeks since August 1994. Since February 1997, Mr. Eitel has been President and Chief Operating Officer of Interface, Inc., a worldwide commercial interiors products and services company. He was President and Chief Executive Officer, Floorcoverings Group, Interface, Inc., and served as Executive Vice President of Interface, Inc. from October 1994 until February 1997. Mr. Eitel was President and Chief Executive Officer of Interface Flooring Systems from November 1993 to February 1994, and was President of the Floor Coverings Division of Collins & Aikman from July 1987 to November 1993. He is currently on the board of directors of Interface, Inc.

    WILLIAM O. MCCOY. Director of Weeks since August 1994. Since December 1997, Mr. McCoy has been a partner of Franklin Street Partners, an investment management firm in Chapel Hill, North Carolina. Mr. McCoy was a Vice President-Finance for the University of North Carolina system from

February 1995 to November 1998. He was President of BellSouth Enterprises and Vice Chairman of the Board of BellSouth Corporation from 1983 until January 1995. He is currently on the board of directors of Carolina Power & Light Company, Kenan Transport Company, Fidelity Investments and the Liberty Corporation.

    JOHN W. NELLEY, JR. Director of Weeks since November 1996. In addition, Mr. Nelley has been a Managing Director of Weeks, with responsibilities for Weeks' activities in Nashville, Tennessee, since November 1996. Since 1982, Mr. Nelley has been a general partner of NWI Warehouse Group, L.P., an industrial warehouse development company in Nashville, Tennessee, whose assets and business have been acquired, or are under agreement to be acquired, by Weeks.

    THOMAS D. SENKBEIL. Director of Weeks since October 1992. Mr. Senkbeil has been the Vice Chairman of the Board and Chief Investment Officer of Weeks since October 1992.

    A. RAY WEEKS, JR. Chairman of the Board of Directors and Chief Executive Officer of Weeks since its incorporation in 1983. He was also the President of Weeks from 1983 through March 1991.

    If the additional charter amendment to increase the size of the Board is approved, the following Weeks directors will also serve on the Duke-Weeks Board:

    GEORGE D. BUSBEE. Director of Weeks since August 1994. He has been of counsel to the law firm of King & Spalding since January 1994 and was a Partner of King & Spalding from January 1983 to December 1993. Mr. Busbee is a former governor of the State of Georgia. He is currently a director of Union Camp Corporation.

    ARMANDO CODINA. Director of Weeks since June 1998. For over 20 years, Mr. Codina has been Chairman and Chief Executive Officer of Codina Group, Inc., a Miami based real estate investment, development, construction, brokerage and property management firm of which Weeks owns a one-third interest. Mr. Codina serves on the boards of AMR Inc. (American Airlines), American Bankers Insurance Group, Inc., BellSouth Corporation, FPL Group Inc. and Winn-Dixie Stores, Inc.

    FORREST W. ROBINSON. Director and President of Weeks since April 1991 and the Chief Operating Officer of Weeks since May 1988.

                   THE DUKE DIRECTORS' STOCK OPTION PROPOSAL

    Subject to shareholder approval, Duke's Board has approved and adopted the 1999 Directors' Stock Option and Dividend Increase Unit Plan of Duke Realty Investments, Inc. (the "Directors' Plan") as of January 1, 1999. To become effective, the Directors' Plan must be approved by Duke's shareholders. The Board believes that the Directors' Plan, when combined with other compensation paid to the directors, will provide the directors with a competitive compensation package that will further align the interests of the directors with the interests of Duke's shareholders.

    A summary of the material features of the Directors' Plan follows. This summary is subject in all respects to the actual plan document, a copy of which is contained in Annex F to this joint proxy statement and prospectus.

    If the merger is not consummated but this proposal is adopted, the Directors' Plan will take effect with respect to Duke. If the merger is consummated, the Directors' Plan will take effect with respect to the combined company.

MATERIAL FEATURES OF THE DIRECTORS' PLAN

    The Directors' Plan provides for the granting of (1) options to purchase common shares ("Director Options"); and (2) dividend increase units ("Director DIUs") to certain directors ("Eligible Directors") for a period of 10 years commencing January 1, 1999. A director is an Eligible Director if, for the year of grant, such director has not and will not receive a grant of stock options under any other Duke sponsored plan. The Directors' Plan will expire on December 31, 2008 except as to outstanding Director Options and Director DIUs that shall remain in effect until they have been exercised, terminated or expired. A total of 500,000 common shares may be issued under the plan.

    During the term of the plan, each Eligible Director will receive an annual grant of 2,500 Director Options and Director DIUs on the date of the first executive compensation committee meeting of each calendar year. However, for the 1999 grant only, if an Eligible Director has never previously received a grant of stock options under any other Duke sponsored plan, 7,500 Director Options and Director DIUs shall be granted to such Eligible Director. In accordance with the terms of the Directors' Plan, and subject to shareholder approval, Ms. Cuneo and Messrs. Button, Feinsand, Lytle, Peterson, Rogers, and Strauss received grants of 7,500 Director Options and Director DIUs on January 26, 1999. On that same date, Messrs. Staton and Wynne received grants of 2,500 Director Options and Director DIUs.

    Each Director Option and Director DIU has a term of 10 years from the date of grant. For grants made after 1999, the Director Options and Director DIUs will vest at a rate of twenty percent (20%) per year on each anniversary of the date of grant. For 1999 grants, each Director Option and Director DIU will vest at a rate of twenty percent (20%) per year commencing on the first anniversary of the date the director became a director.

    The exercise price of each Director Option shall not be less than the fair market value of a common share as of the date of grant.

    The value of each Director DIU at the date of exercise will be determined by calculating the dividend yield on Duke's common shares at the date the Director DIU is granted and dividing the increase in Duke's annualized dividend from the date of grant to the date of exercise by such dividend yield. Director DIUs may be exercised by a director only to the extent that such director has exercised an equivalent number of Director Options granted on the same date as the DIUs.

    Any amounts payable to a director upon the exercise of a Director DIU will be made in a single lump sum payment in the form of common shares. The number of shares to be issued will be based on the fair market value of the common shares at the time of exercise. In the event of a change of control of Duke, each director will be entitled to receive, within 90 days of the date of change in control, a lump sum payment in cash equal to the value of the Director DIUs at the date of the change of control.

    If an optionee's position as a director terminates for any reason other than for cause (as defined), total disability, death, retirement on or after attaining the age of 65, or a change in control of Duke, any outstanding options that were exercisable on the date of termination will terminate 90 days after the date of termination. If a director is terminated for cause, all outstanding options will expire on the date of termination. If termination occurs because of death or total disability, all outstanding options remain exercisable for a period of one year from the date of termination. If termination occurs because of retirement or a change in control, the options may be exercised at any time prior to ten (10) years after the date of grant. In the event of the death, total disability or retirement (on or after attaining age 65) of the director or a change in control of Duke, all outstanding options become immediately exercisable.

    The Board of Directors may, at any time, without the approval of the shareholders of Duke, alter, amend, modify, suspend or discontinue the Directors' Plan except for any such alterations which would (1) increase the aggregate number of options and units that may be granted under the plan (except to the extent otherwise provided for as a result of stock dividends, splits, combinations or other changes of shares described in the plan document); (2) decrease the minimum exercise price; (3) extend the term of the plan or change the term during which any Director Option or Director DIU may be exercised; (4) change the transferability restrictions; (5) change the manner of determining the option price, the calculation of unit value or the method of payment of units; (6) change the class of individuals eligible for grants; or (7) change the number of common shares authorized for issuance under the plan.

FEDERAL INCOME TAX CONSEQUENCES OF THE DIRECTORS' PLAN

    The Director Options granted under the Directors' Plan will not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code. The Directors will recognize no taxable income and no tax deduction is allowable to Duke or its subsidiaries at the time an option is granted. At the time a Director Option is exercised, the Director will recognize ordinary income and Duke or its subsidiaries will be entitled to a compensation expense deduction equal to the excess of the fair market value of the shares on the date the option is exercised over the exercise price of the shares. The fair market value of the stock at the time of exercise is the basis for the determination of capital gain or loss upon the director's subsequent disposition of the shares.

    At the time a Director DIU is exercised, the participant will recognize ordinary income, and Duke or its subsidiaries will be entitled to a compensation expense deduction equal to the value of the common shares transferred to the Director.

    Duke's Board of Directors unanimously recommends the approval of the Directors' Plan, and therefore recommends a vote "FOR" the Duke Directors' Stock Option Proposal. The Directors' Stock Option Proposal requires the affirmative vote of a majority of the votes cast by the holders of common shares at the meeting.

                      THE DUKE SALARY REPLACEMENT PROPOSAL

    Subject to shareholder approval, the Duke Board has approved and adopted the 1999 Salary Replacement Stock Option and Dividend Increase Unit Plan of Duke Realty Investments, Inc. (the "Salary Replacement Plan") as of January 1, 1999. To become effective, the plan must be approved by Duke's shareholders.

    Under the Salary Replacement Plan, key employees of Duke will have the opportunity to receive stock options and dividend increase units in lieu of receiving other compensation. The intent of the Salary Replacement Plan is to further link compensation earned by key employees to Duke's stock performance and dividend paying capacity. Accordingly, the Board believes that the Salary Replacement Plan will further align Duke's compensation programs with shareholder interests.

    A summary of the material features of the Salary Replacement Plan follows. This summary is subject in all respects to the actual plan document, a copy of which is contained in Annex G to this joint proxy statement and prospectus.

    If the merger is not consummated but this proposal is adopted, the Salary Replacement Plan will take effect with respect to Duke. If the merger is consummated, the Salary Replacement Plan will take effect with respect to the combined company.

MATERIAL FEATURES OF THE SALARY REPLACEMENT PLAN

    The Salary Replacement Plan provides for the granting of (1) options to purchase common shares ("Salary Replacement Options"); and (2) dividend increase units ("Salary Replacement DIUs") to key employees for a period of 10 years commencing January 1, 1999. The Salary Replacement Plan will expire on December 31, 2008 except as to outstanding Salary Replacement Options and Salary Replacement DIUs which shall remain in effect until they have been exercised, terminated or expired. A total of 500,000 common shares may be issued under the plan.

    During the term of the plan, each eligible employee may elect to receive Salary Replacement Options and Salary Replacement DIUs in lieu of all or a portion of their annual salary, bonus or Duke's

Shareholder Value Plan award. The number of Salary Replacement Options and Salary Replacement DIUs granted for the foregone compensation will be based on the executive compensation committee's determination of the value of an option and DIU on the date of grant.

    Each Salary Replacement Option and Salary Replacement DIU will have a term of 10 years from the date of grant and will immediately vest on the date of grant. The exercise price of each Salary Replacement Option shall not be less than the fair market value of a common share as of the date of grant.

    The value of each Salary Replacement DIU on the date of exercise will be determined by calculating the dividend yield on Duke's common shares as of the date of the Salary Replacement DIU is granted and dividing the increase in Duke's annualized dividend from the date of grant to the date of exercise by such dividend yield. Salary Replacement DIUs may be exercised only to the extent that a participant has exercised an equivalent number of Salary Replacement Options granted on the same date as the DIUs.

    Any amounts payable to a participant upon the exercise of a Salary Replacement DIU will be made in a single lump sum payment in the form of common shares. The number of shares to be issued will be based on the fair market value of the common shares at the time of exercise. In the event of a change of control of Duke, each participant will be entitled to receive, within 90 days of the date of change in control, a lump sum payment in cash equal to the value of the Salary Replacement DIUs at the date of change of control.

    If a participant's employment terminates for any reason other than for cause (as defined), any outstanding options that were exercisable on the date of termination will terminate (2) years after the date of termination. If a participant is terminated for cause, all outstanding options will expire on the date of termination.

    The Board of Directors may, at any time, without the approval of the shareholders of Duke, alter, amend, modify, suspend or discontinue the Salary Replacement Plan, except for any such alterations which would (1) decrease the minimum exercise price; (2) extend the term of the plan or change the term during which any Salary Replacement Option or Salary Replacement DIU may be exercised; (3) change the class of individuals eligible for grants; (4) change the number of shares of common shares authorized for issuance under the plan; or
(5) withdraw administration of the plan from the executive compensation committee or the Board of Directors.

FEDERAL INCOME TAX CONSEQUENCES OF THE SALARY REPLACEMENT PLAN

    The Salary Replacement Options granted under the Salary Replacement Plan will not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code. The participants will recognize no taxable income and no tax deduction is allowable to Duke or its subsidiaries at the time an option is granted. At the time a Salary Replacement Option is exercised, a participant will recognize ordinary income, in the form of compensation, and Duke or its subsidiaries will be entitled to a compensation expense deduction equal to the excess of the fair market value of the shares on the date the option is exercised over the exercise price of the shares. The fair market value of the stock at the time of exercise is the basis for the determination of capital gain or loss upon the participant's subsequent disposition of the shares.

    At the time a Salary Replacement DIU is exercised, the participant will recognize ordinary income in the form of compensation, and Duke or its subsidiaries will be entitled to a compensation expense deduction equal to the value of the common shares transferred to the participant.

    The Board of Directors unanimously recommends the approval of the Salary Replacement Plan, and therefore recommends a vote "FOR" the Duke Salary Replacement Proposal. The Duke Salary Replacement Proposal requires the affirmative vote of a majority of votes cast by the holders of common shares at the meeting.

                THE DUKE DIRECTORS' STOCK PAYMENT PLAN PROPOSAL

    Duke's Board of Directors has adopted an amendment to the 1996 Directors' Stock Payment Plan of Duke Realty Investments, Inc. (the "Directors' Stock Payment Plan") and is recommending the approval of the amendment by the shareholders. The amendment would increase the number of common shares available for issuance under the Directors' Stock Payment Plan. If approved by the shareholders, the number of common shares available for issuance would increase by 100,000.

    The purpose of the Directors' Stock Payment Plan is to increase the proprietary interest in Duke of its non-employee directors. The Directors' Stock Payment Plan covers only the non-employee directors of Duke and is administered by Duke's Compensation Committee.

    The Directors Stock Payment Plan was adopted by Duke's Board in October 1995 and approved by the shareholders in April 1996. The Directors' Stock Payment Plan currently permits the issuance of up to 40,000 shares, of which 31,800 shares have been issued. Absent approval of this proposal by the shareholders, Duke will not be able to continue to issue common shares to the directors in amounts contemplated by the plan.

    Duke's Board of Directors believes that adding more common shares to the Directors' Stock Payment Plan will help Duke continue to align the interests of the directors with the interests of Duke's shareholders and to compensate its non-employee directors in a manner that is competitive with companies comparable to Duke.

    The following is a description of the material features of the Directors' Stock Payment Plan. A copy of the plan document and the amendment to the plan are set out in full in Annex H to this joint proxy statement and prospectus.

MATERIAL FEATURES OF THE DIRECTORS' STOCK PAYMENT PLAN

    Under the Directors' Stock Payment Plan, each non-employee director of Duke is entitled to receive as compensation for services 300 shares of common stock of Duke for each full calendar quarter during which he or she is actively serving as a director of Duke. In the event a participant is a director for less than a full calendar quarter, the number of shares such participant is entitled to receive will be prorated for the portion of the quarter of active service.

FEDERAL INCOME TAX CONSEQUENCES

    The participants will recognize ordinary income and Duke will be entitled to an income tax deduction equal to the fair market value of the Duke's common stock at the time of the transfer of the shares.

    Duke's Board of Directors unanimously recommends the approval of the amendment to the Directors' Stock Payment Plan, and therefore recommends a vote "FOR" the Duke Directors' Stock Payment Plan Proposal. The Directors' Stock Payment Plan Proposal requires the affirmative vote of a majority of the votes cast by the holders of common shares at the meeting.

                        DISCLOSURE OF NEW PLAN BENEFITS

    Awards under the 1999 Directors' Stock Option and Dividend Increase Unit Plan and the 1996 Directors' Stock Payment Plan are set by formula. The benefits to be received under the 1999 Salary Replacement Stock Option and Dividend Increase Unit Plan are generally indeterminable because all awards are within the discretion of the employee. Duke's chief executive officer and its four most highly compensated executive officers (other than the chief executive officer) during the last fiscal year are not eligible to receive benefits under the 1999 Directors' Stock Option and Dividend Increase Unit Plan and the 1996 Directors' Stock Payment Plan, nor have any of these executive officers elected to receive benefits under the 1999 Salary Replacement Stock Option and Dividend Increase Unit Plan for the 1999 fiscal year. The awards that will be made in Duke's 1999 fiscal year under such plans if the plan proposals are approved are outlined in the following tables.

                                                   1999 DIRECTORS'       1999 SALARY REPLACEMENT
                                                STOCK OPTION AND DIU    STOCK OPTION AND DIU PLAN
                                               PLAN GRANTS IN 1999 (#)     GRANTS IN 1999 (#)
                                               -----------------------  -------------------------
Non-Executive Officer Director Group (9
  persons)...................................            57,500                        --
Non-Executive Officer Employee Group (1
  person)....................................                --                     4,486


                                                1996 DIRECTORS' STOCK
                                               PAYMENT PLAN GRANTS IN
                                                      1999 (#)
                                               -----------------------
Non-Executive Officer Director Group (8
  persons)...................................             9,300(1)

------------------------

(1) Since John W. Wynne will not be standing for re-election at the 1999 Annual Meeting, this amount reflects him receiving benefits under the 1996 Directors' Stock Payment Plan for only the first two fiscal quarters of 1999.

                                 LEGAL MATTERS

    The validity of the Duke common shares and the Duke preference shares offered to holders of Weeks common shares and Weeks preferred shares, respectively, by this joint proxy statement and prospectus has been passed upon for Duke by Rogers & Wells LLP, New York, New York. An opinion as to continued real estate investment trust qualification following the merger has been rendered for Duke and Weeks by Rogers & Wells LLP. An opinion as to the qualification of the merger as a tax-free reorganization has been rendered for Weeks by King & Spalding, Atlanta, Georgia, and an opinion as to the qualification of the merger as a tax-free reorganization has been rendered for Duke by Rogers & Wells LLP. Rogers & Wells LLP has in the past represented Duke in various matters, as well as Merrill Lynch & Co. as Duke's underwriter, in public offerings of securities. George D. Busbee, a director of Weeks, is of counsel to King & Spalding.

                   INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS

    The consolidated financial statements of Duke as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 and the related schedule have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements and schedule of Weeks and its subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 incorporated by reference herein and in the registration statement on Form S-4 filed by Duke have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

    Duke and Weeks are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and each files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials Duke or Weeks files with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an Internet site that contains reports, proxies, information statements, and other information regarding issuers that file electronically, and the address of that site is http://www.sec.gov. Duke's common shares and Weeks' common shares are listed on the New York Stock Exchange under the symbols "DRE" and "WKS," respectively, and all reports, proxy statements and other information filed by Duke and Weeks with the New York Stock Exchange may be inspected at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005.

    Duke has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the common shares and preference shares of Duke being offered in the merger. This joint proxy statement and prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the joint proxy statement and prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this joint proxy statement and prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the Securities and Exchange Commission.

    The Securities and Exchange Commission allows Duke and Weeks to "incorporate by reference" the information Duke and Weeks file with the Securities and Exchange Commission, which means that Duke and Weeks can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this joint proxy statement and prospectus, and information that Duke and Weeks file later with the Securities and Exchange Commission will automatically update and supersede this information.

    Duke incorporates by reference the documents listed below:

        (1) Duke's annual report on Form 10-K for the year ended December 31, 1998;

        (2) Duke's current reports on Form 8-K filed January 19 and March 3,
    1999;

        (3) The description of Duke's common shares contained in the Registration Statement on Form 8-A, File No. 1-9044, as amended;

        (4) The description of Duke's preferred shares contained in the Registration Statements on Form 8-A dated August 15, 1996, July 11, 1997, July 31, 1998, November 19, 1998 and January 19, 1999;

        (5) The description of Duke's policies regarding particular activities under the caption "Policies with Respect to Certain Activities" on page 56 in the prospectus dated September 27, 1993 included in Duke's Registration Statement on Form S-2, Securities and Exchange Commission Registration Number 33-64038; and

        (6) The description of Duke's 8.0% Series F Cumulative Redeemable Preference Shares and 8.625% Series H Cumulative Redeemable Preference Shares to be issued in the merger contained in Duke's Registration Statement on Form 8-A dated April 28, 1999.

    The Securities and Exchange Commission has assigned file number 1-9044 to the reports and other information that Duke files with the Securities and Exchange Commission.

    Weeks incorporates by reference the documents listed below:

        (1) Weeks' annual report on Form 10-K for the year ended December 31, 1998;

        (2) Weeks' current report on Form 8-K filed March 5, 1999;

        (3) The description of Weeks' common shares contained in the Registration Statement on Form 8-A, dated August 12, 1994;

        (4) The description of Weeks' Series A preferred shares contained in the Registration Statement on Form 8-A, dated October 9, 1997; and

        (5) The description of Weeks' policies regarding particular activities under the caption "Policies with Respect to Certain Activities" on page 103 in the prospectus dated August 17, 1994 included in Weeks' Registration Statement on Form S-11, Securities and Exchange Commission Registration Number 33-80314.

    The Securities and Exchange Commission has assigned file number 1-13254 to the reports and other information that Weeks files with the Securities and Exchange Commission.

    You may request a copy of each of the above-listed Duke documents at no cost, by writing or telephoning Duke at the following address, telephone number or e-mail address, and the requested documents will be sent by first class mail within one business day of Duke's receipt of your request:

       Investor Relations
       Duke Realty Investments, Inc.
       8888 Keystone Crossing
       Indianapolis, Indiana 46240

       (317) 808-6005
       www.dukereit.com

    You may request a copy of each of the above-listed Weeks documents at no cost, by writing or telephoning Weeks at the following address, telephone number or e-mail address, and the requested documents will be sent by first class mail within one business day of Weeks' receipt of your request:

       Investor Relations
       Weeks Corporation
       4497 Park Drive
       Norcross, Georgia 30093
       (770) 717-3221
       www.weekscorp.com

    All documents filed by each of Duke and Weeks pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this joint proxy statement and prospectus and prior to the dates of the Duke annual meeting and the Weeks special meeting shall be deemed incorporated in and a part of this joint proxy statement and prospectus from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this joint proxy statement and prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement and prospectus.

    You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This joint proxy statement and prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this joint proxy statement and prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this joint proxy statement and prospectus is required to be delivered, this joint proxy statement and prospectus will be supplemented or amended.

    All information regarding Duke in this joint proxy statement and prospectus has been provided by Duke and all information regarding Weeks in this joint proxy statement and prospectus has been provided by Weeks.

                          INDEX TO PRO FORMA CONDENSED

                       CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                            -----------
Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1998 (unaudited)........................         F-3
Notes to Pro Forma Condensed Consolidated Balance Sheet...................................................         F-4
Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1998
  (unaudited).............................................................................................         F-8
Notes to Pro Forma Condensed Consolidated Statement of Operations.........................................         F-9

                         DUKE-WEEKS REALTY CORPORATION

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

    The following pro forma condensed consolidated financial statements for Duke-Weeks Realty Corporation ("Duke-Weeks") include certain pro forma adjustments to the historical financial statements of Duke Realty Investments, Inc. ("Duke") to reflect the proposed merger (the "Merger") of Duke and Weeks Corporation ("Weeks"). The Merger will be accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion No.
16. These pro forma condensed consolidated financial statements should be read in conjunction with the Duke Form 10-K as of and for the three years ended December 31, 1998, and also in conjunction with Weeks' Form 10-K as of and for the three years ended December 31, 1998.

    The following pro forma condensed consolidated balance sheet is based upon the December 31, 1998 consolidated balance sheet of Duke and the December 31, 1998 consolidated balance sheet of Weeks, presented as if the Merger occurred on December 31, 1998.

    The following pro forma condensed consolidated statement of operations is based upon the consolidated statements of operations for the year ended December 31, 1998 of Duke and Weeks, presented as if the Merger occurred as of January 1, 1998.

    The pro forma condensed consolidated financial statements do not purport to be indicative of the actual financial position or results of operations which would have been obtained assuming that the Merger had been completed as set forth above, or which may be obtained in the future.

                         DUKE-WEEKS REALTY CORPORATION

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1998

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                  HISTORICAL           PRO FORMA    DUKE-WEEKS
                                                          --------------------------    MERGER     POST-MERGER
                                                              DUKE         WEEKS      ADJUSTMENTS   PRO FORMA
                                                          ------------  ------------  -----------  ------------
                                                    ASSETS
Real estate.............................................  $  2,589,729  $  1,361,843   $ 287,642(a) $  4,239,214
Land held for development...............................       146,911        42,438          --(b)      189,349
Investment in unconsolidated real estate companies......       125,746        35,204          --        160,950
  Less accumulated depreciation.........................      (179,887)      (96,383)     96,383(a)     (179,887)
                                                          ------------  ------------  -----------  ------------
      Net real estate investment........................     2,682,499     1,343,102     384,025      4,409,626

Cash and cash equivalents...............................         6,950         1,503      (8,453)(d)            0
Accounts receivable.....................................         9,641         9,483          --         19,124
Straight-line rent receivable...........................        20,332         5,833      (5,833)(c)       20,332
Investment in and notes receivable from unconsolidated
  service companies.....................................            --        43,639          --         43,639
Deferred financing costs................................        11,382         8,455      (8,455)(c)       11,382
Deferred other costs....................................        53,281        20,708     (20,708)(c)       53,281
Other assets............................................        69,568        14,869      84,437
                                                          ------------  ------------  -----------  ------------
      TOTAL ASSETS......................................  $  2,853,653  $  1,447,592   $ 340,576   $  4,641,821
                                                          ------------  ------------  -----------  ------------
                                                          ------------  ------------  -----------  ------------

                                     LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Secured debt..........................................  $    326,317  $    251,399   $  12,109(e) $    589,825
  Unsecured debt........................................       590,000       285,000       1,994(e)      876,994
  Lines of credit.......................................        91,000       118,025       8,547(d)      217,572
  Accounts payable and other liabilities................       169,495        42,603          --        212,098
                                                          ------------  ------------  -----------  ------------
      Total liabilities.................................     1,176,812       697,027      22,650      1,896,489
Minority interest
  Common................................................       106,729       135,653      84,207(a)      326,589
  Preferred.............................................            --       100,000      (2,955)(a)      102,955
                                                          ------------  ------------  -----------  ------------
      Total minority interest...........................       106,729       235,653      87,162        429,544
Shareholders' equity:
  Preferred shares:
    Series A at liquidation preference..................        75,000       150,000    (150,000)(a)       75,000
    Series B at liquidation preference..................       150,000                        --        150,000
    Series D convertible at liquidation preference......       135,000                        --        135,000
    Series F at liquidation preference..................                                 150,000(a)      150,000
  Common shares.........................................           861           197          75(a)        1,133
  Additional paid-in capital............................     1,277,250       430,923     164,481(a)    1,822,654
  Distributions in excess of earnings...................       (67,999)      (66,208)     66,208(f)      (67,999)
                                                          ------------  ------------  -----------  ------------
      Total shareholders' equity........................     1,570,112       514,912     230,764      2,315,788
                                                          ------------  ------------  -----------  ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..............  $  2,853,653  $  1,447,592   $ 340,576   $  4,641,821
                                                          ------------  ------------  -----------  ------------
                                                          ------------  ------------  -----------  ------------

    See accompanying notes to pro forma condensed consolidated balance sheet

                         DUKE-WEEKS REALTY CORPORATION

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

(a) Represents adjustments to record Weeks' assets and liabilities at their respective purchase values based on the purchase method of accounting. The assumed purchase price of $1.8 billion was computed as follows:

                                                                           DUKE SHARES
                                          WEEKS SHARES AND    EXCHANGE      AND UNITS    DUKE VALUE     ACQUISITION
                                          UNITS OUTSTANDING     RATIO        ISSUED       PER SHARE        COSTS
                                          -----------------  -----------  -------------  -----------  ----------------
Common stock............................         19,743            1.38        27,245     $   21.75     $    592,586
Minority Operating Partnership Units....          7,325            1.38        10,109     $   21.75          219,860
                                                 ------                        ------                 ----------------
                                                 27,068                        37,354                        812,446(1)
                                                 ------                        ------
                                                 ------                        ------
Preferred Series A Stock................          6,000            1.00         6,000     $   23.75          142,500(2)
                                                                               ------
                                                                               ------
Preferred Series C Units................          1,400            1.00         1,400     $   25.00           35,000(3)
                                                                               ------
                                                                               ------
Preferred Series D Units................          2,600            1.00         2,600     $   26.14           67,955(4)
                                                                               ------
                                                                               ------
Duke options and warrants issued........                                                                      11,990(5)
Weeks outstanding debt assumed..........                                                                     668,527(6)
Other Weeks liabilities assumed.........                                                                      42,603
Estimated transaction costs.............                                                                      17,000(7)
                                                                                                      ----------------
Total assumed purchase price............                                                                $  1,798,021
                                                                                                      ----------------
                                                                                                      ----------------

------------------------

    (1) Represents the value of the Duke common shares and Operating Partnership units held by minority interests that will be exchanged for the assumed outstanding Weeks common shares and Weeks Operating Partnership units. The value of the Duke common shares and Operating Partnership units is based upon the five day average of the closing price of Duke's common stock as listed on the New York Stock Exchange immediately before, during and after the date the terms of the merger were agreed to and announced to the public on March 1, 1999.

                         DUKE-WEEKS REALTY CORPORATION

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

        The following purchase adjustments were made to common shareholders' equity:

Value of Duke common stock issued.................................  $ 592,586
Less net book value of Weeks common shareholders' equity at
  December 31, 1998...............................................    364,912
                                                                    ---------
Adjustments to common shareholders' equity for Duke common shares
  issued..........................................................    227,674
Less: Elimination of Weeks' distributions in excess of earnings
      (see note (f))..............................................    (66,208)
     Par value adjustment to shareholders' equity (see note (a)
      (8))........................................................        (75)
                                                                    ---------
Total adjustment to additional paid-in capital for Duke common
  shares issued...................................................    161,391
Adjustment for Duke Series F Preferred Shares issued (see note (a)
  (2))............................................................     (7,500)
Adjustment for Duke options issued (see note (a) (5)).............     10,590
                                                                    ---------
Total adjustment to additional paid-in capital....................  $ 164,481
                                                                    ---------
                                                                    ---------

        The following purchase adjustment was made to minority interest:

Value of Duke Operating Partnership common units issued to
  minority interests..............................................  $ 219,860
Less book value of Weeks common unitholder minority interest at
  December 31, 1998...............................................    135,653
                                                                    ---------
Purchase accounting adjustment to minority interest...............  $  84,207
                                                                    ---------
                                                                    ---------

    (2) Each outstanding share of Preferred Series A Cumulative Redeemable Preferred Stock of Weeks will be converted into the right to receive one preference share of Duke representing 1/1000 of a share of Series F Cumulative Redeemable Preferred Stock of Duke. The assumed value of the Duke Series F preferred shares is based upon the average closing price of the Weeks Series A Preferred Stock the two days immediately following the date the terms of the merger were agreed to and announced to the public.

        The following purchase adjustment will be made to additional paid-in capital:

Value of Duke Series F Preferred Stock issued.....................  $ 142,500
Less net book value of Weeks Series A Preferred Stock at December
  31, 1998........................................................    150,000
                                                                    ---------
Purchase accounting adjustments to additional paid-in capital.....  $  (7,500)
                                                                    ---------
                                                                    ---------

    (3) The Duke Operating Partnership will issue preferred units valued at the book value (which approximates estimated fair value), of Weeks Operating Partnership Preferred C Units at December 31, 1998. The Duke Operating Partnership Preferred Units will have the same economic attributes as the Weeks Operating Partnership Preferred C Units.

                         DUKE-WEEKS REALTY CORPORATION

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

    (4) The Duke Operating Partnership will issue preferred units valued at the estimated fair value of the Weeks Operating Partnership Preferred D Units at December 31, 1998. The Duke Operating Partnership Preferred Units will have the same economic attributes as the Weeks Operating Partnership Preferred D Units. The adjustment to estimated fair value is based on the present value of amounts to be paid using pricing levels currently available to Duke for preferred securities with similar terms and features.

        The following purchase adjustment will be made to minority interest:

Value of Duke Preferred Units......................................  $  67,955
Less net book value of Weeks Operating Partnership Series D
  Preferred Units at December 31, 1998.............................     65,000
                                                                     ---------
Purchase adjustment to minority interest...........................  $   2,955
                                                                     ---------
                                                                     ---------

    (5) Represents the fair value (computed using an option pricing model) of Duke stock options and warrants to be issued to replace outstanding Weeks stock options and warrants. The Duke stock options and warrants will carry the same terms and remaining vesting schedule as the Weeks stock options and warrants being replaced and provide for the option to purchase up to 3,116,000 of Duke common shares. The following purchase adjustment will be made to additional paid-in capital:

Value of Duke issued stock options and warrants....................  $  11,990
Less book value of Weeks warrants at December 31, 1998.............     (1,400)
                                                                     ---------
Purchase adjustment to additional paid-in capital..................  $  10,590
                                                                     ---------
                                                                     ---------

    (6) The Weeks outstanding debt assumed is calculated as follows (see note
       (e)):

Weeks outstanding debt............................................  $ 654,424
Fair value adjustment to secured debt.............................     12,109
Fair value adjustment to unsecured debt...........................      1,994
                                                                    ---------
                                                                    $ 668,527
                                                                    ---------
                                                                    ---------

    (7) Represents estimated costs to be incurred by Duke in connection with the Merger (see note (d))

    (8) The adjustment to par value of common shares is calculated as follows:

Duke common shares to be issued (see note (a)).....................     27,245
Par value of common shares.........................................  $     .01
                                                                     ---------
Total par value of Duke common shares issued.......................        272
Less: Weeks common shares outstanding par value at December 31,
  1998.............................................................       (197)
                                                                     ---------
Total adjustment to par value of common shares.....................  $      75
                                                                     ---------
                                                                     ---------

                         DUKE-WEEKS REALTY CORPORATION

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

(b) The book value of Weeks' land held for development and investments in undervalued companies at December 31, 1998, was estimated to approximate the fair value because substantially all land acquisitions and investments in undervalued companies occurred within the last 24 months and the acquisition or investment cost is representative of current market conditions.

(c) Represents the elimination of assets of Weeks that have no future value to the combined company.

(d) Represents the expected incremental borrowings and cash expenditures to fund the following costs to be incurred with the merger:

Advisory Fees......................................  $  13,000
Legal and Professional Fees........................      3,000
Other..............................................      1,000
                                                     ---------
                                                     $  17,000
                                                     ---------
                                                     ---------

(e) Represents adjustments to Weeks secured and unsecured debt reflect the premium or discount to adjust these financial instruments to their estimated fair value. The adjustment is based on the present value of amounts to be paid using interest rates currently available to Duke for debt obligations with similar terms and features. The borrowing rates available to Duke are assumed to be comparable to the borrowing rates available to the combined company. The adjustments are based on current effective interest rates ranging from 6.29% to 7.45%. See note (a)(6).

(f) Represents the reclassification of $66,208 of Weeks' distributions in excess of net earnings to additional paid-in capital in accordance with purchase accounting.

                         DUKE-WEEKS REALTY CORPORATION

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                  (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     HISTORICAL          PRO FORMA    DUKE-WEEKS
                                                               ----------------------     MERGER      POST-MERGER
                                                                  DUKE       WEEKS      ADJUSTMENTS    PRO FORMA
                                                               ----------  ----------  -------------  -----------
Revenues:
  Rental income..............................................  $  337,768  $  150,974    $   2,102(g)  $ 490,844
  Equity in earnings of unconsolidated real estate
    companies................................................      10,857         329           --        11,186
                                                               ----------  ----------       ------    -----------
      Total income...........................................     348,625     151,303        2,102       502,030
                                                               ----------  ----------       ------    -----------
Expenses:
  Rental expenses............................................      59,769      22,494           --        82,263
  Real estate taxes..........................................      33,906      12,824           --        46,730
  Interest...................................................      60,217      30,782       (3,054)(h)     87,945
  Depreciation and amortization..............................      68,766      38,348        1,987(i)    109,101
                                                               ----------  ----------       ------    -----------
      Total expenses.........................................     222,658     104,448       (1,067)      326,039
                                                               ----------  ----------       ------    -----------
Earnings from rental operations..............................     125,967      46,855        3,169       175,991
Earnings from service operations.............................       7,195          --           --         7,195
Equity in earnings from unconsolidated service companies.....          --       2,535           --         2,535
General and administrative...................................     (11,573)     (5,809)          --       (17,382)
Other income and expenses....................................       2,608       1,018           --         3,626
                                                               ----------  ----------       ------    -----------

Net income from continuing operations before minority
  interest...................................................     124,197      44,599        3,169       171,965
Minority interest in earnings of common unitholders..........     (12,241)     (8,267)        (506)(j)    (21,014)
Other minority interest in earnings of subsidiaries..........      (1,252)     (1,191)          --        (2,443)
                                                               ----------  ----------       ------    -----------
Net income from continuing operations........................     110,704      35,141        2,663       148,508
Less preferred share dividends...............................     (19,833)    (12,000)          --       (31,833)
                                                               ----------  ----------       ------    -----------
Net income from continuing operations available for common
  shareholders...............................................  $   90,871  $   23,141    $   2,663     $ 116,675
                                                               ----------  ----------       ------    -----------
                                                               ----------  ----------       ------    -----------

Weighted average common shares outstanding- basic............      80,704      19,256                    107,277
                                                               ----------  ----------                 -----------
                                                               ----------  ----------                 -----------
Weighted average common shares outstanding-diluted...........      92,468      26,299                    128,761
                                                               ----------  ----------                 -----------
                                                               ----------  ----------                 -----------

Net income from continuing operations per share (note (k)):
  Basic......................................................  $     1.13  $     1.20                  $    1.09
                                                               ----------  ----------                 -----------
                                                               ----------  ----------                 -----------
  Diluted....................................................  $     1.12  $     1.19                  $    1.07
                                                               ----------  ----------                 -----------
                                                               ----------  ----------                 -----------

    See accompanying notes to pro forma consolidated statement of operations

                         DUKE-WEEKS REALTY CORPORATION

                          NOTES TO PROFORMA CONDENSED
                CONSOLIDATED STATEMENT OF OPERATIONS (CONTINUED)

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                  (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(g) Represents the net increase in rental income as a result of the re-setting of straight-line rents for Weeks under purchase accounting.

(h) Represents the net change in interest expense as a result of the following items for the year ended December 31, 1998:

Decrease based on the pro forma interest rates resulting from the adjustments of Weeks' debt to estimated fair market value as described in note (e).................................................................  $  (1,931)

Decrease in Weeks' deferred finance cost amortization related to the
  elimination of Weeks deferred finance costs as described in note (c).....     (1,686)

Increase related to additional borrowings on the line of credit to fund
  Merger related costs identified in note (d)..............................        563
                                                                             ---------

                                                                             $  (3.054)
                                                                             ---------
                                                                             ---------

(i) Represents the net increase in depreciation of real estate as a result of the allocation of purchase price to record Weeks' real estate at estimated fair value for the year ended December 31, 1998 (in thousands).

Additional basis in real estate basis (see note (a))......................  $ 384,025
Less amount of step-up allocated to:
  Developments in progress................................................    (85,487)
  Land portion of operating facilities....................................    (42,118)
                                                                            ---------
Depreciable portion of additional basis...................................  $ 256,420
                                                                            ---------
                                                                            ---------

    The depreciable portion of the additional basis is then allocated to properties placed in service prior to or during 1998 and depreciation expense is computed over the time in service for each property during 1998, based upon a 40 year estimated useful life. The depreciation expense attributable to the additional basis is $5,586, offset by a decrease in amortization expense of $3,599, which is related to the elimination of Weeks deferred leasing costs as described in note (c).

(j) Minority interest share of purchase adjustments.

                         DUKE-WEEKS REALTY CORPORATION

                          NOTES TO PROFORMA CONDENSED
                CONSOLIDATED STATEMENT OF OPERATIONS (CONTINUED)

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                  (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(k) The following summarizes the calculation of basic and diluted pro forma earnings per share for the year ended December 31, 1998:

Basic Earnings Per Share (EPS) Calculation:
  Weighted average common shares outstanding
    Duke prior to merger..................................................     80,704
    Duke common shares issued to Weeks (1)................................     26,573
                                                                            ---------
  Adjusted weighted average common shares outstanding--basic..............    107,277
                                                                            ---------
                                                                            ---------
  Pro forma net income from continuing operations available for common shareholders..........................................................  $ 116,675
                                                                            ---------
                                                                            ---------
Basic pro forma EPS.......................................................  $    1.09
                                                                            ---------
                                                                            ---------
Diluted Earnings Per Share (EPS) Calculation
    Adjusted weighted average common shares outstanding for Basic EPS.....    107,277
Weighted average dilutive potential common shares:
    Duke exchangeable partnership units...................................     10,872
    Duke dilutive potential securities....................................        892
    Duke exchangeable partnership units issued to Weeks (1)...............      9,492
    Duke dilutive potential securities after Merger conversion (1)........        228
                                                                            ---------
  Adjusted weighted average common and dilutive potential common shares...    128,761
                                                                            ---------
                                                                            ---------
  Pro forma net income from continuing operations for Basic EPS...........  $ 116,675
    Add: minority interest of partnership units...........................     21,014
                                                                            ---------
  Pro forma net income from continuing operations for diluted EPS.........  $ 137,689
                                                                            ---------
                                                                            ---------
Diluted pro forma EPS.....................................................  $    1.07
                                                                            ---------
                                                                            ---------

------------------------

(1) The Duke-Weeks pro forma weighted average common shares outstanding reflects adjustments based on the issuance of 1.38 Duke common shares for each weighted average share of Weeks common stock and each weighted average share of Weeks dilutive potential securities and the issuance of 1.38 Duke limited partnership units for each weighted average limited partnership unit of Weeks.

                                                                         ANNEX A

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                         DATED AS OF FEBRUARY 28, 1999
                                  BY AND AMONG
                         DUKE REALTY INVESTMENTS, INC.
                                      AND
                               WEEKS CORPORATION

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
ARTICLE I             THE REIT MERGER......................................................................           2

        Section 1.1.    The REIT Merger....................................................................           2

        Section 1.2.    Closing............................................................................           2

        Section 1.3.    Effective Time.....................................................................           2

        Section 1.4.    Charter and By-laws................................................................           2

        Section 1.5.    Directors..........................................................................           2

        Section 1.6.    Officers...........................................................................           3

ARTICLE II            EFFECTS OF THE REIT MERGER; EXCHANGE OF CERTIFICATES.................................           3

        Section 2.1.    Effect on Capital Stock............................................................           3

                 (a)    Capital Stock Owned by Weeks or its Subsidiaries...................................           3

                 (b)    Conversion of Weeks Capital Stock Into Duke Capital Stock..........................           3

                 (c)    Shares of Duke Capital Stock.......................................................           4

        Section 2.2.    Exchange of Certificates...........................................................           4

                 (a)    Exchange Agent.....................................................................           4

                 (b)    Duke to Provide Merger Consideration...............................................           4

                 (c)    Exchange Procedure.................................................................           4

                 (d)    Record Dates; Distributions with Respect to Unexchanged Shares.....................           5

                 (e)    No Further Ownership Rights in Weeks Capital Stock.................................           5

                 (f)    Unclaimed Merger Consideration.....................................................           6

                 (g)    No Fractional Shares...............................................................           6

                 (h)    Withholding........................................................................           6

                 (i)    No Dissenters' Rights..............................................................           6

ARTICLE III           REPRESENTATIONS AND WARRANTIES.......................................................           6

        Section 3.1.    Representations and Warranties of Weeks............................................           6

                 (a)    Organization, Standing and Corporate Power of Weeks................................           6

                 (b)    Weeks Subsidiaries; Interests in Other Persons.....................................           6

                 (c)    Capital Structure..................................................................           7

                 (d)    Authority; Noncontravention; Consents..............................................           8

                 (e)    SEC Documents; Financial Statements; Undisclosed Liabilities.......................           9

                 (f)    Absence of Certain Changes or Events...............................................          10

                 (g)    Litigation.........................................................................          10

                 (h)    Absence of Changes in Benefit Plans; ERISA Compliance..............................          11

                                                                                                                PAGE
                                                                                                                -----
                 (i)    Taxes..............................................................................          12

                 (j)    No Loans or Payments to Employees, Officers or Directors...........................          12

                 (k)    Brokers; Schedule of Fees and Expenses.............................................          13

                 (l)    Compliance with Laws...............................................................          13

                 (m)    Contracts; Debt Instruments........................................................          13

                 (n)    OP Agreement.......................................................................          14

                 (o)    Environmental Matters..............................................................          14

                 (p)    Weeks Properties...................................................................          15

                 (q)    Books and Records..................................................................          16

                 (r)    Opinion of Financial Advisor.......................................................          16

                 (s)    State Takeover Statutes; Rights Agreement..........................................          16

                 (t)    Investment Company Act of 1940.....................................................          17

                 (u)    Proxy Statement and Registration Statement.........................................          17

                 (v)    Vote Required......................................................................          17

                 (w)    "Year 2000 Ready"..................................................................          17

        Section 3.2.    Representations and Warranties of Duke.............................................          18

                 (a)    Organization, Standing and Corporate Power of Duke.................................          18

                 (b)    Duke Subsidiaries; Interests in Other Persons......................................          18

                 (c)    Capital Structure..................................................................          18

                 (d)    Authority; Noncontravention; Consents..............................................          19

                 (e)    SEC Documents; Financial Statements; Undisclosed Liabilities.......................          20

                 (f)    Absence of Certain Changes or Events...............................................          21

                 (g)    Litigation.........................................................................          22

                 (h)    Absence of Changes in Benefit Plans; ERISA Compliance..............................          22

                 (i)    Taxes..............................................................................          23

                 (j)    No Loans or Payments to Employees, Officers or Directors...........................          23

                 (k)    Brokers; Schedule of Fees and Expenses.............................................          23

                 (l)    Compliance with Laws...............................................................          24

                 (m)    Contracts; Debt Instruments........................................................          24

                 (n)    Duke OP Agreement..................................................................          24

                 (o)    Environmental Matters..............................................................          24

                 (p)    Duke Properties....................................................................          25

                 (q)    Opinion of Financial Advisor.......................................................          26

                                                                                                                PAGE
                                                                                                                -----
                 (r)    State Takeover Statutes............................................................          26

                 (s)    1940 Act...........................................................................          26

                 (t)    Proxy Statement and Registration Statement.........................................          27

                 (u)    Vote Required......................................................................          27

                 (v)    Year 2000 Issues...................................................................          27

ARTICLE IV            COVENANTS............................................................................          28

        Section 4.1.    Conduct of Business by Weeks and Weeks OP..........................................          28

        Section 4.2.    Conduct of Business by Duke........................................................          29

        Section 4.3.    Other Actions......................................................................          31

ARTICLE V               ADDITIONAL COVENANTS...............................................................          32

        Section 5.1.    Preparation of the Registration Statement and the Proxy Statement; Shareholders'
                          Meetings; Partners' Consents.....................................................          32

        Section 5.2.    Access to Information; Confidentiality.............................................          33

        Section 5.3.    Commercially Reasonable Efforts; Notification......................................          33

        Section 5.4.    Affiliates.........................................................................          34

        Section 5.5.    Tax Treatment......................................................................          34

        Section 5.6.    No Solicitation of Transactions....................................................          34

        Section 5.7.    Public Announcements...............................................................          35

        Section 5.8.    NYSE Listing.......................................................................          35

        Section 5.9.    Letters of Accountants.............................................................          35

       Section 5.10.    Transfer and Gains Taxes; Shareholder Demand Letters...............................          35

       Section 5.11.    Benefit Plans and Other Employee Arrangements......................................          36

                 (a)    Benefit Plans......................................................................          36

                 (b)    Stock Incentive Plans..............................................................          36

                 (c)    Change in Control Agreements.......................................................          37

       Section 5.12.    Indemnification; Directors' and Officers' Insurance................................          37

       Section 5.13.    Provisions Relating to Certain Weeks Indebtedness..................................          38

       Section 5.14.    The Weeks Rights Plan..............................................................          38

       Section 5.15.    Coordination of Dividends..........................................................          38

       Section 5.16.    Existing Restrictions on Resale of Certain Falcon Properties.......................          39

       Section 5.17.    Assumption of Warrants.............................................................          39

       Section 5.18.    Weeks Notes........................................................................          39

       Section 5.19.    Duke OP Partnership Agreement......................................................          39

       Section 5.20.    Registration Rights Agreements.....................................................          39

                                                                                                                PAGE
                                                                                                                -----
       Section 5.21.    Interim Transactions Committee.....................................................          40

       Section 5.22.    Executive Officer Appointments.....................................................          40

ARTICLE VI            CONDITIONS PRECEDENT.................................................................          40

        Section 6.1.    Conditions to Each Party's Obligation to Effect the Merger.........................          40

                 (a)    Shareholder Approvals..............................................................          40

                 (b)    Listing of Shares..................................................................          40

                 (c)    Registration Statement.............................................................          40

                 (d)    No Injunctions or Restraints.......................................................          40

                 (e)    HSR Act............................................................................          40

        Section 6.2.    Conditions to Obligations of Duke..................................................          40

                 (a)    Representations and Warranties.....................................................          40

                 (b)    Performance of Obligations of Weeks and Weeks OP...................................          41

                 (c)    Material Adverse Change............................................................          41

                 (d)    Opinions Relating to REIT and Partnership Status...................................          41

                 (e)    Other Tax Opinion..................................................................          41

                 (f)    Consents...........................................................................          41

        Section 6.3.    Conditions to Obligation of Weeks and Weeks OP.....................................          41

                 (a)    Representations and Warranties.....................................................          41

                 (b)    Performance of Obligations of Duke and Duke OP.....................................          41

                 (c)    Material Adverse Change............................................................          41

                 (d)    Opinions Relating to REIT and Partnership Status...................................          42

                 (e)    Other Tax Opinion..................................................................          42

                 (f)    Consents...........................................................................          42

                 (g)    Directors' Resignations............................................................          42

ARTICLE VII           BOARD ACTIONS........................................................................          42

        Section 7.1.    Board Actions......................................................................          42

        Section 7.2.    Weeks Subsidiary Boards............................................................          42

ARTICLE VIII          TERMINATION, AMENDMENT AND WAIVER....................................................          43

        Section 8.1.    Termination........................................................................          43

        Section 8.2.    Expenses...........................................................................          44

        Section 8.3.    Effect of Termination..............................................................          46

        Section 8.4.    Amendment..........................................................................          46

        Section 8.5.    Extension; Waiver..................................................................          46

                                                                                                                PAGE
                                                                                                                -----
ARTICLE IX            GENERAL PROVISIONS...................................................................          47

        Section 9.1.    Nonsurvival of Representations and Warranties......................................          47

        Section 9.2.    Notices............................................................................          47

        Section 9.3.    Interpretation.....................................................................          48

        Section 9.4.    Counterparts.......................................................................          48

        Section 9.5.    Entire Agreement; No Third-Party Beneficiaries.....................................          48

        Section 9.6.    GOVERNING LAW......................................................................          48

        Section 9.7.    Assignment.........................................................................          48

        Section 9.8.    Enforcement........................................................................          48

        Section 9.9.    Exhibits; Disclosure Letters.......................................................          48

ARTICLE X             CERTAIN DEFINITIONS..................................................................          49

       Section 10.1.    Certain Definitions................................................................          49

Schedules (not included)

A  Holders of Weeks Common Stock and OP Units Delivering Proxies to Duke

B  Holders of Duke Common Stock and OP Units Delivering Proxies to Weeks

C  Service Companies Owners

D  Directors of the Surviving Corporation if 80% Duke Approval is Obtained

E  Directors of the Surviving Corporation if 80% Duke Approval is Not Obtained

F  Officers of the Surviving Corporation

Exhibits (not included)

A  Form of OP Merger Agreement

B  Form of Weeks Agreement and Irrevocable Proxy

C  Form of Duke Agreement and Irrevocable Proxy

D  Forms of Weeks Services Companies Option Agreement

E  Charter of the Surviving Corporation (if 80% Duke Approval is Obtained)

F  By-laws of the Surviving Corporation (if 80% Duke Approval is Obtained)

G  Charter of the Surviving Corporation (if 80% Duke Approval is Not Obtained)

H  By-laws of the Surviving Corporation (if 80% Duke Approval is Not Obtained)

I  Form of Affiliates Letter

J  Duke Operating Partnership Agreement Amendments

K  Form of King & Spalding Tax Opinion

L  Form of Rogers & Wells LLP Tax Opinion

    AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of February 28, 1999, by and between DUKE REALTY INVESTMENTS, INC., an Indiana corporation ("DUKE"), and WEEKS CORPORATION, a Georgia corporation ("WEEKS").

                                    RECITALS

    A. The Boards of Directors of Duke and Weeks each have determined that it is advisable and in the best interest of their respective companies and shareholders that upon the terms and subject to the conditions set forth in this Agreement, Weeks will merge with and into Duke, with Duke being the surviving corporation, in a merger (the "REIT MERGER") in which each issued and outstanding share of common stock, par value $.01 per share, of Weeks (the "WEEKS COMMON STOCK"), each issued and outstanding share of 8.0% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, of Weeks (the "WEEKS SERIES A PREFERRED STOCK") and each issued and outstanding share, if any, of 8.625% Series D Cumulative Redeemable Preferred Stock, par value $.01 per share, of Weeks (the "WEEKS SERIES D PREFERRED STOCK" and together with the Weeks Series A Preferred Stock, the "WEEKS PREFERRED STOCK") will be converted into the right to receive the applicable Merger Consideration (as defined below).

    B. Duke, as managing general partner of Duke Limited Partnership, an Indiana limited partnership ("DUKE OP"), and Weeks, as general partner (through a wholly owned subsidiary) of Weeks, L.P., a Georgia limited partnership ("WEEKS OP"), each has determined that it is advisable and in the best interest of their respective partnerships and partners that upon the terms and subject to the conditions set forth in an agreement and plan of merger between Duke OP and Weeks OP executed on the date hereof, a copy of which is attached as Exhibit A hereto (the "OP MERGER AGREEMENT"), Weeks OP will merge with and into Duke OP with Duke OP being the surviving partnership in such merger (the "OP MERGER").

    C. The parties intend that for federal income tax purposes the REIT Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that, following the REIT Merger, Duke will continue to be subject to taxation as a real estate investment trust (a "REIT") within the meaning of the Code.

    D. Contemporaneously with the execution and delivery of this Agreement, (i) certain holders of Weeks Common Stock named in Schedule A hereto and certain holders of limited partnership interests in Weeks OP named in Schedule A hereto have entered into agreements, each substantially in the form of Exhibit B hereto (the "WEEKS VOTING AGREEMENTS"), with Duke and Duke OP pursuant to which, among other things, those holders have granted to Duke irrevocable proxies to vote their shares and partnership interests in favor of the REIT Merger, this Agreement, the OP Merger, the OP Merger Agreement and the other transactions contemplated hereby and thereby and against any competing proposal, and (ii) certain holders of Duke Common Stock named in Schedule B hereto and certain holders of limited partnership interests in Duke OP named in Schedule B hereto have entered into agreements with Weeks and Weeks OP, each substantially in the form of Exhibit C hereto (the "DUKE VOTING AGREEMENTS"), pursuant to which, among other things, those holders have granted to Weeks irrevocable proxies to vote their shares and partnership interests in favor of the REIT Merger, this Agreement, the OP Merger, the OP Merger Agreement and the other transactions contemplated hereby and thereby and against any competing proposal.

    E. Contemporaneously with the execution and delivery of this Agreement, the persons named in Schedule C hereto (collectively the "SERVICES COMPANIES OWNERS") have entered into an option agreement, a copy of which is attached as Exhibit D hereto (the "WEEKS SERVICES COMPANIES OPTION AGREEMENT"), with MWSB, Inc. (the "OPTION HOLDER") pursuant to which the Weeks Services Companies Owners have granted the Option Holder an option to acquire all of the interests of the Weeks Services Companies Owners in Weeks Realty Services, Inc. and Weeks Construction Services, Inc. (together, the "WEEKS SERVICES COMPANIES").

                                   AGREEMENT

    In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                THE REIT MERGER

    Section 1.1.  THE REIT MERGER.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Weeks shall be merged with and into Duke in accordance with the Indiana Business Corporation Law (the "IBCL") and the Georgia Business Corporation Code (the "GBCC," and together with the IBCL, the "GOVERNING LAWS"), whereupon the separate corporate existence of Weeks shall cease and Duke shall continue as the surviving corporation (the "SURVIVING CORPORATION").

    (b) The REIT Merger shall have the effects set forth in the Governing Laws. Accordingly, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of Duke and Weeks.

    Section 1.2. CLOSING. The closing of the REIT Merger (the "CLOSING") will take place at 10:00 a.m. New York City time on the second business day after satisfaction or waiver of the conditions set forth in Article VI (the "CLOSING DATE"), at the offices of Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166, unless another date or place is agreed to in writing by the parties.

    Section 1.3. EFFECTIVE TIME. On the Closing Date, the parties shall execute and file Articles of Merger or other appropriate documents in accordance with the Governing Laws, and shall make all other filings or recordings required with respect to the REIT Merger under the Governing Laws. The REIT Merger shall become effective one day after the day a certificate of merger or other appropriate documents for the OP Merger have been duly filed with the Secretary of State of Indiana and the Secretary of State of Georgia, or at such other time or times as may be agreed by Duke and Weeks and specified in the Articles of Merger (the time the REIT Merger becomes effective being the "EFFECTIVE TIME"), it being understood that the parties shall cause the Effective Time to occur as soon as practicable after the Closing Date but in any event at least one day after the effective time of the OP Merger.

    Section 1.4. CHARTER AND BY-LAWS. The articles of incorporation and by-laws of Duke, amended and restated substantially in the forms set forth in Exhibits E and F hereto, shall become the articles of incorporation (the "CHARTER") and by-laws (the "BY-LAWS") of the Surviving Corporation upon the Effective Time until further amended in accordance with applicable Indiana law; PROVIDED, HOWEVER, that if the Duke Special Charter Proposal (as defined below) is not approved at the Duke Shareholders Meeting (as defined in Section 5.1(b)) by the affirmative vote of at least 80% of Duke's issued and outstanding shares of capital stock ("80% DUKE APPROVAL"), the Charter and By-laws upon the Effective Time shall be substantially in the forms set forth in Exhibits G and H hereto until further amended in accordance with applicable Indiana law. The "DUKE SPECIAL CHARTER PROPOSAL" is the proposal, to be presented at the Duke Shareholders Meeting, to amend Duke's Charter to (i) increase the size of Duke's Board of Directors to a minimum of five and a maximum of 23 and (ii) delete the references contained in Article XII of Duke's Charter to Section 7.01 of the Charter.

    Section 1.5. DIRECTORS. Immediately following the Effective Time, the Board of Directors of the Surviving Corporation (the "BOARD") and certain committees of the Board shall consist of the persons named on Schedule D hereto, each of whom shall be a member of the class indicated on Schedule D; PROVIDED, HOWEVER, that if the Duke Special Charter Proposal is not approved at the Duke Shareholder Meeting by the 80% Duke Approval, the Board and certain committees of the Board shall consist immediately following the Effective Time of the persons named on Schedule E hereto, each of whom shall be a member of the class indicated on Schedule E. If any person referred to in the preceding sentence should for any reason be unable or unwilling to serve, such person's replacement shall be selected before the Effective Time by mutual agreement of Duke and Weeks or after the Effective Time by the Board.

    Section 1.6. OFFICERS. The executive officers of the Surviving Corporation immediately following the Effective Time shall include the persons named on Schedule F hereto (or, if any such person should for any reason be unable or unwilling to serve, such other person or persons as shall be mutually agreed by Duke and Weeks), each of whom shall hold the position indicated on Schedule F hereto. If any such person should for any reason be unable or unwilling to serve, such person's replacement shall be selected before the Effective Time by mutual agreement of Duke and Weeks or after the Effective Time by the Board.

                                   ARTICLE II
                          EFFECTS OF THE REIT MERGER;
                            EXCHANGE OF CERTIFICATES

    Section 2.1.  EFFECT ON CAPITAL STOCK

    (a) CAPITAL STOCK OWNED BY WEEKS OR ITS SUBSIDIARIES. As of the Effective Time, any shares of capital stock of Weeks that are owned by Weeks or any Weeks Subsidiary automatically shall be cancelled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

    (b) CONVERSION OF WEEKS CAPITAL STOCK INTO DUKE CAPITAL STOCK. At the Effective Time, except as provided in Section 2.1(a), (i) each issued and outstanding share of Weeks Common Stock shall be converted by virtue of the REIT Merger, automatically and without any action on the part of the holder thereof, into the right to receive from the Surviving Corporation 1.38 (the "EXCHANGE RATIO"") fully paid and nonassessable shares of common stock, par value $.01 per share, of Duke ("DUKE COMMON STOCK"), (ii) each issued and outstanding share of Weeks Series A Preferred Stock shall be converted by virtue of the REIT Merger, automatically and without any action on the part of the holder thereof, into the right to receive from the Surviving Corporation one fully paid and nonassessable preference share (a "SERIES F PREFERENCE SHARE"), representing 1/1000 of a share of 8.0% Series F Cumulative Redeemable Preferred Stock, par value $.01 per share, of Duke ("DUKE SERIES F PREFERRED STOCK") and (iii) each issued and outstanding share of Weeks Series D Preferred Stock (if any) shall be converted, by virtue of the REIT Merger, automatically and without any action on the part of the holder thereof, into the right to receive from the Surviving Corporation one fully paid and nonassessable preference share (a "SERIES H PREFERENCE SHARE", and together with the Series F Preference Shares, the "NEW DUKE PREFERENCE SHARES"), representing 1/1000 of a share of 8.625% Series H Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Duke ("DUKE SERIES H PREFERRED STOCK", and together with the Duke Series F Preferred Stock, the "NEW DUKE PREFERRED STOCK"). At the Effective Time, all shares of Weeks Common Stock and Weeks Preferred Stock outstanding immediately prior to the Effective Time shall cease to be outstanding and automatically shall be cancelled and retired and all rights with respect thereto shall cease to exist, and each holder of a certificate representing any shares of Weeks Common Stock or Weeks Preferred Stock (a "CERTIFICATE") shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate in accordance with Section 2.2(c), a certificate or certificates representing the shares of Duke Common Stock or New Duke Preference Shares, as applicable, into which those shares are converted pursuant to this Section 2.1(b) and any cash in lieu of fractional shares of Duke Common Stock to be issued or paid in consideration therefor upon surrender of such certificate (the "MERGER CONSIDERATION") and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), in each case without interest and less any required withholding taxes. Notwithstanding the foregoing, the rights of each stockholder of the Surviving Corporation under this Section 2.1 will be subject to the ownership limitations and other related provisions contained in the Charter.

    (c) SHARES OF DUKE CAPITAL STOCK. Upon the Effective Time, each share of capital stock of Duke outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of validly issued, fully paid and nonassessable capital stock of the same class and designation.

    Section 2.2.  EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE AGENT. Prior to the Effective Time, Duke shall appoint a bank or trust company that is reasonably acceptable to Weeks to act as exchange agent (the "EXCHANGE AGENT") for the exchange of the Merger Consideration for Certificates representing issued and outstanding Weeks Common Stock and Weeks Preferred Stock.

    (b) DUKE TO PROVIDE MERGER CONSIDERATION. Duke shall provide, or cause to be provided, to the Exchange Agent on and after the Effective Time from time to time as required pursuant to Section 2.2(c) and 2.2(g), for the benefit of the holders of Weeks Common Stock and Weeks Preferred Stock, certificates representing the shares of Duke Common Stock and New Duke Preferred Stock into which the issued and outstanding shares of Weeks Common Stock and Weeks Preferred Stock are converted pursuant to Section 2.1(b), together with the cash payable in respect of fractional shares pursuant to Section 2.2(g).

    (c) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Duke may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates, in exchange for the applicable Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Duke, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Weeks Common Stock or Weeks Preferred Stock which is not registered in the transfer records of Weeks, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Certificate or establish to the satisfaction of Duke that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration, without interest, into which the shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d). No interest will be paid or will accrue on the applicable Merger Consideration upon the surrender of any Certificate or on any cash payable pursuant to Section 2.2(d) or Section 2.2(g).

    (d) RECORD DATES; DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES.

        (i) To the extent reasonably necessary to ensure satisfaction of the requirements of Section 857(a)(1) of the Code for the taxable year of Weeks ending at the Effective Time, Weeks shall declare a dividend (the "FINAL WEEKS DIVIDEND") to holders of shares of Weeks Common Stock, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount equal to the minimum dividend sufficient to permit Weeks to satisfy such requirements. If Weeks determines it necessary to declare the Final Weeks Dividend, it shall notify Duke at least ten (10) days prior to the date for the Weeks Shareholders Meeting (as defined in Section 5.1(b)), and Duke shall declare a dividend per share to holders of Duke Common Stock, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount per share equal to the quotient obtained by dividing (x) the Final Weeks Dividend per share of Weeks Common Stock paid by Weeks by (y) the Exchange Ratio. The dividends payable hereunder to holders of Weeks Common Stock shall be paid upon presentation of the Certificates of Weeks Common Stock for exchange in accordance with this Article II.

        (ii) No dividends or other distributions with respect to Duke Common Stock or New Duke Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(g), in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of such Certificate without interest, (A) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Weeks Common Stock to which such holder is entitled pursuant to Section 2.2(g) and (B) if such Certificate is exchangeable for one or more whole shares of Duke Common Stock, or New Duke Preferred Stock, (x) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Duke Common Stock or New Duke Preferred Stock, and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Duke Common Stock or New Duke Preferred Stock.

    (e) NO FURTHER OWNERSHIP RIGHTS IN WEEKS CAPITAL STOCK. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article II (and any cash paid pursuant to Section 2.2(g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Weeks Common Stock and Weeks Preferred Stock theretofore represented by such Certificates; subject, however, to the obligation of Weeks to pay, without interest, any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Weeks on such shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of Weeks of the shares of Weeks Common Stock or Weeks Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are properly presented to the Surviving Corporation they shall be cancelled and exchanged as provided in this Article II.

    (f) UNCLAIMED MERGER CONSIDERATION. Any portion of the Merger Consideration delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for six months after the Effective Time shall be redelivered by the Exchange Agent to the Surviving Corporation, upon demand, and any holders of Certificates who have not theretofore complied with Section 2.2(b) shall thereafter look only to the Surviving Corporation for delivery of the Merger Consideration, subject to applicable abandoned property, escheat and other similar laws. The Surviving Corporation shall have no liability to any holder of shares of Weeks Common Stock or Weeks Preferred Stock for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any Merger Consideration remaining unclaimed by any holder of shares of Weeks Common Stock or Weeks Preferred Stock on the day immediately prior to the time such amounts otherwise would escheat to or become the property of any governmental entity shall, to the extent permitted by law, become the property of the Surviving Corporation, free and clear of any claim or interest of any Persons previously entitled thereto.

    (g) NO FRACTIONAL SHARES.

        (i) No certificates or scrip representing fractional shares of Duke Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a stockholder of Duke.

        (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Weeks Common Stock who would otherwise have been entitled to receive a fraction of a share of Duke Common Stock (after taking into account all Certificates delivered by such holder) shall receive, upon surrender of such holder's Certificates in accordance with Section 2.1, a cash payment in lieu of such fractional shares of Duke Common Stock equal to the same fractional proportion of the arithmetic mean of the closing sales price of a share of Duke Common Stock on the New York Stock Exchange (the "NYSE") on each of the ten trading days immediately preceding the Closing Date.

    (h) WITHHOLDING. The Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Weeks Common Stock or Weeks Preferred Stock such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Weeks Common Stock or Weeks Preferred Stock, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

    (i) NO DISSENTERS' RIGHTS. No dissenters' or appraisal rights shall be available with respect to the REIT Merger.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

    Section 3.1. REPRESENTATIONS AND WARRANTIES OF WEEKS. Except as set forth in the letter of even date herewith (with sections organized in accordance with Section 9.9) signed by the President or Chief Executive Officer and the Chief Financial Officer of Weeks and delivered to Duke prior to the execution hereof (the "WEEKS DISCLOSURE LETTER"), Weeks represents and warrants to Duke as follows:

    (a) ORGANIZATION, STANDING AND CORPORATE POWER OF WEEKS. Weeks is a corporation duly organized and validly existing under the laws of Georgia and has the requisite corporate power and authority to carry on its business as now being conducted. Weeks is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing of its properties or management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, financial condition or results of operations of Weeks and the Weeks Subsidiaries taken as a whole (a "WEEKS MATERIAL ADVERSE EFFECT").

    (b) WEEKS SUBSIDIARIES; INTERESTS IN OTHER PERSONS.

        (i) Section 3.1(b)(i) of the Weeks Disclosure Letter sets forth each Weeks Subsidiary and the ownership interest therein of Weeks and each other Weeks Subsidiary. All the outstanding shares of capital stock of each Weeks Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable and are not subject to any preemptive rights, and are owned by Weeks, by another Weeks Subsidiary or by Weeks and another Weeks Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS"), and equity interests in each Weeks Subsidiary, including Weeks OP, that is a partnership, limited liability company or trust are owned by Weeks, by another Weeks Subsidiary or by Weeks and another Weeks Subsidiary free and clear of all Liens. Each Weeks Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted and each Weeks Subsidiary, including Weeks OP, that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Weeks Subsidiary, including Weeks OP, is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing of its properties or management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Weeks Material Adverse Effect.

        (ii) Except for the capital stock of, or other equity interests in, the Weeks Subsidiaries and the other interests disclosed in Section 3.1(b)(ii) of the Weeks Disclosure Letter (the "WEEKS OTHER INTERESTS"), Weeks does not own, directly or indirectly (including through any Weeks Subsidiary), any capital stock or other ownership interest, with a fair market value as of the date of this Agreement greater than $250,000 in any Person or which represents 5% or more of the outstanding voting power, capital stock or other ownership interest of any class in any Person. Neither Weeks nor any Weeks Subsidiary is in material default of any provision of any organizational documents governing or otherwise relating to its rights in any Weeks Other Interest. All such organizational documents are set forth in
    Section 3.1(b)(ii) of the Weeks Disclosure Letter and are in full force and effect.

    (c) CAPITAL STRUCTURE. The authorized capital stock of Weeks consists of 100,000,000 shares of Weeks Common Stock and 20,000,000 shares of preferred stock, par value $.01 per share. On the date hereof, (i) 19,743,232 shares of Weeks Common Stock and 6,000,000 shares of Weeks Series A Preferred Stock constitute all of the issued and outstanding capital stock of Weeks, (ii) 47,889 shares of Weeks Common Stock were available for issuance under Weeks' 1994 Incentive Stock Plan, (iii) 286,000 shares of Weeks Common Stock were available for issuance under Weeks' 1998 Incentive Stock Plan (the 1994 Incentive Stock Plan and the 1998 Incentive Stock Plan are collectively referred to as the "WEEKS STOCK PLANS"), (iv) 32,309 shares of Weeks Common Stock were issued but had not yet vested under restricted stock grants made pursuant to the Weeks Stock Plans, (v) 1,908,265 shares of Weeks Common Stock were reserved for issuance upon exercise of outstanding stock options to purchase shares of Weeks Common Stock granted to employees and directors of Weeks under the Weeks Stock Plans (the "WEEKS STOCK OPTIONS"), (vi) 7,324,677 shares of Weeks Common Stock were reserved for issuance upon exchange of units of limited partnership interest in Weeks OP ("WEEKS OP UNITS") for shares of Weeks Common Stock pursuant to the agreements listed in Section 3.1(c) of the Weeks Disclosure Letter (the "WEEKS EXCHANGE AGREEMENTS"), (vii) 1,046,729 shares of Weeks Common Stock and 1,400,000 shares of Weeks Series A Preferred Stock were reserved for issuance upon the exercise of the warrants issued pursuant to the Warrant Agreement, dated November 6, 1998, between Weeks and AEW Targeted Securities Fund, L.P. (the "AEW WARRANT"), (viii) 350,000 shares of Weeks Common Stock were reserved for issuance upon the exercise of the warrants issued pursuant to the Stock Purchase Agreement, dated February 24, 1998, among Weeks and Armando Codina, Codina Group, Inc. and St. Joe Corporation (the "CODINA WARRANTS"), (ix) 1,400,000 shares of Weeks Series A Preferred Stock and 1,046,729 shares of Weeks Common Stock were reserved for issuance upon the redemption and exchange of 1,400,000 Series C Preferred Weeks OP Units, (x) 100,000 shares of Weeks Series B Preferred Stock were reserved for issuance pursuant to the Rights Agreement (as defined in Section 3.1(f)) and (xi) 2,600,000 shares of Weeks Series D Preferred Stock were reserved for issuance upon the exchange of 2,600,000 Series D Preferred Weeks OP Units. On the date of this Agreement, except as set forth above in this Section 3.1(c), no shares of capital stock or other voting securities of Weeks were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights relating to the capital stock of Weeks. All outstanding shares of capital stock of Weeks are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Weeks having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Weeks may vote. Weeks GP Holdings, Inc., a wholly owned subsidiary of Weeks ("WEEKS GP") is the sole general partner of Weeks OP and holds a 1.247% general partner interest in Weeks OP. Weeks LP Holdings, Inc., a wholly owned subsidiary of Weeks ("WEEKS LP"), holds a 71.693% limited partner interest in Weeks OP. As of the date hereof, 27,067,909 common Weeks OP Units, 6,000,000 8.0% Series A Cumulative Redeemable Preferred OP Units, 1,400,000 8.0% Series C Preferred OP Units and 2,600,000 8.625% Series D Cumulative Redeemable Preferred OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights. The common Weeks OP Units not held by Weeks or any Weeks Subsidiary are exchangeable for Weeks Common Stock on a one-for-one basis into an aggregate of 7,324,677 shares of Weeks Common Stock in accordance with the terms of the Weeks Exchange Agreements, subject to adjustment as provided in the Weeks Exchange Agreements. The Series C Preferred Weeks OP Units are subject to redemption or exchange on a one-for-one basis into an aggregate of 1,400,000 shares of Weeks Series A Preferred Stock pursuant to the terms of the Series C Preferred Weeks OP Units. The Series D Weeks Preferred OP Units are exchangeable on a one-for-one basis into an aggregate of 2,600,000 shares, Weeks Series D Preferred Stock pursuant to the terms of the Series D Preferred Weeks OP Units.
Section 3.1(c) of the Weeks Disclosure Letter sets forth the name, number and class of Weeks OP Units and the percentage interest of each partner in Weeks OP. Except as set forth in this Section 3.1(c), and except for the Weeks Stock Options, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Weeks or any Weeks Subsidiary, including Weeks OP, is a party or by which such entity is bound, obligating Weeks or any Weeks Subsidiary, including Weeks OP, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Weeks or any Weeks Subsidiary, including Weeks OP, or obligating Weeks or any Weeks Subsidiary, including Weeks OP, to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking other than to Weeks or a Weeks Subsidiary. Except as set forth in this Section 3.1(c), there are no outstanding contractual obligations of Weeks or any Weeks Subsidiary, including Weeks OP, to repurchase, redeem or otherwise acquire any shares of capital stock of Weeks or any capital stock, voting securities or other ownership interests in Weeks or any Weeks Subsidiary, including Weeks OP, or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person (other than a Weeks Subsidiary, including Weeks OP).

    (d) AUTHORITY; NONCONTRAVENTION; CONSENTS. Weeks has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Weeks Shareholder Approvals (as defined in Section 3.1(v)), to consummate the transactions contemplated by this Agreement to which Weeks is a party. Weeks GP, as Weeks OP's sole general partner, has the requisite power and authority to enter into the OP Merger Agreement and to consummate the transactions contemplated by the OP Merger Agreement. The execution and delivery of this Agreement and any other agreement contemplated by this Agreement by Weeks and the consummation by Weeks of the transactions contemplated hereby to which Weeks is a party have been duly authorized by all necessary corporate action on the part of Weeks, subject to receipt of the Weeks Shareholder Approvals. The execution and delivery of the OP Merger Agreement and any other agreement contemplated by this Agreement or the OP Merger Agreement by Weeks GP, as the sole general partner of Weeks OP, and by Weeks OP and the consummation by Weeks OP of the transactions contemplated hereby and by the OP Merger Agreement have been duly authorized by all necessary partnership action. This Agreement, the OP Merger Agreement and the other agreements contemplated by this Agreement have been duly executed and delivered by Weeks, Weeks GP or Weeks OP, as the case may be, and constitute valid and binding obligations of Weeks, Weeks GP or Weeks OP, as the case may be, enforceable against Weeks, Weeks GP or Weeks OP in accordance with their terms. The execution and delivery of this Agreement, the OP Merger Agreement and the other agreements contemplated by this Agreement by Weeks, Weeks GP and Weeks OP do not, and the consummation of the transactions contemplated hereby and thereby to which either Weeks or Weeks OP is a party and compliance by Weeks, Weeks GP or Weeks OP with the provisions of this Agreement, the OP Merger Agreement and the other agreements contemplated by this Agreement and the OP Merger Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Weeks or any Weeks Subsidiary (including Weeks OP) under, (i) the articles of incorporation or by-laws of Weeks or the comparable articles of incorporation or organizational documents or partnership or similar agreement (as the case may be) of any Weeks Subsidiary,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, contract, franchise or license applicable to Weeks or any Weeks Subsidiary (including Weeks OP) or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "LAWS") applicable to Weeks or any Weeks Subsidiary (including Weeks OP), or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Weeks Material Adverse Effect or (y) materially delay or prevent the consummation of the REIT Merger or the OP Merger or the other transactions contemplated by this Agreement or the OP Merger Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a "GOVERNMENTAL ENTITY"), is required by or with respect to Weeks or any Weeks Subsidiary (including Weeks
OP) in connection with the execution and delivery of this Agreement, the OP Merger Agreement or the other agreements contemplated by this Agreement by Weeks or Weeks OP, as the case may be, or the consummation by Weeks and the Weeks Subsidiaries (including Weeks OP) of any of the other transactions contemplated hereby and thereby, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of (x) a joint proxy statement relating to the approval by Weeks' shareholders and Duke's shareholders of the transactions contemplated by this Agreement (as amended or supplemented from time to time, the "PROXY STATEMENT") and a registration statement relating to the issuance of the Merger Consideration (the "REGISTRATION STATEMENT"), and (y) such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger for the REIT Merger with the Secretary of State of Indiana and the Secretary of State of Georgia and the filing of a certificate of merger for the OP Merger with the Secretary of State of Indiana and the Secretary of State of Georgia,
(iii) such filings as may be required in connection with the payment of any Transfer and Gains Taxes (as defined below), (iv) the termination or expiration of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in
Section 3.1(d) of the Weeks Disclosure Letter or (A) as may be required under
(x) federal, state, local or foreign environmental laws or (y) the "BLUE SKY" laws of various states or (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or the OP Merger Agreement or otherwise prevent Weeks or Weeks OP from performing their obligations under this Agreement or the OP Merger Agreement in any material respect or have, individually or in the aggregate, a Weeks Material Adverse Effect.

    (e) SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Weeks and Weeks OP have filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 and August 4, 1997, respectively (collectively, the "WEEKS SEC DOCUMENTS"). All of the Weeks SEC Documents (other than preliminary materials or materials that were subsequently amended), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Weeks SEC Documents. None of the Weeks SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been amended, modified or superseded by later filed Weeks SEC Documents. None of the Weeks SEC Documents is the subject of any confidential treatment request by Weeks or Weeks OP. Section 3.1(e) of the Weeks Disclosure Letter lists all of the Weeks SEC Documents filed with the SEC since January 1, 1998. The consolidated financial statements of Weeks and Weeks OP, as applicable, included in the Weeks SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of interim financial statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects, in accordance with the applicable requirements of GAAP, the consolidated financial position of Weeks and the Weeks Subsidiaries taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments). Except as set forth in the Weeks SEC Documents filed with the SEC prior to the date of this Agreement, neither Weeks nor any Weeks Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Weeks or in the notes thereto and which, individually or in the aggregate, would have a Weeks Material Adverse Effect.

    (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Weeks SEC Documents filed with the SEC prior to the date of this Agreement, since December 31, 1997 (the "WEEKS FINANCIAL STATEMENT DATE") and to the date of this Agreement, Weeks and the Weeks Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change that would have a Weeks Material Adverse Effect (a "WEEKS MATERIAL ADVERSE CHANGE"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Weeks Material Adverse Change, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Weeks' capital stock or any Weeks OP Units, except for (A) regular quarterly dividends (in the case of Weeks) not in excess of $.505 per share of Weeks Common Stock and regular quarterly dividends on Weeks Series A Preferred Stock not in excess of $.50 per share of Weeks Series A Preferred Stock, (B) the payment of a preferred stock purchase right dividend pursuant to a Rights Agreement between Weeks and Wachovia Bank, N.A. dated May 20, 1998 (the "RIGHTS AGREEMENT"), (C) the Final Weeks Dividend and the corresponding Weeks OP distribution, (D) regular quarterly distributions (in the case of Weeks OP) of $.505 per Weeks Common OP Unit, $.50 per Series A Preferred OP Unit, $.50 per Series C Preferred OP Unit and $.5390625 per Series D Preferred OP Unit and (E) any distributions by any Weeks Subsidiaries (other than Weeks OP) to other Weeks Subsidiaries or to Weeks, in each case, with customary record and payment dates, (iii) any split, combination or reclassification of any of Weeks' capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of an ownership interest in, any Weeks Subsidiary, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Weeks Material Adverse Effect, or
(v) any change in accounting methods, principles or practices by Weeks materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Weeks SEC Documents filed with the SEC prior to the date of this Agreement, or required by a change in GAAP.

    (g) LITIGATION. Except as disclosed in the Weeks SEC Documents filed with the SEC prior to the date of this Agreement, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Weeks and the Weeks Subsidiaries which are covered by adequate insurance, there is no suit, action or proceeding pending or, to the knowledge of Weeks, threatened against or affecting Weeks or any Weeks Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Weeks Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated herein, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Weeks or any Weeks Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

    (h) ABSENCE OF CHANGES IN BENEFIT PLANS; ERISA COMPLIANCE.

        (i) Except as disclosed in the Weeks SEC Documents filed with the SEC prior to the date of this Agreement, since the Weeks Financial Statement Date, there has not been any adoption or amendment in any material respect, or the undertaking of any additional obligation, by Weeks, any Weeks Subsidiary or any Weeks ERISA Affiliate (as defined below) of any Weeks Benefit Plan (as defined below). For purposes of this Agreement, "Weeks Benefit Plan" shall mean any Employee Plan sponsored or maintained by Weeks, any Weeks Subsidiary or any Weeks ERISA Affiliate, or with respect to which Weeks, any Weeks Subsidiary or any Weeks ERISA Affiliate has any obligation to contribute, has liability under or is otherwise a party to, or which otherwise provides benefits for any current or former employees, officers, directors or other independent contractors (or their dependents and beneficiaries) of Weeks or any Weeks Subsidiary. For purposes of this Agreement, "Weeks ERISA Affiliate" means any entity required to be aggregated with any of Weeks or any Weeks Subsidiary under Sections 414(b),
    (c), (m) or (o) of the Code or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Section 3.1(h)(i) of the Weeks Disclosure Letter sets forth each Weeks Benefit Plan.

        (ii) Except as described in the Weeks SEC Documents filed with the SEC prior to the date of this Agreement or as would not have a Weeks Material Adverse Effect, (A) all Weeks Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, are in compliance with the terms of such plan and all applicable requirements of law, including ERISA and the Code and, without limitation, the requirements of ERISA and all tax rules for which favorable tax treatment is intended, and (B) there are no liabilities or obligations with respect to any such Weeks Benefit Plan, whether accrued, contingent or otherwise (other than obligations by Weeks and the Weeks Subsidiaries to make contributions, and for such plan to pay benefits and administrative costs, incurred in the ordinary course), nor to the knowledge of Weeks are any such liabilities or obligations expected to be incurred. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or together with the occurrence of any additional or subsequent events) constitute an event under any Weeks Benefit Plan, policy, program, arrangement or agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director, will not result in any "golden parachute payments" being due (as defined for purposes of Section 280G of the Code), or result in any breach or violation of, or a default under, any of the Weeks Benefit Plans. The only severance agreements or severance policies applicable to Weeks or the Weeks Subsidiaries are the agreements and policies specifically referred to in Section 3.1(h)(ii) of the Weeks Disclosure Letter.

        (iii) Without limiting the foregoing, each Weeks Benefit Plan which is intended to be tax-qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited, and no circumstances have occurred that would adversely affect the tax-qualified status of any such plan. No Weeks Benefit Plan is or has ever been subject to Part III of Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Code. None of Weeks or any Weeks Subsidiary, or any "party in interest" (as defined in Section 3(14) of ERISA) or any "disqualified person" (as defined in Section 4975 of the Code) with respect to any Weeks Benefit Plan, has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or
    Section 406 of ERISA that would have a Weeks Material Adverse Effect.

    (i) TAXES.

        (i) Each of Weeks and each Weeks Subsidiary (including Weeks OP) has timely filed all Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is true, correct and complete in all material respects. Weeks and each Weeks Subsidiary (including Weeks OP) have paid (or Weeks has paid on their behalf), within the time and manner prescribed by law, all Taxes that are due and payable. The Tax Returns of Weeks and each Weeks Subsidiary have not been audited by any Governmental Entity responsible for tax matters (a "TAXING AUTHORITY"). There are no Tax liens upon the assets of Weeks or any Weeks Subsidiary other than liens for Taxes not yet due. The most recent financial statements contained in the Weeks SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve for all material Taxes payable by Weeks and by each Weeks Subsidiary for all taxable periods and portions thereof through the date of such financial statements. Since the Weeks Financial Statement Date, Weeks has incurred no liability for federal taxes, other than withholding and employment taxes, under the Code or IRS Notice 88-19. To the knowledge of Weeks, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Weeks. No deficiencies for any Taxes have been proposed, asserted or assessed against Weeks or any of the Weeks Subsidiaries, and no requests for waivers of the time to assess any such Taxes have been granted or are pending. As used in this Agreement, "TAXES" or "TAX" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment withholding, property, recording, stamp, sales, excise or other tax or governmental charges of any nature whatsoever, together with any penalties, interest or additions thereto and "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        (ii) Weeks (A) for each taxable year beginning with the taxable year ending on December 31, 1994, has been subject to taxation as a REIT within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT through the end of its taxable year ending at the Effective Time, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a REIT, and no such challenge is pending or to Weeks' knowledge, threatened. Weeks OP has at all times, and each other Weeks Subsidiary which is a partnership or files Tax Returns as a partnership or limited liability company for federal income tax purposes has since its acquisition by Weeks been classified for federal income tax purposes as a partnership or disregarded entity and not as an association taxable as a corporation, or a "publicly traded partnership" within the meaning of Section 7704(b) of the Code that is treated as a corporation for federal income tax purposes under
    Section 7704(a) of the Code. Neither Weeks nor any Weeks Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to
    Section 1374 of the Code as announced in IRS Notice 88 19 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

        (iii) As of the date hereof, Weeks does not have any earnings and profits attributable to Weeks or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

        (iv) To the best knowledge of Weeks, Weeks qualifies as a "domestically-controlled" REIT within the meaning of Section 897(h)(4)(B) of the Code, as of the date hereof.

    (j) NO LOANS OR PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS. Except as disclosed in the Weeks SEC Documents or as otherwise specifically provided for in this Agreement, there is no (i) loan outstanding from or to any employee or director, (ii) employment or consulting contracts, (iii) agreements requiring payments to be made on a change of control or otherwise as a result of the consummation of the REIT Merger, the OP Merger or any of the other transactions contemplated by this Agreement or the OP

Merger Agreement with respect to any employee, officer or director of Weeks or any Weeks Subsidiary or (iv) any agreement to appoint or nominate any person as a director of Weeks.

    (k) BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which, as set forth in a letter agreement between Weeks and such financial advisor, have previously been disclosed to Duke and will be paid by Weeks, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the REIT Merger or the OP Merger or any of the other transactions contemplated by this Agreement or the OP Merger Agreement based upon arrangements made by or on behalf of Weeks or any Weeks Subsidiary.

    (l) COMPLIANCE WITH LAWS. Except as disclosed in the Weeks SEC Documents filed with the SEC prior to the date of this Agreement, neither Weeks nor any of the Weeks Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Weeks Material Adverse Effect.

    (m) CONTRACTS; DEBT INSTRUMENTS.

        (i) Neither Weeks nor any Weeks Subsidiary has received written notice that it is in violation of or in default under, in any material respect (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or license, or any agreement to acquire real property, or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, result in a Weeks Material Adverse Effect.

        (ii) Section 3.1(m)(ii) of the Weeks Disclosure Letter sets forth (A) a detailed list of all indebtedness of Weeks or any of the Weeks Subsidiaries, other than indebtedness payable to Weeks or a wholly owned Weeks Subsidiary, in an aggregate principal amount in excess of $5,000,000 per item is outstanding or may be incurred and (B) the respective principal amounts outstanding thereunder on December 31, 1998. For purposes of this Section 3.1(m)(ii) and Section 3.2(m)(ii), "indebtedness" shall mean, with respect to any person, without duplication, (A) all indebtedness of such person for borrowed money, whether secured or unsecured, (B) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (C) all capitalized lease obligations of such person, (D) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), and
    (E) all guarantees of such person of any such indebtedness of any other person.

        (iii) Neither Weeks nor any Weeks Subsidiary has entered into or is subject, directly or indirectly, to any Weeks Tax Protection Agreements. As used herein, a "WEEKS TAX PROTECTION AGREEMENT" is an agreement, oral or written, (A) that has as one of its purposes to permit a Person to take the position that such Person could defer federal taxable income attributable to the acquisition or ownership of Weeks OP Units or an interest in any other Weeks Subsidiary that is treated as a partnership for federal income tax purposes, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of Weeks or any Weeks Subsidiary, (ii) requires that Weeks or any Weeks Subsidiary maintain, increase or put in place, or replace, indebtedness, whether or not secured by one or more of the Weeks Properties, or (iii) requires that Weeks or any Weeks Subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of Weeks or any Weeks Subsidiary.

    (n) OP AGREEMENT. The Agreement of Limited Partnership of Weeks OP, as amended through the date hereof (the "WEEKS OP AGREEMENT") has been duly authorized, executed and delivered by Weeks GP and Weeks LP. Assuming due execution by the limited partners of Weeks OP, the Weeks OP Agreement constitutes a valid and binding obligation of Weeks GP and Weeks LP, enforceable against Weeks GP and Weeks LP in accordance with its terms.

    (o) ENVIRONMENTAL MATTERS. Except as disclosed in Section 3.1(o) of the Weeks Disclosure Letter, each of Weeks and each Weeks Subsidiary has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required of Weeks and each Weeks Subsidiary in respect of its business, operations, assets or properties under any applicable Environmental Law (as defined below) and each of Weeks and each Weeks Subsidiary is in compliance in all respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with its obligations under any applicable Environmental Law, except for such failures to comply which would not, individually or in the aggregate, have a Weeks Material Adverse Effect. Except as disclosed in Section 3.1(o) of the Weeks Disclosure Letter or in the environmental audits/reports listed thereon:

        (i) No Order has been issued that is still in effect, no complaint has been filed that has not been resolved, no penalty has been assessed that has not been paid and no investigation or review is pending or, to the Knowledge of Weeks and its Subsidiaries, threatened by any Governmental Entity with respect to any alleged failure by Weeks or any Weeks Subsidiary to have any license, permit, authorization, approval or consent from Governmental Entities required under any applicable Environmental Law in connection with the conduct of the business or operations of Weeks or any Weeks Subsidiary or with respect to any treatment, storage, recycling, transportation, disposal or "RELEASE" as defined in 42 U.S.C. Section 9601(22) ("RELEASE"), by Weeks or any Weeks Subsidiary of any Hazardous Material (as defined below).

        (ii) Neither Weeks nor any Weeks Subsidiary nor, to the Knowledge of Weeks and its Subsidiaries, any prior owner or lessee of any property now or previously owned or leased by Weeks or any Weeks Subsidiary has handled any Hazardous Material on any property now or previously owned or leased by Weeks or any Weeks Subsidiary, except in material compliance with any applicable Environmental Law, and without limiting the foregoing, (A) no regulated level of polychlorinated biphenyl is or has been present, (B) no friable asbestos is or has been present, (C) there are no Hazardous Material underground storage tanks, active or abandoned and (D) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any applicable Environmental Law, at, on or under any property now or previously owned or leased by Weeks or any Weeks Subsidiary, during any period that Weeks or any Weeks Subsidiary owned or leased such property or, to the Knowledge of Weeks and its Subsidiaries, prior thereto.

        (iii) Neither Weeks nor any Weeks Subsidiary has transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any action, suit, arbitration or proceeding that could be reasonably expected to lead to claims against Weeks or any Weeks Subsidiary related to such Hazardous Material for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder ("CERCLA").

        (iv) No oral or written notification of a Release of a Hazardous Material has been filed or should have been filed by or on behalf of Weeks or any Weeks Subsidiary under an applicable Environmental Law, except for failures to make filings which would not, individually or in the aggregate, have a Weeks Material Adverse Effect, and no property now or previously owned or leased by Weeks or any Weeks Subsidiary is listed or, to the Knowledge of Weeks and its Subsidiaries, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

        (v) There are no Liens arising under or pursuant to any applicable Environmental Law on any real property owned or leased by Weeks or any Weeks Subsidiary, and no action of any Governmental Entity has been taken or, to the knowledge of Falcon and the Falcon Subsidiaries, is in process which could subject any of such properties to such Liens, and neither Weeks nor any Weeks Subsidiary currently has a duty under any applicable Environmental Law to place any notice or restriction relating to the presence of Hazardous Material at any such property owned by it in any deed to such property.

        (vi) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession or control of Weeks or any Weeks Subsidiary in relation to any property or facility now or previously owned, leased or managed by Weeks or any Weeks Subsidiary which have not been listed in Section 3.1(o)(vi) of the Weeks Disclosure Letter and made available to Duke prior to the execution of this Agreement.

        (vii) As used herein:

           (A) "ENVIRONMENTAL LAW" means any Law of any Governmental Entity relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Material; and

           (B) "HAZARDOUS MATERIAL" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could reasonably be expected to become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs);
       (B) any chemicals, materials, substances or wastes which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any applicable Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any applicable Environmental Law.

    (p) WEEKS PROPERTIES. (i) Weeks or a Weeks Subsidiary owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected on the most recent balance sheet of Weeks included in the Weeks SEC Documents or as identified in Section 3.1(p) of the Weeks Disclosure Letter (the "WEEKS PROPERTIES"), which are all of the real estate properties owned by them, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("WEEKS ENCUMBRANCES") except for (a) debt identified on Schedule 3.1(m)(ii) of the Weeks Disclosure Letter, (b) inchoate liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (c) mechanics', workmen's and repairmen's liens (other than inchoate liens for work in progress) which have heretofore been bonded or which individually or in the aggregate are not substantial in amount, and (d) other Weeks Encumbrances, if any, which do not materially detract from the value of or materially interfere with the present use of any of the Weeks Properties subject thereto or affected thereby and do not otherwise materially impair business operations conducted by Weeks and the Weeks Subsidiaries; (ii) the Weeks Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "WEEKS PROPERTY RESTRICTIONS"), except for (a) Weeks Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of the Weeks Properties, and (b) other Weeks Property Restrictions and other limitations of any kind, if any, which individually or in the aggregate are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Weeks Properties subject thereto or affected thereby, do not otherwise materially interfere with the present use of any of the Weeks Properties subject thereto, and do not otherwise materially impair business operations conducted by Weeks and the Weeks Subsidiaries; (iv) valid policies of title insurance have been issued insuring Weeks' or a Weeks Subsidiary's or a predecessor in interest's fee simple title or leasehold estate to the Weeks Properties except as noted therein, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy; (v) there is no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Weeks Properties or any agreement, easement or any other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Weeks Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Weeks Properties that has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same, the failure of which to obtain would not result in a Weeks Material Adverse Effect; (vi) neither Weeks nor a Weeks Subsidiary has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Weeks Properties issued by any Governmental Entity that has not otherwise been resolved; (vii) neither Weeks nor a Weeks Subsidiary has received notice to the effect that and there are no (a) condemnation or rezoning or proceedings that are pending or, to the Knowledge of Weeks and its Subsidiaries, threatened with respect to any of the Weeks Properties or (b) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Weeks Properties or by the continued maintenance, operation or use of the parking areas.

    (q) BOOKS AND RECORDS.

        (i) Weeks has previously delivered or made available to Duke true and correct copies of the articles of incorporation and by-laws of Weeks, as amended to date, and the charter, by-laws, organization documents, partnership agreements and joint venture agreements of its Subsidiaries, and all amendments thereto. All such documents are listed in Section 3.1(q)(i) of the Weeks Disclosure Letter. Weeks has also delivered to Duke evidence of its Director and Officer liability insurance policy.

        (ii) The minute books and other records of corporate or partnership proceedings of Weeks and each Weeks Subsidiary have been made available to Duke, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Board of Directors of Weeks and the Weeks Subsidiaries which are corporations.

    (r) OPINION OF FINANCIAL ADVISOR. The Board of Directors of Weeks has received the verbal opinion, to be confirmed in writing, of Goldman, Sachs & Co., satisfactory to Weeks and its Board of Directors, to the effect that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to the common shareholders of Weeks. Weeks shall deliver a copy of the written opinion of Goldman, Sachs & Co. to Duke promptly after Weeks receives such opinion. It is agreed and understood that such opinion is for the sole benefit of Weeks' board of directors and may not be relied upon by Duke.

    (s) STATE TAKEOVER STATUTES; RIGHTS AGREEMENT.

        (i) Weeks and Weeks OP each has taken all actions necessary, if any, to exempt the REIT Merger, the OP Merger, this Agreement, the OP Merger Agreement, any of the transactions contemplated by this Agreement or the OP Merger Agreement from the operation of any Takeover Statute (as defined below) of the State of Georgia, including, without limitation, the fair price provisions of Section 14-2-110 ET SEQ. of the GBCC and the business combination provisions of Section 14-2-1131 ET SEQ. of the GBCC.

        (ii) Weeks has taken all actions necessary to exclude Duke and any Duke Subsidiary from the definition of "Acquiring Person" under the Rights Agreement, dated as of May 20, 1998, between Weeks and Wachovia Bank, N.A. (the "RIGHTS AGREEMENT").

    (t) INVESTMENT COMPANY ACT OF 1940. None of Weeks or any of the Weeks Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 ACT").

    (u) PROXY STATEMENT AND REGISTRATION STATEMENT. The information furnished by Weeks for inclusion or incorporation by reference in the Registration Statement and any amendment or supplement thereto will not, as of the date the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information furnished by Weeks for inclusion or incorporation by reference in the Proxy Statement will not, on the date the Proxy Statement is first mailed or furnished to securityholders of Weeks or Duke or on the respective meeting dates, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Notwithstanding the foregoing, Weeks makes no representation or warranty with respect to any information furnished by Duke for inclusion or incorporation by reference in any of the foregoing documents.

    (v) VOTE REQUIRED. The affirmative vote of at least a majority of the outstanding shares of Weeks Common Stock is the only vote of the holders of any class or series of Weeks' capital stock necessary (under applicable law or otherwise) to approve the REIT Merger, this Agreement, the OP Merger, the OP Merger Agreement and the other transactions contemplated hereby and thereby (the "WEEKS SHAREHOLDER APPROVALS"). The affirmative vote (by written consent or otherwise) of holders of at least a majority of the outstanding Weeks common OP Units (other than OP Units held by Weeks or any Weeks Subsidiary) is the only vote of the holders of any interest in Weeks OP necessary (under applicable law or otherwise) to approve the REIT Merger, this Agreement, the OP Merger, the OP Merger Agreement and the other transactions contemplated hereby and thereby (the "WEEKS OP APPROVALS"). The Weeks OP Approvals have been duly obtained.

    (w) YEAR 2000 ISSUES.

        (i) To the best knowledge of Weeks, based on representations and warranties made by third parties, the software, hardware and equipment of Weeks owned, leased or licensed by it and used in the conduct of its business (the "WEEKS INFORMATION TECHNOLOGY"), as well as the elevator systems in Weeks' Office Properties, and the heating ventilation and air conditioning, fire and safety and other automated building systems at the Weeks Properties (the "WEEKS BUILDING SYSTEMS") are Year 2000 Ready.

        (ii) Weeks has (A) developed and delivered to Duke a comprehensive plan (the "WEEKS Y2K PLAN") for insuring that the software, hardware, equipment and systems of Weeks and the Weeks Subsidiaries used in the conduct of its business as conducted on the date hereof will be Year 2000 Ready and (B) met the Weeks Y2K Plan milestones such that all software, hardware, equipment and systems of Weeks and Weeks Subsidiaries will be Year 2000 Ready, except to the extent that its failure would not have a Weeks Material Adverse Effect.

        (iii) "YEAR 2000 READY" means that the software, hardware, equipment and systems of Weeks and the Weeks Subsidiaries with respect to the operation of their respective businesses and their general business plans will: (A) handle date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (B) operate, accurately and without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any change in performance; and(C) store and provide date input information without creating any ambiguity as to the century.

    Section 3.2. REPRESENTATIONS AND WARRANTIES OF DUKE. Except as set forth in the letter of even date herewith (with section references organized in accordance with Section 9.9) signed by the President or Chief Executive Officer and the Chief Financial Officer of Duke and delivered to Weeks prior to the execution hereof (the "DUKE DISCLOSURE LETTER"), Duke represents and warrants to Weeks as follows:

    (a) ORGANIZATION, STANDING AND CORPORATE POWER OF DUKE. Duke is a corporation duly organized and validly existing under the laws of Indiana and has the requisite corporate power and authority to carry on its business as now being conducted. Duke is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing of its properties or management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, financial condition or results of operations of Duke and the Duke Subsidiaries, taken as a whole (a "DUKE MATERIAL ADVERSE EFFECT").

    (b) DUKE SUBSIDIARIES; INTERESTS IN OTHER PERSONS.

        (i) Section 3.2(b) of the Duke Disclosure Letter sets forth each Duke Subsidiary and the ownership interest therein of Duke and each other Duke Subsidiary. All the outstanding shares of capital stock of each Duke Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable and are not subject to any preemptive rights, and are owned by Duke, by another Duke Subsidiary or by Duke and another Duke Subsidiary, free and clear of all Liens, and all equity interests in each Duke Subsidiary, including Duke OP, that is a partnership (other than Duke
    OP) or limited liability company or trust are owned by Duke or by Duke and another Duke Subsidiary free and clear of all Liens. Each Duke Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted and each Duke Subsidiary, including Duke OP, that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Duke Subsidiary, including Duke OP, is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate, would not have an Duke Material Adverse Effect.

        (ii) Except for the capital stock of or other equity interests in the Duke Subsidiaries and the other interests disclosed in Section 3.2(b)(ii) of the Duke Disclosure Letter (the "DUKE OTHER INTERESTS"), Duke does not own, directly or indirectly (including through any Duke Subsidiary), any capital stock or other ownership interest, with a fair market value as of the date of this Agreement greater than $250,000 in any Person or which represents 5% or more of the voting power, outstanding capital stock or other ownership interest of any class in any Person. Neither Duke nor any Duke Subsidiary is in material default of any provision of any organizational documents governing or otherwise relating to its rights in any Duke Other Interest. All such organizational documents are set forth in Section 3.2(b)(ii) of the Duke Disclosure Letter and are in full force and effect.

    (c) CAPITAL STRUCTURE. The authorized capital stock of Duke consists of 150,000,000 shares of Duke Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (the "DUKE PREFERRED STOCK"). On the date hereof, (i) 86,352,441 shares of Duke Common Stock, 300,000 shares of Duke Series A Preferred Stock, 300,000 shares of Duke Series B Preferred Stock, no shares of Duke Series C Preferred Stock, 540,000 shares of Duke Series D Preferred Stock, 400,000 shares of Duke Series E Preferred Stock and 15,400,000 depositary shares, each representing a 1/10 interest in a share of Duke Preferred Stock, were issued and outstanding, (ii) an aggregate of 2,647,863 shares were available for grant under Duke's 1993 Stock Option Plan, Duke's 1995 Key Employees' Stock Option Plan, the 1996 Directors' Stock Payment Plan of Duke, the Duke 401(k) Plan, the Duke Employee Stock Purchase Plan, the 1999 Directors' Stock Option and Dividend Increase Unit Plan of Duke and the 1999 Salary Replacement Stock Option and Dividend Increase Unit Plan of Duke,
(iii) a total of 199,642 units of limited partnership interest were available for grant under the 1995 Dividend Increase Unit Plan of Duke Realty Services Limited Partnership, the 1995 Shareholder Value Plan of Duke Realty Services Limited Partnership and the Executives Deferred Compensation Plan of Duke Realty Services Limited Partnership (the plans named in clauses (i) and (ii) being the "DUKE STOCK PLANS"), 2,857,742 shares of Duke Common Stock and 34,356 units of limited partnership interest in Duke Realty Services Limited Partnership were reserved for issuance upon exercise of outstanding options to purchase shares of Duke Common Stock and units of limited partnership interest in Duke Realty Services Limited Partnership granted to employees of Duke and Duke Subsidiaries and directors of Duke under the Duke Stock Plans (the "DUKE STOCK OPTIONS"), and
(iv) 10,831,552 shares of Duke Common Stock were reserved for issuance upon exchange of units of limited partnership interests in Duke OP ("DUKE OP UNITS") for shares of Duke Common Stock pursuant to the Duke OP Agreement and the other agreements listed in Section 3.2(c) of the Duke Disclosure Letter (the "DUKE EXCHANGE AGREEMENTS"). On the date of this Agreement, except as set forth in this Section 3.2(c), no shares of capital stock or other voting securities of Duke were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights relating to the capital stock of Duke. All outstanding shares of capital stock of Duke are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Duke having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Duke may vote. Duke is the sole general partner of Duke OP and also holds an 88.9% limited partner interest in Duke OP. As of the date hereof, 97,183,993 common Duke OP Units, 300,000 Series A Preferred Duke OP Units, 300,000 Series B Duke OP Units, no Series C Preferred Duke OP Units and 540,000 Series D Preferred Duke OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights. The common Duke OP Units not held by Duke are exchangeable for Duke Common Stock on a one-for-one basis into an aggregate of 10,831,552 shares of Duke Common Stock in accordance with the terms of the Duke OP Agreement and the Duke Exchange Agreements, subject to adjustment as provided in the Duke OP Agreement and the Duke Exchange Agreements. Section 3.2(c) of the Duke Disclosure Letter sets forth the name, number and class of OP Units and the percentage interest of each partner in Duke OP. Except as set forth in this
Section 3.2(c), and except (A) for the Duke Stock Options and Duke OP Units (which, subject to certain restrictions, may be delivered to Duke in exchange for Duke Common Stock), and (B) as contemplated under Duke's dividend reinvestment plan and employee stock purchase plan, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Duke or any Duke Subsidiary, including Duke OP, is a party or by which such entity is bound, obligating Duke or any Duke Subsidiary, including Duke OP, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Duke or of any Duke Subsidiary, including Duke OP, or obligating Duke or any Duke Subsidiary, including Duke OP, to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Duke or a Duke Subsidiary). Except as set forth in this Section 3.2(c), there are no outstanding contractual obligations of Duke or any Duke Subsidiary, including Duke OP, to repurchase, redeem or otherwise acquire any shares of capital stock or other ownership interests in Duke or any Duke Subsidiary, including Duke OP, or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person other than Duke OP.

    (d) AUTHORITY; NONCONTRAVENTION; CONSENTS. Duke has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Duke Shareholder Approvals (as defined in Section 3.2(u)), to consummate the transactions contemplated by this Agreement. Duke, on behalf of Duke OP, as its sole general partner, has the requisite power and authority to enter into the OP Merger Agreement and to consummate the transactions contemplated by the OP Merger Agreement. The execution and delivery of this Agreement and other agreements contemplated by this Agreement by Duke and the consummation by Duke of the transactions contemplated hereby to which Duke is a party have been duly authorized by all necessary action on the part of Duke, subject to receipt of the Duke Shareholder Approvals. The execution and delivery of the OP Merger Agreement and any other agreement contemplated by this Agreement or the OP Merger Agreement by Duke, as the sole general partner of Duke OP, and by Duke OP and the consummation by Duke OP of the transactions contemplated hereby and by the OP Merger Agreement have been duly authorized by all necessary partnership action. This Agreement, the OP Merger Agreement and the other agreements contemplated by this Agreement have been duly executed and delivered by Duke or Duke OP, as the case may be, and constitute the valid and binding obligations of Duke and Duke OP, as the case may be, enforceable against Duke or Duke OP in accordance with their terms. The execution and delivery of this Agreement, the OP Merger Agreement and the other agreements contemplated by this Agreement and the OP Merger Agreement by Duke on behalf of itself and as general partner of Duke OP do not, and the consummation of the transactions contemplated hereby and thereby to which either Duke or Duke OP is a party and compliance by either Duke or Duke OP with the provisions of this Agreement, the OP Merger Agreement and the other agreements contemplated by this Agreement and the OP Merger Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Duke or any Duke Subsidiary under, (i) the Charter or By-laws or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Duke Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, contract, franchise or license applicable to Duke or any Duke Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Duke or any Duke Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Duke Material Adverse Effect or (y) materially delay or prevent the consummation of the REIT Merger or the OP Merger or the transactions contemplated by this Agreement or the OP Merger Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Duke or any Duke Subsidiary (including Duke OP) in connection with the execution and delivery of this Agreement, the OP Merger Agreement or the other agreements contemplated by this Agreement, by Duke or Duke OP, as the case may be, or the consummation by Duke and its Subsidiaries of any of the transactions contemplated hereby, except for (i) the filing with the SEC of (x) the Proxy Statements and the Registration Statements and (y) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger for the REIT Merger with the Secretary of State of Indiana and the Secretary of State of Georgia,
(iii) the filing of a certificate of merger for the OP Merger with the Secretary of State of Indiana and the Secretary of State of Georgia, (iv) such filings as may be required in connection with the payment of any Transfer and Gains Taxes,
(v) the termination or expiration of all waiting periods under the HSR Act and
(vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Section 3.2(d) of the Duke Disclosure Letter or (A) as may be required under (x) federal, state or local environmental laws or (y) the "blue sky" laws of various states or (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of the REIT Merger or the OP Merger or any of the transactions contemplated by this Agreement or the OP Merger Agreement or otherwise prevent Duke or Duke OP from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Duke Material Adverse Effect.

    (e) SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Duke and Duke OP have filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 and August 4, 1997, respectively (collectively, the "DUKE SEC DOCUMENTS"). All of the Duke SEC Documents (other than preliminary materials or materials that were subsequently amended), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Duke SEC Documents. None of the Duke SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been amended, modified or superseded by later filed Duke SEC Documents. None of the Duke SEC Documents is the subject of any confidential treatment request by Duke or Duke OP. Section 3.2(e) lists all of the Duke SEC Documents filed with the SEC since January 1, 1998. The consolidated financial statements of Duke and Duke OP, as applicable, included in the Duke SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of interim financial statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects, in accordance with the applicable requirements of GAAP, the consolidated financial position of Duke and the Duke Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments). Except as set forth in the Duke SEC Documents filed with the SEC prior to the date of this Agreement, neither Duke nor any Duke Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Duke or in the notes thereto and which, individually or in the aggregate, would have a Duke Material Adverse Effect.

    (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Duke SEC Documents filed with the SEC prior to the date of this Agreement since December 31, 1997 (the "DUKE FINANCIAL STATEMENT DATE") and to the date of this Agreement, Duke and the Duke Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change that would have a Duke Material Adverse Effect (a "DUKE MATERIAL ADVERSE CHANGE"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in an Duke Material Adverse Change, (ii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Duke's capital stock or any Duke OP Units, except for (A) regular quarterly dividends (in the case of Duke) of $.34 per share of Duke Common Stock, and the dividend, if any, to be paid by Duke pursuant to Section 2.2(c)(i) (and the corresponding Duke OP distribution), (B) regular quarterly distributions (in the case of Duke OP) of $.34 per Duke Common OP Unit, $.56875 per Duke Series A Preferred OP Unit, $.99875 per Duke Series B Preferred OP Unit, $.46 per Duke Series D Preferred Unit and $.515625 per Duke Series E Preferred Unit, (C) regularly quarterly dividends (in the case of Duke) of $.56875 on outstanding shares of Duke Series A Preferred Stock, $.99875 on Duke Series B Preferred Stock, $.46 on Duke Series D Preferred Stock and $.515625 on Duke Series E Preferred Stock and (D) any distributions by any Duke Subsidiaries (other than Duke OP) to other Duke Subsidiaries or to Duke, in each case with customary record and payment dates, (iii) any split, combination or reclassification of any of Duke's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of an ownership interest in any Duke Subsidiary, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Duke Material Adverse Effect, or (v) any change in accounting methods, principles or practices by Duke or any Duke Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Duke SEC Documents filed with the SEC prior to the date of this Agreement, or required by a change in GAAP.

    (g) LITIGATION. Except as disclosed in the Duke SEC Documents filed with the SEC prior to the date of this Agreement and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Duke or the Duke Subsidiaries which are covered by adequate insurance, there is no suit, action or proceeding pending or, to the knowledge of Duke and Duke OP, threatened against or affecting Duke or any Duke Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Duke Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Duke or any Duke Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

    (h) ABSENCE OF CHANGES IN BENEFIT PLANS; ERISA COMPLIANCE.

        (i) Except as disclosed in the Duke SEC Documents filed with the SEC prior to the date of this Agreement, since the Duke Financial Statement Date, there has not been any adoption or amendment in any material respect, or the undertaking of any additional obligation, by Duke, any Duke Subsidiary or any Duke ERISA Affiliate (as defined below) of any Duke Benefit Plan (as defined below). For purposes of this Agreement, "DUKE BENEFIT PLAN" shall mean any Employee Plan sponsored or maintained by Duke, any Duke Subsidiary or any Duke ERISA Affiliate, or with respect to which Duke, any Duke Subsidiary or any Duke ERISA Affiliate has any obligation to contribute, has liability under or is otherwise a party to, or which otherwise provides benefits for any current or former employees, officers, directors or other independent contractors (or their dependents and beneficiaries) of Duke or any Duke Subsidiary. For purposes of this Agreement, "DUKE ERISA AFFILIATE" means any entity required to be aggregated with any of Duke or any Duke Subsidiary under Sections 414(b), (c), (m) or
    (o) of the Code or Section 4001 of ERISA. Schedule 3.2(h)(i) to the Duke Disclosure Letter sets forth each Duke Benefit Plan.

        (ii) Except as described in the Duke SEC Documents filed with the SEC prior to the date of this Agreement or as would not have a Duke Material Adverse Effect, (A) all Duke Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, are in compliance with the terms of such plan and all applicable requirements of law, including ERISA and the Code and, without limitation, the requirements of ERISA and all tax rules for which favorable tax treatment is intended, and (B) there are no liabilities or obligations with respect to any such Duke Benefit Plan, whether accrued, contingent or otherwise (other than obligations by Duke and the Duke Subsidiaries to make contributions, and for such plan to pay benefits and administrative costs, incurred in the ordinary course), nor to the knowledge of Duke are any such liabilities or obligations expected to be incurred. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or together with the occurrence of any additional or subsequent events) constitute an event under any Duke Benefit Plan, policy, program, arrangement or agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director, will not result in any "golden parachute payments" being due (as defined for purposes of Section 280G of the Code), or result in any breach or violation of, or a default under, any of the Duke Benefit Plans. The only severance agreements or severance policies applicable to Duke or the Duke Subsidiaries are the agreements and policies specifically referred to in Section 3.2(h)(ii) of the Duke Disclosure Letter.

        (iii) Without limiting the foregoing, each Duke Benefit Plan which is intended to be tax-qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited, and no circumstances have occurred that would adversely affect the tax-qualified status of any such plan. No Duke Benefit Plan is or has ever been subject to Part III of Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Code. None of Duke or any Duke Subsidiary, or any "party in interest" (as defined in Section 3(14) of ERISA) or any "disqualified person" (as defined in Section 4975 of the Code) with respect to any Duke Benefit Plan, has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or
    Section 406 of ERISA that would have a Duke Material Adverse Effect.

    (i) TAXES.

        (i) Each of Duke and each Duke Subsidiary (including Duke OP) has timely filed with the appropriate taxing authority all Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is true, correct and complete in all material respects. Duke and each Duke Subsidiary (including Duke OP) have paid (or Duke has paid on their behalf), within the time and manner prescribed by law, all Taxes that are due and payable. The Tax Returns of Duke and each Duke Subsidiary have not been audited by any Taxing Authority. There are no Tax liens upon the assets of Duke or any Duke Subsidiary other than liens for Taxes not yet due. The most recent financial statements contained in the Duke SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve for all material Taxes payable by Duke and by each Duke Subsidiary for all taxable periods and portions thereof through the date of such financial statements. Since the Duke Financial Statement Date, Duke has incurred no liability for federal taxes, other than withholding and employment taxes, under the Code or IRS Notice 88-19. To the knowledge of Duke, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Duke. To the knowledge of Duke, no deficiencies for any Taxes have been proposed, asserted or assessed against Duke or any of the Duke Subsidiaries, and no requests for waivers of the time to assess any such Taxes have been granted or are pending.

        (ii) Duke (A) for all of its taxable years beginning with its taxable year ending on December 31, 1986 has been subject to taxation as a REIT within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a REIT, and, to Duke's knowledge, no such challenge is pending or threatened. Duke OP has at all times, and each other Duke Subsidiary which is a partnership or limited liability company or files Tax Returns as a partnership for federal income tax purposes has since its acquisition by Duke, been classified for federal income tax purposes as a partnership or disregarded entity and not as an association taxable as a corporation or a "publicly traded partnership" within the meaning of Section 7704(b) of the Code that is treated as a corporation for federal income tax purposes under Section 7704(a) of the Code. Duke OP has operated, and Duke intends to cause Duke OP to continue to operate, in such a manner as to satisfy the gross income requirements of Section 7704(c)(2) of the Code, so that if Duke OP were classified as a publicly traded partnership, Duke OP would not be treated for federal income tax purposes as a corporation under
    Section 7704(a) of the Code.

        (iii) To the best knowledge and belief of Duke, Duke qualifies as a "domestically-controlled" REIT within the meaning of Section 897(h)(4)(B) of the Code, as of the date hereof.

    (j) NO LOANS OR PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS. Except as disclosed in the Duke SEC Documents or as otherwise specifically provided for in this Agreement, there is no (i) loan outstanding from or to any employee or director, (ii) employment or consulting contracts, (iii) agreements requiring payments to be made on a change of control or otherwise as a result of the consummation of any of the transactions with respect to any employee, officer or director of Duke or any Duke Subsidiary or (iv) any agreement to appoint or nominate any person as a director of Duke.

    (k) BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co., the fees and expenses of which, as set forth in a letter agreement between Duke and such financial advisor, have previously been disclosed to Weeks and will be paid by Duke, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the REIT Merger, the OP Merger or any of the transactions contemplated by this

Agreement or the OP Merger Agreement based upon arrangements made by or on behalf of Duke or any other Duke Subsidiary.

    (l) COMPLIANCE WITH LAWS. Except as disclosed in the Duke SEC Documents filed with the SEC prior to the date of this Agreement neither Duke nor any of the Duke Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Duke Material Adverse Effect.

    (m) CONTRACTS; DEBT INSTRUMENTS.

        (i) Neither Duke nor any Duke Subsidiary has received written notice that it is in violation of or in default under, in any material respect (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or license, or any agreement to acquire real property, or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, result in a Duke Material Adverse Effect.

        (ii) Section 3.2(m)(ii) of the Duke Disclosure Letter sets forth (A) a detailed list of all loan indebtedness of Duke or any of the Duke Subsidiaries, other than indebtedness payable to Duke or a wholly owned Duke Subsidiary, in an aggregate principal amount in excess of $5,000,000 per item is outstanding or may be incurred and (B) the respective principal amounts outstanding thereunder on December 31, 1998.

        (iii) Neither Duke nor any Duke Subsidiary has entered into or is subject, directly or indirectly, to any Duke Tax Protection Agreements. As used herein, a "DUKE TAX PROTECTION AGREEMENT" is an agreement, oral or written, (A) that has as one of its purposes to permit a Person to take the position that such Person could defer federal taxable income that otherwise might have been recognized attributable to the acquisition or ownership of Duke OP Units or an interest in any other Duke Subsidiary that is treated as a partnership for federal income tax purposes, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of Duke or any Duke Subsidiary, (ii) requires that Duke or any Duke Subsidiary maintain, increase or put in place, or replace, indebtedness, whether or not secured by one or more of the Duke Properties, or (iii) requires that Duke or any Duke Subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of Colt or any Colt Subsidiary.

    (n) DUKE OP AGREEMENT. The Duke OP Agreement has been duly authorized, executed and delivered by Duke. Assuming due execution by the limited partners of Duke OP, the Duke OP Agreement constitutes a valid and binding obligation of Duke, enforceable against Duke in accordance with its terms.

    (o) ENVIRONMENTAL MATTERS. Except as disclosed in Section 3.2(o) of the Duke Disclosure Letter, each of Duke and each Duke Subsidiary has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required of Duke and each Duke Subsidiary in respect of its business, operations, assets or properties under any applicable Environmental Law, and each of Duke and each Duke Subsidiary is in compliance in all respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with its obligations under any applicable Environmental Law, except for such failures to comply which would not, individually or in the aggregate, have a Duke

Material Adverse Effect. Except as disclosed in Section 3.2(o) of the Duke Disclosure Letter or in the environmental audits/reports listed thereon:

        (i) No Order has been issued that is still in effect, no complaint has been filed that has not been resolved, no penalty has been assessed that has not been paid and no investigation or review is pending or, to the Knowledge of Duke and its Subsidiaries, threatened by any Governmental Entity with respect to any alleged failure by Duke or any Duke Subsidiary to have any license, permit, authorization, approval or consent from Governmental Entities required under any applicable Environmental Law in connection with the conduct of the business or operations of Duke or any Duke Subsidiary or with respect to any Release by Duke or any Duke Subsidiary of any Hazardous Material.

        (ii) Neither Duke nor any Duke Subsidiary nor, to the Knowledge of Duke and its Subsidiaries, any prior owner or lessee of any property now or previously owned or leased by Duke or any Duke Subsidiary has handled any Hazardous Material on any property now or previously owned or leased by Duke or any Duke Subsidiary except in material compliance with any applicable Environmental Law, and without limiting the foregoing, (A) no regulated level of polychlorinated biphenyl is or has been present, (B) no friable asbestos is or has been present, (C) there are no Hazardous Material underground storage tanks, active or abandoned and (D) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any applicable Environmental Law, at, on or under any property now or previously owned or leased by Duke or any Duke Subsidiary, during any period that Duke or any Duke Subsidiary owned or leased such property or, to the Knowledge of Duke and its Subsidiaries, prior thereto.

        (iii) Neither Duke nor any Duke Subsidiary has transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any action, suit, arbitration or proceeding that could be reasonably expected to lead to claims against Duke or any Duke Subsidiary related to such Hazardous Material for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.

        (iv) No oral or written notification of a Release of a Hazardous Material has been filed or should have been filed by or on behalf of Duke or any Duke Subsidiary under an applicable Environmental Law, except for failures to make filings which would not, individually or in the aggregate, have a Material Adverse Effect and no property now or previously owned or leased by Duke or any Duke Subsidiary is listed or, to the Knowledge of Duke and its Subsidiaries, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

        (v) There are no Liens arising under or pursuant to any applicable Environmental Law on any real property owned or leased by Duke or any Duke Subsidiary, and no action of any Governmental Entity has been taken or, to the knowledge of Colt and the Colt Subsidiaries, is in process which could subject any of such properties to such Liens, and neither Duke nor any Duke Subsidiary currently has a duty under any applicable Environmental Law to place any notice or restriction relating to the presence of Hazardous Material at any such property owned by it in any deed to such property.

        (vi) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession or control of Duke or any Duke Subsidiary in relation to any property or facility now or previously owned or leased by Duke or any Duke Subsidiary which have not been listed in Section 3.2(o)(vi) of the Duke Disclosure Letter and made available to Weeks prior to the execution of this Agreement.

    (p) DUKE PROPERTIES. (i) Duke or a Duke Subsidiary owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected on the most recent balance sheet of Duke included in the Duke SEC Documents or as identified in Section 3.2(o) of the Duke Disclosure Letter (the "DUKE PROPERTIES"), which are all of the real estate properties owned by them, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("DUKE ENCUMBRANCES") except for (a) debt identified on Schedule 3.2(m)(ii), (b) inchoate liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (c) mechanics', workmen's and repairmen's liens (other than inchoate liens for work in progress) which have heretofore been bonded or which individually or in the aggregate are not substantial in amount, and (d) other Duke Encumbrances, if any, which do not materially detract from the value of or materially interfere with the present use of any of the Duke Properties subject thereto or affected thereby and do not otherwise materially impair business operations conducted by Duke and the Duke Subsidiaries; (ii) the Duke Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "DUKE PROPERTY RESTRICTIONS"), except for (a) Duke Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of the Duke Properties, and (b) other Duke Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded or which individually or in the aggregate are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Duke Properties subject thereto, do not otherwise materially interfere with the present use of any of the Duke Properties subject thereto, and do not otherwise materially impair business operations conducted by Duke and the Duke Subsidiaries; (iv) valid policies of title insurance have been issued insuring Duke's or a Duke Subsidiary's or a predecessor in interest's fee simple title or leasehold estate to the Duke Properties except as noted therein, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy; (v) there is no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Duke Properties or any agreement, easement or any other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Duke Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Duke Properties that has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same, the failure of which to obtain would not result in a Duke Material Adverse Effect;
(vi) neither Duke nor a Duke Subsidiary has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Duke Properties issued by any Governmental Entity that has not otherwise been resolved; (vii) neither Duke nor a Duke Subsidiary has received notice to the effect that and there are no (a) condemnation or rezoning or proceedings that are pending or, to the Knowledge of Duke and its Subsidiaries, threatened with respect to any of the Duke Properties or (b) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Duke Properties or by the continued maintenance, operation or use of the parking areas.

    (q) OPINION OF FINANCIAL ADVISOR. The Board of Directors of Duke has received the opinion of Merrill Lynch & Co., Duke's financial advisor, satisfactory to Duke's Board of Directors, to Weeks to the effect that, as of the date of such opinion, the Exchange Ratio is fair to the shareholders of Duke from a financial point of view. Duke shall promptly deliver to Weeks a copy of the written opinion of Merrill Lynch & Co. It is agreed and understood that such opinion is for the sole benefit of Duke's board of directors and may not be relied upon by Weeks.

    (r) STATE TAKEOVER STATUTES. Duke and Duke OP each have taken all actions necessary, if any, to exempt the REIT Merger, the OP Merger, this Agreement, the OP Merger Agreement, any of the transactions contemplated by this Agreement or the OP Merger Agreement from the operation of any Takeover Statute of the State of Indiana, including, without limitation, the control share acquisition provisions of Chapter 42 of the IBCL and the business combination provisions of Chapter 43 of the IBCL.

    (s) 1940 ACT. None of Duke or any of the Duke Subsidiaries is, or at the Effective Time will be, required to be registered under the 1940 Act.

    (t) PROXY STATEMENT AND REGISTRATION STATEMENT. The information furnished by Duke for inclusion or incorporation by reference in the Registration Statement and any amendment or supplement thereto will not, as of the date the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order the make the statements therein not misleading. The information furnished by Duke for inclusion or incorporation by reference in the Proxy Statement will not, on the dates the Proxy Statement first is mailed or furnished to securityholders of Weeks or Duke or on the respective meeting dates, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Notwithstanding the foregoing, Duke makes no representation or warranty with respect to any information furnished by Weeks for inclusion or incorporation by reference in any of the foregoing documents.

    (u) VOTE REQUIRED. The affirmative vote of at least a majority of the outstanding shares of Duke Common Stock is the only vote of the holders of any class or series of Duke's capital stock necessary (under applicable law or otherwise) to approve the REIT Merger, this Agreement, the OP Merger, the OP Merger Agreement and the amendments to Duke's Charter contemplated by this Agreement other than the Duke Special Charter Proposal (the "DUKE MERGER SHAREHOLDER APPROVAL"). The Duke 80% Approval is the only vote of the holders of any class or series of Duke's capital stock necessary (under applicable law or otherwise) to approve the Duke Special Charter Proposal (the "DUKE SPECIAL CHARTER SHAREHOLDER APPROVAL" and together with the Duke Merger Shareholder Approval, the "DUKE SHAREHOLDER APPROVALS"). The affirmative vote (by written consent or otherwise) of at least 90% of the outstanding Duke common OP Units is the only vote of the holders of any interest in Duke OP necessary (under applicable law or otherwise) to approve the REIT Merger, the REIT Merger Agreement, the OP Merger, the OP Merger Agreement and the transactions contemplated hereby and thereby (the "DUKE OP APPROVALS"). The Duke OP Approvals have been duly obtained.

    (v) YEAR 2000 ISSUES.

        (i) To the best knowledge of Duke, based on representations and warranties made by third parties, the software, hardware and equipment of Duke owned, leased or licensed by it and used in the conduct of its business (the "DUKE INFORMATION TECHNOLOGY"), as well as the elevator systems in Duke's Office Properties, and the heating ventilation and air conditioning, fire and safety and other automated building systems at the Duke Properties (the "DUKE BUILDING SYSTEMS") are Year 2000 Ready.

        (ii) Duke has (A) developed and delivered to Weeks a comprehensive plan (the "DUKE Y2K PLAN") for insuring that the software, hardware, equipment and systems of Duke and the Duke Subsidiaries used in the conduct of its business as conducted on the date hereof will be Year 2000 Ready and (B) met the Duke Y2K Plan milestones such that all software, hardware, equipment and systems of Duke and the Duke Subsidiaries will be Year 2000 Ready, except to the extent that its failure would not have a Duke Material Adverse Effect.

        (iii) "YEAR 2000 READY" means that the software, hardware, equipment and systems of Duke and the Duke Subsidiaries with respect to the operation of their respective businesses and their general business plans will: (A) handle date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (B) operate, accurately and without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any change in performance and (C) store and provide date input information without creating any ambiguity as to the century.

                                   ARTICLE IV
                                   COVENANTS

    Section 4.1. CONDUCT OF BUSINESS BY WEEKS AND WEEKS OP. During the period from the date of this Agreement to the Effective Time, Weeks shall, and shall cause each of the Weeks Subsidiaries (including Weeks OP) to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and Weeks' status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, the following additional restrictions shall apply: during the period from the date of this Agreement to the earlier of (i) the termination of this Agreement or
(ii) the Effective Time, except as set forth in Section 4.1 of the Weeks Disclosure Letter or as otherwise contemplated by this Agreement, Weeks shall not and shall cause the Weeks Subsidiaries (including Weeks OP) not to (and not to authorize or commit or agree to):

    (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of Weeks' capital stock or the Weeks OP Units or partnership interests, stock or other equity interests in any Weeks Subsidiary that is not directly or indirectly wholly owned by Weeks, except (v) in the case of Weeks, for regular quarterly dividends not in excess of $.505 per share of Weeks Common Stock, $.50 per share of Weeks Series A Preferred Stock and $.5390625 per share of Weeks Series D Preferred Stock, (w) in the case of Weeks OP, for regular quarterly distributions to Weeks GP and limited partners of Weeks OP not in excess of $.505 per common Weeks OP Unit, $.50 per Weeks Series A preferred OP Unit, $.50 per Weeks Series C Preferred OP Unit and $.5390625 per Weeks Series D Preferred OP Unit, (x) any other distributions by any other wholly owned Weeks Subsidiaries, in each case with customary record and payment dates, (y) the Final Weeks Dividend to be paid pursuant to Section 2.2(d)(i) (and the corresponding Weeks OP distribution) and (z) other dividends necessary in order for Weeks to maintain its status as a REIT (which shall not be declared or paid prior to December 15, 1999), (ii) split, combine or reclassify any capital stock or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Weeks or Weeks OP Units or any options, warrants or rights to acquire, or security convertible into, shares of capital stock of Weeks or such Weeks OP Units, except (A) pursuant to the Weeks Exchange Agreements, (B) in connection with the use of Weeks Common Stock to pay the exercise price or tax withholding obligation upon the exercise of a Weeks Stock Option issued under any of the Weeks Stock Plans as presently permitted under those Plans, or (C) pursuant to Weeks' dividend reinvestment plan as presently in effect;

    (b) issue, deliver, sell or grant any option or other right in respect of any shares of capital stock, any other voting or redeemable securities (including Weeks OP Units or other partnership interests) of Weeks or any Weeks Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities except to Weeks or a Weeks Subsidiary, except (i) as permitted or required under the Weeks OP Agreement or Weeks' dividend reinvestment plan as presently in effect, (ii) in connection with the exercise of outstanding options under the Weeks Stock Options Plans, the exercise of the AEW Warrant or the Codina Warrant or the exchange of Weeks OP Units for shares of Weeks Common Stock or Weeks Preferred Stock, as applicable, pursuant to the Weeks Exchange Agreements and (iii) as permitted under Section 4.1(e);

    (c) amend Weeks' articles or by-laws, the Weeks OP Agreement or any other comparable charter or organizational documents of any Weeks Subsidiary, except as otherwise contemplated by this Agreement;

    (d) merge, consolidate or enter into any other business combination transaction with any Person;

    (e) other than (x) as set forth in Section 4.1 of the Weeks Disclosure Letter or (y) with Duke's prior written consent (such consent not to be unreasonably withheld), (i) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, business trust or other business organization or division thereof or interest therein or any assets; (ii) mortgage or otherwise encumber or subject to any Lien or sell, lease or otherwise dispose of any of its material properties or assets or assign or encumber the right to receive income, dividends, distributions and the like or agree to do any of the foregoing; or (iii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Weeks, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person;

    (f) make any election relating to Taxes, other than an election which is not reasonably expected to affect the amount or timing of items of income, gain, loss or deductions of greater than $10,000,000 on a cumulative basis or Taxes in any year of greater than $1,000,000 (unless, after prior consultation with Duke, such action is required by law or necessary to preserve Weeks' status as a REIT or the status of Weeks OP or any other Weeks Subsidiary as a partnership for federal tax purposes);

    (g) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Weeks Financial Statement Date, or (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except in the case of settlements or compromises relating to taxes on real property or sales taxes in an amount not to exceed, individually or in the aggregate, $5,000,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ended December 31, 1997, except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP;

    (h) except as provided in this Agreement, adopt any new employee benefit plan, incentive plan, severance plan, bonus plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, or enter into or amend any employment agreement or similar agreement or arrangement or, except in the ordinary course consistent with past practice, grant or become obligated to grant any increase in the compensation of officers or employees, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect;

    (i) settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement or the OP Merger Agreement; and

    (j) enter into or amend or otherwise modify any agreement or arrangement with persons that are affiliates or, as of the date hereof, are officers or directors of Weeks or any Weeks Subsidiary without prior written notice to Duke and the approval of a majority of the "independent" members of the Board of Directors of Weeks.

    Section 4.2. CONDUCT OF BUSINESS BY DUKE. During the period from the date of this Agreement to the Effective Time, Duke and Duke OP shall, and shall cause the Duke Subsidiaries each to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and Duke's status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, the following additional restrictions shall apply:
During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.2 of the Duke Disclosure Letter or as otherwise contemplated by this Agreement, Duke shall not and shall cause the Duke Subsidiaries (including Duke OP) not to (and not to authorize or commit or agree to):

    (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of Duke's capital stock or the Duke OP Units or partnership interests, stock or other equity interests in any Duke Subsidiary that is not directly or indirectly wholly owned by Duke except (v) in the case of Duke, for regular quarterly dividends not in excess of $.34 per share of Duke Common Stock and regular quarterly dividends not in excess of $.56875 per share of Duke Series A Preferred Stock, $.99875 per share of Duke Series B Preferred Stock, $.46094 per share of Duke Series D Preferred Stock, and $.515625 per share of Duke Series E Preferred Stock, (w) in the case of Duke OP, for regular quarterly distributions to the general and limited partners of Duke OP not in excess of $.34 per Duke Common OP Unit and regular quarterly dividends on outstanding Duke Preferred OP Units not in excess of $.56875 per Duke Series A Preferred OP Unit, $.99875 per Duke Series B Preferred OP Unit, $.46094 per Duke Series D Preferred OP Unit and $.515625 per Duke Series E Preferred OP Unit, (x) any distributions by any other wholly owned Duke Subsidiaries, in each case with customary record and payment dates, (y) the dividend required to be paid pursuant to Section 2.2(d)(i) (and the corresponding Duke OP distribution) and
(z) other dividends necessary in order for Duke to maintain its status as a REIT (which shall not be declared or paid prior to December 15, 1999), (ii) split, combine or reclassify any capital stock or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests, except as permitted under Section 4.2(e) or as contemplated under the exchange provisions of the Duke OP Agreement and the Duke Exchange Agreements or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Duke or Duke OP Units or any options, warrants or rights to acquire, or security convertible into, shares of capital stock of Duke or such Duke OP Units, except
(A) pursuant to the exchange provisions of the Duke OP Agreement and the Duke Exchange Agreements, (B) in connection with the use of Duke Common Stock to pay the exercise price or withholding tax obligation upon the exercise of any Duke Stock Option issued under any of the Duke Stock Plans as presently permitted under those Plans, or (C) pursuant to Duke's dividend reinvestment plan and employee stock purchase plan, each as presently in effect;

    (b) issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock, any other voting or redeemable securities (including Duke OP Units or other partnership interests) of Duke or any Duke Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities except to Duke or a Duke Subsidiary except (i) for bona fide financing transactions involving not more than $150,000,000 in the aggregate, (ii) as permitted or required under the Duke OP Agreement, the Duke Exchange Agreements, Duke's dividend reinvestment plan or the Duke employee stock purchase plan, (iii) in connection with the exercise of outstanding Duke Stock Options and (iv) as permitted by Section 4.2(e);

    (c) amend the Charter, By-laws, Duke OP Agreement or other comparable charter or organizational documents of Duke or any Duke Subsidiary except as otherwise contemplated by this Agreement, and except as may be necessary to effect the restructuring transactions described in Section 4.2 of the Duke Disclosure Letter (the "DMI Restructuring") or as otherwise disclosed in Section
4.2 of the Duke Disclosure Letter;

    (d) merge, consolidate or enter into any other business combination with any Person, except (i) as contemplated by the DMI Restructuring and (ii) as permitted under Section 4.2(e);

    (e) other than (x) as set forth in Section 4.2 of the Duke Disclosure Letter or (y) with Weeks' prior written consent (such consent not to be unreasonably withheld), (i) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, business trust or other business organization or division thereof or interest therein or any assets;
(ii) mortgage or otherwise encumber or subject to any Lien or sell, lease or otherwise dispose of any of its material properties or assets or assign or encumber the right to receive income, dividends, distributions and the like or agree to do any of the foregoing; or (iii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Duke or any Duke Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person;

    (f) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Duke Financial Statement Date, or (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except in the case of settlements or compromises relating to taxes on real property or sales taxes in an amount not to exceed, individually or in the aggregate, $5,000,000, except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP;

    (g) except as provided in this Agreement, adopt any new employee benefit plan, incentive plan, severance plan, bonus plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, or enter into or amend any employment agreement or similar agreement or arrangement (other than as contemplated under Section 5.11 or, except in the ordinary course consistent with past practice, grant or become obligated to grant any increase in the compensation of officers or employees, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect; and

    (h) enter into or amend or otherwise modify any agreement or arrangement with persons that are affiliates or, as of the date hereof, are officers or directors of Duke or any Duke Subsidiary not approved by a majority of the "independent" members of the Board of Directors of Duke.

    Section 4.3. OTHER ACTIONS. Each of Weeks and Duke shall use its commercially reasonable efforts not to, and shall use its commercially reasonable efforts to cause its respective subsidiaries not to take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 7.1, any of the conditions to the REIT Merger set forth in Article VI not being satisfied.

                                   ARTICLE V
                              ADDITIONAL COVENANTS

    Section 5.1. PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT; SHAREHOLDERS' MEETINGS; PARTNERS' CONSENTS.

    (a) As soon as practicable following the date of this Agreement, Weeks and Duke shall (i) prepare and file with the SEC a preliminary joint Proxy Statement, with appropriate requests for confidential treatment, in form and substance satisfactory to each of Duke and Weeks, and Duke will provide on a supplemental basis to the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of Weeks and Duke shall use its commercially reasonable efforts to cause and enable Duke to (i) respond to any comments of the staff of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the REIT Merger. Each of Weeks and Duke will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to Weeks' shareholders and Duke's shareholders, respectively, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives and the SEC with respect to the Registration Statement or the Proxy Statement. The Registration Statement and the Proxy Statement shall comply in all material respects with all applicable requirements of Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Duke or Weeks, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the shareholders of Duke and the shareholders of Weeks such amendment or supplement in a form reasonably acceptable to Duke and Weeks.

    (b) Weeks will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "WEEKS SHAREHOLDERS MEETING") (but in no event shall such meeting be held sooner than 20 business days following the date the Proxy Statement is mailed to its shareholders), for the purpose of obtaining the Weeks Shareholder Approvals. Duke will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "DUKE SHAREHOLDERS MEETING") (but in no event shall such meeting be held sooner than 20 business days following the date the Proxy Statement is mailed to its shareholders), for the purpose of obtaining the Duke Shareholder Approvals. Weeks and Duke will cooperate in good faith to seek to ensure that the Weeks Shareholder Meeting and the Duke Shareholder Meeting are held on the same day, as close together in time as is reasonably practicable. Duke covenants that, subject to Section 7.1, Duke will, through its Board of Directors, recommend to its shareholders approval of the REIT Merger, the OP Merger, this Agreement, the OP Merger Agreement, the charter and bylaw amendments, the election of directors and the other transactions contemplated hereby and thereby and further covenants that the Proxy Statement will include such recommendation. Weeks covenants that, subject to Section 7.1, Weeks will, through its Board of Directors, recommend to its shareholders approval of the REIT Merger, the OP Merger, this Agreement, the OP Merger Agreement and the other transactions contemplated hereby and thereby and further covenants that the Proxy Statement will include such recommendation. Duke shall furnish all information concerning Duke and the holders of Duke Common Stock as may reasonably be requested in connection with any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of Duke Common Stock pursuant to the REIT Merger, and Weeks shall furnish all information concerning Weeks and the holders of Weeks Stock as may be reasonably requested in connection with any such action. Each of Duke and Weeks will use their commercially reasonable efforts to cause Duke to obtain, prior to the effective date of the Registration Statement, all necessary state securities or "blue sky" permits or approvals required to carry out the REIT

Merger and the other transactions contemplated by this Agreement. In connection with the preparation of the Proxy Statement and the Registration Statement, Duke shall use reasonable efforts to cause to be delivered to Weeks, prior to the mailing of the Proxy Statement to Weeks' shareholders and Duke's shareholders, the opinion dated the date of the Proxy Statement of Rogers & Wells LLP, substantially in the form attached hereto as EXHIBIT L (subject to customary exceptions, assumptions and qualifications, and based on customary representations), regarding the qualification of Duke as a REIT under the Code and the treatment of Duke OP as a partnership for federal income tax purposes. In issuing its opinion, Rogers & Wells LLP shall be permitted to rely on the opinion of King & Spalding as to the qualification of Weeks as a REIT. In connection with the preparation of the Proxy Statement and the Registration Statement, Weeks shall use reasonable efforts to cause to be delivered to Duke, prior to the mailing of the Proxy Statement to Weeks' shareholders and Duke's shareholders, the opinion dated the date of the Proxy Statement of King & Spalding, substantially in the form attached hereto as EXHIBIT K (subject to customary exceptions, assumptions and qualifications, and based on customary representations), regarding the qualification of Weeks as a REIT under the Code and the treatment of Weeks OP as a partnership for federal income tax purposes.

    Section 5.2. ACCESS TO INFORMATION; CONFIDENTIALITY. Each of Weeks and Duke shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Weeks and Duke shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of Weeks and Duke will hold, and will cause its respective subsidiaries' officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement between Weeks and Duke dated as of February 3, 1999, as amended to date (as so amended, the "CONFIDENTIALITY AGREEMENT").

    Section 5.3.  COMMERCIALLY REASONABLE EFFORTS; NOTIFICATION.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Duke and Weeks agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the REIT Merger, the OP Merger and the other transactions contemplated hereby and by the OP Merger Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemption from non-governmental third parties; provided, however, that if either party is obliged to make expenditures, or incur costs, expenses or other liabilities to obtain the consent of any non-governmental party, it shall consult reasonably with the other party upon reasonable notice prior to making payment of any such amount, and in no event shall either Weeks or Duke make payment of any such amount in excess of $5,000,000 in obtaining such consents without obtaining the prior written consent of the other, which consent shall not unreasonably be withheld or delayed, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the REIT Merger, this Agreement or the OP Merger Agreement or the consummation of the transactions contemplated by this Agreement or the OP Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by and to fully carry out the purposes of, this Agreement or the OP Merger Agreement. In connection with and without limiting the foregoing, Weeks, Duke and their respective Boards of Directors shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation (a "TAKEOVER STATUTE") is or becomes applicable to the REIT Merger, the OP Merger, this Agreement, the OP Merger Agreement or any of the other transactions contemplated hereby or thereby and (ii) if any Takeover Statute becomes applicable to the REIT Merger, the OP Merger, this Agreement, the OP Merger Agreement or any other transaction contemplated hereby, take all action necessary so that the REIT Merger, the OP Merger, this Agreement, the OP Merger Agreement and the other transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and the OP Merger Agreement and otherwise to minimize the effect of such Takeover Statute on the REIT Mergers, the OP Merger and the other transactions contemplated by this Agreement and the OP Merger Agreement. From the date hereof through the Effective Time, Weeks and Weeks OP shall timely file with the SEC all Weeks SEC Documents required to be so filed. From the date hereof through the Effective Time, Duke and Duke OP shall timely file with the SEC all Duke SEC Documents required to be so filed.

    (b) Weeks shall give prompt notice to Duke, and Duke shall give prompt notice to Weeks, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    Section 5.4. AFFILIATES. Prior to the Closing Date, Weeks and Duke shall exchange letters identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of Weeks and Duke, their respective "affiliates" for purposes of Rule 145 under the Securities Act. Weeks and Duke shall use their respective commercially reasonable efforts to cause each of their respective affiliates to deliver on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit I hereto.

    Section 5.5. TAX TREATMENT. Each of Duke and Weeks shall use its commercially reasonable efforts to (a) cause the REIT Merger to qualify as a tax-free reorganization under Section 368(a) of the Code, (b) cause the OP Merger to qualify as a tax-deferred exchange for Weeks and the other holders of Weeks OP Units, and (c) obtain the opinions of counsel referred to in Sections 5.1(b), 6.2(e) and 6.3(e).

    Section 5.6. NO SOLICITATION OF TRANSACTIONS. Subject to Section 7.1, each of Duke and Weeks shall not directly or indirectly, through any officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative, initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors, employees or agents, attorneys, investment bankers, financial advisors, accountants, brokers, finders or other representatives to take any such action. Each of Duke and Weeks shall notify the other in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, each of Duke and Weeks shall deliver to the other a copy of such inquiry or proposal. For purposes of this Agreement, "COMPETING TRANSACTION" shall mean any of the following (other than the transactions expressly provided for in this Agreement): (i) any merger, consolidation, share exchange, business combination or similar transaction involving Duke (or any of its Subsidiaries, including Duke OP) or Weeks (or any of its Subsidiaries, including Weeks OP), as the case may be; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Duke and its Subsidiaries, taken as a whole or Weeks and its Subsidiaries, taken as a whole, as the case may be, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 20% or more of the outstanding equity securities of Duke (or any of its Subsidiaries, including Duke OP), or Weeks (or any of its Subsidiaries, including Weeks OP); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    Section 5.7. PUBLIC ANNOUNCEMENTS. Duke, Duke OP, Weeks and Weeks OP will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the REIT Merger, the OP Merger or any other transactions contemplated by this Agreement or the OP Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the REIT Merger and the OP Merger will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

    Section 5.8. NYSE LISTING. Duke shall prepare and submit to the NYSE a supplemental listing application covering the Duke Common Stock, Duke Series F Preferred Stock and Duke Series H Preferred Stock issuable in the REIT Merger and shall use its commercially reasonable efforts to have the NYSE approve for listing, upon official notice of issuance, the Duke Common Stock, Duke Series F Preferred Stock and any Duke Series H Preferred Stock to be issued in the REIT Merger.

    Section 5.9.  LETTERS OF ACCOUNTANTS.

    (a) Weeks shall use its reasonable best efforts to cause to be delivered to Duke and Weeks "comfort" letters of Arthur Andersen LLP, Weeks' independent public accountants, dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Duke and Weeks, in form and substance reasonably satisfactory to Duke and Weeks and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement and the OP Merger Agreement.

    (b) Duke shall use its reasonable best efforts to cause to be delivered to Weeks and Duke "comfort" letters of KPMG Peat Marwick, Duke's independent public accountants, dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Weeks and Duke, in form and substance reasonably satisfactory to Weeks and Duke and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement and the OP Merger Agreement.

    Section 5.10. TRANSFER AND GAINS TAXES; SHAREHOLDER DEMAND LETTERS. Duke and Weeks shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement or the OP Merger Agreement (together with any related interests, penalties or additions to tax, "TRANSFER AND GAINS TAXES"). From and after the Effective Time, Duke shall cause Duke OP to pay or cause to be paid all Transfer and Gains Taxes. Within 30 days after the Effective Time, Duke shall send the shareholder demand letters required by Treasury Regulation
Section 1.857-8 to the appropriate shareholders of Weeks for Weeks' taxable year ended on the Effective Time.

    Section 5.11.  BENEFIT PLANS AND OTHER EMPLOYEE ARRANGEMENTS.

    (a) BENEFIT PLANS. Subject to subsection (b) below, upon and after the Effective Time, Duke and Duke OP (or their respective successors or assigns) shall provide benefits to former employees of Weeks and its Subsidiaries that are no less favorable in the aggregate to such employees than those provided to other similarly situated employees of Duke and Duke OP at any applicable time after the termination of the benefits provided to such employees by Weeks and the Weeks Subsidiaries. With respect to any Duke Benefit Plan which is an "employee benefit plan" as defined in Section 3(3) of ERISA and any other service based benefits (including vacations) in which employees of Weeks or Duke or their respective Subsidiaries may participate, solely for purposes of determining eligibility to participate, vesting and entitlement to benefits but not for purposes of accrual of pension benefits, service with Weeks, Duke or any of their respective Subsidiaries shall be treated as service with Duke or Duke OP, as the case may be; PROVIDED, HOWEVER, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits under both a Weeks Benefit Plan and a Duke Benefit Plan (or is not otherwise recognized for such purposes under the benefit plans of Duke or Duke
OP).

    (b)  STOCK INCENTIVE PLANS.

        (i) As of the Effective Time, each outstanding Weeks Stock Option shall be assumed by Duke and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Weeks Stock Option (including, without limitation, vesting and exercisability but without regard to any provisions that would result in the acceleration of such vesting or exercisability due to the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement), the same number of shares of Duke Common Stock as the holder of such Weeks Stock Option would have been entitled to receive pursuant to the REIT Merger had such holder exercised such Weeks Stock Option in full immediately prior to the Effective
    Time at a price per share equal to the aggregate exercise price for the shares subject to such Weeks Stock Option divided by the number of full shares of Duke Common Stock deemed to be purchasable pursuant to such Weeks Stock Option; PROVIDED, HOWEVER, that the number of shares of Duke Common Stock that may be purchased upon exercise of such Weeks Stock Option shall not include any fractional share but shall be rounded upward to the next whole number of shares, or if rounding up would disqualify an option as an incentive stock option, shall be rounded down to the nearest whole number and cash shall be paid to each affected optionee as compensation for such fractional share based on the fair market value of Duke Common Stock at the Effective Time. Shares of Duke Common Stock received pursuant to the terms of this Agreement, in consideration for shares of Weeks Common Stock which have been held by Weeks executives and which are unvested and subject to forfeiture at the Effective Time pursuant to a restricted stock award under a Weeks Stock Plan shall vest and be subject to forfeiture in accordance with the terms of the applicable restricted stock award of Weeks Common Stock in the absence of the transactions contemplated by this Agreement. Prior to the Effective Time, Weeks will use its commercially reasonable efforts to obtain any necessary consents and shall (to the extent permitted under the terms of the Weeks Stock Plans) make any amendments to and take any actions in respect of any Weeks Stock Plans, Weeks Stock Options or restricted stock award to the extent such consents or amendments are necessary to give effect to the foregoing (including without limitation, the elimination of any right to acceleration of exercisability or vesting as a result of the completion of the transactions contemplated by this Agreement).

        (ii) Each Duke Stock Option shall continue in accordance with its term and conditions, including, without limitation, vesting and exercisability without regard to any acceleration of such vesting and exercisability as a result of the transactions contemplated by this Agreement. Prior to the Effective Time, Duke will use its best efforts to obtain any necessary consents and make any amendments to any Duke Stock Plans or Duke Weeks Stock Options to the extent such consents or amendments are necessary to give effect to the foregoing.

        (iii) At the Effective Time, Duke shall assume the Weeks Stock Plans (such Weeks Stock Plans having been amended as appropriate to take into account the adjustments set forth in Section 5.11(b)(i)), and the compensation committee of the Board of Directors of Duke shall administer the Weeks Stock Plans. At the Effective Time, the Weeks Stock Plans shall be amended such that no further options shall be issued thereunder.

    (c) CHANGE IN CONTROL AGREEMENTS. At the Effective Time, Weeks shall assign and Duke shall assume by operation of this Agreement Weeks' obligations under Weeks' Change in Control Agreements identified in Section 5.11(c) of the Weeks Disclosure Letter.

    Section 5.12.  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

    (a) (i) Weeks shall, and, from and after the Effective Time, the Surviving Corporation and the Surviving Partnership (collectively, the "INDEMNIFYING PARTIES") shall, indemnify, defend and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Weeks or any Weeks Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the Indemnifying Parties (which approval shall not be unreasonably withheld or delayed), or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of Weeks or any Weeks Subsidiary at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time ("INDEMNIFIED LIABILITIES"), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement, the REIT Merger, the OP Merger or the transactions contemplated by this Agreement or the OP Merger Agreement, in each case to the full extent a corporation is permitted under the GBCC to indemnify its own directors or officers, as the case may be (and the Surviving Corporation will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law subject to the limitations set forth in Section 5.12(a)(iii)).

        (ii) Any Indemnified Parties proposing to assert the right to be indemnified under this Section 5.12 shall, promptly after receipt of notice of commencement of any action against such Indemnified Parties in respect of which a claim is to be made under this Section 5.12 against Weeks and, from and after the Effective Time, the Surviving Corporation, notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served. If any such action is brought against any of the Indemnified Parties and such Indemnified Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the action from the Indemnified Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnified Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnified Parties for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the Indemnified Parties in connection with the defense. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnified Parties; PROVIDED, HOWEVER, that the Indemnifying Parties shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the Indemnified Parties or any decree or restriction on the Indemnified Parties or their officers or directors; PROVIDED, FURTHER, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnified Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability with respect to such action. The Indemnified Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnified Parties unless

    (i) the employment of counsel by the Indemnified Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between the Indemnified Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnified Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties.

        (iii) It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such Indemnified Parties unless (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to other Indemnified Parties or (c) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between any of the Indemnified Parties and the other Indemnified Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

        (iv) The Indemnifying Parties will not be liable for any settlement of any action or claim effected without their written consent (which consent shall not be unreasonably withheld).

    (b) At the Effective Time, Duke shall expressly assume by operation of this Agreement (i) the Weeks Indemnity Agreements identified in Section 5.12(b) of the Weeks Disclosure Letter and (ii) the indemnification obligations contained in the Weeks OP Agreement.

    (c) At or prior to the Effective Time, Duke shall purchase directors' and officers' liability insurance "tail" policy coverage for Weeks' directors and executive officers for a period of six years which will provide the directors and officers with coverage on substantially similar terms as currently provided by Weeks to such directors and officers for claims based on activity prior to the Effective Time; provided, however, that Duke shall have no obligation to pay more than $250,000 in premiums for such coverage.

    (d) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Duke and Weeks.

    Section 5.13.  PROVISIONS RELATING TO CERTAIN WEEKS
INDEBTEDNESS. Notwithstanding any other provision of this Agreement, Weeks and Duke shall utilize reasonable best efforts and cooperate with each other to cause the condition specified in Section 6.2(f) and 6.3(f) to be satisfied on or prior to the Closing Date.

    Section 5.14. THE WEEKS RIGHTS PLAN. Weeks shall either (i) redeem, effective immediately prior to the Effective Time, all the then outstanding Rights (as defined in the Rights Agreement) for cash pursuant to and in compliance with Section 23 of the Rights Agreement or (ii) take such other action to terminate the Rights Agreement as of that time, as Weeks and Duke may mutually agree. Weeks shall not redeem the Rights issued under the Rights Agreement, or terminate the Rights Agreement, prior to the Effective Time (other than in accordance with the preceding sentence) unless required to do so by a court of competent jurisdiction; provided, however, that Weeks may take any of the foregoing actions if the Board of Directors of Weeks shall have accepted a proposal for a Superior Competing Transaction in accordance with the terms of
Section 7.1.

    Section 5.15. COORDINATION OF DIVIDENDS. Each of Duke and Weeks shall coordinate with the other regarding the declaration and payment of dividends in respect of Duke Common Stock and Weeks

Common Stock and the record dates and payment dates relating thereto, it being the intention of Duke and Weeks that any holder of Weeks Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to such holder's Weeks Common Stock and/or Duke Common Stock such holder receives in exchange therefor pursuant to the REIT Merger. Each of Duke OP and Weeks OP shall coordinate with the other regarding the declaration and payment of distributions in respect of Duke common OP units and Weeks common OP units and the record dates and payment dates relating thereto, it being the intention of Duke OP and Weeks OP that any holder of Weeks common OP units shall not receive two distributions, or fail to receive one distribution, for any single calendar quarter with respect to such holder's Weeks OP common units and/or Duke common OP Units any such holder receives in exchange therefore pursuant to the OP Merger.

    Section 5.16.  EXISTING RESTRICTIONS ON RESALE OF CERTAIN FALCON
PROPERTIES. Duke and Duke OP shall assume the obligations of Weeks, Weeks OP or the applicable Weeks Subsidiary, as the case may be, under the Tax Protection Agreements described in Schedule 3.1(m) to the Weeks Disclosure Letter.

    Section 5.17. ASSUMPTION OF WARRANTS. Subject to the terms of their respective governing instruments, each AEW Warrant and each Codina Warrant (collectively, the "WARRANTS") issued and outstanding at the Effective Time shall remain outstanding following the Effective Time. At the Effective time, the AEW Warrant Agreement and each outstanding AEW Warrant and the Codina Warrant Agreement and each outstanding Codina Warrant shall be assumed by the Surviving Entity. Each such Warrant shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Warrant, a number of shares of Duke Common Stock equal to the number of shares of Duke Common Stock purchasable pursuant to such Warrant multiplied by the Exchange Ratio (plus the amount of cash consideration, if any, payable with respect to the number of shares of Duke Common Stock issuable upon the exercise of such Warrant immediately prior to the Effective Time), at a price per share equal to the per-share exercise price for the shares of Weeks Common Stock purchasable pursuant to such Warrant divided by the Exchange Ratio. Any fractional interests shall be rounded up to one share of Duke Common Stock (with all fractional interests to which a holder would otherwise be entitled being aggregated before any such rounding). Duke shall take all action necessary to reserve for issuance a sufficient number of shares of Duke Common Stock for delivery upon exercise of the Warrants assumed in accordance with this Section 5.17.

    Section 5.18. WEEKS NOTES. At the Closing, Duke OP shall (a) execute and deliver a supplemental indenture evidencing its assumption of the payment of principal of (and premium, if any) and interest on Weeks OP's outstanding 6.875% Notes and 7.375% Notes and the due and punctual performance and observance of each covenant and agreement of the Indenture dated March 20, 1997 and a Supplemental Indenture dated July 30, 1998 between Weeks OP and State Street Bank and Company, as Trustee, and (b) cause to be delivered to the trustee an opinion of counsel to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms of such Indenture.

    Section 5.19.  DUKE OP PARTNERSHIP AGREEMENT.  At the Closing, Duke OP shall
(i) amend the partnership agreement of Duke OP to reflect the agreements described on Exhibit J hereto and (ii) assume and perform any obligations that Weeks OP or any Weeks Subsidiary has immediately prior to the Effective Time to issue securities in accordance with the terms of any partnership or other agreement to which Weeks OP or such Subsidiary is a party and which has been previously disclosed to Duke, in the same manner and to the same extent that Weeks OP or such Subsidiary would be required to perform such obligation if no Merger had been consummated.

    Section 5.20. REGISTRATION RIGHTS AGREEMENTS. At the Closing, Weeks shall assign and Duke shall assume by operation of this Agreement, Weeks' Registration Rights Agreements identified in Section 5.20 of the Weeks Disclosure Letter.

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
    Section 5.21. INTERIM TRANSACTIONS COMMITTEE. Weeks and Duke shall establish an interim transactions committee (the "Interim Transactions Committee") consisting of three individuals nominated by each. The Interim Transactions Committee shall review and jointly evaluate (but will not have the power to approve or disapprove) acquisition, budget and capital improvement activities of each of Weeks and Duke between the date hereof and the Effective Time.

    Section 5.22. EXECUTIVE OFFICER APPOINTMENTS. Prior to the Closing, the Board of Directors of Duke shall take such action as may be necessary or advisable to ensure the appointment of the persons named on Schedule G hereto as the executive officers of the Surviving Corporation (or, if any such person should for any reason be unable or unwilling to serve, such other person or persons as shall be mutually agreed by Duke and Weeks), such appointments to be effective immediately following the Closing, each of whom shall serve in such position indicated on Schedule F until such time indicated on Schedule F hereto (the "EXECUTIVE OFFICER APPOINTMENTS").

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

    Section 6.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of Weeks and Duke to effect the REIT Merger and the OP Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

    (a) SHAREHOLDER APPROVALS. The Weeks Shareholder Approvals and the Duke Merger Shareholder Approval shall have been obtained.

    (b) LISTING OF SHARES. The NYSE shall have approved for listing the Duke Common Stock, Duke Series F Preferred Stock and any Duke Series H Preferred Stock to be issued in the REIT Merger and the Duke Common Stock, Duke Series F Preferred Stock and any Duke Series H Preferred Stock reserved for issuance upon redemption of Colt OP Units issued in the OP Merger, subject to official notice of issuance.

    (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

    (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the REIT Merger or the OP Merger or any of the other transactions or agreements contemplated by this Agreement or the OP Merger Agreement shall be in effect.

    (e) HSR ACT. All waiting periods under the HSR Act shall have terminated or expired with regard to the REIT Merger and the OP Merger.

    Section 6.2. CONDITIONS TO OBLIGATIONS OF DUKE. The obligation of Duke to effect the REIT Merger and the OP Merger and to consummate the other transactions contemplated by this Agreement and the OP Merger Agreement on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Duke:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Weeks set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Duke shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of Weeks by the Chief Executive Officer and the Chief Financial Officer of Weeks to such effect. This condition shall be deemed to have been satisfied unless (i) the representations and warranties of Weeks contained in Section 3.1(c) are not true and correct in all material respects or (ii) all breaches of Weeks' representations and warranties in this Agreement (without giving effect to any materiality, Weeks Material Adverse Effect or any similar qualification or limitation) are in the aggregate reasonably expected to have a Weeks Material Adverse Effect or a material adverse effect on the business, properties, financial condition or results of operations of the Surviving Corporation (a "SURVIVING CORPORATION MATERIAL ADVERSE EFFECT").

    (b) PERFORMANCE OF OBLIGATIONS OF WEEKS AND WEEKS OP. Each of Weeks and Weeks OP shall have performed in all material respects all obligations required to be performed by it under this Agreement and the OP Merger Agreement at or prior to the Effective Time, and Duke shall have received a certificate signed on behalf of Weeks by the Chief Executive Officer and the Chief Financial Officer of Weeks to such effect.

    (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Weeks Material Adverse Change. Duke shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Weeks to the effect that there has been no such Weeks Material Adverse Change.

    (d) OPINIONS RELATING TO REIT AND PARTNERSHIP STATUS. Duke shall have received an opinion dated as of the Closing Date of King & Spalding, substantially in the form of EXHIBIT K attached hereto (subject to customary exceptions, assumptions and qualifications, and based on customary representations), regarding the qualification of Weeks as a REIT under the Code and the treatment of Weeks OP as a partnership for federal income tax purposes. King & Spalding shall permit Rogers & Wells LLP to rely on its opinion for purposes of delivering the opinion required by Section 6.3(d).

    (e) OTHER TAX OPINION. Duke shall have received an opinion dated as of the Closing Date from Rogers & Wells LLP to the effect that the REIT Merger will qualify as a tax-free reorganization Duke under Section 368(a) of the Code.

    (f) CONSENTS. All consents and waivers from third parties necessary in connection with the consummation of the REIT Merger and the OP Merger shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Weeks Material Adverse Effect or a Duke Material Adverse Effect.

    Section 6.3. CONDITIONS TO OBLIGATION OF WEEKS AND WEEKS OP. The obligations of Weeks and Weeks OP to effect the REIT Merger and the OP Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by Weeks:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Duke set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Weeks shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of Duke by the Chief Executive Officer and the Chief Financial Officer of Duke to such effect. This condition shall be deemed to have been satisfied unless (i) the representations and warranties of Duke contained in Section 3.2(c) are not true and correct in all material respects or (ii) all breaches of Duke's representations and warranties in this Agreement (without giving effect to any materiality, Duke Material Adverse Effect or other similar qualification or limitation) are in the aggregate reasonably expected to have a Duke Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

    (b) PERFORMANCE OF OBLIGATIONS OF DUKE AND DUKE OP. Each of Duke and Duke OP shall have performed in all material respects all obligations required to be performed by it under this Agreement and the OP Agreement at or prior to the Effective Time, and Duke shall have received a certificate signed on behalf of Duke by the Chief Executive Officer and the Chief Financial Officer of Duke to such effect.

    (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Duke Material Adverse Change. Duke shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Duke to the effect that there has been no such Duke Material Adverse Change.

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
    (d) OPINIONS RELATING TO REIT AND PARTNERSHIP STATUS. Weeks shall have received an opinion dated as of the Closing Date of Rogers & Wells LLP, substantially in the form of Exhibit L attached hereto (subject to customary exceptions, assumptions and qualifications, and based on customary representations), regarding the qualification of Duke as a REIT under the Code and the treatment of Duke OP as a partnership for federal income tax purposes.

    (e) OTHER TAX OPINION. Weeks shall have received an opinion dated as of the Closing Date from King & Spalding (subject to customary exceptions, assumptions and qualifications, and based on customary representations) to the effect that the REIT Merger will qualify as a tax-free reorganization under Section 368(a) of the Code.

    (f) CONSENTS. All consents and waivers from third parties necessary in connection with the consummation of the transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Weeks Material Adverse Effect or a Duke Material Adverse Effect.

    (g) DIRECTORS' RESIGNATIONS. If the Duke Special Charter Proposal is not approved by the 80% Duke Approval at the Duke Shareholders Meeting, Duke shall have received resignations from certain members of its Board of Directors which are sufficient to permit the adoption of EXHIBITS G and H as the Charter and By-laws and the election as directors of the individuals set forth on Schedule E.

                                  ARTICLE VII
                                 BOARD ACTIONS

    Section 7.1. BOARD ACTIONS. Notwithstanding Section 5.6 or any other provision of this Agreement to the contrary, to the extent required by the fiduciary obligations of the Board of Directors of either Duke or Weeks, as determined by either such board in good faith after consultation with outside counsel, either Duke or Weeks may:

    (a) disclose to its shareholders any information required to be disclosed under applicable law;

    (b) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with respect to a Competing Transaction;

    (c) in response to an unsolicited request therefor, participate in discussions or negotiations with or furnish information with respect to it pursuant to a confidentiality agreement which is at least as favorable to it as the Confidentiality Agreement, or otherwise respond to or deal with any person in connection with a Superior Competing Transaction, provided that it shall have notified either Duke or Weeks, as the case may be, of such unsolicited requests or its participation in discussions or negotiations in accordance with Section 5.6; and

    (d) approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of this Agreement, the OP Merger Agreement and the REIT Merger and the OP Merger) a Superior Competing Transaction (as defined below) or enter into an agreement with respect to such Superior Competing Transaction (for purposes of this Agreement, "SUPERIOR COMPETING TRANSACTION" means a bona fide proposal for a Competing Transaction made by a third party which a majority of the members of the Board of Directors of Duke or Weeks, as the case may be, determines in good faith (after consultation with its financial advisor) to be more favorable to its shareholders than the REIT Merger and the OP Merger.

    Section 7.2. WEEKS SUBSIDIARY BOARDS. On the Closing Date, Weeks shall use its reasonable best efforts to cause the directors and officers of each of the Weeks Subsidiaries to submit their resignations from such positions, effective as of the Effective Time.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

    Section 8.1. TERMINATION. This Agreement and the OP Merger Agreement may be terminated at any time prior to the filing of a certificate of merger for the OP Merger with the Secretary of State of Indiana and the Secretary of State of Georgia, whether before or after any or all of the Stockholder Approvals are obtained:

    (a) by mutual written consent duly authorized by the respective Boards of Directors of Duke and Weeks;

    (b) by Duke, upon a breach of any representation, warranty, covenant or agreement on the part of Weeks set forth in this Agreement, or if any representation or warranty of Weeks shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by December 31, 1999 (as otherwise extended);

    (c) by Weeks, upon a breach of any representation, warranty, covenant or agreement on the part of Duke set forth in this Agreement, or if any representation or warranty of Duke shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by December 31, 1999 (as otherwise extended);

    (d) by either Duke or Weeks, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the REIT Merger or the OP Merger shall have become final and nonappealable;

    (e) by either Duke or Weeks, if the REIT Merger shall not have been consummated before December 31, 1999; provided, however, that a party that has materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 8.1(e);

    (f) by Duke or Weeks (unless Weeks is in breach of its obligations under Section 5.1) if, upon a vote at a duly held Weeks Shareholders Meeting or any adjournment thereof, the Weeks Shareholder Approvals shall not have been obtained, as contemplated by Section 5.1;

    (g) by Weeks or Duke (unless Duke is in breach of its obligations under Section 5.1) if, upon a vote at a duly held Duke Shareholders Meeting or any adjournment thereof, the Duke Merger Shareholder Approval shall not have been obtained, as contemplated by Section 5.1;

    (h) by Weeks, prior to the Weeks Shareholders Meeting and not less than 30 days after the Board of Directors of Weeks shall have withdrawn or modified in any manner adverse to Duke or Duke OP its approval or recommendation of the REIT Merger, the OP Merger or this Agreement or the OP Merger Agreement in connection with, or approved or recommended, a Superior Competing Transaction;

    (i) by Duke, prior to the Duke Shareholders Meeting and not less than 30 days after the Board of Directors of Duke shall have withdrawn or modified in any manner adverse to Weeks or Weeks OP its approval or recommendation of the Merger, the OP Merger or this Agreement or the OP Merger Agreement in connection with, or approved and recommended, a Superior Competing Transaction;

    (j) by Duke, if (i) prior to the Weeks Shareholders Meeting the Board of Directors of Weeks or any committee thereof shall have withdrawn or modified in any manner adverse to Duke its approval or recommendation of the REIT Merger, the OP Merger or this Agreement or the OP Merger Agreement in connection with, or approved or recommended, any Superior Competing Transaction, (ii) Weeks or Weeks OP shall have entered into any agreement with respect to any Competing Transaction, or (iii) the Board of Directors of Weeks or any committee thereof shall have resolved to do any of the foregoing; or

    (k) by Weeks if (i) prior to the Duke Shareholders Meeting the Board of Directors of Duke or any committee thereof shall have withdrawn or modified in any manner adverse to Weeks its approval or recommendation of the REIT Merger or the OP Merger or this Agreement or the OP Agreement in connection with, or approved or recommended, a Superior Competing Transaction, (ii) Duke or Duke OP shall have entered into any agreement with respect to any Competing Transaction, or (iii) the Board of Directors of Duke or any committee thereof shall have resolved to do any of the foregoing.

    Section 8.2.  EXPENSES.

    (a) Except as otherwise specified in this Section 8.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the REIT Merger, the OP Merger Agreement, the OP Merger and the other transactions contemplated hereby and the OP Merger Agreement shall be paid by the party incurring such cost or expense.

    (b)  Weeks agrees that if this Agreement shall be terminated pursuant to
Section 8.1(b) then Weeks will pay to Duke, or as directed by Duke, an amount equal to the Duke Break-Up Expenses (as defined below). In addition, Weeks agrees that if (x) this Agreement shall be terminated pursuant to Section 8.1(b) or (f) and within 12 months following such termination Weeks or Weeks OP shall consummate a Competing Transaction or enter into a definitive agreement providing for a Competing Transaction or (y) this Agreement is terminated pursuant to Section 8.1(h) or (j), then Weeks will pay as directed by Duke a fee in an amount equal to the Duke Break-Up Fee (as defined below) less any Duke Break-Up Expenses. Payment of any of such amounts shall be made, as directed by Duke, by wire transfer of immediately available funds promptly, but in no event later than two business days after the amount is due as provided herein. The "DUKE BREAK-UP FEE" shall be an amount equal to the lesser of (i) $50,000,000 (the "BASE AMOUNT") or (ii) the sum of (A) the maximum amount that can be paid to Duke or Duke OP for the taxable year in which this Agreement is terminated without causing Duke to fail to meet the requirements of Sections 856(c)(2) and
(3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) and (3) of the Code ("QUALIFYING INCOME"), as determined by outside counsel or independent accountants to Duke, and (B) in the event Duke receives a letter from outside counsel (the "DUKE BREAK-UP FEE TAX OPINION") indicating that Duke has received a ruling from the IRS holding that the receipt by Duke or Duke OP of the Base Amount would either constitute Qualifying Income as to Duke with respect to Duke's proportionate share thereof or would be excluded from Duke's gross income for purposes of Sections 856(c)(2) and (3) of the Code (the "REIT REQUIREMENTS"), the Base Amount less the amount payable under clause (A) above. In the event that Duke OP is not able to receive the full Base Amount, Weeks shall place the unpaid amount in escrow and shall not release any portion thereof to Duke or Duke OP unless and until Weeks receives any one or a combination of the following: (i) a letter(s) from Duke's outside counsel or independent accountants indicating the maximum amount that can be paid at that time to Duke OP without causing Duke to fail to meet the REIT Requirements for any relevant taxable year, together with an IRS ruling or opinion of the counsel to the effect that such payment would not be treated as included in the income of Weeks for any prior taxable year, in which event such maximum amount shall be paid to Duke OP, or (ii) a Duke Break-Up Fee Tax Opinion, in which event Weeks shall pay to Duke OP the unpaid Base Amount. Weeks' obligation to pay any unpaid portion of the Duke Break-Up Fee (provided Weeks has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to Weeks) on the date that is five years from the date the Duke Break-Up Fee first becomes due under this Agreement. The "DUKE BREAK-UP EXPENSES" shall be an amount equal to the lesser of (i) Duke OP's out-of-pocket expenses incurred in connection with this Agreement and the other transactions (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) but in no event in an amount greater than $5,000,000 (such amount not to exceed such $5,000,000 being referred to in this Section 8.2(b) or (c) as the "DUKE EXPENSE FEE BASE AMOUNT") and (ii) the sum of (A) the maximum amount that can be paid to Duke OP without causing Duke to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying

Income, as determined by outside counsel or independent accountants to Duke and
(B) in the event Duke receives a Duke Break-Up Fee Tax Opinion indicating that Duke has received a ruling from the IRS holding that Duke OP's receipt of the Duke Expense Fee Base Amount would either constitute Qualifying Income as to Duke with respect to Duke's proportionate share thereof or would be excluded from Duke's gross income for purposes of the REIT Requirements, the Duke Expense Fee Base Amount less the amount payable under clause (A) above. In the event that Duke is not able to receive the full amount of the Duke Break-Up Expenses, Weeks shall place the unpaid amount in escrow and shall not release any portion thereof to Duke OP unless and until Weeks receives any one or combination of the following: (i) a letter(s) from Duke's outside counsel or independent accountants indicating the maximum amount that can be paid at that time to Duke OP without causing Duke to fail to meet the REIT Requirements for any relevant taxable year together with an IRS ruling or opinion of tax counsel to the effect that such payment would not be treated as included in income for any prior taxable year, in which event such maximum amount shall be paid to Duke OP, or
(ii) a Duke Break-Up Fee Tax Opinion indicating that Duke's receipt of the Expense Fee Base Amount would satisfy in whole or in part the REIT Requirements, in which event Weeks shall pay to Duke OP the unpaid Duke Expense Fee Base Amount. Weeks' obligation to pay any unpaid portion of the Duke Break-Up Expenses (provided Weeks has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to Weeks) on the date that is five years from the date the Duke Break-Up Expenses first become due under this Agreement.

    (c)  Duke agrees that if this Agreement shall be terminated pursuant to
Section 8.1(c), then Duke will pay, as directed by Weeks, an amount equal to the Weeks Break-Up Expenses (as defined below). In addition, Duke and Duke OP agree that if (x) this Agreement shall be terminated pursuant to Section 8.1(c) or (g) and within 12 months following such termination Duke or Duke OP shall consummate a Competing Transaction or enter into a definitive agreement providing for a Competing Transaction or (y) this Agreement is terminated pursuant to Section 8.1(i) or (k), then Duke or Duke OP will pay as directed by Weeks a fee in an amount equal to the Weeks Break-Up Fee (as defined below) less any Weeks Break-Up Expenses. Payment of any of such amounts shall be made, as directed by Weeks, by wire transfer of immediately available funds promptly, but in no event later than two business days after the amount is due as provided herein. The "WEEKS BREAK-UP FEE" shall be an amount equal to the lesser of (i) $50,000,000 (the "BASE AMOUNT") and (ii) the sum of (A) the maximum amount that can be paid to Weeks without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Weeks and (B) in the event Weeks receives a letter from outside counsel (the "WEEKS BREAK-UP FEE TAX OPINION") indicating that Weeks has received a ruling from the IRS holding that Weeks' receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income for purposes of Sections 856(c)(2) and (3) of the Code, the Base Amount less the amount payable under clause (A) above. In the event that Weeks is not able to receive the full Base Amount, Duke shall place the unpaid amount in escrow and shall not release any portion thereof to Weeks unless and until Duke receives any one or a combination of the following: (i) a letter(s) from Weeks' outside counsel or independent accountants indicating the maximum amount that can be paid at that time to Weeks without causing Weeks to fail to meet the REIT Requirements for any relevant taxable year together with an IRS ruling or opinion of tax counsel to the effect that such payment would not be treated as included in income for any prior taxable year, in which even such maximum amount shall be paid to Weeks OP, or (ii) a Weeks Break-Up Fee Tax Opinion, in which event Duke shall pay to Weeks the unpaid Base Amount. Duke's obligation to pay the Weeks Break-Up Fee (provided Duke has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to Duke) on the date that is five years from the date the Weeks Break-Up Fee first becomes due under this Agreement. The "WEEKS BREAK-UP EXPENSES" shall be an amount equal to the lesser of (i) Weeks' out-of-pocket expenses incurred in connection with this Agreement and the other transactions (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) but in no event in an amount greater than $5,000,000 (such amount not to exceed such $5,000,000 being referred to in this Section 8.2(d) or (e) as the "WEEKS EXPENSE FEE BASE AMOUNT") and (ii) the sum of (A) the maximum amount that can be paid to Weeks without causing it to fail to meet the requirements of Sections 856(c)(2) and
(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Weeks and (B) in the event Weeks receives a Weeks Break-Up Fee Tax Opinion indicating that Weeks has received a ruling from the IRS holding that Weeks' receipt of the Weeks Expense Fee Base Amount would either constitute Qualifying Income or would be excluded from gross income for purposes of the REIT Requirements or that receipt by Weeks of the remaining balance of the Weeks Expense Fee Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Expense Fee Base Amount less the amount payable under clause (A) above. In the event that Weeks is not able to receive the full Weeks Expense Fee Base Amount, Duke and Duke OP shall place the unpaid amount in escrow and shall not release any portion thereof to Weeks OP unless and until Duke receives any one or combination of the following: (i) a letter(s) from Weeks' outside counsel or independent accountants indicating the maximum amount that can be paid at that time to Weeks OP without causing Weeks to fail to meet the REIT Requirements for any relevant taxable year together with an IRS ruling or opinion of tax counsel to the effect that such payment would not be treated as included in income for any prior taxable year, in which event such maximum amount shall be paid to Weeks OP, or (ii) a Weeks Break-Up Fee Tax Opinion indicating that Weeks' receipt of the Weeks Expense Fee Base Amount would satisfy in whole or in part the REIT Requirements, in which event Duke shall pay to Weeks OP the lessor of the unpaid Weeks Expense Fee Base Amount. Duke's obligation to pay any unpaid portion of the Weeks Break-Up Expenses (provided Duke has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to Duke) on the date that is five years from the date the Weeks Break-Up Expenses first become due under this Agreement.

    (d) In the event that any of Duke or Weeks is required to file suit to seek all or a portion of the amounts payable under this Section 8.2, and such party prevails in such litigation, such party shall be entitled to all expenses, including attorney's fees and expenses which it has incurred in enforcing its rights hereunder; PROVIDED that such expenses shall be considered part of out-of-pocket expenses incurred in connection with this Agreement and the other transactions within the definition of Duke Break-Up Expenses or Weeks Break-Up Expenses, as the case may be.

    Section 8.3. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Weeks or Duke as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Duke, or Weeks, other than the last sentence of
Section 5.2, Section 8.2, this Section 8.3 and Article IX and except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    Section 8.4. AMENDMENT. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after any Stockholder Approvals, the Weeks OP Approvals and the Duke OP Approvals are obtained and prior to the filing of the Articles of Merger for the Merger with the Secretary of State of Indiana and the Secretary of State of Georgia and a certificate of merger for the OP Merger with the Office of the Secretary of State of Indiana and the Office of the Secretary of State of Georgia; PROVIDED, HOWEVER, that, after any of the Stockholder Approvals, the Weeks OP Approvals and the Duke OP Approvals are obtained, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to Weeks' or Duke's shareholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect Weeks' shareholders or Duke's shareholders, or the Weeks Limited Partners or Duke Limited Partners.

    Section 8.5. EXTENSION; WAIVER. At any time prior to the Effective Time, each of Weeks and Duke may (a) extend the time for the performance of any of the obligations or other acts of the other party,

(b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any waivers pursuant to clause (c) of the second preceding sentence
(i) of the provisions of Section 4.1(e) may be given in writing by or on behalf of Duke by the chief executive officer of Duke and (ii) of the provisions of
Section 4.2(e) may be given in writing by or on behalf of Weeks by the chief executive officer of Weeks. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    Section 9.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    Section 9.2. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

    (a)  if to Duke, to
       Darell E. Zink, Jr.
       Executive Vice President and Chief Financial Officer
       8888 Keystone Crossing
       Suite 1150
       Indianapolis, Indiana 46240
       with a copy to:
       John R. Gaskin
       Vice President and General Counsel
       8888 Keystone Crossing
       Suite 1150
       Indianapolis, Indiana 46240
       and a copy to:
       Rogers & Wells LLP
       200 Park Avenue
       New York, NY 10166
       Attn: Robert E. King, Jr.
       Fax: (212) 878-8375

    (b)  if to Weeks, to
       A. Ray Weeks, Jr.
       Chairman and Chief Executive Officer
       4497 Park Drive
       Norcross, Georgia 30093
       with a copy to:
       Elizabeth C. Belden
       General Counsel
       4497 Park Drive
       Norcross, Georgia 30093
       and a copy to:
       William B. Fryer
       King & Spalding
       191 Peachtree Street
       Atlanta, GA 30303
       Fax:    (404) 572-5148

    Section 9.3. INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    Section 9.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 9.5. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Confidentiality Agreement and the other agreements entered into in connection with the transactions (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and,
(b) except for the provisions of Article II and Sections 5.11(b) and 5.12, are not intended to confer upon any person other than the parties hereto any rights or remedies.

    Section 9.6. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF INDIANA.

    Section 9.7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    Section 9.8. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Indiana or in any Indiana State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Indiana or any Indiana State court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

    Section 9.9. EXHIBITS; DISCLOSURE LETTERS. All Exhibits referred to herein and in the Weeks Disclosure Letter and the Duke Disclosure Letter are intended to be and hereby are specifically made a part of this Agreement. Each exception to a representation or warranty of Duke or Weeks that is set forth in the applicable Duke or Weeks Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement and, except as otherwise specifically stated with respect to such exception in the applicable Duke or Weeks Disclosure Letter, relates only to such Section.

                                   ARTICLE X
                              CERTAIN DEFINITIONS

    Section 10.1.  CERTAIN DEFINITIONS.  For purposes of this Agreement:

    An "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

    "EMPLOYEE PLAN" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based) leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

    "KNOWLEDGE" where used herein with respect to Weeks shall mean the knowledge of the persons named in Section 10 of the Weeks Disclosure Letter and where used with respect to Duke shall mean the knowledge of the persons named in Section 10 of the Duke Disclosure Letter.

    "LAW" means any statute, law, regulation or ordinance of any Government Entity applicable to Duke or Weeks or any of their respective Subsidiaries.

    "DUKE SUBSIDIARY" means the Duke OP and each other Subsidiary of Duke.

    "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

    "SUBSIDIARY" of any person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such person (either directly or through or together with another Subsidiary of such person) owns 50% or more of the voting stock, value of or other equity interests (voting or non-voting) of such corporation, partnership, limited liability company, joint venture or other legal entity.

    "WEEKS SUBSIDIARY" means Weeks OP and each other Subsidiary of Weeks.

    IN WITNESS WHEREOF, Duke and Weeks have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                DUKE REALTY INVESTMENTS, INC.

                                By:  /s/ THOMAS L. HEFNER
                                     -----------------------------------------
                                     Name: Thomas L. Hefner
                                     Title: President and Chief Executive
                                     Officer

                                WEEKS CORPORATION

                                By:  /s/ A. RAY WEEKS, JR.
                                     -----------------------------------------
                                     Name: A. Ray Weeks, Jr.
                                     Title: Chairman and Chief Executive
                                     Officer

                                                                         ANNEX B

                                                        Investment Banking

                                                        Corporate and
                                                        Institutional
                                                        Client Group

                                                        World Financial Center
                                                        North Tower
                                                        New York, New York
                                                        10281-1320

         [LOGO]
                                                        212 449 1000

                                                               February 28, 1999

Board of Directors

Duke Realty Investments, Inc.

8888 Keystone Crossing, Suite 1200

Indianapolis, Indiana 46240

Members of the Board of Directors:

    Duke Realty Investments, Inc. ("Duke") and Weeks Corporation ("Weeks") propose to enter into an Agreement and Plan of Merger, draft dated February 25, 1999 (the "Merger Agreement"), pursuant to which Weeks will be merged with and into Duke in a transaction (the "Transaction") in which (i) each issued and outstanding share of common stock, par value $.01 per share, of Weeks (the "Weeks Common Stock") will be converted into the right to receive 1.380 shares (the "Exchange Ratio") of common stock, par value $01. per share, of Duke (the "Duke Common Stock"), (ii) each issued and outstanding share of 8.0% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, of Weeks ("Weeks Series A Preferred"), will be converted into the right to receive shares of 8.0% Series F Cumulative Redeemable Preferred Stock, par value $.01 per share, of Duke ("Duke Series F Preferred"), and (iii) each issued and outstanding share of 8.625% Series D Cumulative Redeemable Preferred Stock, par value $.01 per share, of Weeks ("Weeks Series D Preferred," and together with the Weeks Common Stock and the Weeks Series A Preferred, the "Weeks Shares") will be converted into the right to receive shares of 8.625% Series G Cumulative Redeemable Preferred Stock, par value $.01 per share, of Duke ("Duke Series G Preferred," and together with the Duke Common Stock and the Duke Series F Preferred, "Duke Shares"). The terms and conditions of the transaction are more fully set forth in the Merger Agreement.

    You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to Duke.

    In arriving at the opinion set forth below, we have, among other things:

       (1) Reviewed certain publicly available business and financial information relating to Duke and Weeks which we deemed to be relevant;

       (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, funds from operations, adjusted funds from operations, cash flow, assets, liabilities and prospects of Duke and Weeks furnished to us by Duke and Weeks, as well as the amount and timing of the savings and related synergies expected to result from the Transaction (the "Expected Synergies") furnished to us by Duke and Weeks;

       (3) Conducted discussions with members of senior management of Duke and Weeks concerning the matters described in clauses (1) and (2) above, as well as their respective business and prospects before and after giving effect to the Transaction and the Expected Synergies;

       (4) Reviewed the market prices and valuation multiples for Duke Shares and Weeks Shares and compared them with those of certain publicly traded companies that we deemed relevant;

       (5) Reviewed the results of operations of Duke and Weeks and compared them with those of certain publicly traded companies that we deemed to be relevant;

       (6) Compared the proposed financial terms of the Transaction with the financial terms of certain other transactions which we deemed to be relevant;

       (7) Participated in certain discussions and negotiations among representatives of Duke and Weeks and their financial and legal advisors;

       (8) Reviewed the potential pro forma impact of the Transaction on Duke;

       (9) Reviewed a draft of the Merger Agreement, dated February 25, 1999;
           and

       (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, real estate, market and monetary conditions.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Duke or Weeks. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by Duke or Weeks, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Duke's or Weeks' management as to
(a) the expected future financial performance of Duke or Weeks, as the case may be, and (b) the Expected Synergies. We have further assumed that the Transaction will qualify as a tax-free reorganization for United States federal and any applicable state income tax purposes. We have also assumed that the Transaction will not change the Real Estate Investment Trust status of the pro forma entity for federal income tax purposes, and that the final form of the Merger Agreement will be substantially similar to the draft reviewed by us.

    Our opinion is necessarily based upon market, real estate, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, February 26, 1999. We have assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction or the Expected Synergies.

    We are acting as financial advisor to Duke in connection with the Transaction and will receive a fee from Duke for our services, which is contingent upon the consummation of the Transaction. In addition, Duke has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory services to Duke and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the securities of Duke or Weeks, for our own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is solely for the use and benefit of the Board of Directors of Duke. Our opinion does not address the merits of the underlying decision by Duke to engage in the Transaction and does not constitute a recommendation to any shareholder of Duke as to how such shareholder should vote on the Transaction. We are not expressing any opinion as to the prices at which any of Duke Shares will trade following the announcement or consummation of the Transaction. On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to Duke.

                                        Very truly yours,

                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                      INCORPORATED

                                                                         ANNEX C

                                 [LOGO]

PERSONAL AND CONFIDENTIAL

February 28, 1999

Board of Directors
Weeks Corporation
4497 Park Drive
Norcross, GA 30093

Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Weeks Common Stock"), of Weeks Corporation ("Weeks") of the exchange ratio of 1.38 shares of Common Stock, par value $0.01 per share (the "Duke Common Stock"), of Duke Realty Investments, Inc. ("Duke") to be received for each outstanding share of Weeks Common Stock (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of February 28, 1999 by an among Duke and Weeks (the "Agreement").

    Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Weeks having provided certain investment banking services to Weeks from time to time, including having acted as (i) lead-managing underwriter of a public offering of 2.25 million shares of Weeks Common Stock in November 1996,
(ii) lead-managing underwriter of a public offering of 3.2 million shares of Weeks Common Stock in May 1997, (iii) lead-managing underwriter of a public offering of $150 million Series A Cumulative Redeemable Preferred Stock of Weeks in October 1997, (iv) lead-managing underwriter of a public offering of $100 million 6.875% Notes due 2005 of Weeks in March 1998, and (v) lead-managing underwriter of a public offering of $100 million 7.375% Notes due 2007 of Weeks in July 1998, and (vi) its financial advisor in connection with, and having participated in certain negotiations leading to, the Agreement. We have also provided certain investment banking services to Duke from time to time, including having acted as (i) lead-managing underwriter of a public offering of $100 million Puttable Reset Securities PURS (SM) due 2016 of Duke in March 1998 and (ii) sole underwriter of a public offering of 1.5 million shares of Duke Common Stock in November 1998 and may continue to provide investment banking services to Duke in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Weeks or Duke for its own account and the accounts of customers.

    In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of Weeks for the four years ended December 31, 1997, and in the case of Duke for the five years ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Weeks and Duke; certain other communications from Weeks and Duke to their respective stockholders; and certain internal financial analyses and forecasts for Weeks and Duke prepared by their respective managements, including certain cost savings and operating synergies projected by the management of Weeks to result from the transaction. We also have held discussions with members of the senior management of Weeks and Duke regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Weeks Common Stock and Duke Common Stock, compared certain financial and stock market information for Weeks and Duke with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the real estate industry specifically, and in other industries generally, and performed such other studies and analyses as we considered appropriate.

    We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Weeks or Duke or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Weeks in connection with its consideration of the transaction contemplated by the agreement and such opinion does not constitute a recommendation as to how any holder of Weeks Common Stock should vote with respect to such transaction.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Weeks Common Stock.

Very truly yours,
/s/ GOLDMAN, SACHS & CO.
-------------------------------
GOLDMAN, SACHS & CO.

                                                                         ANNEX D

                          SECOND AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                         DUKE-WEEKS REALTY CORPORATION

                                   ARTICLE I

                                 IDENTIFICATION

    Section 1.01. NAME. The name of the Corporation is Duke-Weeks Realty Corporation

                                   ARTICLE II

                                  DEFINITIONS

    Section 2.01. CERTAIN DEFINITIONS. The following terms when used herein shall have the meanings set forth below:

        (a) ACT. The "Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

        (b) AFFILIATE. "Affiliate" shall mean, as to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any other Person that owns beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of such Person, or (iii) any officer, director, employee, general partner or trustee of such Person or of any Person controlling, controlled by or under common control with such Person (excluding trustees and Persons serving in similar capacities who are not otherwise an Affiliate of such Person), and shall have the meaning ascribed thereto in the Act.

        (c) ARTICLES. "Articles" shall mean the Articles of Incorporation of the Corporation, filed with the Indiana Secretary of State, as amended from time to time.

        (d) BUSINESS COMBINATION. "Business Combination" shall have the meaning set forth in Section 9.01.

        (e) BY-LAWS. "By-Laws" shall mean the By-Laws of the Corporation, as amended from time to time.

        (f) CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended or supplemented from time to time.

        (g) COMMON SHAREHOLDERS. "Common Shareholders" shall mean as of any particular time all the holders of record of outstanding common stock at such time.

        (h) COMMON SHARES. "Common Shares" shall have the meaning set forth in
    Article V of these Articles.

        (i) CONTINUING DIRECTOR. The term "Continuing Director" shall mean a Person who was a member of the Board of Directors of the Corporation immediately prior to the date as of which the Substantial Shareholder in question became a Substantial Shareholder, or, following such date, a Person designated (before his initial election or appointment as a director) as a Continuing Director by a majority of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, by a majority of the then Continuing Directors.

        (j) CORPORATION. The "Corporation" shall mean Duke-Weeks Realty Corporation

        (k) DIRECTOR. "Director" shall mean a member of the Corporation's Board of Directors.

        (l) GENDER AND NUMBER. As used herein the masculine and feminine gender and the singular and plural number shall be interchangeable, as the context requires.

        (m) OWNER. A Person is the "Owner" of Shares he has the right to acquire either immediately or at some future date pursuant to any agreement, or upon exercise of conversion rights, warrants or options or otherwise. A Person is also the Owner of any Shares whose ownership is attributed to him by reason of the ownership provisions of Sections 542 and 544 of the Code, and any Shares he beneficially owns under Rule 13d-3 promulgated under the Act.

        (n) PERSON. "Person" shall mean an individual, partnership, trust, corporation, or any other entity.

        (o) PREFERRED SHARES. "Preferred Shares" shall have the meaning set forth in Article V of these Articles.

        (p) REAL PROPERTY. "Real Property" shall mean land, leasehold interests (including, but not limited to interests of lessor or lessee therein), rights and interests in land, and any buildings, structures, improvements, furnishings, fixtures and equipment used on or in connection with land, leasehold interests or rights in land or interests therein.

        (q) REIT. "REIT" or "real estate investment trust" shall mean a real estate investment trust meeting all the qualifications in the Code.

        (r) SECURITIES. "Securities" shall mean any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire any of the foregoing.

        (s) SHAREHOLDERS. "Shareholders" shall mean as of any particular time all holders of record of outstanding Shares at such time.

        (t) SHARES. "Shares" shall mean the capital stock of the Corporation.

        (u) SUBSTANTIAL SHAREHOLDER. "Substantial Shareholder" shall mean any Person, corporation or other entity, together with any other entity with which it or its Affiliate has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation or which is its Affiliate, which immediately prior to any Business Combination is the Owner of 10% or more of the outstanding Shares of the Corporation.

        (v) UNAFFILIATED DIRECTOR. "Unaffiliated Director" shall mean a Director who is not an officer or employee of the Corporation or of any Affiliate of the Corporation.

        (w) WHOLE BOARD. "Whole Board" shall mean the total number of Directors which this Corporation would have if there were no vacancies.

    In connection with the foregoing and other defined terms in these Articles, where applicable except as otherwise provided in the relevant definition, calculations of amounts should be made in accordance with the accrual basis of accounting.

                                  ARTICLE III

                          REGISTERED OFFICE AND AGENT

    The street address of the Corporation's registered office in the State of Indiana is 1 North Capital Avenue, Indianapolis, Indiana 46204. The name of its initial registered agent at such address is CT Corporation System.

                                   ARTICLE IV

                                    PURPOSES

    The purposes of the Corporation shall be:

        (a) To purchase, hold, and otherwise deal in and with income-producing interests in Real Property, and to make distributions of such income to its Shareholders so as to qualify as a REIT at all times.

        (b) To engage in any lawful act or activity for which corporations may be organized under the Indiana Business Corporation Law, as amended from time to time, not inconsistent with paragraph (a) above, and not otherwise specifically prohibited in these Articles.

                                   ARTICLE V

                               AUTHORIZED SHARES

    The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred fifty-five million (255,000,000), of which two hundred fifty million (250,000,000) shall be common stock having a par value of $.01 per share (the "Common Shares"), and five million (5,000,000) shall be serial preferred stock having a par value of $.01 per share (the "Preferred Shares").

                                   ARTICLE VI

                           TERMS OF AUTHORIZED SHARES

    Section 6.01. TERMS OF STOCK. Each Common Share shall have the same relative rights as and be identical in all respects with all other Common Shares. The Preferred Shares may be issued from time to time in one or more series. The Board of Directors of the Corporation shall have authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of Preferred Shares, to fix the number of Preferred Shares constituting any such series, and to increase or decrease the number of Preferred Shares of any such series (but not below the number of Preferred Shares thereof then outstanding). In case the number of Preferred Shares of any such series shall be so decreased, the Preferred Shares constituting such decrease shall resume the status they had prior to the adoption of the resolution or resolutions originally fixing the number of Preferred Shares of such series. Shares shall have such other voting powers, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as are stated below:

        (a) DIVIDENDS. Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding Shares of any class of stock having preference over the common shares as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common shares, then dividends may be paid on the common shares and on any class or series of Shares entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends in such form and amount as shall be determined by the Board of Directors in accordance with the Indiana Business Corporation Law.

        (b)TERMINATION. In the event of any voluntary or involuntary liquidation, dissolution, winding up or other termination of the Corporation, after the payment in full of the claims of creditors and after there shall have been paid to or set aside for the holders of any class having preference over the common shares in event of liquidation, dissolution, winding up or other termination the full preferential amounts to which they are respectively entitled, the remaining assets of the Corporation available for payment and distribution to Shareholders shall be distributed ratably among the holders of the common stock, and any class or series of Shares entitled to participate therewith, in whole or in part, as to the distribution of assets.

    Section 6.02. DILUTION. The Corporation shall not increase the number of authorized Shares without the approval of a majority of the Unaffiliated Directors, and the affirmative vote of a majority of the Shareholders.

    Section 6.03. LIABILITY FOR FURTHER ASSESSMENTS. The Shares, when duly issued and paid for, will be fully paid and non-assessable by the Corporation.

    Section 6.04. VOTING RIGHTS. Holders of Common Shares are entitled to one vote per Common Share on all matters upon which such holders are entitled to vote, except as otherwise specified herein. The Common Shares shall not have cumulative voting rights.

                                  ARTICLE VII

                               BOARD OF DIRECTORS

    Section 7.01. NUMBER, CLASSES, TERM OF OFFICE AND QUALIFICATIONS OF DIRECTORS. There shall be no fewer than five (5) nor more than twenty-three
(23) Directors. The initial Board of Directors shall consist of twenty-three
(23) members. The number of Directors may be increased or decreased from time to time by the Directors.

    There shall be three classes of Directors, each class to be as nearly equal in number as possible. The Directors of the first class shall hold office for a term expiring at the annual meeting in 2000; Directors of the second class shall hold office for a term expiring at the annual meeting in 2001; and Directors of the third class shall hold office for a term expiring at the annual meeting in 2002. At each annual election beginning at the annual meeting of Shareholders in 2000, the successors to the class of Directors whose term then expires shall be elected to hold office for a term of three years. Directors may be re-elected any number of times. Election of each Director at an annual meeting shall be by the affirmative vote of at least a majority of the Common Shareholders entitled to vote thereon present in person or by proxy at such meeting. Subject to
Section 7.03, each Director shall hold office until the election and qualification of his successor. Directors may, but need not, own Shares or other securities of the Corporation.

    A Director shall be an individual at least twenty-one (21) years of age who is not under legal disability. A majority of the Directors shall at all times be Persons who are Unaffiliated Directors; PROVIDED, HOWEVER, that upon a failure to comply with this requirement because of the resignation, removal or death of a Director who is an Unaffiliated Director, such requirement shall not be applicable for a period of sixty (60) days. Nominees to serve as Unaffiliated Directors shall be nominated by the then current Unaffiliated Directors, if any, otherwise by the remaining Directors. Unless otherwise required by law, no Director shall be required to give bond, surety or security in any jurisdiction for the performance of any duties or obligations hereunder. The Directors in their capacity as Directors shall not be required to devote their entire time to the business and affairs of the Corporation.

    Section 7.02. RESIGNATION, REMOVAL AND DEATH OF DIRECTORS. A Director may resign at any time by giving written notice to the remaining Directors at the principal office of the Corporation. Such resignation shall take effect on the date specified in such notice, without need for prior accounting. A Director judged incompetent, or for whom a guardian or conservator has been appointed, shall be deemed to have resigned as of the date of such adjudication or appointment. A Director may be removed for cause by affirmative vote of at least a majority of the total votes eligible to be cast by the Common Shareholders at a duly constituted meeting of Shareholders called expressly for such purpose. Except as may otherwise be provided by law, cause for removal shall be construed to exist only if the Director whose removal is proposed has been judged incompetent, convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to appeal, or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of his duty to the Corporation in a matter of substantial importance to the Corporation, and such adjudication is no longer subject to direct appeal. At least 20 days prior to such meeting of Shareholders, written notice shall be sent to the Director or Directors whose removal will be considered at such meeting.

    Section 7.03. VACANCIES. Notwithstanding any of the foregoing provisions of this Article, each Director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal. Should a vacancy occur or be created, whether arising through death, resignation or removal of a Director or through an increase in the number of Directors of any class, such vacancy shall be filled by a majority vote of the remaining Directors then in office, whether or not a quorum. A Director so elected to fill a vacancy shall serve for the remainder of the then present term of office of the class to which he was elected.

    Section 7.04. QUORUM. A quorum for all meetings of the Directors shall be a majority of the total number of Directors; PROVIDED, HOWEVER, that, whenever the vote of a majority of a particular group of Directors (including, but not limited to the Unaffiliated Directors) is required at a meeting, a quorum for such meeting shall be a majority of the total number of Directors which shall include a majority of such group.

    Section 7.05. COMMITTEES. The Directors may appoint from among their number an audit committee and such other standing committees as the Directors determine; PROVIDED, HOWEVER, the composition of the members of the nominating committee, the compensation committee and the asset committee may not be changed without the approval of at least sixty percent (60%) of the Directors. Each standing committee shall consist of three or more members All members of the audit committee shall be Unaffiliated Directors. A majority of the members of each other standing committee shall be Unaffiliated Directors; PROVIDED, HOWEVER, that upon a failure to comply with this requirement because of the resignation, removal or death of a Director who is an Unaffiliated Director, such requirement shall not be applicable for a period of sixty (60) days. Each committee shall have such powers, duties and obligations as the Directors may deem necessary or appropriate. The standing committees shall report their activities periodically to the Directors.

                                  ARTICLE VIII

                             SHAREHOLDERS' MEETINGS

    Section 8.01. All meetings of Shareholders to elect Directors and to transact such other business as may properly be presented to the meeting shall be held at such place, either within or without the State of Indiana, as may be authorized in the By-Laws and specified in the respective notices of any such meetings.

    Section 8.02. Special meetings of the Shareholders may be called at any time by the Chairman of the Board of Directors, a majority of the Board of Directors, a majority of the Unaffiliated Directors, the President of the Corporation, or at the request, in writing, of Shareholders owning ten percent (10%) of the aggregate number of the Common Shares of the Corporation issued and outstanding and entitled to vote. Such meetings shall be held at such time and place, within or without the State of Indiana, as shall be specified in the notice thereof. Business transacted at any special meeting of Shareholders shall be limited to the purpose or purposes stated in the notice.

    Section 8.03. All actions permitted or required to be taken by the Shareholders shall be taken at an annual or special meeting of the Shareholders. The Shareholders may not act by written consent in lieu of meeting.

                                   ARTICLE IX

                             BUSINESS COMBINATIONS

    Section 9.01. Except as provided in Section 9.02 hereof, the affirmative vote of at least 80% of the Common Shareholders shall be required to approve any Business Combination involving a Substantial Shareholder. Such affirmative vote shall be required for any Business Combination notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise. As used in this Article IX, the term Business Combination shall mean:

        (a) any merger or consolidation of the Corporation or any subsidiary of the Corporation with (i) any Substantial Shareholder or (ii) any other Person (whether or not itself a Substantial Shareholder) which is, or after such merger or consolidation would be, a Substantial Shareholder or an Affiliate of a Substantial Shareholder; or

        (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Substantial Shareholder, or any Affiliate of any Substantial Shareholder, of any assets of the Corporation or any subsidiary having an aggregate fair market value of $1,000,000 or more; or

        (c) the issuance or transfer by the Corporation or any subsidiary (in one transaction or a series of transactions) of any Securities of the Corporation or any subsidiary of any Substantial Shareholder or any Affiliate of any Substantial Shareholder in exchange for cash, Securities or other property (or a combination thereof) having an aggregate fair market value of $1,000,000 or more; or

        (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Substantial Shareholder or any Affiliate of any Substantial Shareholder; or

        (e) any reclassification of Securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any subsidiary or any other transaction (whether or not with or into or otherwise involving a Substantial Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding Shares or Securities of the Corporation or any subsidiary which is directly or indirectly owned by any Substantial Shareholder or any Affiliate of any Substantial Shareholder.

    Section 9.02. Section 9.01 of this Article shall not apply to a Business Combination if (A) the Business Combination is approved by a vote of three-fourths of the Continuing Directors, (B) the Business Combination consists of the issuance or transfer by the Corporation of Common Shares in exchange for a partnership interest in Duke Realty Limited Partnership, an Indiana limited partnership, or Duke Realty Services Limited Partnership, an Indiana limited partnership, or any successor in interest to either such limited partnership or
(C) the Substantial Shareholder shall have complied with the provisions of this
Section 9.02 of this Article and all Shareholders of the Corporation shall have been given a reasonable opportunity immediately before the consummation of the Business Combination to receive in the Business Combination, or the right to receive as a result of or in the Business Combination cash, cash and other consideration or other consideration, the per Share fair market value of which will not, at the time the Business Combination is effected, together with any cash, be less than the greatest of: (i) the highest price per Share (including brokerage commissions, soliciting dealers' fees and all other expenses) paid by the Substantial Shareholder in acquiring any of its Shares of the Corporation of the same class; (ii) the per Share book value of the same class of the Corporation's Shares at the time the Business Combination is effected, determined by such independent appraisal firm or their experts as the Board of Directors deem appropriate; (iii) the highest sale or bid price per Share for the Shares of the same class during the 24 months immediately preceding the time the Business Combination is effected; and (iv) an amount which bears the same or a greater percentage relationship to the market price of the same class of the Corporation's Shares immediately prior to the announcement of the Business Combination as the highest per Share price paid in (i) above bore to the market price of the same class of the Corporation's Shares immediately prior to the commencement of acquisition of the Corporation's Shares by such Substantial Shareholder. The consideration to be received by holders of outstanding Shares under this Section 9.02 shall be in cash or in the same form as the Substantial Shareholder has previously paid for such Shares. If the Substantial Shareholder has paid for Shares with varying forms of consideration, the form of consideration for Shares acquired under this Section 9.02 shall be either cash or the form used to acquire the largest number of Shares previously acquired by such Substantial Shareholder.

    Section 9.03. RESTRICTIONS ON CORPORATE ACTION. Without the approval of three-fourths of the Continuing Directors, a Substantial Shareholder, after the time it became such, seeking to comply with Section 9.02 of this Article shall not have (i) made any material change in the Corporation's business or capital structure, (ii) received the benefit directly or indirectly (except proportionately as a Shareholder) of any loans, advances, guarantees, pledges or other financial assistance provided by the Corporation, or (iii) made, caused or brought about, directly or indirectly, any change in the Corporation's Articles or By-Laws or in the membership of the Corporation's Board of Directors of any committee thereof, or (iv) terminated the Corporation's agreement with the Advisor.

    Section 9.04. A majority of the Whole Board shall have the power to determine, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the Continuing Directors shall have the power to determine, for the purposes of this Article on the basis of information known to them, (i) the number of Shares of the Corporation of which any Person is the Owner, (ii) whether a Person is an Affiliate of another, and
(iii) any other factual matter relating to the applicability or effect of this Article.

    Section 9.05. Any determinations made by the Board of Directors, or by the Continuing Directors, as the case may be, pursuant to this Article in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon this Corporation and its Shareholders, including any Substantial Shareholders.

    Section 9.06. Notwithstanding any provision of this Article IX to the contrary, no Substantial Shareholder shall consummate any Business Combination unless such Substantial Shareholder shall have mailed to public Shareholders of the Corporation, at least 30 days prior to the date of such consummation, a proxy or information statement describing the proposed Business Combination, which statement shall comply with the Act and the Rules and Regulations thereunder or any successor statute or regulation, whether or not such proxy or information statement is required to be mailed pursuant to such Act, rules or regulations or subsequent provisions.

    Section 9.07. Nothing contained in this Article shall be construed to relieve any Substantial Shareholder from any fiduciary obligation imposed by law.

                                   ARTICLE X
                    REFUSAL TO TRANSFER SHARES, ACQUISITION
             RESTRICTION AND OTHER RESTRICTIONS ON RIGHTS OF SHARES

    Section 10.01. The Shareholders shall upon demand disclose to the Directors in writing such information with respect to direct and indirect ownership of the Shares as the Directors deem necessary or appropriate to comply with the REIT provisions of the Code or to comply with the requirements of any taxing authority or governmental agency.

    Section 10.02. Whenever it is deemed by them to be reasonably necessary to protect the status of the Corporation as a REIT, the Directors may require a statement or affidavit from each Shareholder or proposed transferee of Shares setting forth the number of Shares already owned by him and any related Person specified in the form prescribed by the Directors for that purpose. If, in the opinion of the Directors, which shall be conclusive upon any proposed transferee of Shares, any proposed transfer might jeopardize the status of the Corporation as a REIT, the Directors shall have the right, but not the duty, to refuse to permit such transfer.

    Section 10.03. Notwithstanding any other provision of these Articles to the contrary, any purported acquisition of Shares of the Corporation which would result in the disqualification of the Corporation as a REIT shall be null and void.

    Section 10.04. Nothing contained in these Articles shall limit the authority of the Directors to take such other action as they deem necessary or advisable to protect the Corporation and the interests of the Shareholders by preservation of the Corporation's status as a REIT.

    Section 10.05. It shall be the policy of the Directors to consult with the appropriate officials of any stock exchange on which the relevant Shares of the Corporation are listed as far as reasonably possible in advance of the final exercise (at any time when the Shares are listed on such exchange) of any powers granted by Sections 10.02 or 10.03.

    Section 10.06. In furtherance of the provisions of this Article X, each certificate evidencing Shares shall contain a legend imprinted thereon to the following effect, or such other legend as the Directors may from time to time adopt:

                              STATEMENT OF POWERS;
                     PROVISIONS RELATING TO PROHIBITION OF
                   TRANSFER OF SHARES AND OTHER RESTRICTIONS

    "If necessary to effect compliance by the Corporation with requirements of the Internal Revenue Code relating to real estate investment trusts, rights of the holder of the Shares represented by this certificate may be restricted by the Corporation and/or the transfer thereof may be prohibited upon the terms and conditions set forth in the Articles of Incorporation. The Corporation will furnish a copy of such terms and conditions and a statement of all the powers, designations, participating, optional or other special rights of each class of stock issued by the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights, to the registered holder of this certificate upon request and without charge."

                                   ARTICLE XI
                              AMENDMENT OF BY-LAWS

    The Common Shareholders or the Directors may, by a majority vote, amend or repeal any provision of the By-Laws.

                                  ARTICLE XII
                              AMENDMENT OR REPEAL

    Notwithstanding any other provision of these Articles or the By-Laws of the Corporation (and not withstanding the fact that a lesser percentage may be specified by these Articles or the By-Laws of the Corporation) and in addition to any other procedure specified under Indiana law, the affirmative vote of at least eighty percent (80%) of the issued and outstanding Common Shares of the Corporation shall be required to repeal or adopt any provision inconsistent with Articles IX, X, XI and XII, or Sections 7.02, 7.03, and 8.03, hereof. With respect to any other proposed amendment to or alteration of these Articles not approved by the vote of three-quarters of the Directors, such amendment or alteration shall require the affirmative vote of at least eighty percent (80%) of the issued and outstanding Common Shares.

                                  ARTICLE XIII
                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 13.01. ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS. A Director of the Corporation shall not be personally liable to the Corporation or its Shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its Shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under IND. CODE Section 23-1-35-4, or (iv) for any transaction from which the Director derived an improper personal benefit.

    Section 13.02.  INDEMNIFICATION AND INSURANCE.

        (a) RIGHT TO INDEMNIFICATION. Each Person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Indiana Business Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Person in connection therewith and such indemnification shall continue as to a Person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators: PROVIDED, HOWEVER, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such Person seeking indemnification in connection with a proceeding (or part thereof) initiated by such Person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 13.02 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition: PROVIDED, HOWEVER, that, if the Indiana Business Corporation Law requires, the payment of such expenses incurred by a Director or officer in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such Person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Section 13.02 or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of Directors and officers.

        (b) RIGHT OF CLAIMANT TO BRING SUIT. If a claim under paragraph (a) of this Section 13.02 is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Indiana Business Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its Shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Indiana Business Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its Shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met such applicable standard of conduct.

        (c) NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 13.02 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, provision of these Articles, by-law, agreement, vote of Shareholders or disinterested Directors or otherwise.

        (d) INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the Indiana Business Corporation Law.

                                  ARTICLE XIV
                                  SEVERABILITY

    In the event that any Article or Section (or portion thereof) of these Articles shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions, or portion thereof, of these Articles shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its Shareholders that each such remaining provision (or portion thereof of these Articles remain, to the fullest extent permitted by law, applicable and enforceable as to all Shareholders, including Substantial Shareholders notwithstanding any such findings.

                                   ARTICLE XV
                                  INCORPORATOR

    The name and mailing address of the sole incorporator are:

    John R. Gaskin

    8888 Keystone Crossing, Suite 1150

    Indianapolis, Indiana 46240-2438

                                                                         ANNEX E

             DUKE'S DIRECTOR AND EXECUTIVE COMPENSATION INFORMATION

COMMITTEES OF THE BOARD OF DIRECTORS OF DUKE

    The Board of Directors of Duke met four times during the last fiscal year. The Board of Directors of Duke has an Asset Committee, an Audit Committee, an Executive Compensation Committee, a Finance Committee and a Nominating Committee.

    The function of the Asset Committee is to discuss, review and authorize business transactions that exceed established guidelines. The members of the Asset Committee are Messrs. Baur, Feinsand, Peterson, Strauss and Zink and Ms. Cuneo. Mr. Strauss served as the Committee's chairman. The Committee met 12 times in 1998.

    The function of the Audit Committee is to evaluate audit performance, handle relations with Duke's independent auditors and evaluate policies and procedures related to internal accounting controls. The members of the Audit Committee are Messrs. Button, Feinsand, Lytle and Peterson and Ms. Cuneo. Mr. Feinsand served as the Committee's chairman. The Committee met three times during 1998.

    The function of the Executive Compensation Committee is to review and make recommendations to the Board of Directors with respect to the compensation of directors, officers, and employees of Duke, to implement Duke's long term compensation plans and other employee benefit plans and to make recommendations to the Nominating Committee regarding individuals qualified to be nominated as unaffiliated directors. The members of the Executive Compensation Committee are Messrs. Button, Lytle, Rogers and Strauss and Ms. Cuneo. Mr. Button served as the Committee's chairman. The Committee met five times during 1998.

    The function of the Finance Committee is to review, recommend and authorize certain debt financing and equity transactions. The members of the Finance Committee are Messrs. Baur, Button, Feinsand, Rogers, Staton, Strauss and Zink. Mr. Rogers served as the Committee's chairman. The committee met six times during 1998.

    The function of the Nominating Committee is to nominate individuals to serve as directors. The Nominating Committee is comprised of all of the unaffiliated directors, Messrs. Button, Feinsand, Lytle, Peterson, Rogers and Strauss and Ms. Cuneo. The committee does not formally consider nominations by shareholders. Mr. Button served as the Committee's chairman. The Committee met once during 1998.

    In 1998, all directors attended at least 75% of the meetings of the Board and all committees of the Board of which they were members except for Mr. Rogers. Mr. Rogers attended 100% of the Board of Directors meetings, but his overall attendance at all Board and committee meetings was less than 75%.

DIRECTOR EMERITUS

    At the annual meeting of shareholders, Duke will confer the title of Director Emeritus upon John W. Wynne, who does not intend to stand for re-election as a Director this year. Mr. Wynne has served Duke as a Director with exemplary skill and loyalty since Duke was established and was one of the founders of Duke in 1972. The entire Duke organization wishes to express its gratitude and admiration for Mr. Wynne's outstanding service throughout his career and looks forward to many more years of his valuable counsel in the role of Director Emeritus.

COMPENSATION OF DIRECTORS

    Each non-employee director receives 1,200 common shares of Duke as annual compensation. Non-employee directors also receive a fee of $2,500 for attendance at each meeting of the Board of Directors. In addition, the non-employee directors receive $500 for participation in each telephonic meeting of the Board and for participation in each committee meeting not held in conjunction with a regularly scheduled Board meeting. Officers of Duke who are also directors receive no additional compensation for their services as directors.

    Beginning in 1999, certain Directors will receive grants of stock option and dividend increase units under the 1999 Directors Stock Option and Dividend Increase Unit Plan of Duke Realty Investments, Inc. Pursuant to this plan, Directors that do not receive grants of stock options under any other Duke plan for a year will receive a grant of 2,500 stock options and 2,500 dividend increase units at the first meeting of Duke's Executive Compensation Committee of each year. However, for 1999 only, Directors that have never been granted stock options under a Duke plan will receive a grant of 7,500 stock options and 7,500 dividend increase units.

    The following information is provided regarding the executive officers of Duke who do not serve as Directors of Duke:

                                                                                                              WITH
NAME, AGE, PRINCIPAL OCCUPATION(S) AND                                                                        DUKE
BUSINESS EXPERIENCE DURING PAST 5 YEARS                                                                       SINCE
----------------------------------------------------------------------------------------------------------  ---------
GARY A. BURK--Age 47
President of Duke Services, Inc. Mr. Burk is responsible for Duke's construction operations.                     1979

ROBERT CHAPMAN--Age 45
Executive Vice President--Acquisitions. Mr. Chapman was previously with The REEF Funds where he managed
acquisitions and dispositions.                                                                                   1997

JOHN R. GASKIN--Age 37
Vice President, General Counsel and Secretary                                                                    1990

RICHARD W. HORN--Age 41
Executive Vice President--Office. Mr. Horn is responsible for all office activities of Duke.                     1984

WILLIAM E. LINVILLE, III--Age 44
Executive Vice President--Industrial. Mr. Linville is responsible for all industrial activities of Duke.         1987

JOHN NEMECEK--Age 44
President--Asset and Property Management. Mr. Nemecek was previously with Compass Management where he
managed the Florida operations.                                                                                  1994

DENNIS D. OKLAK--Age 45 Executive Vice President, Chief Administrative Officer and Treasurer.                    1986

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Duke's officers and directors, and persons who beneficially own more than 10% of Duke common shares, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of these forms, Duke believes that during 1998 all of its officers, directors and greater than 10% beneficial owners timely filed the forms required under Section 16(a).

REPORT OF EXECUTIVE COMPENSATION COMMITTEE

    EXECUTIVE COMPENSATION PHILOSOPHY

    The primary objectives of the Executive Compensation Committee (the "Committee") of the Board of Directors in determining total compensation of Duke's executive officers are (1) to enable Duke to attract and retain high quality executives by providing total compensation opportunities with a combination of compensation elements which are at or above competitive opportunities and which provide for moderate fixed costs and leveraged incentive opportunities, and (2) to align shareholder interests and executive rewards by providing substantial incentive opportunities to be earned by meeting pay-for-performance standards designed to increase long-term shareholder value. In order to accomplish these objectives, the Committee adopted in 1995 an executive compensation program which provides (x) annual base salaries at or near the market median,
(y) annual incentive opportunities which reward the executives for achieving or surpassing performance goals which represent industry norms of excellence, and
(z) long-term incentive opportunities which are directly related to increasing shareholder value.

    Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limitation on the deductibility of nonperformance based compensation in excess of $1 million paid to certain executive officers. The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted, while simultaneously providing executives appropriate awards for their performance. Duke's long-term incentive plans have been designed to comply with the performance-based requirements of Section 162(m).

    BASE SALARIES AND ANNUAL CASH INCENTIVES

    The range of base salaries for the executive officers of Duke is established after a review by the Committee of the salaries paid to executive officers of a comparison group of other publicly traded real estate investment trusts. Other subjective factors are considered such as the individual's experience and performance.

    An annual cash incentive range is established for each executive officer at the beginning of the year. The actual annual cash incentive paid to each executive is determined based on his or her ability to impact measurable results. The amount of each executive's annual award is based on a combination of three performance factors: (1) overall corporate performance; (2) business segment or departmental performance; and (3) individual performance. The relative importance of each of the performance factors in determining annual cash incentives differs for each executive position with the performance factor for the most senior executives being based more heavily on overall corporate performance and the performance factor for the officers in-charge of business segments or departments being based more heavily on the performance of their segment or department. The overall corporate performance factor is based on a three-tier measurement system consisting of Funds from Operations Growth Per common share, Return on Shareholders' Equity and

    Return on Real Estate Investments. The business segment performance is based on certain financial measurements, including the volume and yield of new acquisitions and developments, performance of the in-service property portfolio, and the business segment's operating income contribution to Duke. The amount of the targeted annual cash incentives paid is based on the perceived level of attainment of each of the measurements by the Committee.

    LONG-TERM INCENTIVE OPPORTUNITIES

    The amount of long-term incentive compensation awarded to officers and executives on an annual basis is determined at the discretion of the Committee but is tied to overall corporate and business segment performance, the participant's level of responsibility within Duke and the participant's individual performance. The long-term incentive opportunities consist of approximately two-thirds Stock Options ("Options") and Dividend Increase Units ("DIUs") and one-third Shareholder Value Grants.

    STOCK OPTION AND DIVIDEND INCREASE UNIT PLANS

    The objectives of the Stock Option and Dividend Increase Unit Plans are to provide executive officers with long-term incentive opportunities aligned with the shareholder benefits of an increased common share value and increased annual dividends. The number of Options and DIUs issued to each executive annually is set by the Committee based on the goal of providing approximately two-thirds of the total annual long-term incentive award through these plans. The Options and DIUs are for terms of no more than ten years. With certain limited exceptions, awards made under the Stock Option and Dividend Increase Unit Plans vest 20 percent per year over a five-year period. The Options may not be issued for less than the fair market value of Duke's common shares at the date of grant. The value of each DIU at the date of exercise will be determined by calculating the percentage of Duke's annualized dividend per share to the market value of one common share (the "Dividend Yield") at the date the DIU is granted and dividing the increase in Duke's annualized dividend from the date of grant to the date of exercise by such Dividend Yield. A DIU may be exercised by a participant only to the extent that such participant has exercised an Option to purchase a common share of Duke under an Option granted under the 1995 Stock Option Plan on the same date as the grant of the DIU.

    SHAREHOLDER VALUE PLAN

    The objective of the Shareholder Value Plan is to provide executive officers with long-term incentive opportunities directly related to providing total shareholder return in excess of the median of independent market indices. The annual Shareholder Value Plan amount for each executive is set by the Committee with the goal of providing approximately one-third of the total long-term incentive award through this plan. The award vests entirely three years after the date of grant and the amount paid is based on Duke's total shareholder return for such three year period as compared to independent market indices. The independent market indices used for comparison are the S&P 500 Index and the NAREIT Equity REIT Total Return Index. The amount of the award payable may range from zero percent if both of the rankings of the comparable returns are less than the 50th percentile of both of the indices to 300 percent if the rankings of both of the comparable returns are in the 90th percentile or higher of both of the indices, with 100 percent of the award being payable at the 60th percentile.

    COMPENSATION OF CHIEF EXECUTIVE OFFICER

    The compensation awarded to Mr. Hefner in 1998 consisted primarily of an annual base salary, an annual cash incentive award, and grants under Duke's long-term incentive plans. The total compensation paid to Mr. Hefner has historically resulted in total compensation that is below the comparable market median but is considered appropriate in light of Mr. Hefner's substantial equity interest in Duke and his stock options held.

    BASE SALARY. The Committee intends to gradually increase Mr. Hefner's base salary with the intent that, by 1999, his base salary will be equal to 90 percent of the market median of a comparison group of thirteen other publicly traded real estate investment trusts. Mr. Hefner's annual base salary for 1998 was $195,000.

    ANNUAL CASH INCENTIVE. Under the Committee's executive compensation plan, Mr. Hefner is eligible for a targeted annual cash incentive bonus. The amount of Mr. Hefner's annual cash incentive bonus is determined solely upon overall corporate performance which is based on a three-tier measurement system consisting of Funds from Operations Growth Per common share, Return on Shareholders' Equity and Return on Real Estate Investments as compared to pre-determined target criteria established by the Committee. The amount of the targeted annual cash incentives paid is based on the level of attainment of each of the measurements as compared to the pre-determined targets. For 1998, Duke's FFO Growth was 18.13% per common share, its Return on Shareholders' Equity was 12.16% and its Return on Real Estate Investments was 9.59%. Based on these results versus the pre-determined targets established by the Committee, Mr. Hefner received an Annual Cash Incentive award of $250,000 for 1998.

    LONG-TERM INCENTIVE OPPORTUNITY AWARD. Mr. Hefner is also eligible for a targeted long-term incentive award with a value equal to a percentage of his annual base salary. The long-term incentive opportunity award granted to Mr. Hefner in 1998 consisted of (1) the grant of an option to purchase 18,960 common shares at a price of $24.25 per share, (2) the grant of 18,960 DIUs with a Dividend Yield of 4.95%, and (3) the award of a targeted amount of $66,667 under the Shareholder Value Plan.

    In January 1998, Mr. Hefner received a payment of $53,460 pursuant to a grant under the Shareholder Value Plan made in 1995. In February 1999, Mr. Hefner received a payment of $64,238 pursuant to a grant under the Shareholder Value Plan made in 1996. The payout percentages of these awards as determined by formulas contained in the plan were 178% and 214% for the grants made in 1995 and 1996, respectively.

    STOCK PURCHASE PLANS

    In 1998, the Board of Directors adopted the Executive and Senior Officer Stock Purchase Plan of Duke Realty Investments, Inc. (the "Officer Stock Purchase Plan") and the Director Stock Purchase Plan of Duke Realty Investments, Inc. (the"Director Stock Purchase Plan"). The purpose of these plans is to more closely align officer and Director financial rewards with the financial rewards realized by Company shareholders, increase officer and Director motivation to manage Duke as equity owners, retain key employees and increase the ownership of common shares by officers and directors. On August 25, 1998, under the Officer Stock Purchase Plan, certain officers of Duke received options to purchase 1,231,215 common shares at $21.625 per share (the closing price of a common share on that date). On that same date, the officers exercised these options by purchasing 1,231,215 common shares from Duke at $21.625 per share. From August 26, 1998 through August 31, 1998, certain Directors of Duke purchased 402,335 common shares under the Director Stock Purchase Plan in the open market at an average price of $21.623 per share.

    All officers and Directors participating in the plans borrowed the entire purchase price of the shares from KeyBank, N.A. and are personally obligated to repay the loans. The Operating Partnership has unconditionally guaranteed the payment and performance obligations of the officers and Directors to KeyBank, N.A. Each participant is personally liable to the Operating Partnership for any payments made by the Operating Partnership under the guarantee as a result of default by such participant on their KeyBank, N.A. loan.

    SALARY REPLACEMENT PLAN

    In January 1999, subject to shareholder approval, the Committee adopted the 1999 Salary Replacement Stock Option and Dividend Increase Unit Plan of Duke Realty Investments, Inc. (the "Salary Replacement Plan"). The purpose of this plan is to encourage additional equity ownership in Duke by key officers. Under this plan, certain officers may elect to receive Options and DIUs in lieu of the receipt of all or a portion of their base salary, annual incentive bonus or Shareholder Value Plan payments. The number of Options and DIUs granted under the Salary Replacement Plan will be based on the amount of forgone compensation elected by a participant divided by the Committee's determination of the value of an Option/DIU. The exercise price of an option may not be less than the fair market value of Duke's common shares at the date of grant. All awards made under the Salary Replacement Plan will vest on the date of grant.

    EMPLOYMENT AND SEVERANCE AGREEMENTS

    In April 1998, the Committee adopted the Duke Realty Severance Pay Plan. This plan provides for the payment of severance amounts to certain key officers if, within one year of a change in control of Duke, employment is terminated by Duke other than "for cause" or if an officer voluntarily terminates employment because of a reduction in the officer's pay or his forced relocation. A "Level One" participant will receive two times the sum of the compensation awarded to such terminated participant for the calendar year preceding the date of termination and a "Level Two" will receive one times his prior year compensation. The only participants of the plan at this time are Messrs. Burk, Chapman, Hefner, Horn, Linville, Oklak and Zink. The Committee has designated each of these participants as eligible for Level One benefits.

COMPENSATION COMMITTEE

Geoffrey Button, Chair
Ngaire E. Cuneo
James E. Rogers
Jay J. Strauss
L. Ben Lytle

PERFORMANCE GRAPH

    The following graph compares, over the last five years, the cumulative total shareholder return on Duke's common shares with the cumulative total return of the S&P 500 Index, and the cumulative total return of the NAREIT Equity REIT Total Return Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                     COMPANY COMMON SHARES, S&P 500 INDEX,
                  AND NAREIT EQUITY REIT TOTAL RETURN INDEX *

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              DRE      NAREIT     S&P 500
Dec-93        100.00     100.00     100.00
Dec-94        136.52     103.17     101.31
Dec-95        163.29     118.92     139.23
Dec-96        211.86     160.86     171.19
Dec-97        281.38     193.45     228.32
Dec-98        285.68     159.59     293.57

                                                         DECEMBER     DECEMBER     DECEMBER     DECEMBER     DECEMBER     DECEMBER
                                                           1993         1994         1995         1996         1997         1998
                                                        -----------  -----------  -----------  -----------  -----------  -----------
The Company...........................................      100.00       136.52       162.29       211.86       281.38       285.68
NAREIT................................................      100.00       103.17       118.92       160.86       193.45       159.59
S&P...................................................      100.00       101.31       139.23       171.19       228.32       293.57

    * Assumes that the value of the investment in Duke's common shares and each index was $100 on December 31, 1993 and that all dividends were reinvested.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation awarded, earned by, or paid to Duke's chief executive officer and Duke's six other most highly compensated executive officers (the "Named Executive Officers") during the last three fiscal years.

                                                                                   LONG-TERM      LONG-TERM
                                                                                 COMPENSATION   COMPENSATION
                                                                                    AWARDS        PAYMENTS
                                                                                 -------------  -------------
                                                                                      (1)            (2)
                                                     ANNUAL COMPENSATION          SECURITIES     SHAREHOLDER        (3)
                                              ---------------------------------   UNDERLYING     VALUE PLAN      ALL OTHER
NAME AND PRINCIPAL POSITION                     YEAR       SALARY      BONUS        OPTIONS       PAYMENTS     COMPENSATION
--------------------------------------------  ---------  ----------  ----------  -------------  -------------  -------------
Thomas L. Hefner............................       1998  $  195,000  $  250,000       76,763      $  53,460      $   7,676
President and                                      1997     175,000     200,000       13,010              0          3,200
  Chief Executive Officer                          1996     165,000     100,000       12,880              0          3,000
Richard W. Horn.............................       1998  $  175,000  $  325,000       23,699         71,280      $   9,204
Executive Vice President                           1997     132,700     300,000       44,192              0          3,200
  Office                                           1996     120,000     200,000       17,174              0          3,000
William E. Linville, III....................       1998  $  175,000  $  275,000       69,942         71,280      $   4,800
Executive Vice President                           1997     132,700     275,000       44,192              0          3,200
  Industrial                                       1996     120,000     225,000       17,174              0          3,000
Gary A. Burk................................       1998  $  175,000  $  200,000       14,220         53,460      $   4,800
President                                          1997     150,000     150,000       13,010              0          3,200
  Construction                                     1996     150,000      75,000       12,880              0          3,000
Robert M. Chapman...........................       1998  $  175,000  $  200,000       53,642              0      $   3,311
Executive Vice President                           1997      21,192     100,000       10,000              0              0
  Acquisitions                                     1996           0           0            0              0              0
Dennis D. Oklak.............................       1998  $  175,000  $  200,000       60,463         23,166      $   4,800
Executive Vice President, Chief                    1997     150,000     150,000        7,096              0          3,200
  Administrative Officer and Treasurer             1996     140,000      85,000        7,872              0          3,000
Darell E. Zink, Jr..........................       1998  $  175,000  $  200,000       60,463         53,460      $   4,800
Executive Vice President and Chief Financial       1997     150,000     150,000       13,010              0          3,200
  Officer                                          1996     150,000      75,000       12,880              0          3,000

------------------------

(1) Includes the following options that were granted in August, 1998 in connection with the Officer Stock Purchase Plan: Mr. Hefner 57,803; Mr. Linville 46,243; Mr. Chapman 34,682; Mr. Oklak 46,243; Mr. Zink 46,243.
    Under that plan, the participants were required to exercise the options the same day they were granted. The grant price and the exercise price were both equal to the fair market value of Duke's common shares on the date of grant.

(2) Represents payments made under Duke's Shareholder Value Plan.

(3) For Messrs. Hefner, Horn, Linville, Burk, Oklak and Zink, includes a $4,800 contribution by Duke to Duke's Profit Sharing and Salary Deferral Plan. For Mr. Chapman, a $2,625 Profit Sharing and Salary Deferral Plan contribution was made. Also includes discounts of $2,876, $4,404 and $686 received by Messrs. Hefner, Horn and Chapman, respectively, in connection with common shares purchased under Duke's Employee Stock Purchase Plan.

                          STOCK OPTION GRANTS IN 1998

    The following table sets forth certain information for the Named Executive Officers relating to stock option grants during 1998 under Duke's 1995 Stock Option Plan.

                                                                                              POTENTIAL REALIZABLE
                                                                                                     VALUE
                                                    INDIVIDUAL GRANTS                        AT ASSUMED ANNUAL RATE
                                           -----------------------------------                         OF
                                            NUMBER OF   % OF TOTAL                                STOCK PRICE
                                           SECURITIES     OPTIONS                                 APPRECIATION
                                           UNDERLYING   GRANTED TO   EXERCISE                 FOR OPTION TERM (1)
                                             OPTIONS     EMPLOYEES   PRICE PER  EXPIRATION   ----------------------
NAME                                         GRANTED      IN 1998      SHARE       DATE          5%         10%
-----------------------------------------  -----------  -----------  ---------  -----------  ----------  ----------
Thomas L. Hefner.........................       18,960      1.1275%  $  24.250     1/28/08   $  289,153  $  732,771
                                           (  2)57,803      3.4374%  $  21.625     8/25/98   $        0  $        0

Richard W. Horn..........................       23,699      1.4093%  $  24.250     1/28/08   $  361,426  $  915,925

William E. Linville, III.................       23,699      1.4093%  $  24.250     1/28/08   $  361,426  $  915,925
                                           (  2)46,243      2.7499%  $  21.625     8/25/98   $        0  $        0

Gary A. Burk.............................       14,220       .8456%  $  24.250     1/28/08   $  216,865  $  549,578

Robert M. Chapman........................       18,960      1.1275%  $  24.250     1/28/08   $  289,153  $  732,771
                                           (  2)34,682      2.0624%  $  21.625     8/25/98   $        0  $        0

Dennis D. Oklak..........................       14,220       .8456%  $  24.250     1/28/08   $  216,865  $  549,578
                                           (  2)46,243      2.7499%  $  21.625     8/25/98   $        0  $        0

Darell E. Zink, Jr.......................       14,220       .8456%  $  24.250     1/28/08   $  216,865  $  549,578
                                           (  2)46,243      2.7499%  $  21.625     8/25/98   $        0  $        0

------------------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast future appreciation of Duke's stock price. For the options expiring on January 28, 2008, Duke's per share stock price would be $39.50 and $62.90 if increased 5% and 10%, respectively, compounded annually over the 10-year option term.

(2) These options were granted in connection with the Officer Stock Purchase Plan. Under that plan, the participants were required to exercise the options the same day they were granted. The grant price and the exercise price were each equal to the fair market value of one common share on the date of grant.

    The following table presents certain information for the Named Executive Officers relating to the exercise of stock options during 1998 and, in addition, information relating to the valuation of unexercised stock options.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                             SHARES                  UNDERLYING UNEXERCISED           IN-THE-MONEY
                                            ACQUIRED                  OPTIONS AT 12/31/98        OPTIONS AT 12/31/98(1)
                                               ON        VALUE     --------------------------  ---------------------------
NAME                                        EXERCISE    REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
------------------------------------------  ---------  ----------  -----------  -------------  ------------  -------------
Thomas L. Hefner (2)......................    114,203  $  669,750     100,459        42,503    $  1,073,609   $   138,143
Richard W. Horn...........................          0           0      82,515        82,566         783,543       276,942
William E. Linville, III (2)..............     46,243           0      97,515        92,566         938,230       380,067
Gary A. Burk..............................     42,300     518,175     114,559        37,763       1,233,997       138,143
Robert M. Chapman (2).....................     34,682           0       2,000        26,960           1,000         4,000
Dennis D. Oklak (2).......................     46,243           0      64,082        32,962         683,377       136,051
Darell E. Zink, Jr. (2)...................    167,022   1,374,697      36,080        37,763         370,657       138,143

------------------------

(1) Based on the closing price of Duke's common shares on December 31, 1998 of $23.25.

(2) Includes shares exercised in connection with the Officer Stock Purchase Plan for which no value was realized.

    The following table sets forth awards to the Named Executive Officers in 1998 under Duke's Dividend Increase Unit Plan and Shareholder Value Plan.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                                      ESTIMATED FUTURE PAYOUTS
                                                                   PERFORMANCE            UNDER NON-STOCK
                                                NUMBER OF SHARES,    PERIOD              PRICED-BASED-PLANS
                                                    DIUS, OR          UNTIL     ------------------------------------
NAME                                              OTHER RIGHTS       PAYOUT       THRESHOLD     TARGET     MAXIMUM
----------------------------------------------  -----------------  -----------  -------------  ---------  ----------
Thomas L. Hefner..............................       18,960 DIUs           N/A          N/A          N/A         N/A
  Dividend Increase Unit Plan (1)                            N/A       3 Years    $       0    $  66,667  $  200,000
  Shareholder Value Plan (2)
Richard W. Horn...............................       23,699 DIUs           N/A          N/A          N/A         N/A
  Dividend Increase Unit Plan (1)                            N/A       3 Years    $       0    $  83,333  $  250,000
  Shareholder Value Plan (2)
William E. Linville, III......................       23,699 DIUs           N/A          N/A          N/A         N/A
  Dividend Increase Unit Plan (1)                            N/A       3 Years    $       0    $  83,333  $  250,000
  Shareholder Value Plan (2)
Gary A. Burk..................................       14,220 DIUs           N/A          N/A          N/A         N/A
  Dividend Increase Unit Plan (1)                            N/A       3 Years    $       0    $  50,000  $  150,000
  Shareholder Value Plan (2)
Robert M. Chapman.............................       18,960 DIUs           N/A          N/A          N/A         N/A
  Dividend Increase Unit Plan (1)                            N/A       3 Years    $       0    $  66,667  $  200,000
  Shareholder Value Plan (2)
Dennis D. Oklak...............................       14,220 DIUs           N/A          N/A          N/A         N/A
  Dividend Increase Unit Plan (1)                            N/A       3 Years    $       0    $  50,000  $  150,000
  Shareholder Value Plan (2)
Darell E. Zink, Jr............................       14,220 DIUs           N/A          N/A          N/A         N/A
  Dividend Increase Unit Plan (1)                            N/A       3 Years    $       0    $  50,000  $  150,000
  Shareholder Value Plan (2)

------------------------

(1) Under the 1995 Dividend Increase Unit Plan, DIUs are granted to key employees. DIUs vest over a five-year period at 20% per year. A participant may exercise DIUs only to the extent that such participant has purchased a common share pursuant to an option granted under the 1995 Stock Option Plan on the same date as the grant of the DIU. The value of each DIU at the date of exercise is determined by calculating the Dividend Yield at the date the DIU is granted and dividing the increase in Duke's annualized dividend from the date of grant to the date of exercise by such Dividend Yield. DIUs not exercised within 10 years of the date of grant are forfeited. Distribution of a participant's benefits under the 1995 Dividend Increase Unit Plan will be made in a single lump sum payment in the form of Duke's common shares. The "In-the-Money" value of vested DIUs at December 31, 1998 for these executives was $104,402 for Messrs. Hefner, Zink and Burk, $178,247 for Messrs. Horn and Linville, $6,936 for Mr. Chapman and $52,841 for Mr. Oklak.

(2) Under the 1995 Shareholder Value Plan, awards are granted in specified dollar amounts to selected key employees. The specified award is payable to the participant on the third anniversary of the grant of the award. The actual payments under the plan will be determined based upon Duke's cumulative total shareholder return for the three year period beginning on the date of grant as compared to the cumulative total return for the S&P 500 Index and the NAREIT Equity REIT Total Return Index (the "Indices") for the same period. Duke's cumulative total shareholder return is calculated by determining the average per share closing price of Duke's common shares for the 30 day period preceding the end of the three year period increased by an amount that would be realized if all cash dividends paid during the three year period were reinvested in common shares of Duke and comparing this amount to the average per share closing price of Duke's common shares for the 30 day period preceding the date of grant. The payment of one-half of the bonus award is adjusted based upon the percentile ranking of Duke's cumulative total shareholder return as compared to each of the Indices for the same period. The payment adjustment may range from zero percent of the amount awarded if both of the rankings of the comparable returns are less than the 50th percentile of both of the Indices to 300 percent of the amount awarded if both of the rankings are in the 90th percentile or higher of both of the Indices, with 100 percent of the award being payable at the 60th percentile. Distribution of a participant's adjusted bonus award at the end of the three-year period after the date of grant will be made one-half in cash and one-half in the form of common shares of Duke. The amount of the awards payable to these executives on December 31, 1998 was $64,238 for Messrs. Hefner, Zink, and Burk, $85,650 for Messrs. Linville and Horn, and $39,256 for Mr. Oklak.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Ms. Cuneo, Mr. Lytle and Mr. Strauss serve on Duke's Executive Compensation Committee. Duke contracted with an affiliate of Conseco, Inc. during 1998 for certain construction and insurance related services. Ms. Cuneo is an Executive Vice President and director of Conseco, Inc. In 1998, Duke received $561,000 in construction related fees from a Conseco, Inc. affiliate and paid a Conseco, Inc. affiliate $1,522,000 in insurance premiums.

    Duke leases office space to affiliates of Anthem, Inc. Mr. Lytle is Chairman, President and Chief Executive Officer of Anthem, Inc. Under the leases, which have lease rates comparable to similar space in the area, Duke received total rental income of $1,756,000 in 1998.

    In connection with the acquisition of an eight building portfolio of properties with a total purchase price of $16.2 million, Duke paid Regent Realty Group, Inc. a commission of $117,000. Mr. Strauss is Chairman and Chief Executive Officer of Regent Realty Group, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    Duke has one class of voting common stock outstanding of which 86,690,489 shares ("common shares") were outstanding as of the close of business on March 1, 1999. The following table shows, as of March 1, 1999, the number and percentage of common shares and limited partnership interests ("Units") in Duke Realty Limited Partnership ("DRLP"), an affiliate of Duke, held by (1) all directors and nominees, (2) each person known to Duke who beneficially owned more than five percent of the issued and outstanding common shares, and (3) certain executive officers. Each Unit is convertible into one common share at the option of the holder. The total number of common shares and Units (other than Units owned by Duke) outstanding as of the close of business on March 1, 1999 was 97,522,041.

                                                                                                         DIRECTORS
                                                                                                            AND
                                                                                                         EFFECTIVE
                                                                                                          ECONOMIC
                                                AMOUNT AND NATURE   PERCENT OF ALL    PERCENT OF ALL    OWNERSHIP OF
                                                  OF BENEFICIAL         COMMON            COMMON         EXECUTIVE
BENEFICIAL OWNER                                    OWNERSHIP          SHARES(1)      SHARES/UNITS(2)   OFFICERS(3)
----------------------------------------------  ------------------  ---------------  -----------------  ------------
Thomas L. Hefner..............................        3,357,664(4)          3.74%             3.43%       1,644,695
Darell E. Zink, Jr............................        3,359,661(5)          3.76%             3.44%       1,722,709
Daniel C. Staton..............................        3,291,560(6)          3.69%             3.37%       1,677,983
John W. Wynne.................................        3,413,113(7)          3.84%             3.50%       1,592,191
Edward T. Baur................................        1,552,123(8)          1.76%             1.59%       1,119,744
Gary A. Burk..................................        2,501,111(9)          2.81%             2.56%         520,869
William E. Linville, III......................          203,254(10)          (16)              (16)          86,726
Richard W. Horn...............................          187,616(11)          (16)              (16)          91,088
Dennis D. Oklak...............................          150,630(12)          (16)              (16)          77,711
Robert M. Chapman.............................           42,158              (16)              (16)          36,366
Geoffrey Button...............................           41,677              (16)              (16)          34,177

                                                                                                         DIRECTORS
                                                                                                            AND
                                                                                                         EFFECTIVE
                                                                                                          ECONOMIC
                                                AMOUNT AND NATURE   PERCENT OF ALL    PERCENT OF ALL    OWNERSHIP OF
                                                  OF BENEFICIAL         COMMON            COMMON         EXECUTIVE
BENEFICIAL OWNER                                    OWNERSHIP          SHARES(1)      SHARES/UNITS(2)   OFFICERS(3)
----------------------------------------------  ------------------  ---------------  -----------------  ------------
Ngaire E. Cuneo...............................           65,046              (16)              (16)          59,046
Howard L. Feinsand............................           85,290              (16)              (16)          77,790
L. Ben Lytle..................................           17,952              (16)              (16)          13,452
John D. Peterson..............................           56,280(13)          (16)              (16)          48,780
James E. Rogers...............................           81,387              (16)              (16)          75,387
Jay J. Strauss................................           62,411(14)          (16)              (16)          54,911
FMR Corp......................................        8,005,744(15)         9.23%             8.21%             N/A
Directors and Executive Officers as a Group
  (19 persons)................................        9,724,149            10.54%             9.90%       9,013,317

------------------------

(1) Assumes that the only Units exchanged for common shares are those owned by such beneficial owner.

(2) Assumes the exchange of all outstanding Units for common shares.

(3) Reflects common shares and Units beneficially owned by Directors and executive officers, including their proportionate economic interest in common shares and Units owned by family members and various entities. Excludes any beneficial interest in stock options.

(4) Includes 649,229 common shares owned by Mr. Hefner, members of his family and Hefner Family Investors Limited Partnership. Also includes the following
    Units: (i) 579,506 Units owned directly by Mr. Hefner; and (ii) 2,008,500 Units owned by DMI Partnership, a partnership in which Mr. Hefner owns a 20.71% beneficial interest.

(5) Includes 745,235 common shares owned by Mr. Zink, members of his family, the Zink Family Foundation and the Zink Family Limited Partnership. Also includes the following Units: (i) 561,514 Units owned directly by Mr. Zink; and (ii) 2,008,500 Units owned by DMI Partnership, a partnership in which Mr. Zink owns a 20.71% beneficial interest.

(6) Includes 863,045 common shares owned by Mr. Staton and the following Units:
    (i) 398,978 Units owned directly by Mr. Staton; and (ii) 2,008,500 Units owned by DMI Partnership, a partnership in which Mr. Staton owns a 20.71% beneficial interest.

(7) Includes: (i) 965,545 common shares owned by Mr. Wynne, members of his family and the Wynne Family Trust; and (ii) 171,982 common shares owned as trustee under the Phillip R. Duke Irrevocable Trust in which Mr. Wynne disclaims any beneficial interest. Also includes the following Units: (i) 210,686 Units owned directly by Mr. Wynne; and (ii) 2,008,500 Units owned by DMI Partnership, a partnership in which Mr. Wynne owns a 20.71% beneficial interest.

(8) Includes 13,145 common shares owned by Mr. Baur and the following Units: (i) 330,148 Units owned directly by Mr. Baur; (ii) 120,000 Units owned by Mr. Baur's spouse; and (iii) 1,086,934 Units owned by Lindbergh-Warson Properties, Inc., a corporation in which Mr. Baur owns a 60.4% beneficial interest.

(9) Includes: 214,252 common shares owned by Mr. Burk and his spouse and the following Units: (i) 155,778 Units owned directly by Mr. Burk; and (ii) 2,008,500 Units owned by DMI Partnership, a partnership in which Mr. Burk owns a 7.51% beneficial interest.

(10) Includes 77,088 common shares owned by Mr. Linville and his family. Also includes 9,638 Units beneficially owned by Mr. Linville under an agreement with a partnership owned by certain other executive officers.

(11) Includes 84,442 common shares owned by Mr. Horn and his spouse. Also includes 6,646 Units beneficially owned by Mr. Horn under an agreement with a partnership owned by certain other executive officers.

(12) Includes 69,731 common shares owned by Mr. Oklak. Also includes 7,980 Units beneficially owned by Mr. Oklak under an agreement with a partnership owned by certain other executive officers.

(13) Includes: (i) 18,098 common shares owned by Mr. Peterson and members of his family; (ii) 10,400 common shares owned by Mr. Peterson as Trustee for the Peterson Family GST Investment Share Trust; (iii) 14,282 common shares owned for investment purposes by City Securities Corporation, a firm in which Mr. Peterson serves as Chairman of the Board and Chief Executive Officer; and
    (iv) 6,000 common shares owned by Mr. Peterson as Trustee for the Peterson Family Trusts.

(14) Includes: (i) 49,511 shares owned by Mr. Strauss and his spouse, and (ii) 5,400 shares held in a trust in which Mr. Strauss' family members are beneficiaries.

(15) Share amount as reported on Schedule 13G filed with the Securities and Exchange Commission on February 12, 1999. Address: 82 Devonshire Street, Boston, Massachusetts 02109. Includes (i) 6,244,844 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., which holds such shares for investment advisory clients, (ii) 6,244,844 shares beneficially owned by Edward C. Johnson III, Chairman of FMR Corp., and FMR Corp., through its control of Fidelity, and each is deemed to have sole power to dispose of such shares, (iii) 1,760,900 shares beneficially owned by Fidelity Management Trust Company ("Fidelity Management"), a wholly-owned subsidiary of FMR Corp., which holds such shares as investment manager of certain institutional accounts, and (iv) 1,760,900 shares beneficially owned by Mr. Johnson and FMR Corp., through its control of Fidelity Management, of which each is deemed to have sole voting and dispositive power over 1,668,500 of such shares and sole dispositive but no voting power over the remaining 92,400 shares. Neither FMR Corp. nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with such funds' Board of Trustees and Fidelity carries out the voting of the shares under guidelines established by such Board of Trustees.

(16) Represents less than 1% of the outstanding common shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    A wholly owned subsidiary of Duke is the sole general partner of Duke Realty Services Limited Partnership (the "Services Partnership"), which is in turn the sole general partner of Duke Construction Limited Partnership (the "Construction Partnership"). The operations of these entities are included in the consolidated financial statements of Duke. The Services Partnership provides third-party property management, leasing, construction management and development services and the Construction Partnership provides third-party construction services. Certain of the executive officers own limited partnership interests in these entities. Thomas L. Hefner, Daniel C. Staton, Darell E. Zink, Jr., John W. Wynne, Gary A. Burk and David R. Mennel, all of whom are officers or Directors of Duke, control DMI Partnership ("DMI"), which owns ninety percent of the capital interests of the Services Partnership and a profits interest which varies from ten percent to ninety percent. The share of net income of the Services Partnership allocated to DMI in 1998 was $1,211,000. DMI's share of net income from the Services Partnership is included in minority interest in Duke's financial statements. Duke has an option to acquire DMI's interest in the Services Partnership in exchange for 833,334 common shares. Duke is required to purchase DMI's interest in the Services Partnership for 833,334 common shares upon a change in control of Duke or the dissolution of the Operating Partnership. DMI also indirectly owns a ninety-five percent limited partnership interest in the Construction Partnership, which Duke has the option to purchase for $1,000. The Construction Partnership has a deficit cumulative capital balance; thus there was no allocation of net income to any of the partners of the Construction Partnership, including DMI.

    The Services Partnership and the Construction Partnership provide property management, leasing, construction and other tenant related services to properties in which Messrs. Hefner, Staton, Zink, Wynne, Burk and Mennel have ownership interests. Duke has an option to acquire these executive officers' interests in these properties (the "Option Properties"). In 1998, the Services Partnership and the Construction Partnership received fees of $2,247,000 for services provided to the Option Properties. The fees charged by the Services Partnership and the Construction Partnership for such services are equivalent to those charged to other third-party owners for similar services except for one property. Pursuant to an agreement with this property's lender, the payment of 75% of the fees was deferred and payable only from excess sale or refinancing proceeds. Duke agreed to this deferral in 1997 in order to retain certain contracts for services provided to other properties owned by the lender. In 1998, Duke acquired this loan from the third party lender and all such deferred fees have been paid.

    Duke also leased operating facilities in certain of the Option Properties. In 1998, the aggregate rent under such leases was approximately $21,309. The rental amount paid is comparable to similar space in the area.

    The Operating Partnership has a $20.0 million loan to the Services Partnership, which requires interest only payments at 12% through September, 2003. The loan then amortizes over a 15-year period with interest at 12% until final maturity in September, 2018. The loan is guaranteed by an entity owned indirectly by Messrs. Hefner, Staton, Zink, Wynne, Burk and Mennel. The Operating Partnership also provides working capital financing to the Services Partnership at a rate of prime plus 1%.

    Messrs. Hefner, Staton, Zink, Wynne, Burk and Mennel, as well as Edward T. Baur, a Director of Duke, and a corporation controlled by Mr. Baur, have personal guarantees for $65.5 million of Duke's debt. The Operating Partnership has indemnified them from any liability with respect to such debt.

    Duke contracts with Steel Frame Erectors, Inc. ("SFE"), an entity owned by Messrs. Hefner, Staton, Zink, Wynne, Burk and Mennel, for certain construction-related services. During 1998, the total costs under these contracts for Company related projects were $1,396,000. The construction fees earned by SFE on company related projects were $43,000. A 50% owned subsidiary of SFE leases space in an office building from a limited liability company partially owned by Duke. The subsidiary paid $294,000 under this lease in 1998.

    In May, 1998 and January, 1999, a partnership 70% owned by Edward T. Baur contributed land and a building to Duke in return for 101,849 Units of DRLP with a value of $2.3 million and the assumption of $1.4 million in indebtedness.

                                                                         ANNEX F

                          1999 DIRECTORS' STOCK OPTION
                        AND DIVIDEND INCREASE UNIT PLAN
                                       OF
                         DUKE REALTY INVESTMENTS, INC.
                                   ARTICLE I
                                  INTRODUCTION

    1.1. PURPOSE. The 1999 Directors' Stock Option and Dividend Increase Unit Plan of Duke Realty Investments, Inc. (the "Plan") is designed to promote the interests of Duke Realty Investments, Inc. (the "Company"), its shareholders and the Subsidiaries of the Company, through the granting of nonqualified stock options ("Options") and dividend increase units ("Units") to the members of the Board of Directors of the Company, thereby encouraging their focus on the growth, profitability and dividend paying capacity of the Company.

    1.2. EFFECTIVE DATE AND DURATION. The Effective Date of the Plan is January 1, 1999. Options and Units may be granted under the Plan for a period of ten (10) years commencing January 1, 1999; however, no Options or Units may be exercised until the Plan has been approved by a majority of the shares of the Company represented at the shareholders' meeting at which approval of the Plan is considered. No Options or Units shall be granted under the Plan after December 31, 2008. On that date, the Plan shall expire, except as to outstanding Options and Units, which Options and Units shall remain in effect until they have been exercised, terminated or have expired.

    1.3.  ADMINISTRATION.

        (a) ADMINISTRATIVE COMMITTEE. The Plan shall be administered by the Committee. The Committee, from time to time, may adopt any rule or procedure it deems necessary or desirable for the proper and efficient administration of the Plan provided it is consistent with the terms of the Plan. The decision of a majority of the Committee members shall constitute the decision of the Committee. In administering the Plan, the Committee's actions and determinations shall be binding on all interested parties. A member of the Committee shall be eligible, at any time when he is such a member, to receive Options and Units under the Plan. The decision of a majority of the members of the Committee shall constitute the decision of the Committee.

        (b) ADMINISTRATIVE DISCRETION. Notwithstanding any other provisions of the Plan, unless set forth or otherwise contemplated herein, the Committee shall have no authority to (i) grant Options or Units; (ii) determine the option period; (iii) determine the time or times at which Options or Units will be granted; (iv) determine the time or times when each Option or Unit becomes exercisable; or (v) determine other conditions and limitations, if any, applicable to the exercise of each Option. Each Option and Unit granted under the Plan to a Director shall be evidenced by a grant agreement. Any notice or document required to be given to or filed with the Committee will be properly given or filed if delivered or mailed by certified mail, postage prepaid, to the Committee at 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240-2182.

        (c) NO CONTRACT OF EMPLOYMENT. Neither the Plan nor any grant agreement executed hereunder shall constitute a contract of employment between the Company and a Director. Participation in the Plan does not give any Director the right to be retained, nominated or reelected as a Director.

    1.4. DEFINITIONS. For purposes of this Plan, unless a different meaning is clearly required by the context:

        (a) "Affiliate" or "Affiliates" means any Subsidiary.

        (b) "Board of Directors" means the board of directors of the Company.

        (c) "Change in Control of the Company" means (i) any merger, consolidation or similar transaction which involves the Company and in which persons who are the shareholders of the

    Company immediately prior to such transaction own, immediately after such transaction, shares of the surviving or combined entity which possess voting rights equal to or less than fifty percent (50%) of the voting rights of all shareholders of such entity, determined on a fully diluted basis; (ii) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of the Company; (iii) any tender, exchange, sale or other disposition (other than disposition of the stock of the Company or any Subsidiary in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchases (other than purchases by the Company or any Company sponsored employee benefit plan, or purchases by members of the Board of Directors of the Company or any Subsidiary) of shares which represent more than twenty-five percent (25%) of the voting power of the Company or any Subsidiary; (iv) during any period of two (2) consecutive years, individuals who at the date of the adoption of the Plan constitute the Company's Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director at the beginning of such period has been approved by directors representing at least a majority of the directors then in office who were directors on the date of the adoption of the Plan;
    (v) a majority of the Company's Board of Directors recommends the acceptance of or accept any agreement, contract, offer or other arrangement providing for, or any series of transactions resulting in, any of the transactions described above. Notwithstanding the foregoing, a Change in Control of the Company shall not occur as a result of the issuance of stock by the Company in connection with any public offering of its stock.

        (d) "Code" means the Internal Revenue Code, as amended.

        (e) "Committee" means the Executive Compensation Committee of the Board of Directors of the Company.

        (f) "Company" means Duke Realty Investments, Inc.

        (g) "Delivered Stock" means whole shares of common stock of the Company.

        (h) "Director" means any member of the Board of Directors of the Company.

        (i) "Effective Date" means January 1, 1999.

        (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (k) "Fair Market Value" means the per share closing price for the Company's common stock on the New York Stock Exchange on the date of determination.

        (l) "Immediate Family Member" or "Immediate Family Members" means the spouse, the child or grandchildren of an optionee.

        (m) "NASD Dealer" means a broker-dealer who is a member of the National Association of Securities Dealers.

        (n) "Option" or "Options" means nonqualified stock options granted by the Company under the Plan.

        (o) "Permanent and Total Disability" or "Permanently and Totally Disabled" means any disability that would qualify as a disability under Code
    Section 22(c)(3).

        (p) "Per Share Value" means the per share New York Stock Exchange closing price for the Company's common stock on the date of determination.

        (q) "Plan" means the stock option and dividend increase unit plan embodied herein, as amended from time to time, known as the 1999 Directors' Stock Option and Dividend Increase Unit Plan of Duke Realty Investments, Inc.

        (r) "Section 16 Grantee" means a person subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

        (s) "Subsidiary" or "Subsidiaries" means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, general partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

        (t) "Unit" or "Units" means dividend increase units granted under
    Section 3.1.

                                   ARTICLE II
                            ELIGIBILITY AND VESTING

    2.1. ELIGIBILITY. Only those individuals who are serving as members of the Board of Directors on a grant date shall be eligible to receive grants of Options and Units under the Plan. Provided further, any member of the Board of Directors who receives grants under any other stock option plan or dividend increase unit plan sponsored by the Company during a calendar year shall not be eligible to receive any grants of Options or Units under the Plan for such calendar year.

    2.2. VESTING OF OPTIONS AND UNITS. With the exception of the initial grant of 7,500 Options and Units to certain Directors in January 1999, all Options and Units granted under the Plan shall vest twenty percent (20%) per year commencing on the first anniversary of the date of grant. The initial grant of 7,500 Options and Units to certain Directors in January 1999 shall vest twenty percent (20%) per year commencing on the first anniversary of the date the Plan participant became a Director of the Company. Notwithstanding the foregoing, in the event of (i) a Change in Control of the Company, (ii) the death or Permanent and Total Disability of a participant, or (iii) the retirement of a participant from the Board of Directors on or after attaining the age sixty-five (65) years, all outstanding Options and Units granted under the Plan to such participant shall be fully vested.

                                  ARTICLE III
                                    BENEFITS

    3.1. SHARES COVERED BY THE PLAN. The stock to be subject to Options and Units under the Plan shall be shares of authorized common stock of the Company and may be unissued shares or reacquired shares (including shares purchased in the open market), or a combination of the two, as the Committee may from time to time determine. Subject to the provisions of Sections 4.4 and 5.3 and the provisions of this Section 3.1, the maximum number of shares to be delivered upon exercise of all Options and Units granted under the Plan shall not exceed Five Hundred Thousand (500,000) shares. If the exercise price of any stock option granted under the Plan is satisfied by tendering shares to the Company (by either actual delivery or by attestation), only the number of shares issued net of the shares tendered shall be deemed delivered for purposes of determining the maximum number of shares available for delivery under the Plan. Shares covered by an Option or Unit that are forfeited due to termination of service or that remain unpurchased or undistributed upon expiration or termination of the Option or Unit, respectively, may be made subject to further Options and Units.

                                A. STOCK OPTIONS

    3.2. GRANT OF OPTIONS. For each year during the term of the Plan, effective on the date on which the Committee holds its first quarterly meeting during a calendar year, each Director who is eligible under Section 2.1 shall receive an option to acquire Two Thousand Five Hundred (2,500) shares of Company common stock for such calendar year. Provided, however, for the 1999 calendar year, each Director who is eligible under Section 2.1 and who, as of the date of the first quarterly Board of Directors meeting in 1999, has not previously received a grant of stock options from the Company, shall receive an option to acquire

Seven Thousand Five Hundred (7,500) shares of the Company's common stock. A Director who has previously received a grant of stock options from the Company shall be granted an option to acquire Two Thousand Five Hundred (2,500) shares of the Company's common stock for the 1999 calendar year.

    3.3. EXERCISE OF OPTIONS. All rights to exercise an Option shall terminate ninety (90) days following the date on which a Director ceases to be a Director, unless the termination of his status as a Director is on account of (i) Permanent and Total Disability (ii) death, (iii) retirement after attaining the age of 65 years, or (iv) a Change in Control of the Company, but not later than the date the Option expires pursuant to its terms. If a Director ceases to be a Director due to Permanent and Total Disability or death, the Director, his guardian, attorney-in-fact or personal representative, as the case may be, may exercise his Options subject to the limitations of this Plan within one (1) year following the date on which he ceases to be a Director, but not later than the date on which the Option expires pursuant to its terms.

    3.4. OPTION PRICE. The option price per share of stock under each Option shall be one hundred percent (100%) of the Fair Market Value of the shares on the date on which the Option is granted.

    3.5. OPTION PERIOD. The option period for each Option granted under the Plan shall be ten (10) years from the date of grant of such Option. If an Option is not exercised on or before the tenth anniversary of the date on which it was granted, the Option shall expire.

                           B. DIVIDEND INCREASE UNITS

    3.6. GRANT OF UNITS. For each year during the term of the Plan, effective on the date on which the Committee holds its first quarterly meeting during a calendar year, each Director who is eligible under Section 2.1 shall receive a grant of Two Thousand Five Hundred (2,500) Units for such calendar year. Provided, however, for the 1999 calendar year, each Director who is eligible under Section 2.1 and who, as of the date of the first quarterly Board of Directors meeting in 1999, has not previously received a grant of stock options from the Company, shall receive a grant of Seven Thousand Five Hundred (7,500) Units. A Director who has previously received a grant of stock options from the Company shall receive a grant of Two Thousand Five Hundred (2,500) Units for the 1999 calendar year.

    3.7. EXERCISE OF UNITS. A Director may exercise his Units subject to the following requirements:

        (a) TIMING OF EXERCISE. A Unit must be exercised on or before the tenth anniversary of the date on which it was granted; if not exercised on or before that date, the Unit will expire. All rights to exercise a Unit shall terminate ninety (90) days following the date on which the Director ceases to be a Director, unless the termination of his status as a Director is on account of (i) Permanent and Total Disability, (ii) death, or (iii) retirement after attaining the age of 65 years, but not later than the date the Unit expires pursuant to its terms. If a Director ceases to be a Director due to Permanent and Total Disability or death, the Director, his guardian, attorney-in-fact or personal representative, as the case may be, may exercise his Units subject to the limitations of this Plan within one
    (1) year following the date on which he ceases to be a Director, but not later than the date on which the Unit expires pursuant to its terms.

        (b) PRIOR EXERCISE OF STOCK OPTIONS. Units may be exercised only to the extent that the same or a greater number of Options have been surrendered by the Director through the exercise of Options granted under the Plan on the same date on which the Units were granted. Such exercise may have been prior to or simultaneous with the exercise of such Units. For example, if a Director was granted an Option under the Plan to acquire Two Thousand Five Hundred (2,500) shares of the Company's stock and on the same date he was granted Two Thousand Five Hundred (2,500) Units under the Plan, the Director may not exercise the Two Thousand Five Hundred (2,500) Units granted hereunder until he has exercised at least Two Thousand Five Hundred (2,500) Options under that stock option grant. Thus, if the Director has exercised (or simultaneously surrenders with his exercise of the Units) One Thousand (1,000) Options under that stock option grant, he may at any time on or after the date of such acquisition, exercise up to One Thousand (1,000) Units hereunder, as long as all the other Plan conditions and limitations have been satisfied with respect to such exercise. The shares of Company stock acquired by the exercise of an Option on a date other than the date on which the Units were granted may not be used as a basis for the exercise of such Units.

        (c) PRIOR NOTICE OF EXERCISE. The Director must notify the Committee of his intent to exercise a Unit by completing an election form authorized by the Committee and filing such form with the Committee.

    3.8. CALCULATION OF UNIT VALUE. Upon the exercise date, the Unit or Units being exercised will be valued for all purposes under the Plan in accordance with the following formula. First, the Per Share Value of a share of the Company's common stock, as of the effective date on which the Unit was granted, will be determined. Second, the quarterly cash dividend rate per share of the Company's common stock most recently declared prior to the effective date of the grant will be determined and annualized (multiplied by four). Third, that annualized cash dividend will be divided by the Per Share Value on the effective date of the grant to set the grant date dividend yield. Fourth, the quarterly cash dividend rate per share of the Company's common stock which was most recently declared on or before the exercise date will be determined and annualized (multiplied by four). Fifth, the annualized cash dividend on the effective date of the grant (as determined under the second step) will be subtracted from the annualized dividend on the exercise date (as determined under the fourth step) to determine the increase in the annualized cash dividend. Sixth, the amount of the increase (as determined under the fifth step) will be divided by the grant date dividend yield (as determined under the third step) to establish the Unit's value on the exercise date. For all purposes of this Plan, if there is no Per Share Value for Company stock on the date on which an event which requires the stock to be valued, the per share value shall be the Per Share Value for Company stock on the trading date immediately preceding the date on which the stock is required to be valued.

    For example, if the Per Share Value of a share of Company stock on the effective date of a Unit's grant was $30.00, the quarterly dividend rate on the date of grant was $0.49 and the quarterly dividend rate on the date of exercise was $0.55, then the Unit's value at exercise would be $3.67, determined under the six steps in the preceding paragraph as follows:

(1) $30.00   [NYSE Closing Price on Date of Grant]
(2) $1.96    [$0.49 (Company's Quarterly Cash Dividend on Date of Grant) X 4]
(3) 6.5333%  [(2) DIVIDED BY (1)]
(4) $2.20    [$0.55 (Company's Quarterly Cash Dividend on Date of Exercise)X4]
(5) $0.24    [$2.20-$1.96 -- Increase in Annualized Cash Dividend]
(6) $3.67    [(5) DIVIDED BY (3)]

    If the Director had been granted one hundred (100) Units and he exercised all of those Units, he would be entitled to receive whole shares of Company common stock with a value of $367 based on the Per Share Value on the date of exercise. (The number of shares to be distributed is described under Section 4.2).

                                   ARTICLE IV
                                 DISTRIBUTIONS

    4.1. TIME OF PAYMENT OF UNITS. The Company will pay to each Director the value of the Unit or Units, rounded to the nearest whole share of Company common stock, with respect to which a proper and timely election has been made. Such payment shall be made as soon as practicable following the exercise date.

    4.2. MANNER OF PAYMENT OF UNITS. Distribution of a Director's benefit under Section 4.1 will be made in a single lump sum in the form of whole shares of Company common stock rounded to the nearest whole share. The number of shares to be issued under this Section 4.2 will be based on the Per Share Value on the exercise date of the Units. For example, if the Per Share Value on the date of exercise was $50.00 and the payment amount determined under Section 3.8 was $367.00, the Director would be entitled to receive seven
(7) shares of Company stock (367 DIVIDED BY 50 = 7.34). On the other hand, if the payment amount determined under Section 3.8 was $380.00, the Director would be entitled to receive eight (8) shares of Company stock ($380 DIVIDED BY 50 = 7.60).

    4.3. DISTRIBUTION ON CHANGE OF CONTROL. Notwithstanding any other Plan provision to the contrary, each Director will be entitled to receive, within ninety (90) days of a Change in Control of the Company, a lump sum payment, in cash, of the value of his Units determined under Section 3.8 as of the date of the Change in Control of the Company.

    4.4.  PAYMENT FOR STOCK.

        (a) Full payment for shares purchased pursuant to the exercise of an Option hereunder shall be made at the time the Option is exercised. Payment may be made by delivering to the Company (i) cash; (ii) Delivered Stock which (A) has been owned by the optionee for more than six (6) months and has been paid for, within the meaning of Securities and Exchange Commission Rule 144 (and, if such stock was purchased from the Company by use of a promissory note, such note has been fully paid with respect to such stock), or (B) was obtained by the optionee in the public market or other than through the exercise of an Option under this Plan or under any other stock option plan involving Company stock; (iii) a combination of cash and Delivered Stock; or (iv) provided that a public market for the Company's common stock exists, (A) through a "same day sale" commitment from the optionee and a NASD Dealer whereby the Director irrevocably elects to exercise the Option and to sell a portion of the common stock so purchased in order to pay the option price, and whereby the NASD Dealer irrevocably commits upon receipt of such stock to forward the option price directly to the Company; or (B) through a "margin" commitment from the Director and an NASD Dealer whereby the Director irrevocably elects to exercise the Option and to pledge the stock so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the option price and whereby the NASD Dealer irrevocably commits upon receipt of such stock to forward the option price directly to the Company. Delivered Stock shall be valued by the Committee at its Fair Market Value determined as of the date of the exercise of the Option. No shares shall be issued until full payment for them has been made, and a Director shall have none of the rights of a shareholder with respect to any shares until they are issued to him. Upon payment of the full purchase price, the Company shall issue a certificate or certificates to the Director evidencing ownership of the shares purchased pursuant to the exercise of the Option which contain(s) such terms, conditions and provisions as may be required and as are consistent with the terms, conditions and provisions of the Plan and the grant agreement between the Company and the Director. For purposes of this
    Section 4.4, payment for shares purchased hereunder may be delivered to the Company through such attestation or certification procedures as may be established by the Committee from time to time in its sole discretion.

        (b) For purposes of determining the number of Units which can be exercised under Section 3.7(b), the number of Options surrendered rather than the number of shares actually issued under this Section 4.4 shall be taken into account.

                                   ARTICLE V
                     PLAN ADMINISTRATION AND INTERPRETATION

    5.1 AMENDMENT OR TERMINATION. The Board of Directors may, at any time, without the approval of the stockholders of the Company (except as otherwise required by applicable law, rule or regulation, including without limitation any shareholder approval of the safe harbor provisions of Rule 16b-3 promulgated under the Exchange Act) alter, amend, modify, suspend or discontinue the Plan, but may not, without the consent of the holder of an Option or Unit, make any alteration which would adversely affect an Option or Unit previously granted under the Plan. However, the Board of Directors may not, without the approval of the stockholders of the Company, make any alteration which would (a) increase the aggregate number of shares subject to Options and Units under the Plan, except as provided in Section 5.3; (b) decrease the minimum option price, except as provided in Section 5.3; (c) extend the term of the Plan or change the term during which any Option or Unit can be exercised; (d) change the restrictions on the transferability of Options and Units; (e) change the manner of determining the option price, the calculation of unit value or the method of payment of Units; (f) change the time(s)at or circumstances under which Options and Units may be exercised; (g) change the class of individuals eligible for Options and Units; (h) change the number of shares of Company common stock authorized for issuance under the Plan; or (i) withdraw administration of the Plan from the Committee or Board of Directors.

    5.2.  NONTRANSFERABILITY.

        (a) No Option or Unit shall be transferable, except by the Director's will or the laws of descent and distribution. During the Director's lifetime, his Options and Units shall be exercisable (to the extent exercisable) only by him. The Options and Units, and any rights and privileges pertaining thereto, shall not be transferred, assigned, pledged or hypothecated by the Director in any way, whether by operation of law or otherwise and shall not be subject to execution, attachment or similar process.

        (b) Notwithstanding the provisions of subsection (a), a Director may transfer Options granted under the Plan to: (i) Immediate Family Members;
    (ii) a trust or trusts for the exclusive benefit of Immediate Family Members; or (iii) a partnership or limited liability company in which the optionee and/or the Immediate Family Members are the only equity owners (collectively, "Eligible Transferees"). An Option that is transferred to an Immediate Family Member shall not be transferable by such Immediate Family Member, except for any transfer by such Immediate Family Member's will or by the laws of descent and distribution upon the death of such Immediate Family Member.

        (c) In the event that a Director transfers Options to an Eligible Transferee under this Section 5.2, the Options transferred to the Eligible Transferee must be exercised by such Eligible Transferee and, in the event of the death of such Eligible Transferee, by such Eligible Transferee's executor or administrator only in the same manner, to the same extent and under the same circumstances (including, without limitation, the time period within which the Options must be exercised) as the Director or, in the event of the Director's death, the executor or administrator of the Director's estate, could have exercised such Options. The Director, or in the event of the Director's death, the Director's estate, shall remain liable for all federal, state, city and local taxes applicable upon the exercise of an Option by an Eligible Transferee.

    5.3.  CHANGES IN STOCK.

        (a) SUBSTITUTION OF STOCK AND ASSUMPTION OF PLAN. In the event of any change in the common stock of the Company through stock dividends, split-ups, recapitalization, reclassifications or otherwise, or in the event that other stock shall be substituted for the present common stock of the Company as the result of any merger, consolidation or reorganization or similar transaction which constitutes a Change in Control of the Company, then the Committee shall make appropriate adjustment or substitution in the
    (i) aggregate number, price and kind of shares to be distributed under the Plan and in the calculation of a Unit's value provided in Section 3.8; and
    (ii) aggregate number, price and kind of shares available under the Plan and in the number, price and kind of shares covered under any Options and Units granted or to be granted under the Plan. The Committee's determination in this respect shall be final and conclusive. Provided, however, that the Company shall not, and shall not permit its Subsidiaries to, recommend, facilitate or agree or consent to a transaction or series of transactions which would result in a Change of Control of the Company unless and until the person or persons or entity or entities acquiring or succeeding to the assets or capital stock of the

    Company or any of its Subsidiaries as a result of such transaction or transactions agrees to be bound by the terms of the Plan so far as it pertains to Options and Units theretofore granted and agrees to assume and perform the obligations of the Company and its Successor hereunder (as defined in subsection (b)).

        (b) CONVERSION OF STOCK. In the event of a Change in Control of the Company pursuant to which another person or entity acquires control of the Company (such other person or entity being the "Successor"), the kind of shares of common stock which shall be subject to the Plan and to each outstanding Option and Unit shall, automatically by virtue of such Change in Control of the Company, be converted into and replaced by shares of common stock, or such other class of securities having rights and preferences no less favorable than common stock of the Successor, and the number of shares subject to an Option, the calculation of a Unit's value and the purchase price per share upon exercise of the Option shall be correspondingly adjusted, so that, by virtue of such Change in Control of the Company, each Director shall (i) in the case of Options, have the right to purchase (A) that number of shares of common stock of the Successor which have a Fair Market Value equal, as of the date of such Change in Control of the Company, to the Fair Market Value, as of the date of such Change in Control of the Company, of the shares of common stock of the Company theretofore subject to his Option, (B) for a purchase price per share which, when multiplied by the number of shares of common stock of the Successor subject to the Option, shall equal the aggregate exercise price at which the Director could have acquired all of the shares of common stock of the Company previously optioned to the Director; and (ii) in the case of Units, have the right to receive that number of shares of common stock of the Successor which have a Fair Market Value equal, as of the date of such Change in Control of the Company, to the shares of the common stock of the Company to which the Units relate.

    5.4. USE OF PROCEEDS. The proceeds received by the Company from the sale of stock pursuant to the Plan will be used for general corporate purposes.

    5.5. INFORMATION TO BE FURNISHED BY DIRECTORS. Directors, or any other persons entitled to benefits under the Plan, must furnish to the Committee such documents, evidence, data or other information as the Committee considers necessary or desirable for the purpose of administering the Plan. The benefits under the Plan for each Director, and each other person who is entitled to benefits hereunder, are to be provided on the condition that he furnish full, true and complete data, evidence or other information, and that he will promptly sign any document reasonably related to the administration of the Plan requested by the Committee.

    5.6. EVIDENCE. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.

    5.7. GENDER AND NUMBER. When the context admits, words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

    5.8. ACTION BY COMPANY. Any action required of or permitted by the Company under the Plan shall be by resolution of the Committee or by a person or persons authorized by resolution of the Committee.

    5.9. CONTROLLING LAWS. Except to the extent superseded by the laws of the United States, the laws of Indiana, without regard to the choice of law principles thereof, shall be controlling in all matters relating to the Plan.

    5.10. MISTAKE OF FACT. Any mistake of fact or misstatement of facts shall be corrected when it becomes known and proper adjustment made by reason thereof.

    5.11. SEVERABILITY. In the event any provisions of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

    5.12. EFFECT OF HEADINGS. The descriptive headings and sections of the Plan are inserted for convenience of reference and identification only and do not constitute a part of the Plan for purposes of interpretation.

    5.15. FUNDING. Benefits payable under the Plan to any person will be paid by the Company or its Affiliates from their general assets. Shares of Company common stock to be distributed hereunder shall be issued directly by the Company or acquired by the Company or its Affiliates, on the open market, or a combination thereof. Neither the Company nor any of its Affiliates shall be required to segregate on their books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under the Plan. The Company or any of its Affiliates may, however, in their sole discretion, set funds aside in investments to meet any anticipated obligations under the Plan. Any such action or set-aside shall not be deemed to create a trust of any kind between the Company or any of its Affiliates and any Director or other person entitled to benefits under the Plan or to constitute the funding of any Plan benefits. Consequently, any person entitled to a payment under the Plan will have no rights greater than the rights of any other unsecured creditor of the Company or its Affiliates.

    5.16. LIABILITY. No member of the Board of Directors, the Committee or any officer or employee of the Company or any of its Affiliates shall be personally liable for any action, omission or determination made in good faith in connection with the Plan. By participating in the Plan, each Director agrees to release and hold harmless the Company, its Affiliates (and their respective directors, officers and employees) and the Committee from and against any tax liability, including without limitation, interest and penalties, incurred by the Director in connection with his receipt of Options and Units under the Plan and the exercise thereof.

    5.17. WITHHOLDING. Each Director shall be solely responsible for (and, where required by applicable law, the Company will withhold from any amounts payable under the Plan) all legally required federal, state, city and local taxes. The Committee shall permit a Director to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the exercise of an Option or Unit by having the Company retain shares of stock which would otherwise be issued in connection with the exercise of the Option or Unit or accept delivery from the Director of shares of Company stock which have a Fair Market Value, determined as of the date of the delivery of such shares, equal to the amount of withholding tax to be satisfied by that delivery.

                                DUKE REALTY INVESTMENTS, INC.

                                By:  /S/ DENNIS D. OKLAK
                                     -----------------------------------------
                                     Dennis D. Oklak, Executive Vice President,
DATED: January 26, 1999              Treasurer and Chief Administrative Officer

  ATTEST:

       /s/ DENISE K. DANK
       -----------------------------------------
       Denise K. Dank,Vice President,
       Human Resources
  By:

                                                                         ANNEX G

                      1999 SALARY REPLACEMENT STOCK OPTION
                        AND DIVIDEND INCREASE UNIT PLAN
                                       OF
                         DUKE REALTY INVESTMENTS, INC.

                                   ARTICLE I
                                  INTRODUCTION

    1.1. PURPOSE. The 1999 Salary Replacement Stock Option and Dividend Increase Unit Plan of Duke Realty Investments, Inc. (the "Plan") is designed to promote the interests of Duke Realty Investments, Inc. (the "Company"), its shareholders and the Subsidiaries of the Company, by providing officers and key employees, upon whose judgment, initiative and industry the Company and its Subsidiaries are largely dependent for the successful conduct and growth of their businesses, the opportunity to receive nonqualified stock options ("Options") and dividend increase units ("Units") in lieu of Eligible Compensation (as defined below) thereby encouraging focus on the growth, profitability and dividend paying capacity of the Company.

    1.2. EFFECTIVE DATE AND DURATION. The Effective Date of the Plan is January 1, 1999. Options and Units may be granted under the Plan for a period of ten (10) years commencing January 1, 1999; however, no Options or Units may be exercised until the Plan has been approved by a majority of the shares of the Company represented at the shareholders' meeting at which approval of the Plan is considered. No Options or Units shall be granted under the Plan after December 31, 2009. On that date, the Plan shall expire, except as to outstanding Options and Units, which Options and Units shall remain in effect until they have been exercised, terminated or have expired.

    1.3.  ADMINISTRATION.

        (a) ADMINISTRATIVE COMMITTEE AND DISCRETION. The Plan shall be administered by the Committee. The Committee, from time to time, may adopt any rule or procedure it deems necessary or desirable for the proper and efficient administration of the Plan provided it is consistent with the terms of the Plan. The decision of a majority of the Committee members shall constitute the decision of the Committee. Subject to the provisions of the Plan, the Committee is authorized (i) to grant Options and Units; (ii) to determine the employees to be granted Option and Units; (iii) to determine the number of shares subject to each Option; (iv) to determine the number of Units to be granted; (v) to permit, in its discretion, the limited transferability of Options granted to Participants; and (vi) to determine the conditions and limitations, if any, applicable to the exercise of each Option and Unit. Each Option and Unit granted under the Plan shall be evidenced by a Grant Agreement containing terms and conditions established by the Committee consistent with the provision of the Plan. The Committee's determinations and interpretations with respect to the Plan shall be final and binding on all parties. Any notice or document required to be given to or filed with the Committee will be properly given or filed if delivered or mailed by certified mail, postage prepaid, to the Committee at 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240-2182.

        (b) NO CONTRACT OF EMPLOYMENT. Neither the Plan, nor any Grant Agreement executed under the Plan shall constitute a contract of employment and participation in the Plan will not give a Participant the right to be rehired or retained in the employ of the Company, nor will participation in the Plan give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

    1.4. DEFINITIONS. For purposes of this Plan, unless a different meaning is clearly required by the context:

    (a) "Annual Incentive Bonuses" means any cash bonus award payable to a Participant for a calendar year by the Company and/or a Subsidiary.

    (b) "Basic Salary" means a Participant's base salary from the Company and/or a Subsidiary for a calendar year (or portion thereof during which he is a Participant under the Plan), excluding (i) amounts deferred under Sections 125 and 401(k) of the Code, (ii) amounts deferred under the Executives' Deferred Compensation Plan of Duke Realty Services Limited Partnership, (iii) Annual Incentive Bonuses, and (iv) other forms of incentive compensation.

    (c) "Board of Directors" means the board of directors of the Company.

    (d) "Change in Control of the Company" means (i) any merger, consolidation or similar transaction which involves the Company and in which persons who are the shareholders of the Company immediately prior to such transaction own, immediately after such transaction, shares of the surviving or combined entity which possess voting rights equal to or less than fifty percent (50%) of the voting rights of all shareholders of such entity, determined on a fully diluted basis; (ii) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of the Company; (iii) any tender, exchange, sale or other disposition (other than disposition of the stock of the Company or any Subsidiary in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchases (other than purchases by the Company or any Company sponsored employee benefit plan, or purchases by members of the Board of Directors of the Company or any Subsidiary) of shares which represent more than twenty-five percent (25%) of the voting power of the Company or any Subsidiary; (iv) during any period of two (2) consecutive years, individuals who at the date of the adoption of the Plan constitute the Company's Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director at the beginning of such period has been approved by directors representing at least a majority of the directors then in office who were directors on the date of the adoption of the Plan; (v) a majority of the Company's Board of Directors recommends the acceptance of or accept any agreement, contract, offer or other arrangement providing for, or any series of transactions resulting in, any of the transactions described above. Notwithstanding the foregoing, a Change in Control of the Company shall not occur as a result of the issuance of stock by the Company in connection with any public offering of its stock.

    (e) "Code" means the Internal Revenue Code, as amended.

    (f) "Committee" means the Executive Compensation Committee of the Board of Directors of the Company.

    (g) "Company" means Duke Realty Investments, Inc.

    (h) "Delivered Stock" means whole shares of common stock of the Company.

    (i) "Eligible Compensation" means Basic Salary, Annual Incentive Bonuses and Shareholder Value Plan Awards.

    (j) "Effective Date" means January 1, 1999.

    (k) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    (l) "Fair Market Value" means the per share closing price for the Company's common stock on the New York Stock Exchange on the date of determination.

    (m) "For Cause" means (i) the willful and continued failure of a Participant to perform his required duties as an officer or employee of the Company or any Subsidiary, (ii) any action by a Participant which involves willful misfeasance or gross negligence, (iii) the requirement of or direction by a federal or state regulatory agency which has jurisdiction over the Company or any Subsidiary to terminate the employment of a Participant, (iv) the conviction of a Participant of the commission of any criminal offense which involves dishonesty or breach of trust, or (v) any intentional breach by a Participant of a material term, condition or covenant of any agreement between the Participant and the Company or any Subsidiary.

    (n) "Grant Agreement" means the written agreement between a Participant and the Company which sets forth the terms and conditions of the grant to the Participant of Options and Units.

    (o) "Immediate Family Member" or "Immediate Family Members" means the spouse, children or grandchildren of a Participant.

    (p) "NASD Dealer" means a broker-dealer who is a member of the National Association of Securities Dealers.

    (q) "Option" or "Options" means nonqualified stock options granted by the Company under the Plan.

    (r) "Participant" means an officer or key employee who is designated to participate in the Plan as provided in Article II.

    (s) "Participation Agreement" means the written agreement between a Participant and the Company whereby the Participant agrees to defer all or any percentage (or dollar amount) of his Eligible Compensation from the Company for a calendar year in exchange for the grant to the Participant of Options and Units under the Plan.

    (t) "Permanent and Total Disability" or "Permanently and Totally Disabled" means any disability that would qualify as a disability under Code
       Section 22(c)(3).

    (u) "Per Share Value" means the per share New York Stock Exchange closing price for the Company's common stock on the date of determination.

    (v) "Plan" means the stock option and dividend increase unit plan embodied herein, as amended from time to time, known as the 1999 Salary Replacement Stock Option and Dividend Increase Unit Plan of Duke Realty Investments, Inc.

    (w) "Section 16 Grantee" means a person subject to potential liability under
       Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

    (x) "Shareholder Value Plan Award" means any awards payable to a Participant for a calendar year by the Company and/or a Subsidiary under the 1995 Shareholder Value Plan of Duke Realty Services Limited Partnership.

    (y) "Subsidiary" or "Subsidiaries" means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, general partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

    (z) "Unit" or "Units" means dividend increase units granted by the Company under the Plan.

                                   ARTICLE II
                            ELIGIBILITY AND VESTING

    2.1. ELIGIBILITY. Participation in the Plan is limited to those officers and key employees of the Company and its Subsidiaries who, from time to time, shall be designated by the Committee. Committee members shall not be eligible to receive grants of Options or Units under this Plan while serving as Committee members. A designated employee will become a Participant in the Plan as of the date specified by the Committee. A Participant may be removed as an active Participant by the Committee effective as of any date.

    2.2  ELECTION TO PARTICIPATE.

        (a) MANNER OF ELECTING TO PARTICIPATE. Subject to the terms and limitations of Article III, for each calendar year during the term of the Plan, an officer or employee who has been designated as a Participant may elect to reduce his Eligible Compensation from the Company and receive grants of Options and Units hereunder by delivering a completed Participation Agreement to the Committee prior to the year in which the Eligible Compensation would otherwise be paid. The Participation Agreement shall specify the percentage (or dollar amount) of the Participant's Eligible Compensation to be deferred.

        (b) PARTICIPATION AGREEMENT. A Participation Agreement must be executed by the Participant and the Company on or prior to December 31 of the calendar year prior to the calendar year during which the Participant would otherwise be entitled to receive payment of the Eligible Compensation to which the Participation Agreement relates. A Participation Agreement may be amended with respect to any subsequent calendar year so long as such amended Participation Agreement is executed by the Participant and the Company on or prior to December 31 of the calendar year preceding the calendar year to which the amended Participation Agreement relates.

        (c) NO LIMITATIONS ON DEFERRALS. A Participant may elect to defer up to one hundred percent (100%) of each of his Eligible Compensation for a calendar year.

                                  ARTICLE III
                                    BENEFITS

    3.1. SHARES COVERED BY THE PLAN. The stock to be subject to Options and Units under the Plan shall be shares of authorized common stock of the Company and may be unissued shares or reacquired shares (including shares purchased in the open market), or a combination of the two, as the Committee may from time to time determine. Subject to the provisions of Sections 4.4 and 5.3 and the provisions of this Section 3.1, the maximum number of shares to be delivered upon exercise of all Options and Units granted under the Plan shall not exceed Five Hundred Thousand (500,000) shares. If the exercise price of any stock option granted under the Plan is satisfied by tendering shares to the Company (by either actual delivery or by attestation), only the number of shares issued net of the shares tendered shall be deemed delivered for purposes of determining the maximum number of shares available for delivery under the Plan. Shares covered by an Option or Unit that are forfeited due to termination of service or that remain unpurchased or undistributed upon expiration or termination of the Option or Unit, respectively, may be made subject to further Options and Units.

                                A. STOCK OPTIONS

    3.2. GRANT OF OPTIONS. For each calendar year during the term of the Plan, each Participant who has made an election under Section 2.2 shall receive one or more grants of Options for the calendar year to which the Participant's Participation Agreement relates. Such grant shall be made by the Committee. The number of the Options granted for each dollar of Eligible Compensation deferred for such calendar year and the date(s) of grant shall be determined at the sole discretion of the Committee, provided that the number of Options granted shall equal the number of Units granted under Section 3.6. In the event the Participant's employment is terminated for any reason prior to the last day of the calendar year during which a Participation Agreement is in effect, the Options granted to him for such calendar year that are attributable to the deferral of Basic Salary (determined at the sole discretion of the Committee) shall be reduced to reflect the amount of Basic Salary which was not payable to the Participant due to his termination of employment.

    3.3. EXERCISE OF OPTIONS. All Options shall vest on the effective date of the Option grant. However, Options shall not be exercisable until the first anniversary of the effective date of the Option grant. An Option must be exercised on or before the tenth anniversary of the date on which it was granted. If not exercised on or before that date, the Option shall expire. In addition, all rights to exercise an Option shall terminate two (2) years after the effective date of the Participant's termination of employment with the Company and its Subsidiaries, but not later than the date the Option expires pursuant to its terms, unless such termination is For Cause. Transfer of employment from the Company to a Subsidiary, or vice versa, or from one Subsidiary to another, shall not be deemed a termination of employment. The Committee shall have the authority to determine in each case whether a leave of absence on military or government service shall be deemed a termination of employment for purposes of this Section 3.3. If a Participant's employment is terminated For Cause, his rights to exercise his Option shall expire on the date of termination. If a Participant's employment terminates due to Permanent and Total Disability or death, the Participant, his guardian, attorney-in-fact or personal representative, as the case may be, may exercise his Option subject to the limitations of this Plan and the Option grant.

    3.4. OPTION PRICE. The option price per share of stock under each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the shares as of the date on which the Option is granted.

                           B. DIVIDEND INCREASE UNITS

    3.6. GRANT OF UNITS. For each calendar year during the term of the Plan, each Participant who has made an election under Section 2.2 shall receive one or more grants of Units for the calendar year to which the Participant's Participation Agreement relates. Such grant shall be made by the Committee. The number of the Units granted for each dollar of Eligible Compensation deferred for such calendar year and the date(s) of grant shall be determined at the sole discretion of the Committee, provided that the number of Units granted shall equal the number of Options granted under Section 3.2. In the event the Participant's employment is terminated for any reason prior to the last day of the calendar year for which his Participation Agreement is in effect, the number of Units granted to him for such calendar year that are attributable to the deferral of Basic Salary (determined at the sole discretion of the Committee) shall be reduced to reflect the amount of Basic Salary which was not payable to the Participant due to his termination of employment.

    3.7. EXERCISE OF UNITS. A Participant may exercise his Units subject to the following requirements:

        (a) TIMING OF EXERCISE. All Units shall vest on the effective date of the Unit grant. However, a Unit shall not be exercisable until the first anniversary of the effective date of the Unit grant. A Unit must be exercised on or before the tenth anniversary of the date on which it was granted. If not exercised on or before that date, the Unit shall expire. In addition, all rights to exercise a Unit shall terminate two (2) years after the effective date of the Participant's termination of employment with the Company and its Subsidiaries, but not later than the date the Unit expires pursuant to its terms, unless such termination is For Cause. Transfer of employment from the Company to a Subsidiary, or vice versa, or from one Subsidiary to another, shall not be deemed a termination of employment. The Committee shall have the authority to determine in each case whether a leave of absence on military or government service shall be deemed a termination of employment for purposes of this Section 3.7(a). If a Participant's employment is terminated For Cause, his rights to exercise his Units shall expire on the date of termination. If a Participant's employment terminates due to Permanent and Total Disability or death, the Participant, his guardian, attorney-in-fact or personal representative, as the case may be, may exercise his Units subject to the limitations of this Plan and the Grant Agreement.

        (b) PRIOR EXERCISE OF STOCK OPTIONS. Units may be exercised only to the extent that the same or a greater number of Options have been surrendered by the Participant through the exercise of Options granted under the Plan on the same date on which the Units were granted. Such exercise may have been prior to or simultaneous with the exercise of such Units. For example, if a Participant was granted an Option under the Plan to acquire Two Thousand Five Hundred (2,500) shares of the Company's stock and on the same date he was granted Two Thousand Five Hundred (2,500) Units under the Plan, the Participant may not exercise the Two Thousand Five Hundred (2,500) Units granted hereunder until he has exercised at least Two Thousand Five Hundred (2,500) Options under that stock option grant. Thus, if the Participant has exercised (or is simultaneously exercising with his exercise of the Units) One Thousand (1,000) Options under that stock option grant, he may at any time on or after the date of such exercise, exercise up to One Thousand (1,000) Units granted on the same date as the date such Options were granted, as long as all the other Plan conditions and limitations have been satisfied with respect to such exercise. The shares of Company stock acquired by the exercise of an Option on a date other than the date on which the Units were granted may not be used as a basis for the exercise of such Units.

        (c) PRIOR NOTICE OF EXERCISE. The Participant must notify the Committee of his intent to exercise a Unit by completing an election form authorized by the Committee and filing such form with the Committee.

    3.8. CALCULATION OF UNIT VALUE AT TIME OF PAYMENT. Upon the exercise date, the Unit or Units being exercised will be valued for all purposes under the Plan in accordance with the following formula. First, the Per Share Value of a share of the Company's common stock, as of the effective date on which the Unit was granted, will be determined. Second, the quarterly cash dividend rate per share of the Company's common stock most recently declared prior to the effective date of the grant will be determined and annualized (multiplied by four). Third, that annualized cash dividend will be divided by the Per Share Value on the effective date of the grant to set the grant date dividend yield. Fourth, the quarterly cash dividend rate per share of the Company's common stock which was most recently declared on or before the exercise date will be determined and annualized (multiplied by four). Fifth, the annualized cash dividend on the effective date of the grant (as determined under the second step) will be subtracted from the annualized dividend on the exercise date (as determined under the fourth step) to determine the increase in the annualized cash dividend. Sixth, the amount of the increase (as determined under the fifth step) will be divided by the grant date dividend yield (as determined under the third step) to establish the Unit's value on the exercise date. For all purposes of this Plan, if there is no Per Share Value for Company stock on the date on which an event which requires the stock to be valued, the per share value shall be the Per Share Value for Company stock on the trading date immediately preceding the date on which the stock is required to be valued.

    For example, if the Per Share Value of a share of Company stock on the effective date of a Unit's grant was $30.00, the quarterly dividend rate on the date of grant was $0.49 and the quarterly dividend rate on the date of exercise was $0.55, then the Unit's value at exercise would be $3.67, determined under the six steps in the preceding paragraph as follows:

(1)        $30.00     [NYSE Closing Price on Date of Grant]
(2)        $1.96      [$0.49 (Company's Quarterly Cash Dividend on Date of Grant) X 4]
(3)        6.5333%    [(2)  DIVIDED BY (1)]
(4)        $2.20      [$0.55 (Company's Quarterly Cash Dividend on Date of Exercise) X 4]
(5)        $0.24      [$2.20-$1.96 = Increase in Annualized Cash Dividend]
(6)        $3.67      [(5)  DIVIDED BY (3)]

If the Participant had been granted one hundred (100) Units and he exercised all of those Units, he would be entitled to receive whole shares of Company common stock with a value of $367 based on the Per Share Value on the date of exercise. (The number of shares to be distributed is described under Section 4.2).

                                   ARTICLE IV
                                 DISTRIBUTIONS

    4.1. TIME OF PAYMENT OF UNITS. The Company will pay to each Participant the value of the Unit or Units, rounded to the nearest whole share of Company common stock, with respect to which a proper and timely election has been made. Such payment shall be made as soon as practicable following the exercise date.

    4.2. MANNER OF PAYMENT OF UNITS. Distribution of a Participant's benefit under Section 4.1 will be made in a single lump sum in the form of whole shares of Company common stock rounded to the nearest whole share. The number of shares to be issued under this Section 4.2 will be based on the Per Share Value on the exercise date of the Units. For example, if the Per Share Value on the date of exercise was $50.00 and the payment amount determined under Section 3.8 was $367.00, the Participant would be entitled to receive seven (7) shares of Company stock (367 DIVIDED BY 50 = 7.34). On the other hand, if the payment amount determined under Section 3.8 was $380.00, the Participant would be entitled to receive eight (8) shares of Company stock ($380 DIVIDED BY 50 = 7.60).

    4.3. DISTRIBUTION ON CHANGE OF CONTROL. Notwithstanding any other Plan provision to the contrary, each Participant will be entitled to receive, within ninety (90) days of a Change in Control of the Company, a lump sum payment, in cash, of the value of his Units determined under Section 3.8 as of the date of the Change in Control of the Company.

    4.4.  PAYMENT FOR STOCK.

        (a) Full payment for shares purchased pursuant to the exercise of an Option hereunder shall be made at the time the Option is exercised. Payment may be made by delivering to the Company (i) cash; (ii) Delivered Stock which (A) has been owned by the Participant for more than six

    (6) months and has been paid for, within the meaning of Securities Exchange Commission Rule 144 (and, if such stock was purchased from the Company by use of a promissory note, such note has been fully paid with respect to such stock), or (B) was obtained by the Participant in the public market or other than through the exercise of an Option under this Plan or under any other stock option plan involving Company stock; (iii) a combination of cash and Delivered Stock; or (iv) provided that a public market for the Company's common stock exists, (A) through a "same day sale" commitment from the Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the common stock so purchased in order to pay the option price, and whereby the NASD Dealer irrevocably commits upon receipt of such stock to forward the option price directly to the Company; or (B) through a "margin" commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the stock so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the option price and whereby the NASD Dealer irrevocably commits upon receipt of such stock to forward the option price directly to the Company. Delivered Stock shall be valued by the Committee at its Fair Market Value determined as of the date of the exercise of the Option. No shares shall be issued until full payment for them has been made, and a Participant shall have none of the rights of a shareholder with respect to any shares until they are issued to him. Upon payment of the full purchase price, the Company shall issue a certificate or certificates to the Participant evidencing ownership of the shares purchased pursuant to the exercise of the Option which contain(s) such terms, conditions and provisions as may be required and as are consistent with the terms, conditions and provisions of the Plan and the grant agreement. For purposes of this Section 4.4, payment for shares purchased hereunder may be delivered to the Company through such attestation or certification procedures as may be established by the Committee from time to time in its sole discretion.

        (b) For purposes of determining the number of Units which can be exercised under Section 3.7, the number of Options exercised rather than the number of shares actually issued under this Section 4.4 shall be taken into account.

                                   ARTICLE V
                     PLAN ADMINISTRATION AND INTERPRETATION

    5.1 AMENDMENT OR TERMINATION. The Board of Directors may, at any time, without the approval of the stockholders of the Company (except as otherwise required by applicable law, rule or regulation, including without limitation any shareholder approval of the safe harbor provisions of Rule 16b-3 promulgated under the Exchange Act) alter, amend, modify, suspend or discontinue the Plan, but may not, without the consent of the holder of an Option or Unit, make any alteration which would adversely affect an Option or Unit previously granted under the Plan. However, the Board of Directors may not, without the approval of the stockholders of the Company, make any alteration which would (a) change the number of shares of Company common stock authorized for issuance under the Plan, except as provided in Section 5.3; (b) decrease the minimum option price, except as provided in Section 5.3; (c) extend the term of the Plan or change the term during which any Option or Unit can be exercised; (d) change the class of individuals eligible for Options and Units; or (e) withdraw administration of the Plan from the Committee or Board of Directors.

    5.2.  NONTRANSFERABILITY.

        (a) No Option or Unit shall be transferable, except by the Participant's will or the laws of descent and distribution. During the Participant's lifetime, his Options and Units shall be exercisable (to the extent exercisable) only by him. The Options and Units, and any rights and privileges pertaining thereto, shall not be transferred, assigned, pledged or hypothecated by the Participant in any way, whether by operation of law or otherwise and shall not be subject to execution, attachment or similar process.

        (b) Notwithstanding the provisions of subsection (a), a Participant may transfer Options granted under the Plan to: (i) Immediate Family Members;
    (ii) a trust or trusts for the exclusive benefit of Immediate Family Members; or (iii) a partnership or limited liability company in which the Participant and/or the Immediate Family Members are the only equity owners (collectively, "Eligible Transferees"). An Option that is transferred to an Immediate Family Member shall not be transferable by such Immediate Family Member, except for any transfer by such Immediate Family Member's will or by the laws of descent and distribution upon the death of such Immediate Family Member.

        (c) In the event that a Participant transfers Options to an Eligible Transferee under this Section 5.2, the Options transferred to the Eligible Transferee must be exercised by such Eligible Transferee and, in the event of the death of such Eligible Transferee, by such Eligible Transferee's executor or administrator only in the same manner, to the same extent and under the same circumstances (including, without limitation, the time period within which the Options must be exercised) as the Participant or, in the event of the Participant's death, the executor or administrator of the Participant's estate, could have exercised such Options. The Participant, or in the event of the Participant's death, the Participant's estate, shall remain liable for all federal, state, city and local taxes applicable upon the exercise of an Option by an Eligible Transferee.

    5.3.  CHANGES IN STOCK.

        (a) SUBSTITUTION OF STOCK AND ASSUMPTION OF PLAN. In the event of any change in the common stock of the Company through stock dividends, split-ups, recapitalization, reclassifications or otherwise, or in the event that other stock shall be substituted for the present common stock of the Company as the result of any merger, consolidation or reorganization or similar transaction which constitutes a Change in Control of the Company, then the Committee shall make appropriate adjustment or substitution in the
    (i) aggregate number, price and kind of shares to be distributed under the Plan and in the calculation of a Unit's value provided in Section 3.8; and
    (ii) aggregate number, price and kind of shares available under the Plan and in the number, price and kind of shares covered under any Options and Units granted or to be granted under the Plan. The Committee's determination in this respect shall be final and conclusive. Provided, however, that the Company shall not, and shall not permit its Subsidiaries to, recommend, facilitate or agree or consent to a transaction or series of transactions which would result in a Change of Control of the Company unless and until the person or persons or entity or entities acquiring or succeeding to the assets or capital stock of the Company or any of its Subsidiaries as a result of such transaction or transactions agrees to be bound by the terms of the Plan so far as it pertains to Options and Units theretofore granted and agrees to assume and perform the obligations of the Company and its Successor hereunder (as defined in subsection (b)).

        (b) CONVERSION OF STOCK. In the event of a Change in Control of the Company pursuant to which another person or entity acquires control of the Company (such other person or entity being the "Successor"), the kind of shares of common stock which shall be subject to the Plan and to each outstanding Option and Unit shall, automatically by virtue of such Change in Control of the Company, be converted into and replaced by shares of common stock, or such other class of securities having rights and preferences no less favorable than common stock of the Successor, and the number of shares subject to an Option, the calculation of a Unit's value and the purchase price per share upon exercise of the Option shall be correspondingly adjusted, so that, by virtue of such Change in Control of the Company, each shall (i) in the case of Options, have the right to purchase (A) that number of shares of common stock of the Successor which have a Fair Market Value equal, as of the date of such Change in Control of the Company, to the Fair Market Value, as of the date of such Change in Control of the Company, of the shares of common stock of the Company theretofore subject to his Option,
    (B) for a purchase price per share which, when multiplied by the number of shares of common stock of the Successor subject to the Option, shall equal the aggregate exercise price at which the Participant could have acquired all of the shares of common stock of the Company previously optioned to the Participant; and (ii) in the case of Units, have the right to receive that number of shares of common stock of the Successor which have a Fair Market Value equal, as of the date of such Change in Control of the Company, to the shares of the common stock of the Company to which the Units relate.

    5.4. USE OF PROCEEDS. The proceeds received by the Company from the sale of stock pursuant to the Plan will be used for general corporate purposes.

    5.5. INFORMATION TO BE FURNISHED BY PARTICIPANTS. Participants, or any other persons entitled to benefits under the Plan, must furnish to the Committee such documents, evidence, data or other information as the Committee considers necessary or desirable for the purpose of administering the Plan. The benefits under the Plan for each Participant, and each other person who is entitled to benefits hereunder, are to be provided on the condition that he furnish full, true and complete data, evidence or other information, and that he will promptly sign any document reasonably related to the administration of the Plan requested by the Committee.

    5.6. EVIDENCE. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.

    5.7. GENDER AND NUMBER. When the context admits, words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

    5.8. ACTION BY COMPANY. Any action required of or permitted by the Company under the Plan shall be by resolution of the Committee or by a person or persons authorized by resolution of the Committee.

    5.9. CONTROLLING LAWS. Except to the extent superseded by the laws of the United States, the laws of Indiana, without regard to the choice of law principles thereof, shall be controlling in all matters relating to the Plan.

    5.10. MISTAKE OF FACT. Any mistake of fact or misstatement of facts shall be corrected when it becomes known and proper adjustment made by reason thereof.

    5.11. SEVERABILITY. In the event any provisions of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

    5.12. EFFECT OF HEADINGS. The descriptive headings and sections of the Plan are inserted for convenience of reference and identification only and do not constitute a part of the Plan for purposes of interpretation.

    5.13. FUNDING. Benefits payable under the Plan to any person will be paid by the Company or its Subsidiaries from their general assets. Shares of Company common stock to be distributed hereunder shall be issued directly by the Company or acquired by the Company or its Subsidiaries, on the open market, or a combination thereof. Neither the Company nor any of its Subsidiaries shall be required to segregate on their books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under the Plan. The Company or any of its Subsidiaries may, however, in their sole discretion, set funds aside in investments to meet any anticipated obligations under the Plan. Any such action or set-aside shall not be deemed to create a trust of any kind between the Company or any of its Subsidiaries and any Participant or other person entitled to benefits under the Plan or to constitute the funding of any Plan benefits. Consequently, any person entitled to a payment under the Plan will have no rights greater than the rights of any other unsecured creditor of the Company or its Subsidiaries.

    5.14. LIABILITY. No member of the Board of Directors, the Committee or any officer or employee of the Company or any of its Subsidiaries shall be personally liable for any action, omission or determination made in good faith in connection with the Plan. By participating in the Plan, each Participant agrees to release and hold harmless the Company, its Subsidiaries (and their respective directors, officers and employees) and the Committee from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with his receipt of Options and Units under the Plan and the exercise thereof.

    5.15. WITHHOLDING. Each Participant shall be solely responsible for (and, where required by applicable law, the Company will withhold from any amounts payable under the Plan) all legally required federal, state, city and local taxes. The Committee shall permit a Participant to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the exercise of an Option or Unit by having the Company retain shares of stock which would otherwise be issued in connection with the exercise of the Option or Unit or accept delivery from the Participant of shares of Company stock which have a Fair Market Value, determined as of the date of the delivery of such shares, equal to the amount of withholding tax to be satisfied by that delivery.

                                DUKE REALTY INVESTMENTS, INC.

                                By:             /s/ DENNIS D. OKLAK
                                     -----------------------------------------
                                     Dennis D. Oklak, Executive Vice President,
                                       Treasurer and Chief Financial Officer
DATED:    January 26, 1999
------------------------------

ATTEST:

By:      /s/ DENISE K. DANK
      -------------------------
        Denise K. Dank, Vice
             President,
           Human Resources

                                                                         ANNEX H

                           AMENDMENT ONE TO THE 1996
                        DIRECTORS' STOCK PAYMENT PLAN OF
                         DUKE REALTY INVESTMENTS, INC.

    This Amendment One to the 1996 Directors' Stock Payment Plan of Duke Realty Investments, Inc. ("Plan") is hereby adopted this 12th day of March, 1999 by Duke Realty Investments, Inc. ("Company");

                              W I T N E S S E T H:

    WHEREAS, the Company adopted the Plan for the purposes set forth therein;
and

    WHEREAS, pursuant to Section 7 of the Plan, the Company has reserved the right to amend the Plan with respect to certain matters, by action of the Board of Directors of Duke Realty Investments, Inc. ("Board"); and

    WHEREAS, the Plan currently provides that each Plan participant will be entitled to receive one hundred fifty (150) shares of common stock of the Company for each full calendar quarter during which he is actively serving as a Director of the Company; and

    WHEREAS, the Plan currently provides that the maximum number of shares to be distributed under the Plan shall not exceed twenty thousand (20,000) shares; and

    WHEREAS, the Board approved a two (2) for one (1) stock split of the Company's common stock effective as of August 25, 1997, with respect to all shareholders of record as of August 18, 1997; and

    WHEREAS, as a result of the two (2) for one (1) stock split, the number of shares of common stock to which each Director is entitled for each calendar quarter was increased to three hundred (300) and the maximum number of shares to be distributed under the Plan was increased to forty thousand (40,000);

    WHEREAS, the Board has approved an increase in the maximum number of shares to be distributed under the Plan from 40,000 shares to 140,000 shares; and

    WHEREAS, the Board has approved and authorized this Amendment One;

    NOW, THEREFORE, pursuant to the authority reserved to the Company under Sections 5 and 7 of the Plan, the Plan is hereby amended by substituting the following for Sections 4 and 6 of the Plan:

    "4. SHARES COVERED BY THE PLAN. The stock to be subject to distribution under the Plan shall be shares of authorized common stock of the Company and may be unissued shares or reacquired shares (including shares purchased in the open market), or a combination of the two, as the Committee may from time to time determine. Provided, however, subject to the provisions of Section 5 and the provisions of this Section 4, the maximum number of shares to be distributed under the Plan shall not exceed One Hundred Forty Thousand (140,000) shares."

    "6. PLAN BENEFITS. Each Plan participant will be entitled to receive three hundred (300) shares of common stock of the Company for each full calendar quarter during which he is actively serving as a Director of the Company. In the event a participant is a Director for less than a full calendar quarter, the number of shares he shall be entitled to receive hereunder shall be based on a fraction the numerator of which is the number of days in the calendar quarter during which he serves as a Director and the denominator of which is ninety
(90). Distribution of shares shall be made effective as of the first day of the calendar quarter (January 1, April 1, July 1 and October 1) immediately following the calendar quarter to which the Director's service relates. Distribution of those shares shall be made on, or as soon as practicable following, that date."

    IN WITNESS WHEREOF, Duke Realty Investments, Inc. has executed this Amendment One to the 1996 Directors' Stock Payment Plan of Duke Realty Investments, Inc. this 12th day of March, 1999.

                                DUKE REALTY INVESTMENTS, INC.

                                By:  /s/ DENNIS D. OKLAK
                                     -----------------------------------------
                                     Dennis D. Oklak
                                     Executive Vice President,
                                     Treasurer and Chief Administrative Officer

                       1996 DIRECTORS' STOCK PAYMENT PLAN
                                       OF
                         DUKE REALTY INVESTMENTS, INC.

    1. PURPOSE. The 1996 Directors' Stock Payment Plan of Duke Realty Investments, Inc. (the "Plan") is designed to promote the interests of Duke Realty Investments, Inc. (the "Company") and its Subsidiaries by increasing the proprietary interest in the Company of the members of the Company's Board of Directors (the "Board"). For purposes of the Plan, "Subsidiary" or "Subsidiaries" means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, general partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

    2. ADMINISTRATION. The Plan will be administered by the Compensation Committee of the Board (the "Committee"). The Committee, from time to time, may adopt any rule or procedure it deems necessary or desirable for the proper and efficient administration of the Plan, provided it is consistent with the terms of the Plan. The decision of a majority of the Committee members shall constitute the decision of the Committee. The Committee's determinations and interpretations with respect to the Plan shall be final and binding on all parties. Any notice or document required to be given to or filed with the Committee will be properly given or filed if delivered or mailed by certified mail, postage prepaid, to the Committee at 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240-2182. Notwithstanding any Plan provision to the contrary, the Plan is intended to meet the requirements of Rule 16b-3(c)(2)(ii) adopted under the Securities Exchange Act of 1934, as amended (or its successor) ("Act"), and accordingly is intended to be self-governing. To this end, the Plan requires no discretionary action by any administrative body with regard to any transaction hereunder. To the extent, if any, that any questions of interpretation arise, such questions shall be resolved by the Committee. Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Securities Exchange Act of 1934 (or its successors). To the extent any provision of this Plan or any action by the Committee or the Board fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

    3. ELIGIBILITY. Subject to the terms and conditions of the Plan, each member of the Board, excluding those directors who are also employees of the Company or a Subsidiary (a "Director"), shall receive shares of the Company's common stock under the Plan as described in Section 6. A Director shall cease to be a Plan participant on the date he ceases to be a Director for any reason.

    4. SHARES COVERED BY THE PLAN. The stock to be subject to distribution under the Plan shall be shares of authorized common stock of the Company and may be unissued shares or reacquired shares (including shares purchased in the open market), or a combination of the two, as the Committee may from time to time determine. Provided, however, subject to the provisions of Section 5 and the provisions of this Section 4, the maximum number of shares to be distributed under the Plan shall not exceed Twenty Thousand (20,000) shares.

    5. ADJUSTMENTS. If the outstanding shares of stock of the class then subject to the Plan are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities as a result of one (1) or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends, spin-offs and the like, appropriate adjustments shall be made in the number and/or type of shares or securities for which awards shall thereafter be granted under the Plan.

    6. PLAN BENEFITS. Each Plan participant will be entitled to receive one hundred fifty (150) shares of common stock of the Company for each full calendar quarter during which he is actively serving as a

Director of the Company. In the event a participant is a Director for less than a full calendar quarter, the number of shares he shall be entitled to receive hereunder shall be based on a fraction the numerator of which is the number of days in the calendar quarter during which he serves as a Director and the denominator of which is ninety (90). Distribution of shares shall be made effective as of the first day of the calendar quarter (January 1, April 1, July 1 and October 1) immediately following the calendar quarter to which the Director's service relates. Distribution of those shares shall be made on, or as soon as practicable following, that date.

    7. AMENDMENT AND DISCONTINUANCE. The Board or the Committee may, at any time, alter, amend, suspend or discontinue the Plan, provided that (i) shareholder approval shall be obtained to the extent required to comply with Rule 16b-3 or any successor exemptive rule under the Act, and (ii) the provisions of the Plan which designate the individuals eligible to participate in the Plan and specifying the amount and timing of grants under the Plan shall not be amended more than once every six (6) months, other than to comply with amendments to the Internal Revenue Code or the rules and regulations promulgated thereunder.

    8. LIABILITY. No member of the Board or the Committee or any officer or employee of the Company or its Subsidiaries shall be personally liable for any action, omission or determination made in good faith in connection with the Plan.

    9. EFFECTIVE DATE AND DURATION. This Plan will become effective on the date it is approved by a majority of the shares of the Company's stock represented at any annual meeting of the stockholders.

    10. TAX WITHHOLDING. The Company shall withhold from any amounts payable under this Plan all legally required federal, state, city and local taxes.

    11. EVIDENCE. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.

    12. GENDER AND NUMBER. Where the context admits, words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

    13. CONTROLLING LAWS. Except to the extent superseded by laws of the United States, the laws of Indiana shall be controlling in all matters relating to the Plan.

    14. MISTAKE OF FACT. Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof.

    15. SEVERABILITY. In the event any provisions of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and endorsed as if such illegal or invalid provisions had never been contained in the Plan.

    16. EFFECT OF HEADINGS. The descriptive headings of the sections of this Plan are inserted for convenience of reference and identification only and do not constitute a part of this Plan for purposes of interpretation.

    17. COMPLIANCE WITH LAW. Common stock shall not be issued under the Plan unless and until counsel for the Company shall be satisfied that any conditions necessary for such issuance to comply with applicable federal, state or local tax, securities or other laws or rules or applicable securities exchange requirements have been fulfilled. In particular, the Company shall not be required to deliver any shares pursuant to the Plan prior to (i) the admission of such shares to listing on any stock exchange on which the common stock of the Company may then be listed, (ii) the completion of such registration or other qualification of such shares under state or federal law, rule or regulation as the Company shall determine to be necessary or advisable, and (iii) to the extent the shares are not so registered or qualified under the law of any applicable jurisdiction, the receipt by the Company of such representations of the investment intent of the recipient of the shares as the Company shall require to comply with federal, state or local securities laws.

                                DUKE REALTY INVESTMENTS, INC.

                                By:  /s/ THOMAS L. HEFNER
                                     -----------------------------------------
                                     Thomas L. Hefner
DATED: October 26, 1995              President and Chief Executive Officer

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section eight of Chapter 37 of the Indiana Business Corporation Law (the "IBCL") empowers a corporation to indemnify any director, or former director, who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against judgments, settlements, penalties, fines or reasonable expenses incurred with respect to such action, suit or proceeding, provided that such director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, provided that such director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful.

    Section 13 of Chapter 37 of the IBCL empowers a corporation to indemnify officers of a corporation, whether or not a director, to the same extent as to a director.

    Chapter 37 of the IBCL further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Chapter 37, he or she shall be indemnified, against reasonable expenses (including counsel fees) incurred by him or her in connection therewith; that indemnification provided for in Chapter 37 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 8 or 9 of Chapter 37.

    Article XIII of the Amended and Restated Articles of Incorporation of Duke Realty Investments, Inc. provides that Duke shall indemnify to the fullest extent permitted by the IBCL any and all of its directors and officers, or former directors and officers, or any person who may have served at Duke's request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise.

    Article XIII of the Amended and Restated Articles of Incorporation of Duke Realty Investments, Inc. provides that, to the fullest extent permitted by the IBCL, a director or former director of Duke shall not be personally liable to Duke or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, impermissible distributions, or transactions from which the director derived an improper personal benefit.

    Duke may maintain liability insurance insuring its officers and directors against liabilities that they may incur in such capacities, whether or not Duke would have the power to indemnify such director or officer against such liability under the IBCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits:

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
       2.1     Agreement and Plan of Merger, dated as of February 28, 1999, by and among Duke Realty Investments,
               Inc. and Weeks Corporation (incorporated by reference to Exhibit 10.1 of Duke's Form 8-K, dated
               February 28, 1999).

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
       2.2     Agreement and Plan of Merger, dated February 28, 1999, by and among Duke Realty Limited Partnership and Weeks Realty, L.P. (incorporated by reference to Exhibit 10.2 of Duke's Form 8-K, dated February
               28, 1999).

       3.1     Amended and Restated Articles of Incorporation of Duke Realty Investments, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-3, as amended, dated July 28, 1995, as File No. 33-61361 (the "1995 Registration Statement")).

       3.2     Amendment dated August 16, 1996 to Articles of Incorporation (incorporated by reference to Exhibit
               3.2 to Duke's Annual Report on Form 10-K for the year ended December 31, 1997).

       3.3     Amendment dated June 12, 1997 to Articles of Incorporation (incorporated by reference to Exhibit 3.3 to Duke's Annual Report on Form 10-K for the year ended December 31, 1997).

       3.4     Amendment dated July 11, 1997 to Articles of Incorporation (incorporated by reference to Exhibit 3.4 to Duke's Annual Report on Form 10-K for the year ended December 31, 1997).

       3.5     Amendment dated November 24, 1998 to Articles of Incorporation (incorporated by reference to Exhibit
               3.0 to Duke's Form 8-K, dated November 1998).

       3.6     Amendment dated January 20, 1999 to Articles of Incorporation (incorporated by reference to Exhibit
               3.0 to Duke's Form 8-K dated January 14, 1999).

       3.7     Amended and Restated Bylaws of Duke Realty Investments, Inc. (incorporated by reference to Exhibit
               3.2 to the 1995 Registration Statement).

       3.8     Amendment dated October 23, 1997 to Bylaws of Duke Realty Investments, Inc. (incorporated by reference to Exhibit 3.6 to Duke's Form 10-K for the year ended December 31, 1997).

       3.9     Amendment dated July 23, 1998 to Bylaws of Duke Realty Investments, Inc. (incorporated by reference to Exhibit 7.3 to Duke's Form 8-K filed July 31, 1998).

       4.1     Rights Agreement, dated as of July 23, 1998, by and between Duke Realty Investments, Inc. and
               American Stock Transfer and Trust Company, as Rights Agent (incorporated by reference to Exhibit 7.1 of Duke's Form 8-K dated July 31, 1998 (File No. 001-09044)).

       4.2     Amendment No. 1 to Rights Agreement, dated as of February 28, 1999, between Duke Realty Investments,
               Inc. and American Stock Transfer and Trust Company, as Rights Agent.

       4.3     Form of Deposit Agreement among Duke Realty Investments, Inc., American Stock Transfer and Trust Co.
               and the Holders from time to time of certain Preference Shares (incorporated by reference to Exhibit
               2 of Duke's Form 8-A dated April 28, 1999).

       4.4     Indenture, dated as of September 19, 1995, between Duke Realty Limited Partnership and The First
               National Bank of Chicago (incorporated by reference to Exhibit 4.1 of Duke's Form 8-K dated September
               22, 1995).

       4.5     First Supplemental Indenture, dated as of September 19, 1995, between Duke Realty Limited Partnership and The First National Bank of Chicago (incorporated by reference to Exhibit 4.2 of Duke's Form 8-K dated September 22, 1995).

       4.6     Second Supplemental Indenture, dated as of April 29, 1996, between Duke Realty Limited Partnership and The First National Bank of Chicago (incorporated by reference to Exhibit 4 to Duke Realty Limited
               Partnership's Form 8-K dated April 29, 1996).

       4.7     Third Supplemental Indenture, dated as of May 13, 1997, between Duke Realty Limited Partnership and
               The First National Bank of Chicago (incorporated by reference to Exhibit 4 to Duke Realty Limited
               Partnership's Form 8-K dated May 13, 1997).

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
       4.8     Fourth Supplemental Indenture, dated as of August 21, 1997, between Duke Realty Limited Partnership and The First National Bank of Chicago.

       4.9     Fifth Supplemental Indenture, dated as of May 27, 1998, between Duke Realty Limited Partnership and
               The First National Bank of Chicago (incorporated by reference to Exhibit 4 of Duke Realty Limited
               Partnership's Form 8-K dated May 27, 1998).

       4.10    Sixth Supplemental Indenture, dated as of February 12, 1999, between Duke Realty Limited Partnership and The First National Bank of Chicago (incorporated by reference to Exhibit 4 of Duke Realty Limited
               Partnership's Form 8-K dated February 12, 1999).

       5.1     Opinion of Rogers & Wells LLP, counsel to Duke, regarding legality of securities to be issued.

       8.1     Opinion of Rogers & Wells LLP, counsel to Duke, regarding certain tax matters.

       8.2     Opinion of King & Spalding, counsel to Weeks, regarding the tax treatment of the merger.

       8.3     Opinion of King & Spalding, counsel to Weeks, regarding REIT status.

       9.1     Voting Agreement, dated as of February 28, 1999, among Duke, certain shareholders of Weeks
               Corporation and certain holders of partnership interests of Weeks Realty, L.P.

       9.2     Voting Agreement, dated as of February 28, 1999, among Weeks, certain shareholders of Duke and certain holders of partnership interests of Duke Realty Limited Partnership (incorporated by reference to Exhibit 10.4 of Duke's Form 8-K dated February 28, 1999).

      10.1     Form of Weeks HVAC Option Agreement among MWSB, Inc. and A. Ray Weeks, Jr., Thomas D. Senkbeil,
               Forrest W. Robinson, Clyde H. Duckett, Robert G. Cutlip, Klay Simpson and Mark W. Flowers.

      10.2     Form of Amended and Restated Weeks Services Companies Option Agreement, dated as of February 28,
               1999, among MWSB, Inc. and A. Ray Weeks, Jr., Thomas D. Senkbeil and Forrest W. Robinson.

      10.3     Form of Second Amended and Restated Agreement of Limited Partnership of Duke-Weeks Realty Limited
               Partnership.

      10.4     1995 Key Employee Stock Option Plan (incorporated herein by reference to Exhibit 10.13 to Duke's
               Annual Report on Form 10-K for the year ended December 31, 1995).

      10.5     1995 Dividend Increase Unit Plan (incorporated herein by reference to Exhibit 10.14 to Duke's Annual
               Report on Form 10-K for the year ended December 31, 1995).

      10.6     1995 Shareholder Value Plan (incorporated herein by reference to Exhibit 10.15 to Duke's Annual
               Report on Form 10-K for the year ended December 31, 1995).

      10.7     1996 Directors' Stock Payment Plan of Duke Realty Investments, Inc. (incorporated herein by reference to Duke's Form 14-A dated March 25, 1996)

      10.8     1998 Duke Realty Severance Pay Plan (incorporated herein by reference to Exhibit 10.18 to Duke's
               Annual Report on Form 10-K for the year ended December 31, 1998).

      21.1     List of Subsidiaries of Duke Realty Investments, Inc. (incorporated herein by reference to Exhibit 21 to the Annual Report on Form 10-K for the year ended December 31, 1998).

      23.1     Consent of Rogers & Wells LLP (contained in the opinions filed as Exhibits 5.1 and 8.1).

      23.2     Consent of King & Spalding (contained in the opinions filed as Exhibits 8.2 and 8.3).

      23.3     Consent of KPMG LLP.

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
      23.4     Consent of Arthur Andersen LLP.

      24.1     Powers of Attorney (contained on signature page hereto).

      99.1     Consent of Merrill Lynch & Co.

      99.2     Consent of Goldman, Sachs & Co.

    (b) Financial Statement Schedules:

           None.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the
                Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnishes pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (d) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or aid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to this request.

    (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana on May 3, 1999.

                                DUKE REALTY INVESTMENTS, INC.

                                By:  /s/ DARELL E. ZINK, JR.
                                     -----------------------------------------
                                     Darell E. Zink, Jr.
                                     Title: Executive Vice President and
                                          Chief Financial Officer and Director

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             NAME                          TITLE                    DATE
------------------------------  ---------------------------  -------------------
     /s/ THOMAS L. HEFNER       President, Chief Executive
------------------------------    Officer and Chairman of        May 3, 1999
       Thomas L. Hefner           the Board

   /s/ DARELL E. ZINK, JR.      Executive Vice President
------------------------------    and Chief Financial            May 3, 1999
     Darell E. Zink, Jr.          Officer and Director

     /s/ DENNIS D. OKLAK        Executive Vice President
------------------------------    and Chief Administrative       May 3, 1999
       Dennis D. Oklak            Officer

     /s/ GEOFFREY BUTTON        Director
------------------------------                                   May 3, 1999
       Geoffrey Button

     /s/ NGAIRE E. CUNEO        Director
------------------------------                                   May 3, 1999
       Ngaire E. Cuneo

    /s/ HOWARD L. FEINSAND      Director
------------------------------                                   May 3, 1999
      Howard L. Feinsand

       /s/ L. BEN LYTLE         Director
------------------------------                                   May 3, 1999
         L. Ben Lytle

     /s/ JOHN D. PETERSON       Director
------------------------------                                   May 3, 1999
       John D. Peterson

     /s/ JAMES E. ROGERS        Director
------------------------------                                   May 3, 1999
       James E. Rogers

     /s/ DANIEL C. STATON       Director
------------------------------                                   May 3, 1999
       Daniel C. Staton

      /s/ JAY J. STRAUSS        Director
------------------------------                                   May 3, 1999
        Jay J. Strauss

             NAME                          TITLE                    DATE
------------------------------  ---------------------------  -------------------
      /s/ EDWARD T. BAUR        Director
------------------------------                                   May 3, 1999
        Edward T. Baur

      /s/ JOHN W. WYNNE         Director
------------------------------                                   May 3, 1999
        John W. Wynne